As filed with the Securities and Exchange Commission on November 20, 2019

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Humanigen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	77-0557236
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

533 Airport Boulevard, Suite 400

Burlingame, California 94010

(650) 243-3100

(Address, including zip code, and telephone number, including area code,

of principal executive offices)

Cameron Durrant, M.D.

Chief Executive Officer

Humanigen, Inc.

533 Airport Boulevard, Suite 400

Burlingame, California 94010

(650) 243-3100

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kevin L. Vold

Polsinelli PC

1401 Eye Street, NW

Suite 800

Washington, DC 20005

Telephone: (202) 783-3300

Facsimile: (202) 783-3535

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	14,500,000	$0.62	$8,990,000	$1,167

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock that become issuable by reason of any share dividend, share split, recapitalization or any other similar transaction without receipt of consideration that results in an increase in the number of shares or common stock outstanding.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act based on the average of the high and low prices of the Registrant’s Common Stock on November 19, 2019, as quoted on the OTCQB Venture Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the Securities and Exchange Commission declares this registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED NOVEMBER 20, 2019

Humanigen, Inc.

14,500,000 Shares of Common Stock

This prospectus relates to the resale or other disposition from time to time of up to 14,500,000 shares of common stock, par value $0.001, of Humanigen, Inc., by Lincoln Park Capital Fund, LLC, or Lincoln Park or the selling stockholder.

The shares of common stock being offered by the selling stockholder have been or may be issued pursuant to the purchase agreement dated November 8, 2019 that we entered into with Lincoln Park. See “The Lincoln Park Transaction” for a description of that agreement and “Selling Stockholder” for additional information regarding Lincoln Park. The prices at which Lincoln Park may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.

The selling stockholder may sell or otherwise dispose of the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell or otherwise dispose of the shares of common stock being registered pursuant to this prospectus. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

The selling stockholder will pay all brokerage fees and commissions and similar expenses. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Our common stock is quoted on the OTCQB Venture Market under the symbol “HGEN”. On November 19, 2019, the last reported sale of our common stock on the OTCQB Venture Market was $0.60 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2019.

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ABOUT THIS PROSPECTUS

This prospectus forms a part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission, or the SEC. Under this process, the selling stockholder may from time to time, in one or more offerings, sell the common stock described in this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the related notes, in each case included in this prospectus before making an investment decision.

In this prospectus, unless we indicate otherwise or the context requires, references to the “Company,” “Humanigen,” “we,” “our,” “ours,” and “us” refer to Humanigen, Inc. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto included elsewhere in this prospectus.

Overview

We are a clinical-stage biopharmaceutical company developing our portfolio of next-generation cell and gene therapies for the treatment of cancers via our novel human granulocyte-macrophage colony-stimulating factor (“GM-CSF”) neutralization and gene-knockout platforms. As a leader in GM-CSF pathway science, we believe that we have the ability to transform chimeric antigen receptor T-cell (“CAR-T”) therapy and a broad range of other T-cell engaging therapies, including both autologous and allogeneic cell transplantation. There is a direct correlation between the efficacy of CAR-T therapy and the incidence of life-threatening toxicities (referred to as the efficacy/toxicity linkage).

Our Company

We believe that our GM-CSF neutralization and gene-editing CAR-T platform technologies have the potential to reduce the inflammatory cascade associated with serious and potentially life-threatening CAR-T therapy-related side effects while preserving and potentially improving the efficacy of the CAR-T therapy itself, thereby breaking the efficacy/toxicity linkage. Clinical correlative analysis and pre-clinical in vivo evidence points to GM-CSF as the key initiator of the inflammatory cascade resulting in CAR-T therapy’s side-effects. GM-CSF has also been linked to the suppressive myeloid cell axis through recruitment of myeloid derived suppressor cells (“MDSCs”) that reduce CAR-T cell expansion and hamper CAR-T cell efficacy. Our strategy is to continue to pioneer the use of GM-CSF neutralization and GM-CSF gene knockout technologies to improve efficacy and prevent or significantly reduce the serious side-effects associated with CAR-T therapy.

We believe that our GM-CSF pathway science, assets and expertise create two technology platforms to assist in the development of next-generation CAR-T therapies. Lenzilumab, our proprietary Humaneered® (“Humaneered” or “Humaneered®”) anti-GM-CSF immunotherapy, has the potential to be used in combination with any United States Food and Drug Administration (“FDA”)-approved or development stage T-cell therapies, including CAR-T therapy, as well as in combination with other cell therapies such as allogeneic hematopoietic stem cell transplant (“HSCT”), to make these treatments safer and more effective. In addition, our GM-CSF knockout gene-editing CAR-T platform has the potential to create next-generation CAR-T therapies that may inherently avoid any efficacy/toxicity linkage, thereby potentially preserving the benefits of the CAR-T therapy while reducing or altogether avoiding its serious and potentially life-threatening side-effects.

Our immediate focus is combining FDA-approved and development stage CAR-T therapies with lenzilumab, our proprietary Humaneered® anti-human-GM-CSF immunotherapy, which is our lead product candidate. A clinical collaboration with Kite Pharmaceuticals, Inc., a Gilead company (“Kite”), was recently announced to evaluate the use of lenzilumab with Yescarta®, axicabtagene ciloleucel (“Yescarta” or “Yescarta®”), in a multicenter clinical trial in adults with relapsed or refractory large B-cell lymphoma. We are also focused on creating next-generation combinatory gene-edited CAR-T therapies using strategies to improve efficacy while employing GM-CSF gene knockout technologies to control toxicity. We are also developing our own portfolio of proprietary first-in-class EphA3-CAR-Ts for various solid cancers and EMR1-CAR-Ts for various eosinophilic disorders. We are also exploring the effectiveness of our GM-CSF neutralization technologies (either through the use of lenzilumab as a neutralizing antibody or through GM-CSF gene knockout) in combination with other CAR-T, T-cell engaging, and immunotherapy treatments to break the efficacy/toxicity linkage including the prevention and/or treatment of graft-versus-host disease (“GvHD”) in patients undergoing allogeneic HSCT. We have established several partnerships with leading institutions to advance our innovative cell and gene therapy pipeline.

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Lenzilumab

Lenzilumab, our lead product candidate, is a clinical-stage Humaneered monoclonal antibody that neutralizes GM-CSF and has the potential to prevent or reduce certain serious side-effects associated with CAR-T therapy and improve upon the efficacy of CAR-T therapy. Pre-clinical data generated by the Mayo Clinic (the “Mayo Clinic”) in collaboration with Humanigen indicates that the use of lenzilumab in combination with CAR-T therapy may also enhance the proliferation and improve the efficacy of the CAR-T therapy. This may also result in durable, or longer term, responses.

We are continuing to advance the development of lenzilumab in combination with CAR-T therapy through a non-exclusive clinical collaboration with Kite pursuant to which we will conduct a multi-center Phase 1b/2 study of lenzilumab with Kite’s Yescarta in patients with relapsed or refractory B-cell lymphoma, including diffuse large B-cell lymphoma (“DLBCL”) (the “Study”). The primary objective of the Study is to determine the effect of lenzilumab on the safety of Yescarta. Kite’s Yescarta is one of two CAR-T therapies that have been approved by the FDA, is currently the CAR-T therapy market leader and our collaboration with Kite is currently the only clinical collaboration with the potential to improve both the safety and efficacy of CAR-T therapy. We also plan to measure other potentially beneficial effects on efficacy and healthcare resource utilization. In addition, lenzilumab’s success in preventing serious and potentially life-threatening side-effects could offer economic benefits to medical system payers in the United States and abroad by making the CAR-T therapy capable of being administered, and follow-up care subsequently monitored and managed, potentially on an out-patient basis in certain patients and circumstances. In turn, we believe that delivering such provider and payer benefits might accelerate the use of the CAR-T therapy itself, and thereby permit us to generate further revenues from sales of lenzilumab.

In addition to CAR-T therapy, we are committed to advancing our diverse platform for GM-CSF axis suppression for a broad range of other T-cell engaging therapies, including both autologous and allogeneic next generation CAR-T therapies, bi-specific antibody therapies, as well as other cell-based immunotherapies in development, including allogeneic HSCT, with our current and future partners.

In July 2019, we entered into an exclusive worldwide license agreement (the “Zurich Agreement”) with the University of Zurich (“UZH”). Under the Zurich Agreement, we have in-licensed certain technologies that we believe may be used to prevent or treat GvHD, thereby expanding our development platform to include improving the safety and effectiveness of allogeneic HSCT, a potentially curative therapy for patients with hematological cancers. There are currently no FDA-approved agents for the prevention of GvHD nor treatment of GvHD in patients identified as high risk by certain biomarkers. We believe that GM-CSF neutralization with lenzilumab has the potential to prevent or treat GvHD without compromising, and potentially improving, the beneficial graft-versus-leukemia (“GvL”) effect in patients undergoing allogeneic HSCT, thereby making allogeneic HSCT safer. We aim to position lenzilumab as a “must have” companion product to any allogeneic HSCT and as a part of the standard pre-conditioning that all patients receiving allogeneic HSCT should receive or as an early treatment option in patients identified as high risk for GvHD.

Given our focus on developing lenzilumab in the treatment of rare cancers, we believe that we have the opportunity to benefit from various regulatory incentives, such as orphan drug exclusivity, breakthrough therapy designation, fast track designation, priority review and accelerated approval.

GM-CSF Gene Knockout

We are advancing our GM-CSF knockout gene-editing CAR-T platform through an exclusive worldwide license agreement (the “Mayo Agreement”) that we entered into in June 2019 with the Mayo Foundation for Medical Education and Research (“Mayo Foundation”). Under the Mayo Agreement, we have in-licensed certain technologies that we believe may be used to create CAR-T cells lacking GM-CSF expression through various gene-editing tools including CRISPR-Cas9. We believe that our GM-CSF knockout gene-editing CAR-T platform has the potential to create next-generation CAR-T therapies that improve the efficacy and safety profile of CAR-T therapy.

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Preclinical data indicates that GM-CSF gene knockout CAR-T cells show improved overall survival compared to wild-type CAR-T cells in addition to the expected benefits of reduced serious side-effects associated with CAR-T therapy. We are establishing a platform of next-generation combinatorial gene knockout CAR-T cells that have potential to be applied across both autologous and allogeneic approaches and we are also investigating multiple CAR-T cell designs using precise dual and triple gene editing to significantly enhance the anti-tumor activity while simultaneously preventing CAR-T therapy induced toxicities. Through targeted gene expression and modulating cytokine activation signaling, we may be able to increase the proportion of fitter T-cells produced during expansion, increase the proliferative potential, and inhibit activation induced cell death, thereby improving the cancer killing activity of our engineered CAR-T cells thereby making them more effective and safer in the treatment of cancers. We plan to continue development of this technology in combination approaches that could add to the observed efficacy benefits of current generation CAR-T products. In addition, we anticipate that our GM-CSF knockout gene-editing CAR-T platform may be a future backbone for controlling the serious side-effects that hamper CAR-T therapy that lead to serious and sometimes fatal outcomes for patients as a result of the CAR-T therapy itself.

EphA3-CAR: Targeting Tumor Stroma and Tumor Vasculature

We are working to generate our own pipeline of CAR-T therapies including an EphA3-CAR-T based on the ifabotuzumab v-region and backbone. Ifabotuzumab is a Humaneered anti-Eph Type-A receptor 3 (“EphA3”) monoclonal antibody. Ifabotuzumab has the potential to kill tumor cells by targeting tumor stroma that protects them and the vasculature that feeds them. This unique combination of activities as a backbone of a CAR-T therapy may provide the potential to generate durable responses in a range of solid tumors by targeting the tissues that surround, protect, and nourish a growing cancer. By developing an EphA3-CAR-T using ifabotuzumab as the backbone, we may have the ability to target the tumor, tumor stroma, and tumor vasculature in a novel manner. We are collaborating with the Mayo Clinic and plan to move to clinical testing with an anti-EphA3 construct for a range of cancer types after completing Investigational New Drug (“IND”) enabling work.

EMR1-CAR: Targeting Eosinophils

Our EMR1-CAR-T product is based on the HGEN005 (anti-EMR1 Humaneered monoclonal antibody) backbone and targets the epidermal growth factor-like module containing mucin-like hormone receptor 1 (“EMR1”). Our EMR1-CAR-T based on the HGEN005 backbone is another approach in our growing platform of CAR-T therapies. We believe that because of its high selectivity, EMR1-CAR-T has significant potential to treat serious eosinophil diseases. In pre-clinical work, HGEN005’s anti-EMR1 activity resulted in dramatically enhanced killing of eosinophils from normal and eosinophilic donors and also induced a rapid and sustained depletion of eosinophils in a non-human primate model without any clinically significant adverse events. We have engaged with National Institutes of Health (“NIH”) to discuss expanding the initial work they have conducted utilizing HGEN005 and discussions are underway with a leading center in the U.S. to perform the IND enabling testing in eosinophilic leukemia, an orphan condition with significant unmet need, as well as with several other potential partners, although we cannot assure you that we will reach any agreements for these next steps.

Market Opportunity for CAR-T Therapy

Development and implementation of individualized treatments based on T-cell therapies has the potential to revolutionize the fight against cancer. The two CAR-T therapies that have been approved by the FDA, Gilead/Kite’s Yescarta and Novartis’s Kymriah® (“Kymriah” or “Kymriah®”), seek to treat forms of B-cell cancers such as various types of non-Hodgkin’s lymphoma (“NHL”), including DLBCL and acute lymphoblastic leukemia (“ALL”), that are refractory or in second or later stage relapse (r/r). Although patients suffering from these aggressive cancers frequently undergo multiple treatments, including chemotherapy and radiation, the five-year survival rate has been severely limited. The FDA-approved CAR-T therapies have demonstrated the effectiveness of using targeted immuno-cellular engineering to cause a patient’s own T-cells to fight certain cancers that have not responded to standard therapies. The Novartis-sponsored Kymriah study in ALL showed that 83% of patients with r/r ALL who received treatment with Kymriah achieved a complete response rate or a complete response rate with incomplete blood count recovery within three months of infusion. The Novartis-sponsored Kymriah study in adults with r/r DLBCL showed that 32% of adults achieved a complete response rate within three months of infusion, which dropped to 30% after six months. The single Phase II study that led to the FDA approval of Yescarta in r/r DLBCL showed similarly positive results. Of the patients enrolled and evaluable in the Yescarta study, the complete response rate within three months of CAR-T treatment, given as a single infusion was 58%, which dropped to 46% after six months, which dropped to 37% after two years of infusion.

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The two FDA-approved CAR-T therapies are not without significant limitations. Despite the exciting prospects for treating patients with limited options, significant adverse effects from CAR-T therapy, including neurotoxicity (“NT”) and cytokine release syndrome (“CRS”), remain a significant unmet need that must be addressed. According to the package inserts for Yescarta and Kymriah, up to 87% of patients receiving these CAR-T treatments experience NT, and 94% experience CRS. Because NT and CRS can be life-threatening and have proven fatal in many instances, each product bears a “Black Box” warning from the FDA (the strictest FDA warning label). A 2019 publication assessing 636 patients who had received either of the two FDA-approved CAR-T therapies reported that 10% of patients receiving Yescarta and 21% of patients receiving Kymriah died from factors not associated with disease progression (i.e., non-relapse mortality) that was primarily driven by NT and CRS.

There are currently no FDA-approved products for the prevention or treatment of NT or for the prevention of CRS associated with CAR-T therapy, and managing patients with these side-effects can consume a significant amount of in-hospital resources, including extended stays in the intensive care unit (“ICU”). Accordingly, in addition to improving patient outcomes, the ability to significantly reduce the incidence and severity of NT and prevent CRS associated with CAR-T therapy may offer significant benefits in making these treatments more cost-effective. Enabling true out-patient administration of CAR-T therapy would confer significant benefits to patients, payers and the hospital system.

Kite Collaboration

Our current clinical and regulatory development plan centers around the non-exclusive clinical collaboration agreement we executed with Kite in May 2019 (the “Collaboration Agreement”). Pursuant to the Collaboration Agreement, the parties have agreed to conduct a multi-center Phase 1b/2 study of lenzilumab with Kite’s Yescarta in patients with relapsed or refractory B-cell lymphoma, including DLBCL. The primary objective of the Study is to determine the effect of lenzilumab on the safety of Yescarta. In addition, efficacy and healthcare resource utilization will be assessed. Kite will act as the sponsor of the Study and will be responsible for its conduct.

The Collaboration Agreement provides that we and Kite will split only the out-of-pocket costs actually incurred in conducting the Study. We currently project we will be responsible for an aggregate of approximately $8 million in out-of-pocket costs, assuming up to a total of 72 patients are recruited for a multi-center Study. Each party will otherwise be responsible for its own internal costs incurred in connection with the Study.

Our Pipeline

Our pipeline is currently focused on creating safer and more effective CAR-T therapies in hematologic malignancies and solid tumors via three key modalities: (1) combining FDA-approved and development stage CAR-T therapies with lenzilumab; (2) creating next-generation gene-edited CAR-T therapies using GM-CSF gene knockout technologies; and (3) exploring the effectiveness of our GM-CSF neutralization technologies (either through the use of lenzilumab as a neutralizing antibody or through GM-CSF gene knockout) in combination with other CAR-T, T-cell engaging, and immunotherapy treatments, including allogeneic HSCT. In addition, we are generating a pipeline of our own CAR-T constructs. Our pipeline is shown below.

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Our Team

We have assembled an experienced management team with significant biotech and immuno-oncology expertise. Since January 2016, our team has been led by our chairman who was subsequently, in March 2016, appointed as our chief executive officer, Dr. Cameron Durrant, a medical doctor who also holds an MBA and several post-graduate medical qualifications. Prior to joining our company, Dr. Durrant held senior executive positions at multinational pharmaceutical companies including Johnson & Johnson, Pharmacia Corporation (“Pharmacia”) (acquired by Pfizer), GlaxoSmithKline and Merck, as well as entrepreneurial roles with smaller biotech companies.

Our board of directors actively supports Dr. Durrant and our team in the development and execution of the company’s business strategy. The four other members of our board, each of whom is independent, offer extensive experience in biotech/pharmaceuticals, finance and law, including:

•	Bob Savage, the former Worldwide Chairman of J&J Pharmaceuticals, has extensive experience serving on boards of publicly traded biotech companies;
•	Dr. Rainer Boehm, the former interim CEO and Chief Commercial and Chief Medical Affairs Officer of Novartis Pharma, also serves as a member of the board of directors of Cellectis, a leading allogeneic CAR-T company;
•	Tim Morris serves as the Chief Financial Officer of Iovance Biotherapeutics, a publicly traded immuno-oncology biotech company (Nasdaq: IOVA); and
•	Ron Barliant, a former bankruptcy judge, has significant legal experience counseling management teams and boards of director of companies with complex financial needs.

In addition, Dr. Dale Chappell, the managing member of Black Horse Capital Management LLC (“BH Management”), a private investment manager that specializes in biopharmaceuticals and our controlling stockholder, advises and consults with management as our ex-officio chief scientific officer. Dr. Chappell, who received his MD from Dartmouth Medical School and his MBA from Harvard Business School, began his career as a Howard Hughes Medical Institute fellow at the National Cancer Institute where he studied tumor immunology, worked as a researcher in the labs of Dr. Steven A. Rosenberg (widely thought of as one of the pioneers in CAR-T therapy) and Dr. Nicholas P. Restifo (a leading researcher in the field of immunology) and is published in the field of GM-CSF, giving him clear insights into the development and execution of our business strategy.

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Risks Associated with Our Business

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary. These risks include, but are not limited to, the following:

•	We have a history of operating losses, we expect to continue to incur losses, and we may never become profitable;
•	We will need substantial additional capital to pursue our collaboration with Kite, develop and commercialize our product candidates and technology platforms and to continue as a going concern, and our access to capital funding is uncertain;
•	Our business is solely dependent on the success of our current product candidates and technology platforms. We cannot be certain that we will be able to obtain regulatory approval for, or successfully develop or commercialize, any of our product candidates, which are at an early stage of development;
•	The adoption of CAR-T therapies as the potential standard of care for treatment of certain cancers is uncertain, and dependent on the efforts of a limited number of market entrants, and if not adopted as anticipated, a market for lenzilumab or gene-edited CAR-T therapies may not develop;
•	We are relying, or may rely in the future, on third parties to conduct investigator-sponsored trials (“ISTs”) of lenzilumab, our GM-CSF gene knockout platform, and our other immunotherapies, which is cost-effective for us but affords the investigators the ability to retain significant control over the design and conduct of the trials, as well as the use of the data generated from their efforts;
•	If these third parties do not conduct the trials in accordance with our agreements with them, our ability to pursue our clinical development programs could be delayed or unsuccessful and we may not be able to obtain regulatory approval for or commercialize our product candidates;
•	Our product candidates are subject to extensive regulation, compliance with which is costly and time consuming, may cause unanticipated delays, or may prevent the receipt of the required approvals to commercialize our product candidates;
•	We have a limited staff, and rely heavily on outside consultants to conduct our business under the leadership of Dr. Durrant. If we fail to attract and retain key management and clinical development personnel, or if the attention of such personnel is diverted, we may be unable to successfully manage our business and develop or commercialize our product candidates;
•	If our competitors develop treatments for the target indications of our product candidates that are approved more quickly, marketed more successfully or are demonstrated to be safer or more effective than our product candidates, or if the FDA approves biosimilar competitors to our products post-approval, our commercial opportunity will be reduced or eliminated;

•	If any product candidate that we successfully develop does not achieve broad market acceptance among physicians, patients, healthcare payers and the medical community, the revenue that it generates may be limited;
•	Reimbursement may be limited or unavailable in certain market segments for our product candidates, which could make it difficult for us to sell our product candidates profitably;
•	We rely completely on third parties, most of which are sole source suppliers, to supply drug substance and manufacture drug product for our clinical trials and preclinical studies and intend to rely on other third parties to produce commercial supplies of product candidates, and our dependence on third parties could adversely impact our business;
•	We may not be successful in establishing and maintaining development partnerships and licensing agreements, which could adversely affect our ability to develop and commercialize product candidates;
•	If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish, and our business and competitive position would suffer;
•	The concentration of our common stock owned by insiders may limit the ability of our other stockholders to influence corporate matters and may contribute to volatility in our stock price;
•	We have identified material weaknesses in our internal control over financial reporting and may be unable to maintain effective control over financial reporting. Any material weaknesses in our internal control over financing reporting in the future could adversely affect investor confidence, impair the value of our common stock and increase our cost of raising capital; and
•	Our stock price is volatile and purchasers of our common stock could incur substantial losses.

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Corporate Information

We were incorporated on March 15, 2000 in California and reincorporated as a Delaware corporation in September 2001. We completed our initial public offering in January 2013. Effective August 7, 2017, we changed our legal name to Humanigen, Inc. We maintain a website at www.humanigen.com where you may obtain copies of our reports, information and proxy statements and other filings with the SEC as soon as they are filed. Information contained on our website is not part of this prospectus, and the inclusion of our website address in this prospectus is intended to be an inactive textual reference only. The address of our principal executive office is 533 Airport Boulevard, Suite 400 Burlingame, CA 94010 and our telephone number is (650) 243-3100.

The Offering

Common stock offered by the Selling Stockholder	14,500,000 shares consisting of:

● 706,592 shares of our common stock issued to Lincoln Park as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement, or the Commitment Shares; and

● 13,793,408 shares we may sell to Lincoln Park under the Purchase Agreement from time to time after the date of this prospectus.

Common stock outstanding before the offering	113,522,092 shares, as of November 15, 2019 (which includes the 706,592 Commitment Shares previously issued to Lincoln Park upon the execution of the Purchase Agreement).

Common stock outstanding after the offering	127,315,500 shares.

Use of proceeds	We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $20,000,000 in aggregate gross proceeds under the Purchase Agreement (as defined below) from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus. Any proceeds that we receive from sales to Lincoln Park under the Purchase Agreement will be used for working capital and general corporate purposes. See “Use of Proceeds.”

OTCQB Venture Market Trading Symbol	“HGEN”

Risk factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 9 of this prospectus before deciding whether or not to invest in our common stock.

Purchase Agreement with Lincoln Park

On November 8, 2019, we entered into a purchase agreement with Lincoln Park, which we refer to in this prospectus as the Purchase Agreement, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $20,000,000 of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Also on November 8, 2019, we entered into a registration rights agreement with Lincoln Park, which we refer to in this prospectus as the Registration Rights Agreement, pursuant to which we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act of 1933, as amended, or the Securities Act, the shares of common stock that have been or may be issued to Lincoln Park under the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, at the time we signed the Purchase Agreement and the Registration Rights Agreement, we issued 706,592 Commitment Shares to Lincoln Park as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement.

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We do not have the right to commence any sales of our common stock to Lincoln Park under the Purchase Agreement until certain conditions set forth in the Purchase Agreement, all of which are outside of Lincoln Park’s control, have been satisfied, including that the SEC has declared effective the registration statement that includes this prospectus. Thereafter, we may, from time to time and at our sole discretion, on any single business day on which the closing price of our common stock is above $0.15 per share (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction as provided in the Purchase Agreement), direct Lincoln Park to purchase shares of our common stock in amounts up to 100,000 shares, which amounts may be increased to up to 250,000 shares depending on the market price of our common stock at the time of sale and subject to a maximum commitment by Lincoln Park of $750,000 per single purchase, which we refer to in this prospectus as “regular purchases”, plus other “accelerated amounts” and/or “additional accelerated amounts” under certain circumstances. We will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares that may be sold to Lincoln Park in the initial purchase and regular purchases under the Purchase Agreement will be based on the market price of our common stock preceding the time of sale as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition on our entering into certain types of transactions that are defined in the Purchase Agreement as “Variable Rate Transactions”. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

As of November 15, 2019, there were 113,522,092 shares of our common stock outstanding, of which 43,934,219 shares were held by non-affiliates. Although the Purchase Agreement provides that we may sell up to $20,000,000 of our common stock to Lincoln Park, only 14,500,000 shares of our common stock are being offered under this prospectus, which represents: (i) 706,592 shares that we already issued to Lincoln Park as a commitment fee for making the commitment under the Purchase Agreement, and (ii) an additional 13,793,408 shares which may be issued to Lincoln Park in the future under the Purchase Agreement, if and when we sell shares to Lincoln Park under the Purchase Agreement. Depending on the market prices of our common stock at the time we elect to issue and sell shares to Lincoln Park under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $20,000,000 total commitment available to us under the Purchase Agreement. If all of the 14,500,000 shares offered by Lincoln Park under this prospectus were issued and outstanding as of November 15, 2019, such shares would represent approximately 11.4% of the total number of shares of our common stock outstanding and approximately 25% of the total number of outstanding shares held by non-affiliates, in each case as of November 15, 2019. If we elect to issue and sell more than the 14,500,000 shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

The Purchase Agreement prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Any of the risks and uncertainties set forth herein or therein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price or value of our securities. As a result, you could lose all or part of your investment. The risks described in these documents are not the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to our Common Stock and This Offering

The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On November 8, 2019, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $20,000,000 of our common stock. Upon the execution of the Purchase Agreement, we issued 706,592 Commitment Shares to Lincoln Park as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement. The remaining 13,793,408 shares of our common stock being registered for resale hereunder that may be issued under the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over a 36-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

We generally have the right to control the timing and amount of any future sales of our shares to Lincoln Park. Sales of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We may not have access to the full amount available under the Purchase Agreement with Lincoln Park.

Under our Purchase Agreement with Lincoln Park, we may, at our discretion from time to time over a 36-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, on any single business day on which the closing price of our common stock is above $0.15 per share (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction as provided in the Purchase Agreement), direct Lincoln Park to purchase shares of our common stock in amounts up to 100,000 shares, which amounts may be increased to up to 250,000 shares depending on the market price of our common stock at the time of sale and subject to a maximum commitment by Lincoln Park of $750,000 per single regular purchase. Although the Purchase Agreement provides that we may sell up to $20,000,000 of our common stock to Lincoln Park, only 14,500,000 shares of our common stock are being offered under this prospectus, which represents: (i) 706,592 Commitment Shares that we already issued to Lincoln Park as consideration for making the commitment under the Purchase Agreement, and (ii) an additional 13,793,408 shares which may be issued to Lincoln Park in the future under the Purchase Agreement, if and when we sell shares to Lincoln Park under the Purchase Agreement.

Depending on the market prices of our common stock at the time we elect to issue and sell shares to Lincoln Park under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $20,000,000 total commitment available to us under the Purchase Agreement. Assuming a purchase price of $0.60 per share (the closing sale price of the common stock on November 19, 2019) and the purchase by Lincoln Park of the 13,793,408 shares that are being registered for resale under this prospectus that we may sell to Lincoln Park under the Purchase Agreement from time to time after the date of this prospectus, total gross proceeds to us would only be $8,276,045.

The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. If we elect to issue and sell more than the 14,500,000 shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. Even if we sell all $20,000,000 under the Purchase Agreement to Lincoln Park, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

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The Black Horse Entities currently own more than a majority of our outstanding common stock and, even after completion of this offering, will be able to exert significant influence over all matters subject to stockholder approval.

As of October 25, 2019, Black Horse Capital Master Fund Ltd., (“BHCMF”), Black Horse Capital LP (“BHC”), Cheval Holdings, Ltd. (“Cheval”), (Cheval and collectively with BHCMF and BHC, the “Black Horse Entities”) collectively hold approximately 60.3% of our outstanding common stock. Dr. Chappell, a member of our board of directors from June 30, 2016 until November 10, 2017 and our current ex-officio chief scientific officer, controls the Black Horse Entities. As a result, Dr. Chappell has the ability to exert significant influence over the election of the members of our board of directors and the outcome of all matters requiring stockholder approval, including the ability to cause or prevent a change of control of our company. The control possessed by Dr. Chappell could prevent or discourage unsolicited acquisition proposals or offers for our common stock that may be in the best interest of our other stockholders.

The interests of the Black Horse Entities may not in all cases be aligned with the interests of our other stockholders. For example, a sale of a substantial number of shares of our common stock in the future by the Black Horse Entities could cause our stock price to decline. Additionally, the Black Horse Entities are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Accordingly, the Black Horse Entities may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. In addition, Black Horse Entities may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to holders of our common stock.

The concentration of our common stock owned by insiders may limit the ability of our other stockholders to influence corporate matters and may contribute to volatility in our stock price.

We have a relatively small public float due to the ownership percentage of our executive officers and directors, and greater than 5% stockholders. Our directors, executive officers, and the Black Horse Entities and the other holders of more than 5% of our common stock together with their affiliates beneficially own approximately 92% of our common stock as of October 25, 2019. Some of these persons or entities may have interests that are different from our other stockholders. This significant concentration of ownership may adversely affect the trading price of our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders.

As a result of our small public float, our common stock may be less liquid and have greater stock price volatility than the common stock of companies with broader public ownership. In addition, the trading of a relatively small volume of shares of our common stock may result in significant volatility in our stock price. If and to the extent ownership of our common stock becomes more concentrated, whether due to increased ownership by our directors and executive officers or other principal stockholders, or other factors, our public float would further decrease, which in turn would likely result in increased stock price volatility.

Additionally, because a large amount of our stock is closely held, we may experience low trading volume or large fluctuations in share price and volume due to large sales by our principal stockholders. If our existing stockholders, particularly our directors, executive officers and the holders of more than 5% of our common stock, or their affiliates or associates, sell substantial amounts of our common stock in the public market, or are perceived by the public market as intending to sell substantial amounts of our common stock, the trading price of our common stock could decline significantly.

There is a limited trading market for our securities and we do not currently have an active public market for our securities. An active trading market for our common stock may not develop or be sustained and the market price of our securities is subject to volatility.

While our common stock is currently quoted on the OTCQB Venture Market, there is currently no active public market for our common stock and trading in our common stock is limited. We cannot predict whether an active market for our common stock will ever develop in the future. In the absence of an active trading market:

•	investors may have difficulty buying and selling shares of our common stock;

•	market visibility for shares of our common stock may be limited;

•	a lack of visibility for shares of our common stock may have a depressive effect on the market price for shares of our common stock; and

•	significant sales of our common stock, or the expectation of these sales, could materially and adversely affect the market price of our common stock.

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An inactive market may also impair our ability to raise capital to continue as a going concern and to fund operations by selling shares and may impair our ability to acquire additional intellectual property assets by using our shares as consideration.

No assurance can be given that an active market will develop for the common stock or as to the liquidity of the trading market for the common stock. The common stock may be traded only infrequently in transactions arranged through brokers or otherwise, and reliable market quotations may not be available.

Raising additional funds by issuing securities or through licensing or lending arrangements may cause dilution to our existing stockholders, restrict our operations or require us to relinquish proprietary rights.

To the extent that we raise additional capital by issuing equity securities, the share ownership of existing stockholders will be diluted. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance could result in further dilution to our stockholders by causing a reduction in their proportionate ownership and voting power.

Any future debt financing may involve covenants that restrict our operations, including, among other restrictions, limitations on our ability to incur liens or additional debt, pay dividends, redeem our stock, make certain investments, and engage in certain merger, consolidation, or asset sale transactions. In addition, if we raise additional funds through licensing arrangements, it may be necessary to grant potentially valuable rights to our product candidates or grant licenses on terms that are not favorable to us.

We have identified material weaknesses in our internal control over financial reporting and may be unable to maintain effective control over financial reporting.

In the course of the preparation and external audit of our consolidated financial statements for the fiscal year ended December 31, 2018, we and our independent registered public accounting firm identified a “material weakness” in our internal control over financial reporting related to our limited number of accounting and financial reporting personnel. A material weakness in internal control over financial reporting is a deficiency, or combination of deficiencies, in internal control over financial reporting that results in more than a reasonable possibility that a material misstatement of annual or interim consolidated financial statements will not be prevented or detected on a timely basis. We identified an insufficient degree of segregation of duties amongst our accounting and financial reporting personnel.

We intend to work to remediate the material weaknesses identified above, which could include the addition of accounting and financial reporting personnel and/or the engagement of accounting and personnel consultants on a limited-time basis until we add a sufficient number of personnel. However, our current financial position could make it difficult for us to add the necessary resources.

Any material weaknesses in our internal control over financing reporting in the future could adversely affect investor confidence, impair the value of our common stock and increase our cost of raising capital.

If we are unable to remediate our material weakness over financial controls or we identify other material weaknesses or significant deficiencies in the future, our operating results might be harmed, we may fail to meet our reporting obligations or fail to prevent or detect material misstatements in our financial statements. Any such failure could, in turn, affect the future ability of our management to certify that internal control over our financial reporting is effective. Inferior internal control over financial reporting could also subject us to the scrutiny of the SEC and other regulatory bodies which could cause investors to lose confidence in our reported financial information and could subject us to civil or criminal penalties or stockholder litigation, which could have an adverse effect on our results of operations and the market price of our common stock.

In addition, if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our share price. Furthermore, deficiencies could result in future non-compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Such non-compliance could subject us to a variety of administrative sanctions, including review by the SEC or other regulatory authorities.

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Our stock price is volatile and purchasers of our common stock could incur substantial losses.

The market price of our common stock may fluctuate significantly in response to a number of factors. These factors include those discussed in this “Risk Factors” section of this prospectus and others such as:

•	delay or failure in initiating or completing preclinical studies or clinical trials, or unsatisfactory results of these trials and the resulting impact on ongoing product development;
•	the success, progress, timing and costs of our efforts to evaluate or consummate various strategic alternatives if in the best interests of our stockholders;
•	our ability to successfully re-list and maintain the listing of our common stock on a national securities exchange;
•	announcements regarding equity or debt financing transactions;
•	sales or potential sales of substantial amounts of our common stock or securities convertible into our common stock;
•	announcements about us or about our competitors including clinical trial results, regulatory approvals, or new product candidate introductions;
•	developments concerning our development partner, licensors or product candidate manufacturers;
•	litigation and other developments relating to our patents or other proprietary rights or those of our competitors;
•	conditions in the pharmaceutical or biotechnology industries and the economy as a whole;
•	governmental regulation and legislation;

•	recruitment or departure of members of our board of directors, management team or other key personnel;
•	changes in our operating results;
•	any financial projections we may provide to the public, any changes in these projections, our failure to meet these projections, or changes in recommendations by any securities analysts that elect to follow our common stock;
•	change in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations; and
•	price and volume fluctuations in the overall stock market or resulting from inconsistent trading volume levels of our shares.

In recent years, the stock market in general, and the market for pharmaceutical and biotechnological companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to changes in the operating performance of the companies whose stock is experiencing those price and volume fluctuations. Broad market and industry factors may seriously affect the market price of our common stock, regardless of our actual operating performance.

Our common stock may be considered to be a “penny stock” and, as such, any market for our common stock may be further limited by SEC rules applicable to penny stocks. Some brokers may be unwilling to trade our securities, and you may have difficulty reselling your shares, which may cause the value of your investment to decline.

To the extent the price of our common stock continues to trade at prices below $5.00 per share, our common stock may be subject to the “penny stock” rules promulgated by the SEC. Those rules impose certain sales practice requirements on brokers who sell penny stock to persons other than established customers and accredited investors. For transactions covered by the penny stock rules, the broker must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to the sale. Furthermore, the penny stock rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices and disclosure of the compensation to the brokerage firm and disclosure of the sales person working for the brokerage firm. These rules and regulations may adversely affect the ability of brokers to sell our common stock and limit the liquidity of our common stock, and because of the imposition of these additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent a holder of our shares from reselling those shares and may cause the value of such investment to decline.

In addition, under applicable SEC rules and interpretations, issuers of penny stocks are subject to disclosure requirements that can increase the cost and complexity of registering shares for sale in a public offering, including a public offering proposed to be made to facilitate sales by existing stockholders. These penny stock disclosure requirements may pose challenges or impediments to achieving our goals of increasing our public float and the liquidity of the trading market for our shares.

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If securities analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

The trading market for a company’s common stock often is based in part on the research and reports that securities and industry analysts publish about the company. We are not currently aware of any well-known analysts that are covering our common stock, and without analyst coverage it could be hard to generate interest in investments in our common stock. Furthermore, if analyst coverage does develop, and an analyst downgrades our stock or publishes unfavorable research about our business, or if our clinical trials or operating results fail to meet the analysts’ expectations, our stock price would likely decline.

We have never paid and do not intend to pay cash dividends and, consequently, the ability to achieve a return on any investment in our common stock will depend on appreciation in the price of our common stock.

We have never paid cash dividends on any of our capital stock, and we currently intend to retain future earnings, if any, to fund the development and growth of our business. Therefore, a holder of our stock is not likely to receive any dividends on our common stock for the foreseeable future. Since we do not intend to pay dividends, the ability to receive a return on an investment in our common stock will depend on any future appreciation in the market value of our common stock. There is no guarantee that our common stock will appreciate or even maintain the price at which it was purchased.

Anti-takeover provisions in our charter documents and Delaware law, could discourage, delay, or prevent a change in control of our company and may affect the trading price of our common stock.

We are a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay, or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders.

Our Amended and Restated Certificate of Incorporation, as amended (the “Charter”), and our Second Amended and Restated Bylaws (the “Bylaws”) may discourage, delay, or prevent a change in our management or control over us that stockholders may consider favorable. Our Charter and Bylaws:

•	provide that vacancies on our board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office;
•	do not provide stockholders with the ability to cumulate their votes; and
•	require advance notification of stockholder nominations and proposals.

In addition, our Charter permits the Board to issue up to 25 million shares of preferred stock with such powers, rights, terms and conditions as may be designated by the Board upon the issuance of shares of preferred stock at one or more times in the future. Specifically, the Charter permits the Board to approve the future issuance of all or any shares of the preferred stock in one or more series, to determine the number of shares constituting any series and to determine any voting powers, conversion rights, dividend rights, and other designations, preferences, limitations, restrictions and rights relating to such shares without any further authorization by our stockholders. The Board’s power to issue preferred stock could have the effect of delaying, deterring or preventing a transaction or a change in control of our company that might otherwise be in the best interest of our stockholders.

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Risks Related to our Business and Industry

We have a history of operating losses, we expect to continue to incur losses, and we may never become profitable.

We have incurred net losses in nearly every year since our inception, and we have an accumulated deficit of $282.9 million as of September 30, 2019.

Since inception, we have recognized a nominal amount of revenue from payments for funded research and development and for license or collaboration fees, none of which was recognized in either of the last two years. We expect to make substantial expenditures and incur additional operating losses in the future to further develop and commercialize our product candidates. Our accumulated deficit is expected to increase significantly as we continue our development and clinical trial efforts. Our ability to achieve and sustain profitability depends on obtaining regulatory approvals for and successfully commercializing our product candidates, either alone or with third parties. We do not currently have the required approvals to market any of our product candidates and we may never receive them. We may not be profitable even if we or any future development partners succeed in commercializing any of our product candidates. Because of the numerous risks and uncertainties associated with developing and commercializing our product candidates, we are unable to predict the extent of any future losses or when we will become profitable, if at all.

Our auditor has expressed substantial doubt about our ability to continue as a going concern, and absent our ability to draw significantly on the Purchase Agreement with Lincoln Park or to raise additional funds, we may be unable to remain a going concern.

We need additional capital to continue to operate our business. If we are unsuccessful in our efforts to raise additional capital, including in the immediate future, based on our current levels of operating expenses, our current capital is not expected to be sufficient to fund our operations for the next twelve months. These conditions raise substantial doubt about our ability to continue as a going concern. The Report of Independent Registered Public Accounting Firm at the beginning of the Consolidated Financial Statements included elsewhere in this prospectus includes an explanatory paragraph about our ability to continue as a going concern.

The Consolidated Financial Statements for the year ended December 31, 2018 were prepared on the basis of a going concern, which contemplates that we will be able to realize our assets and discharge liabilities in the normal course of business. Our ability to meet our liabilities and to continue as a going concern is dependent upon our ability to draw on our Purchase Agreement with Lincoln Park as a source of funding as contemplated by the Purchase Agreement or the availability of other funding. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern. In addition, our current financial situation, and the presence of the explanatory paragraph about our ability to continue as a going concern, could also make it more difficult to raise the capital necessary to address our current needs.

We review and explore strategic alternatives on an on-going basis, but there can be no assurance that we will be successful in identifying or completing any strategic alternative or that any such strategic alternative will yield additional value for our stockholders.

We regularly review strategic alternatives to ensure our current structure optimizes our ability to execute our strategic plan and to maximize stockholder value. The review of strategic alternatives could result in, among other things, a sale, merger, consolidation or business combination, asset divestiture, partnering, licensing or other collaboration agreements, or potential acquisitions or recapitalizations, in one or more transactions, or continuing to operate with our current business plan and strategy. There can be no assurance that the exploration of strategic alternatives will result in the identification or consummation of any transaction.

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In addition, we may incur substantial expenses associated with identifying and evaluating potential strategic alternatives. The process of exploring strategic alternatives may be time consuming and disruptive to our business operations and if we are unable to effectively manage the process, our business, financial condition and results of operations could be adversely affected. We also cannot assure that any potential transaction or other strategic alternative, if identified, evaluated and consummated, will provide greater value to our stockholders than that reflected in our current stock price. Any potential transaction would be dependent upon a number of factors that may be beyond our control, including, among other factors, market conditions, industry trends, the interest of third parties in our business or product candidates and the availability of financing to potential buyers on reasonable terms.

If we cannot obtain additional financing, we may not be able to pursue our collaboration with Kite or other business issues.

As previously disclosed, we do not expect to recognize any revenues while we continue to pursue the development of lenzilumab and our other product candidates. As a result, we require substantial additional capital to support our business efforts, including our collaboration with Kite. Under the Collaboration Agreement with Kite, the parties have agreed to conduct a multi-center Phase 1/2 study of lenzilumab with Kite’s Yescarta in patients with relapsed or refractory B-cell lymphoma. We currently project we will be responsible for an aggregate of approximately $8 million in out-of-pocket costs assuming a total of 72 patients are enrolled in the Study, of which $2 million will be required to be paid to Kite thirty days prior to the initiation of the Study.

We will also require substantial additional capital to support our other business efforts, including obtaining regulatory approvals for our other product candidates, clinical trials and other studies, and, if approved, the commercialization of our product candidates. The amount of capital we will require and the timing of our need for additional capital will depend on many factors, including:

•	the type, number, timing, progress, costs, and results of the product candidate development programs that we are pursuing or may choose to pursue in the future;
•	the scope, progress, expansion, costs, and results of our pre-clinical and clinical trials;
•	the timing of and costs involved in obtaining regulatory approvals;
•	our costs in connection with the manufacturing of drugs, whether alone or with a manufacturing partner;
•	our ability to establish and maintain development partnering arrangements and any associated funding;
•	the emergence of competing products or technologies and other adverse market developments;
•	the costs of maintaining, expanding, and protecting our intellectual property portfolio, including potential litigation costs and liabilities;
•	the resources we devote to marketing, and, if approved, commercializing our product candidates;
•	the scope, progress, expansion and costs of manufacturing our product candidates; and
•	the costs associated with being a public company.

As of September 30, 2019, our current liabilities of approximately $10.3 million exceeded our current assets of approximately $0.5 million. Our cash position as of June 30, 2019 was insufficient for us to satisfy in full at maturity on June 30, 2019 all of the outstanding principal amount and accrued but unpaid interest on unsecured promissory notes we made to certain of our vendors upon our emergence from bankruptcy. We paid approximately $0.5 million to extinguish certain of these notes in July and August 2019. As of September 30, 2019, the aggregate principal amount and accrued but unpaid interest on these notes approximates $1.1 million. The outstanding principal amount and accrued but unpaid interest on these notes is currently payable to the respective holders without demand, notice or declaration, and the holders, without demand or notice of any kind, may exercise any and all other rights and remedies available to them under the notes, our bankruptcy plan, at law or in equity. We do not have sufficient funds to repay the principal and accrued but unpaid notes, as our available cash balance as of October 25, 2019 was approximately $48,000.

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Accordingly, we will need to seek additional financing from a number of sources, including, but not limited to, the sale of equity or debt securities, strategic collaborations, and licensing of our product candidates, to enable us to pursue the Kite collaboration and our other business initiatives. Since 2018, our capital-raising efforts have succeeded in raising a series of short-term bridge loans and convertible debt financings, including short-term bridge financings in June 2019 and November 2019 advanced, as applicable, by our two largest stockholders, which collectively control approximately 92% of our outstanding common stock as of October 25, 2019, and our Chairman and Chief Executive Officer, Dr. Durrant. The bridge loans bear interest at 7% per year; are secured by liens on substantially all of our assets, and mature on December 31, 2019 unless earlier repaid or extended. The interest on the bridge loans would increase to 10% per year upon any default of our obligations.

Additional funding may not be available to us on a timely basis or at acceptable terms, if at all. Our ability to access capital when needed is not assured and, if not achieved on a timely basis, would materially harm our business, financial condition and results of operations. In addition, the lenders under our bridge financings would be entitled to exercise all available remedies available to them, and we may not be able to continue as a going concern.  Further, if adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our development programs. We may also be required to sell or license to others our technologies, product candidates, or development programs that we would have preferred to develop and commercialize ourselves and on less than favorable terms, if at all. If in the best interests of our stockholders, we may also find it appropriate to enter into a strategic transaction that could result in, among other things, a sale, merger, consolidation or business combination.

Our business depends on the success of our current product candidates. We cannot be certain that we will be able to obtain regulatory approval for, or successfully commercialize, any of our product candidates.

We have a limited pipeline of product candidates and we do not plan to conduct active research at this time for discovery of new molecules or antibodies. We depend on the successful continued development and regulatory approval of our current product candidates for our future business success. Since the fall of 2017, our primary focus has been the development of lenzilumab for use with FDA-approved CAR-T therapies. We are also working to create next-generation gene-edited CAR-T therapies using GM-CSF gene knockout technologies, as well as working to develop ifabotuzumab and related products. We will need to successfully enroll and complete clinical trials of lenzilumab and ifabotuzumab, and potentially obtain regulatory approval to market these products. The future clinical, regulatory and commercial success of our product candidates is subject to a number of risks, including the following:

•	we may not be able to enroll adequate numbers of eligible patients in the clinical trials we propose to conduct, whether alone or through collaborations, including the collaboration with Kite announced in May 2019;

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•	we may not have sufficient financial and other resources to fund our clinical trials or collaborations;
•	we may not be able to provide acceptable evidence of safety and efficacy for our product candidates;
•	the results of our clinical trials or collaborations may not meet the level of statistical or clinical significance, or product safety, required to move to the next stage of development or, ultimately, obtain marketing approval from the FDA;
•	we may not be able to obtain, maintain and enforce our patents and other intellectual property rights; and
•	we may not be able to obtain and maintain commercial manufacturing arrangements with third-party manufacturers or establish commercial-scale manufacturing capabilities.

Furthermore, even if we do receive regulatory approval to market any of our product candidates, any such approval may be subject to limitations on the indicated uses for which we may market the product. If any of our product candidates are unsuccessful, that could have a substantial negative impact on our business.

Accordingly, even if we are able to obtain the requisite financing to continue to fund our development programs, we cannot assure you that our product candidates will be successfully developed or commercialized. If we or any future development partners are unable to develop, or obtain regulatory approval for or, if approved, successfully commercialize, one or more of our product candidates, we may not be able to generate sufficient revenue to continue our business.

Our product candidates are at an early stage of development and may not be successfully developed or commercialized.

Our product candidates are in the early stages of development and will require substantial clinical development, testing, and regulatory approval prior to commercialization. None of our product candidates have advanced into a pivotal study and it may be years before such a study is initiated, if at all. Of the large number of drugs in development, only a small percentage successfully completes the FDA regulatory approval process and are commercialized. Accordingly, even if we are able to obtain the requisite financing to continue to fund our development programs, we cannot assure you that our product candidates will be successfully developed or commercialized. If we or any future development partners are unable to develop, or obtain regulatory approval for or, if approved, successfully commercialize, one or more of our product candidates, we may not be able to generate sufficient revenue to continue our business.

The adoption of CAR-T therapies as the potential standard of care for treatment of certain cancers is uncertain, and dependent on the efforts of a limited number of market entrants, and if not adopted as anticipated, the market for lenzilumab or next-generation gene-edited CAR-T therapies may be limited or not develop.

We are seeking to advance the development of lenzilumab to address the serious side effects associated with CAR-T therapies and to improve the efficacy of these treatments. We are also working to create next-generation gene-edited CAR-T therapies using GM-CSF gene knockout technologies. Although two CAR-T therapies have been approved by FDA to date, the use of engineered T cells as a potential cancer treatment is a recent development and may not be broadly accepted by physicians, patients, hospitals, cancer treatment centers, payers and others in the medical community. The degree of market acceptance of any approved product candidates will depend on a number of factors, including:

•	the efficacy and safety as demonstrated in clinical trials;
•	the clinical indications for which the product candidate is approved;
•	acceptance by physicians, major operators of hospitals and clinics, and patients of the product candidate as a safe and effective treatment;
•	the potential and perceived advantages of product candidates over alternative treatments;
•	the safety of product candidates seen in a broader patient group, including its use outside the approved indications;
•	competitive approaches to tackle similar issues;

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•	the cost of treatment in relation to alternative treatments;
•	the availability of adequate reimbursement and pricing by payers;
•	relative convenience and ease of administration;
•	the prevalence and severity of adverse events;
•	the effectiveness of sales and marketing efforts; and
•	the ability to manage any unfavorable publicity relating to the product candidate.

If the medical and payer community is not sufficiently persuaded of the safety, efficacy and cost-effectiveness of CAR-T therapy and the potential advantages of using lenzilumab compared to existing and future therapeutics, and there is not significant market acceptance of CAR-T therapy as the standard of care for treatment of certain cancers, the market for lenzilumab or next-generation gene-edited CAR-T therapies may be limited or not develop, and our stock price could be adversely affected.

CAR-T therapies currently in early development purport to incorporate technology that may minimize or eliminate the adverse side-effects that we believe have impaired the uptake of the approved CAR-T therapies. If these developing therapies are proven equally efficacious in their proposed indications and approved for use by FDA and other regulatory agencies, the market growth for the currently-approved CAR-T therapies may be limited, impairing demand for lenzilumab.

In recent months, several biotechnology companies describing business plans focusing on development of CAR-T therapies have completed or announced they are pursing initial public offerings, or “IPOs”. Several of these companies have described their belief that their therapies will not result in the same level of CRS or NT as has been experienced in use of previously FDA-approved CAR-T therapies. While these products are in early stage development, the data is limited and these products have not yet been approved for use by FDA, if any such product were also proven equally efficacious and subsequently approved, the market for lenzilumab may not develop or grow as anticipated. Any such failure of a market for lenzilumab to develop could adversely affect our stock price.

Our business could target benefits from various regulatory incentives, such as orphan drug exclusivity, breakthrough therapy designation, fast track designation, and priority review, but we may not ultimately qualify for or benefit from these arrangements.

We may seek various regulatory incentives, such as orphan drug exclusivity, breakthrough therapy designation, fast track designation, accelerated approval, priority review and Priority Review Vouchers (“PRVs”), where available, that provide for certain periods of exclusivity, expedited review and/or other benefits, and we may also seek similar designations elsewhere in the world. Often, regulatory agencies have broad discretion in determining whether or not products qualify for such regulatory incentives and benefits. We cannot guarantee that we will be able to receive orphan drug status from FDA or equivalent regulatory designations elsewhere. We also cannot guarantee that we will obtain breakthrough therapy or fast track designation, which may provide certain potential benefits such as more frequent meetings with FDA to discuss the development plan, intensive guidance on an efficient drug development program, and potential eligibility for rolling review or priority review. Legislative developments in the U.S., including recent proposed legislation that would restrict eligibility for PRVs, may affect our ability to qualify for these programs in the future.

Even if we are successful in obtaining beneficial regulatory designations by FDA or other regulatory agency for our product candidates, such designations may not lead to faster development or regulatory review or approval, and it does not increase the likelihood that our product candidates will receive marketing approval. We may not be able to obtain or maintain such designations for our product candidates, and our competitors may obtain these designations for their product candidates, which could impact our ability to develop and commercialize our product candidates or compete with such competitors, which would adversely impact our business, financial condition or results of operations.

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There is a limited amount of information about us upon which investors can evaluate our product candidates and business prospects, including because we have a limited operating history developing product candidates, have not yet successfully commercialized any products, have changed our strategy and have a small management team.

On August 29, 2017, we shifted our primary focus toward developing our proprietary monoclonal antibody portfolio, which comprises lenzilumab and ifabotuzumab and HGEN005, for use in addressing significant unmet needs in oncology and CAR-T therapy. We are also currently developing our GM-CSF knockout gene-editing CAR-T platform to create next-generation CAR-T therapies that preserve the benefits of CAR-T therapy while altogether avoiding its serious and potentially life-threatening side-effects. Our relatively new team, new strategic business focus and limited operating history developing clinical-stage product candidates may make it more difficult for us to succeed or for investors to be able to evaluate our business and prospects. In addition, as an early-stage clinical development company, we have limited experience in development activities, including conducting clinical trials, or seeking and obtaining regulatory approvals, even though our executives have had relevant experience at other companies. We only have two employees and therefore are heavily dependent on external consultants for scientific, clinical manufacturing and regulatory expertise. We have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in the biopharmaceutical area. To execute our business plan we will need to successfully:

•	execute our product candidate development activities, including successfully completing our clinical trial programs, including through our collaboration with Kite;
•	obtain required regulatory approvals for the development and commercialization of our product candidates;
•	manage our costs and expenses related to clinical trials, regulatory approvals, manufacturing and commercialization;
•	secure substantial additional funding;
•	develop and maintain successful strategic relationships;
•	build and maintain a strong intellectual property portfolio;
•	build and maintain appropriate clinical, sales, manufacturing, distribution, and marketing capabilities on our own or through third parties; and
•	gain market acceptance and favorable reimbursement status for our product candidates.

If we are unsuccessful in accomplishing these objectives, we may not be able to develop product candidates, raise capital, expand our business, or continue our operations.

Our collaboration with Kite is critically important to our business. If we are unable to maintain this collaboration, or if this collaboration is not successful, our business could be adversely affected.

In May 2019, we entered into the Collaboration Agreement with Kite to conduct a multi-center Phase 1b/2 study of lenzilumab with Kite’s Yescarta in patients with relapsed or refractory B-cell lymphoma. See "Business — Kite Collaboration."

Pursuant to the terms of the Collaboration Agreement, Kite may elect to terminate or suspend the Study at any time. Because we currently rely on Kite for a substantial portion of our discovery capabilities, if Kite delays or fails to perform its obligations under the Collaboration Agreement, disagrees with our interpretation of the terms of the collaboration or our discovery plan or terminates the Collaboration Agreement, our pipeline of product candidates would be adversely affected. Kite may also fail to properly maintain or defend the intellectual property we have licensed from them, or even infringe upon, our intellectual property rights, leading to the potential invalidation of our intellectual property or subjecting us to litigation or arbitration, any of which would be time-consuming and expensive. Additionally, either party has the right to terminate the Collaboration Agreement under certain circumstances. If our collaboration with Kite is terminated, the development of lenzilumab would be materially delayed or harmed.

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In addition to our collaboration with Kite, we may, in the future, seek to enter into collaborations with other third parties for the discovery, development and commercialization of our product candidates. If our collaborators cease development efforts under our collaboration agreements, or if any of those agreements are terminated, these collaborations may fail to lead to commercial products and we may never receive milestone payments or future royalties under these agreements.

We may in the future seek to enter into agreements with other third-party collaborators for research, development and commercialization of other therapeutic technologies or product candidates. Biopharmaceutical companies are our likely future collaborators for any marketing, distribution, development, licensing or broader collaboration arrangements. If we fail to enter into future collaborations on commercially reasonable terms, or at all, or such collaborations are not successful, we may not be able to execute our strategy to develop our product candidates or therapies that we believe could benefit from the resources of either larger biopharmaceutical companies or those specialized in a particular area of relevance.

With respect to our existing Collaboration Agreement with Kite and with any future collaboration agreements, we have limited control over the amount and timing of resources that our collaborators dedicate to the development or commercialization of our product candidates. Moreover, our ability to generate revenues from these arrangements will depend on our collaborators' abilities to successfully perform the functions assigned to them in these arrangements.

Collaborations involving our product candidates pose the following risks to us:

•	collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations;
•	collaborators may not pursue development and commercialization of our product candidates or may elect not to continue or renew development or commercialization programs based on preclinical studies or clinical trial results, changes in the collaborators' strategic focus or available funding, or external factors such as an acquisition that diverts resources or creates competing priorities;
•	collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;
•	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;
•	collaborators with marketing and distribution rights to one or more products may not commit sufficient resources to the marketing and distribution of such product or products;
•	collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to litigation or potential liability;
•	collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability;
•	disputes may arise between the collaborators and us that result in the delay or termination of the research, development or commercialization of our product candidates or that result in costly litigation or arbitration that diverts management attention and resources; and
•	collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable product candidates.

As a result of the foregoing, our current and any future collaboration agreements may not lead to development or commercialization of our product candidates in the most efficient manner or at all. If a collaborator of ours were to be involved in a business combination, the continued pursuit and emphasis on our product development or commercialization program could be delayed, diminished or terminated. Any failure to successfully develop or commercialize our product candidates pursuant to our current or any future collaboration agreements could have a material and adverse effect on our business, financial condition, results of operations and prospects.

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Moreover, to the extent that any of our existing or future collaborators were to terminate a collaboration agreement, we may be forced to independently develop these product candidates, including funding preclinical studies or clinical trials, assuming marketing and distribution costs and defending intellectual property rights, or, in certain instances, abandon product candidates altogether, any of which could result in a change to our business plan and have a material adverse effect on our business, financial condition, results of operations and prospects.

We have relied and may in the future rely on third parties to conduct investigator-sponsored trials (“ISTs”) of our products, which is cost-effective for us but affords the investigators the ability to retain significant control over the design and conduct of the trials, as well as the use of the data generated from their efforts.

We have relied and may in the future rely on third parties to conduct and sponsor clinical trials relating to lenzilumab, our GM-CSF gene knockout platform and our other immunotherapies, ifabotuzumab and HGEN005. Such ISTs may provide us with valuable clinical data that can inform our future development strategy in a cost-efficient manner, but we do not control the design or conduct of the ISTs, and it is possible that the FDA or non-U.S. regulatory authorities will not view these ISTs as providing adequate support for future clinical trials, whether controlled by us or third parties, for any one or more reasons, including elements of the design or execution of the trials or safety concerns or other trial results.

These arrangements provide us limited information rights with respect to the ISTs, including access to and the ability to use and reference the data, including for our own regulatory filings, resulting from the ISTs. However, we would not have control over the timing and reporting of the data from ISTs, nor would we own the data from the ISTs. If we are unable to confirm or replicate the results from the ISTs or if negative results are obtained, we would likely be further delayed or prevented from advancing further clinical development. Further, if investigators or institutions breach their obligations with respect to the clinical development of our product candidates, or if the data proves to be inadequate compared to the first-hand knowledge we might have gained had the ISTs been sponsored and conducted by us, then our ability to design and conduct any future clinical trials ourselves may be adversely affected.

If the third parties conducting our clinical trials do not conduct the trials in accordance with our agreements with them, our ability to pursue our clinical development programs could be delayed or unsuccessful and we may not be able to obtain regulatory approval for or commercialize our product candidates when expected or at all.

We do not have the ability to conduct all aspects of our preclinical testing or clinical trials ourselves. Therefore, the timing of the initiation and completion of these trials is uncertain and may occur on substantially different timing from our estimates. We also use contract research organizations (“CROs”) to conduct our clinical trials and rely on medical institutions, clinical investigators, CROs, and consultants to conduct our trials in accordance with our clinical protocols and regulatory requirements. Our CROs, investigators, and other third parties play a significant role in the conduct of these trials and subsequent collection and analysis of data.

There is no guarantee that any CROs, investigators, or other third parties on which we rely for administration and conduct of our clinical trials will devote adequate time and resources to such trials or perform as contractually required. If any of these third parties fails to meet expected deadlines, fails to adhere to our clinical protocols, or otherwise performs in a substandard manner, our clinical trials may be extended, delayed, or terminated. If any of our clinical trial sites terminates for any reason, we may experience the loss of follow-up information on subjects enrolled in our ongoing clinical trials unless we are able to transfer those subjects to another qualified clinical trial site. In addition, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and may receive cash or equity compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, the integrity of the data generated at the applicable clinical trial site may be jeopardized.

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We may experience delays in commencing or conducting our clinical trials, in receiving data from third parties or in the continuation or completion of clinical testing, which could result in increased costs to us and delay our ability to generate product candidate revenue.

Before we can initiate clinical trials in the United States for any new product candidates, we are required to submit the results of preclinical testing to FDA as part of an IND application, along with other information including information about product candidate chemistry, manufacturing, and controls and our proposed clinical trial protocol. For our programs already underway, we are required to report or provide information to appropriate regulatory authorities in order to continue with our testing programs. If we are unable to make timely regulatory submissions for any of our programs, it will delay our plans for our clinical trials. If those third parties do not make the required data available to us, we will likely have to identify and contract with another third party, and/or develop all necessary preclinical and clinical data on our own, which will lead to significant delays and increase development costs of the product candidate. In addition, FDA may require us to conduct additional preclinical testing for any product candidate before it allows us to initiate clinical testing under any IND application, which may lead to additional delays and increase the costs of our preclinical development. Moreover, despite the presence of an active IND application for a product candidate, clinical trials can be delayed for a variety of reasons, including delays in:

•	identifying, recruiting, and enrolling qualified subjects to participate in a clinical trial;
•	identifying, recruiting, and training suitable clinical investigators;
•	reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and trial sites, the terms of which can be subject to extensive negotiation, may be subject to modification from time to time, and may vary significantly among different CROs and trial sites;
•	obtaining and maintaining sufficient quantities of a product candidate for use in clinical trials, either as a result of transferring the manufacturing of a product candidate to another site or manufacturer, deferring ordering or production of product in order to conserve resources or mitigate risk, having product in inventory become no longer suitable for use in humans, or other reasons that reduce or delay availability of drug supply;
•	obtaining and maintaining Institutional Review Board (“IRB”) or ethics committee approval to conduct a clinical trial at an existing or prospective site;
•	retaining or replacing participants who have initiated a clinical trial but may withdraw due to adverse events from the therapy, insufficient efficacy, fatigue with the clinical trial process, or personal issues;
•	developing any companion diagnostic necessary to ensure the study enrolls the target population;
•	being required by the FDA to add more patients or sites or to conduct additional trials; or
•	the FDA placing a clinical trial on hold.

Once a clinical trial has begun, recruitment and enrollment of subjects may be slower than we anticipate. Numerous companies and institutions are conducting clinical studies in similar patient populations which can result in competition for qualified patients. In addition, clinical trials will take longer than we anticipate if we are required, or believe it is necessary, to enroll additional subjects than originally planned. Clinical trials may also be delayed as a result of ambiguous or negative interim results. Further, a clinical trial may be suspended or terminated by us, an IRB, an ethics committee, or a data safety monitoring committee overseeing the clinical trial, any of our clinical trial sites with respect to that site, or FDA or other regulatory authorities, due to a number of factors, including:

•	failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;
•	inspection of the clinical trial operations or clinical trial site by the FDA or other regulatory authorities;
•	inability to provide timely supply of drug product;
•	unforeseen safety issues, known safety issues that occur at a greater frequency or severity than we anticipate, or any determination that the clinical trial presents unacceptable health risks; or
•	lack of adequate funding to continue the clinical trial or unforeseen significant incremental costs related to the trial.

Additionally, if any future development partners do not develop the licensed product candidates in the time and manner that we expect, or at all, the clinical development efforts related to these licensed product candidates could be delayed or terminated. In addition, our ability to enforce our partners’ obligations under any future collaboration efforts may be limited due to time and resource constraints, competing corporate priorities of our future partners, and other factors.

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Any delays in the commencement of our clinical trials may delay or preclude our ability to further develop or pursue regulatory approval for our product candidates. Changes in U.S. and foreign regulatory requirements and guidance also may occur and we may need to amend clinical trial protocols to reflect these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for re-examination, which may affect the costs, timing, and likelihood of a successful completion of a clinical trial. If we or any future development partners experience delays in the completion of, or if we or any future development partners must terminate, any clinical trial of any product candidate our ability to obtain regulatory approval for that product candidate will be delayed and the commercial prospects, if any, for the product candidate may suffer as a result. In addition, many of these factors may also ultimately lead to the denial of regulatory approval of a product candidate.

Our product candidates are subject to extensive regulation, compliance with which is costly and time consuming, may cause unanticipated delays, or may prevent the receipt of the required approvals to commercialize our product candidates.

The clinical development, approval, manufacturing, labeling, storage, record-keeping, advertising, promotion, import, export, marketing, and distribution of our product candidates are subject to extensive regulation by FDA in the United States and by comparable authorities in foreign markets. In the United States, we are not permitted to market our product candidates until we receive regulatory approval from FDA. The process of obtaining regulatory approval is expensive, often takes many years, and can vary substantially based upon the type, complexity, and novelty of the products involved, as well as the target indications. Approval policies or regulations may change and FDA has substantial discretion in the drug approval process, including the ability to delay, limit, or deny approval of a product candidate for many reasons. Despite the time and expense invested in clinical development of product candidates, regulatory approval is never guaranteed. FDA or other comparable foreign regulatory authorities can delay, limit, or deny approval of a product candidate for many reasons, including:

•	such authorities may disagree with the design or implementation of our or any future development partners’ clinical trials;
•	such authorities may not accept clinical data from trials that are conducted at clinical facilities or in countries where the standard of care is potentially different from the United States;
•	the results of clinical trials may not demonstrate the safety or efficacy required by such authorities for approval;
•	we or any future development partners may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;
•	such authorities may disagree with our interpretation of data from preclinical studies or clinical;
•	such authorities may find deficiencies in the manufacturing processes or facilities of third-party manufacturers with which we or any future development partners contract for clinical and commercial supplies; or
•	the approval policies or regulations of such authorities may significantly change in a manner rendering our or any future development partners’ clinical data insufficient for approval.

With respect to foreign markets, approval procedures vary widely among countries and, in addition to the aforementioned risks, can involve additional product testing, administrative review periods, and agreements with pricing authorities. In addition, events raising questions about the safety of certain marketed pharmaceuticals may result in increased caution by FDA and comparable foreign regulatory authorities in reviewing new drugs based on safety, efficacy or other regulatory considerations and may result in significant delays in obtaining regulatory approvals. Any delay in obtaining, or inability to obtain, applicable regulatory approvals may delay or prevent us or any future development partners from commercializing our product candidates.

The results of preclinical studies and early clinical trials are not always predictive of future results. Any product candidate we or any future development partners advance into clinical trials may not have favorable results in later clinical trials, if any, or receive regulatory approval.

Drug development has substantial inherent risk. We or any future development partners will be required to demonstrate through adequate and well-controlled clinical trials that our product candidates are effective, with a favorable benefit-risk profile, for use in their target populations for their intended indications before we can seek regulatory approvals for their commercial sale. Drug development is a long, expensive and uncertain process, and delay or failure can occur at any stage of development, including after commencement of any of our clinical trials. Success in early clinical trials does not mean that later clinical trials will be successful because product candidates in later-stage clinical trials may fail to demonstrate sufficient safety or efficacy despite having progressed through initial clinical testing. In addition, serious adverse or undesirable side effects may emerge or be identified during later stages of development that were not observed in earlier stages. Furthermore, our future trials will need to demonstrate sufficient safety and efficacy for approval by regulatory authorities in larger patient populations. Companies frequently suffer significant setbacks in advanced clinical trials, even after earlier clinical trials have shown promising results. In addition, only a small percentage of drugs under development result in the submission of a New Drug Application (“NDA”) or Biologic License Application (“BLA”) to FDA and even fewer are approved for commercialization.

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If we fail to attract and retain key management and clinical development personnel, or if the attention of such personnel is diverted, we may be unable to successfully manage our business and develop or commercialize our product candidates.

We will need to effectively manage our managerial, operational, financial, and other resources in order to successfully pursue our clinical development and commercialization efforts. As a company with a limited number of personnel, we are heavily affected by turnover and highly dependent on the expertise of the members of our senior management, in particular our Chief Executive Officer, Dr. Cameron Durrant, and Dr. Dale Chappell, the controlling owner of the Black Horse Entities and our current ex-officio chief scientific officer. Furthermore, we rely on third party consultants for a variety of services. We cannot predict the impact of the loss of such individuals or the loss of services of any of our other senior management, should they occur, or the difficulty in replacing such individuals. Such losses could delay or prevent the further development and potential commercialization of our product candidates and, if we are not successful in finding suitable replacements, could harm our business.

Any product candidate we or any future development partner may advance into clinical trials may cause unacceptable adverse events or have other properties that may delay or prevent its regulatory approval or commercialization or limit its commercial potential.

Unacceptable adverse events caused by any of our product candidates that we advance into clinical trials could cause us or regulatory authorities to interrupt, delay, or halt clinical trials and could result in the denial of regulatory approval by FDA or other regulatory authorities for any or all targeted indications and markets. This in turn could prevent us from completing development or commercializing the affected product candidate and generating revenue from its sale.

We have not yet successfully completed testing of any of our product candidates for the treatment of the indications for which we intend to seek approval in humans, and we currently do not know the extent of adverse events, if any, that will be observed in individuals who receive any of our product candidates. If any of our product candidates cause unacceptable adverse events in clinical trials, we may not be able to obtain regulatory approval or commercialize such product candidates.

If our competitors develop treatments for the target indications of our product candidates that are approved more quickly, marketed more successfully or are demonstrated to be safer or more effective than our product candidates, or if FDA approves generic or biosimilar competitors to our products post-approval, our commercial opportunity will be reduced or eliminated.

We compete in an industry characterized by rapidly advancing technologies, intense competition, a changing regulatory and legislative landscape and a strong emphasis on the benefits of intellectual property protection and regulatory exclusivities. Our competitors include pharmaceutical companies, other biotechnology companies, academic institutions, government agencies and other private and public research organizations. We compete with these parties in immunotherapy and oncology treatments and in recruiting highly qualified personnel. Our product candidates, if successfully developed and approved, may compete with established therapies, with new treatments that may be introduced by our competitors, including competitors relying on our biologics approvals under section 351(k) of the Public Health Service Act, or with generic copies of our products approved by FDA under an abbreviated new drug application (“ANDA”), referencing our drug products. We believe that competitors are actively developing competing products to our product candidates. See “Competition” in the “Business” section of this prospectus for a discussion of competition with respect to our current product candidates.

Many of our competitors and potential competitors have substantially greater scientific, research, and product development capabilities, as well as greater financial, marketing, sales and human resources capabilities than we do. In addition, many specialized biotechnology firms have formed collaborations with large, established companies to support the research, development and commercialization of products that may be competitive with ours. Accordingly, our competitors may be more successful with respect to their products than we may be in developing, commercializing, and achieving widespread market acceptance for our products. If a competitor obtains approval for an orphan drug that is the same drug or the same biologic as one of our candidates before we do, we will be blocked from obtaining FDA approval for seven years from the date of the competitor’s product, unless we can establish that our product is clinically superior to the previously-approved competitor’s product or we can meet another exception, such as by showing that the competitor has failed to provide an adequate supply of its product to patients after approval. In addition, our competitors’ products may be more effective or more effectively marketed and sold than any treatment we or our development partners may commercialize and may render our product candidates obsolete or non-competitive before we can recover the expenses related to developing and supporting the commercialization of any of our product candidates. Developments by competitors may render our product candidates obsolete or noncompetitive. After one of our product candidates is approved, FDA may also approve a generic version with the same dosage form, safety, strength, route of administration, quality, performance characteristics and intended use as our product. These generic equivalents would be less costly to bring to market and could generally be offered at lower prices, thereby limiting our ability to gain or retain market share.

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The acquisition or licensing of pharmaceutical products is also very competitive, and a number of more established companies, which have acknowledged strategies to in-license or acquire products, may have competitive advantages as may other emerging companies taking similar or different approaches to product acquisitions. The more established companies may have a competitive advantage over us due to their size, cash flows, institutional experience and historical corporate reputation.

We are subject to a multitude of manufacturing risks, any of which could substantially increase our costs and limit supply of our products.

We are, and will for the foreseeable future continue to be, wholly dependent on third party contract manufacturers for the timely supply of adequate quantities of our products which meet or exceed requisite quality and production standards for use in clinical and nonclinical studies. Given the extensive risks, scope, complexity, cost, regulatory requirements and commitment of resources associated with developing the capabilities to manufacture one or more of our products, we have no present plan or intention of developing in-house manufacturing capabilities for nonclinical, clinical or commercial scale production, beyond our current supervision and management of our third-party contract manufacturers. In addition, in order to balance risk and conserve financial and human resources, we have and may continue from time to time to defer commitment to production of product, which could result in delays to the continued progress of our clinical and nonclinical testing.

In addition to the foregoing, the process of manufacturing our products is complex, highly regulated and subject to several risks, including but not limited to the following:

•	We, and our contract manufacturers, must comply with FDA’s current Good Manufacturing Practice, (“cGMP”), regulations and guidance. We, and our contract manufacturers, may encounter difficulties in achieving quality control and quality assurance and may experience shortages in qualified personnel. We, and our contract manufacturers, are subject to inspections by FDA and comparable agencies in other jurisdictions to confirm compliance with applicable regulatory requirements. Any failure to follow cGMP or other regulatory requirements or any delay, interruption or other issues that arise in the manufacture, fill-finish, packaging, or storage of our products as a result of a failure of our facilities or the facilities or operations of third parties to comply with regulatory requirements, or a failure to pass any regulatory authority inspection, could significantly impair our ability to develop and commercialize our products, including leading to significant delays in the availability of products for our clinical studies or the termination or hold on a clinical study, or the delay or prevention of a filing or approval of marketing applications for our product candidates. Significant noncompliance could also result in the imposition of sanctions, including injunctions, civil penalties, failure of regulatory authorities to grant marketing approvals for our product candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of products, operating restrictions, adverse publicity, and criminal prosecutions, any of which could damage our reputation. If we are not able to maintain regulatory compliance, we may not be permitted to market our products and/or may be subject to product recalls, seizures, injunctions, or criminal prosecution. Any adverse developments affecting manufacturing operations for our products may result in shipment delays, inventory shortages, lot failures, product withdrawals or recalls, or other interruptions in the supply of our products. Once our product candidates are approved, we may also have to take inventory write-offs and incur other charges and expenses for products that fail to meet specifications, undertake costly remediation efforts or seek more costly manufacturing alternatives.
•	The manufacturing facilities in which our products are made could be adversely affected by equipment failures, plant closures, capacity constraints, competing customer priorities or changes in corporate strategy or priorities, process changes or failures, changes in business models or operations, materials or labor shortages, natural disasters, power failures and numerous other factors.
•	We are wholly dependent upon third party CMOs for the timely supply of adequate quantities of requisite quality product for our nonclinical, clinical and, if approved by regulatory authorities, commercial scale production.

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•	The process of manufacturing biologics is extremely susceptible to product loss due to contamination, equipment failure or improper installation or operation of equipment, or vendor or operator error. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered in our products or in the manufacturing facilities in which our products are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination.

If any product candidate that we successfully develop does not achieve broad market acceptance among physicians, patients, healthcare payers and the medical community, the revenue that it generates may be limited.

Even if our product candidates receive regulatory approval, they may not gain market acceptance among physicians, patients, healthcare payers, and the medical community. Coverage and reimbursement of our product candidates by third-party payers, including government payers, generally is also necessary for commercial success. The degree of market acceptance of any approved product candidates will depend on a number of factors, including:

•	the efficacy and safety as demonstrated in clinical trials;
•	the clinical indications for which the product candidate is approved;
•	acceptance by physicians, major operators of hospitals and clinics, and patients of the product candidate as a safe and effective treatment;
•	the potential and perceived advantages of product candidates over alternative treatments;
•	the safety of product candidates seen in a broader patient group, including its use outside the approved indications;
•	the cost of treatment in relation to alternative treatments;
•	the availability of adequate reimbursement and pricing by payers;
•	relative convenience and ease of administration;
•	the prevalence and severity of adverse events;
•	the effectiveness of our sales and marketing efforts; and
•	the ability to manage any unfavorable publicity relating to the product candidate.

If any product candidate is approved but does not achieve an adequate level of acceptance by physicians, hospitals, healthcare payers, and patients, we may not generate sufficient revenue from that product candidate and may not become or remain commercially attractive as a standalone indication for that product.

Reimbursement may be limited or unavailable in certain market segments for our product candidates, which could make it difficult for us to sell our product candidates profitably.

Market acceptance and sales of our product candidates will depend significantly on the availability of adequate insurance coverage and reimbursement from third-party payers for any of our product candidates and may be affected by existing and future health care reform measures. Government authorities and third-party payers, such as private health insurers and health maintenance organizations, decide which drugs they will pay for and establish reimbursement levels. Reimbursement by a third-party payer may depend upon a number of factors including the third-party payer’s determination that use of a product candidate is:

•	a covered benefit under its health plan;
•	safe, effective, and medically necessary;
•	appropriate for the specific patient;
•	cost-effective; and
•	neither experimental nor investigational.

Obtaining coverage and reimbursement approval for a product candidate from a government or other third-party payer is a time-consuming and costly process that could require us to provide supporting scientific, clinical, and cost effectiveness data for the use of our product candidates to the payer. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. We cannot be sure that coverage or adequate reimbursement will be available for any of our product candidates. Also, we cannot be sure that reimbursement amounts will not reduce the demand for, or the price of, our product candidates. If reimbursement is not available or is available only to limited levels or with restrictions, we may not be able to commercialize certain of our product candidates profitably, or at all, even if approved.

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In the United States and in certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could affect our ability to sell our product candidates profitably. In particular, the Medicare Modernization Act of 2003 revised the payment methods for many product candidates under Medicare. This has resulted in lower rates of reimbursement. There have been numerous other federal and state initiatives designed to reduce payment for pharmaceuticals.

As a result of legislative proposals and the trend toward managed health care in the United States, third-party payers are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new drugs. They may also refuse to provide coverage of approved product candidates for medical indications other than those for which FDA has granted market approvals. As a result, significant uncertainty exists as to whether and how much third-party payers will reimburse patients for their use of newly approved drugs, which in turn will put pressure on the pricing of drugs. We could be subject to pricing pressures in connection with the sale of our product candidates due to the trend toward managed health care, the increasing influence of health maintenance organizations, and additional legislative proposals as well as country, regional, or local healthcare budget limitations.

Similar concerns about the costs of treatment have been raised in Europe and the United Kingdom, where the cost effectiveness of CAR-T therapies have been an impediment to utilization of Kymriah and Yescarta. If CAR-T companies are not able to convince regulators and payers in national healthcare systems that the benefits of a CAR-T therapy outweigh its costs, the market for lenzilumab might not develop.

If we are unable to establish sales and marketing capabilities or fail to enter into agreements with third parties to market and sell any product candidates we may successfully develop, we may not be able to effectively market and sell any such product candidates.

We do not currently have the sales and marketing infrastructure in place that would be necessary to sell and market products. As our drug candidates progress, while we may build the infrastructure that would be needed to successfully market and sell any successful drug candidate, we currently anticipate seeking strategic alliances and partnerships with third parties, particularly for any drug candidates that we determine would require larger sales efforts. The establishment of a sales and marketing operation can be expensive and time consuming and could delay any product candidate launch.

Governments may impose price controls, which may adversely affect our future profitability.

We intend to seek approval to market our future product candidates in the United States and potentially in foreign jurisdictions. If we obtain approval in one or more foreign jurisdictions, we will be subject to rules and regulations in those jurisdictions relating to our product candidates. In some foreign countries, particularly in the European Union, the pricing of prescription pharmaceuticals and biologics is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product candidate. If reimbursement of our future products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.

We face potential product liability exposure and, if successful claims are brought against us, we may incur substantial liability for a product candidate and may have to limit its commercialization.

The use of our product candidates in clinical trials and the sale of any product candidates for which we may obtain marketing approval expose us to the risk of product liability claims. Product liability claims may be brought against us or any future development partners by participants enrolled in our clinical trials, patients, health care providers, or others using, administering, or selling our product candidates. If we cannot successfully defend ourselves against any such claims, or have insufficient insurance protection, we would incur substantial liabilities. Regardless of merit or eventual outcome, product liability claims may result in:

•	withdrawal of clinical trial participants;
•	termination of clinical trial sites or entire trial programs;

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•	costs of related litigation;
•	substantial monetary awards to trial participants or other claimants;
•	decreased demand for our product candidates and loss of revenue;
•	impairment of our business reputation;
•	diversion of management and scientific resources from our business operations; and
•	the inability to commercialize our product candidates.

We have obtained limited product liability insurance coverage for our clinical trials domestically and in selected foreign countries where we are conducting clinical trials. As such, our insurance coverage may not reimburse us or may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive and in the future we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to product liability. We intend to expand our insurance coverage for product candidates to include the sale of commercial products if we obtain marketing approval for our product candidates in development; however, we may be unable to obtain commercially reasonable product liability insurance for any product candidates approved for marketing. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against us, particularly if judgments exceed our insurance coverage, could decrease our working capital and adversely affect our business.

Our insurance policies are expensive and protect us only from some business risks, which leaves us exposed to significant uninsured liabilities.

We do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include general liability, employment practices liability, property, auto, workers’ compensation, products liability, and directors’ and officers’ insurance. We do not know, however, if we will be able to maintain existing insurance with adequate levels of coverage. Any significant, uninsured liability may require us to pay substantial amounts, which would adversely affect our working capital and results of operations.

Our employees and consultants may engage in misconduct or other improper activities, including noncompliance with regulatory standards, which could have a material adverse effect on our business.

We are exposed to the risk of employee fraud or other misconduct.  Misconduct by employees or consultants could include intentional failures to comply with FDA regulations or similar regulations of comparable foreign regulatory authorities, failure to provide accurate information to FDA or comparable foreign regulatory authorities, failure to comply with manufacturing standards, failure to comply with federal and state healthcare fraud and abuse laws and regulations and similar laws and regulations established and enforced by comparable foreign regulatory authorities, failure to report financial information or data accurately, violations of anti-bribery laws, or failure to disclose unauthorized activities to us.  In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices.  These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements.  Employee or consultant misconduct could also involve the improper use of confidential information obtained in the course of our business, which could result in civil or criminal legal actions, regulatory sanctions, or serious harm to our reputation.  We have adopted a Code of Business Conduct and Ethics and other corporate policies, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations.  If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant fines or other sanctions.

We may encounter difficulties in managing our growth and expanding our operations successfully.

As we seek to advance our product candidates through clinical trials we will need to expand our development, regulatory, manufacturing, marketing, and sales capabilities, and contract with third parties to provide these capabilities for us. As our operations expand we expect that we will need to manage additional relationships with various development partners, suppliers, and other third parties. Future growth will impose significant added responsibilities on members of management. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend in part on our ability to manage any future growth effectively. To that end, we must be able to manage our development efforts and clinical trials effectively. We may not be able to accomplish these tasks and our failure to accomplish any of them could prevent us from successfully growing our company.

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We and any future development partners, third-party manufacturers and suppliers use hazardous materials, and any claims relating to improper handling, storage, or disposal of these materials could be time consuming or costly.

We and any future development partners, third-party manufacturers and suppliers may use hazardous materials, including chemicals and biological agents and compounds that could be dangerous to human health and safety or the environment. Our operations and the operations of our development partner, third-party manufacturers and suppliers also produce hazardous waste products. Federal, state, and local laws and regulations govern the use, generation, manufacture, storage, handling, and disposal of these materials and wastes. Compliance with applicable environmental laws and regulations may be expensive and current or future environmental laws and regulations may impair our product development efforts. In addition, we cannot entirely eliminate the risk of accidental injury or contamination from these materials or wastes. We do not carry specific biological or hazardous waste insurance coverage and our property, casualty, and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended.

Our internal computer systems, or those of our future development partners, third-party clinical research organizations or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs.

Despite the implementation of security measures, our internal computer systems and those of our development partners, third-party clinical research organizations and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war, and telecommunication and electrical failures. While we have not experienced any such system failure, accident, or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our programs. For example, the loss of clinical trial data for any of our product candidates could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications or other data or applications relating to our technology or product candidates, or inappropriate disclosure of confidential or proprietary information, we could incur liabilities and the further development of our product candidates could be delayed.

Healthcare reform measures, when implemented, could hinder or prevent our commercial success.

There have been, and likely will continue to be, legislative and regulatory proposals at the federal and state levels directed at broadening the availability of health care and containing or lowering the cost of health care. We cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations, and other payers of healthcare services to contain or reduce costs of health care may adversely affect:

•	the demand for any drug products for which we may obtain regulatory approval;
•	our ability to set a price that we believe is fair for our product candidates;
•	our ability to generate revenue and achieve or maintain profitability;
•	the level of taxes that we are required to pay; and
•	the availability of capital.

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We and any of our future development partners will be required to report to regulatory authorities if any of our approved products cause or contribute to adverse medical events, and any failure to do so would result in sanctions that would materially harm our business.

If we and any future development partners are successful in commercializing our products, FDA and foreign regulatory authorities would require that we and any future development partners report certain information about adverse medical events if those products may have caused or contributed to those adverse events. The timing of our obligation to report would be triggered by the date we become aware of the adverse event as well as the nature of the event. We and any future development partners may fail to report adverse events we become aware of within the prescribed timeframe. We and any future development partners may also fail to appreciate that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of our products. If we and any future development partners fail to comply with our reporting obligations, FDA or a foreign regulatory authority could take action including criminal prosecution, the imposition of civil monetary penalties, seizure of our products, or delay in approval or clearance of future products.

Our product candidates for which we intend to seek approval as biologic products may face competition sooner than anticipated.

With the enactment of the Biologics Price Competition and Innovation Act of 2009, or the BPCIA, as part of the Affordable Care Act, an abbreviated pathway for the approval of biosimilar and interchangeable biological products was created. The abbreviated regulatory pathway establishes legal authority for FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as ‘‘interchangeable’’ based on its similarity to an existing brand product. Under the BPCIA, an application for a biosimilar product cannot be approved by FDA until 12 years after the original branded product was approved under a BLA. The law is complex and is still being interpreted and implemented by FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty. While it is uncertain when such processes intended to implement BPCIA may be fully adopted by FDA, any such processes could have a material adverse effect on the future commercial prospects for our biological products.

We believe that any of our product candidates approved as biological products under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that FDA will not consider our product candidates to be reference products for competing products, potentially creating the opportunity for biosimilar competition sooner than anticipated. Moreover, the extent to which a biosimilar, once approved, will be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing. Finally, there is a risk that the 12-year exclusivity period could be reduced which could negatively affect our products.

In addition, foreign regulatory authorities may also provide for exclusivity periods for approved biological products. For example, biological products in Europe may be eligible for a 10-year period of exclusivity. However, biosimilar products have been approved under a sub-pathway of the centralized procedure since 2006. The pathway allows sponsors of a biosimilar product to seek and obtain regulatory approval based in part on the clinical trial data of an originator product to which the biosimilar product has been demonstrated to be ‘‘similar.’’ In many cases, this allows biosimilar products to be brought to market without conducting the full suite of clinical trials typically required of originators. It is unclear whether we and our development partner would face competition to our products in European markets sooner than anticipated.

We may in the future be subject to various U.S. federal and state laws pertaining to health care fraud and abuse, including anti-kickback, self-referral, false claims and fraud laws, and any violations by us of such laws could result in fines or other penalties.

If one or more of our product candidates is approved, we will likely be subject to the various U.S. federal and state laws intended to prevent health care fraud and abuse. The federal anti-kickback statute prohibits the offer, receipt, or payment of remuneration in exchange for or to induce the referral of patients or the use of products or services that would be paid for in whole or part by Medicare, Medicaid or other federal health care programs. Remuneration has been broadly defined to include anything of value, including cash, improper discounts, and free or reduced price items and services. Many states have similar laws that apply to their state health care programs as well as private payers. Violations of the anti-kickback laws can result in exclusion from federal health care programs and substantial civil and criminal penalties.

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The False Claims Act imposes liability on persons who, among other things, present or cause to be presented false or fraudulent claims for payment by a federal health care program. The False Claims Act has been used to prosecute persons submitting claims for payment that are inaccurate or fraudulent, that are for services not provided as claimed, or for services that are not medically necessary. The False Claims Act includes a whistleblower provision that allows individuals to bring actions on behalf of the federal government and share a portion of the recovery of successful claims. If our marketing or other arrangements were determined to violate the False Claims Act or anti-kickback or related laws, then our revenue could be adversely affected, which would likely harm our business, financial condition, and results of operations.

State and federal authorities have aggressively targeted medical technology companies for alleged violations of these anti-fraud statutes, based on improper research or consulting contracts with doctors, certain marketing arrangements that rely on volume-based pricing, off-label marketing schemes, and other improper promotional practices. Companies targeted in such prosecutions have paid substantial fines in the hundreds of millions of dollars or more, have been forced to implement extensive corrective action plans or corporate integrity agreements, and have often become subject to consent decrees severely restricting the manner in which they conduct their business. If we become the target of such an investigation or prosecution based on our contractual relationships with providers or institutions, or our marketing and promotional practices, we could face similar sanctions, which would materially harm our business.

Also, the Foreign Corrupt Practices Act and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. We cannot assure you that our internal control policies and procedures will protect us from reckless or negligent acts committed by our employees, future distributors, partners, collaborators or agents. Violations of these laws, or allegations of such violations, could result in fines, penalties, or prosecution and have a negative impact on our business, results of operations and reputation.

Legislative or regulatory healthcare reforms in the United States may make it more difficult and costly for us to obtain regulatory approval of our product candidates and to produce, market, and distribute our products after approval is obtained.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulatory approval, manufacture, and marketing of regulated products or the reimbursement thereof. In addition, FDA regulations and guidance are often revised or reinterpreted by FDA in ways that may significantly affect our business and our products. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of our current product candidates or any future product candidates. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require:

•	changes to manufacturing methods;
•	additional studies, including clinical studies;
•	recall, replacement, or discontinuance of one or more of our products; and
•	additional record-keeping.

Each of these would likely entail substantial time and cost and could materially harm our business and our financial results. In addition, delays in receipt of or failure to receive regulatory approvals for any future products would harm our business, financial condition, and results of operations.

Even if we are able to obtain regulatory approval for our product candidates, we will continue to be subject to ongoing and extensive regulatory requirements, and our failure to comply with these requirements could substantially harm our business.

If we receive regulatory approval for our product candidates, we will be subject to ongoing FDA obligations and continued regulatory oversight and review, such as continued safety reporting requirements, and we may also be subject to additional FDA post-marketing obligations. If we are not able to maintain regulatory compliance, we may not be permitted to market our product candidates and/or may be subject to product recalls or seizures.

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If the FDA approves any of our product candidates, the labeling, manufacturing, packaging, storage, distribution, export, adverse event reporting, advertising, promotion and record-keeping for our products will be subject to extensive regulatory requirements. Violations of these regulatory requirements or the subsequent discovery of previously unknown problems with the products, including adverse events of unanticipated severity or frequency, may result in:

•	the issuance of warning or untitled letters;
•	requirements to conduct post-marking clinical trials;
•	restrictions on the marketing and distribution of the product, including potential withdrawal of the product from the market;
•	suspension of ongoing clinical trials;
•	the issuance of product recalls, import and export restrictions, seizures, and detentions; and
•	the issuance of injunctions, or imposition of other civil and/or criminal penalties.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

We have incurred substantial losses during our history and do not expect to become profitable in the foreseeable future and may never achieve profitability. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire. We may be unable to use these losses to offset income before such unused losses expire. Under Section 382 of the Internal Revenue Code, if a corporation undergoes an ‘‘ownership change’’ (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. We have recently and in the past experienced ownership changes that have resulted in limitations on the use of a portion of our net operating loss carryforwards. On February 27, 2018, upon the closing of the Restructuring Transactions (as defined below), we experienced an ownership change that may result in limitations on the use of a portion of our net operating losses. If we experience further ownership changes our ability to utilize our net operating loss carryforwards could be further limited.

We rely completely on third parties, most of which are sole source suppliers, to supply drug substance and manufacture drug product for our clinical trials and preclinical studies and intend to rely on other third parties to produce commercial supplies of product candidates, and our dependence on third parties could adversely impact our business.

We are completely dependent on third-party suppliers, most of which are sole source suppliers of the drug substance and drug product for our product candidates. We regularly evaluate potential alternate sources of supply but there can be no assurance that any such suppliers would be available, acceptable or successful. The costs of manufacturing our drug candidates are high, and we will require additional capital to ensure that we can maintain an adequate supply to conduct our contemplated development programs.

If our third-party suppliers do not supply sufficient quantities for product candidates to us on a timely basis and in accordance with applicable specifications and other regulatory requirements, there could be a significant interruption of our supplies, which would adversely affect clinical development of the product candidate, including affecting our ability to enroll in and timely progress clinical trials. Furthermore, if any of our contract manufacturers cannot successfully manufacture material that conforms to our specifications and with regulatory requirements, we will not be able to secure and/or maintain regulatory approval, if any, for our product candidates.

We will also rely on our contract manufacturers to purchase from third-party suppliers the materials necessary to produce our product candidates for our anticipated clinical trials. There are a small number of suppliers for certain capital equipment and raw materials used to manufacture our product candidates. We do not have any control over the process or timing of the acquisition of these raw materials by our contract manufacturers. Moreover, we currently do not have agreements in place for the commercial production of these raw materials. Any significant delay in the supply of a product candidate or the raw material components thereof for an ongoing clinical trial could considerably delay completion of that clinical trial, product candidate testing, and potential regulatory approval of that product candidate.

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We do not expect to have the resources or capacity to commercially manufacture any of our proposed product candidates if approved, and will likely continue to be dependent on third-party manufacturers. Our dependence on third parties to manufacture and supply us with clinical trial materials and any approved product candidates may adversely affect our ability to develop and commercialize our product candidates on a timely basis.

We may not be successful in establishing and maintaining development partnerships and licensing agreements, which could adversely affect our ability to develop and commercialize product candidates.

Part of our strategy is to enter into development partnerships and licensing agreements. We face significant competition in seeking appropriate partners and the negotiation process is time consuming and complex. Even if we are successful in securing a development partnership, we may not be able to continue it. Moreover, we may not be successful in our efforts to establish a development partnership or other alternative arrangements for any of our other existing or future product candidates and programs because, among other reasons, our research and development pipeline may be insufficient, our product candidates and programs may be deemed to be at too early a stage of development for collaborative effort and/or third parties may not view our product candidates and programs as having the requisite potential to demonstrate safety and efficacy. Even if we are successful in our efforts to establish new development partnerships, the terms that we agree upon may not be favorable to us and we may not be able to maintain such development partnerships if, for example, development or approval of a product candidate is delayed or sales of an approved product candidate are disappointing. Any delay in entering into new development partnership agreements related to our product candidates could delay the development and commercialization of our product candidates and reduce their competitiveness if they reach the market.

Moreover, if we fail to establish and maintain additional development partnerships related to our product candidates:

•	the development of our current or future product candidates may be terminated or delayed;
•	our cash expenditures related to development of certain of our current or future product candidates would increase significantly and we may need to seek additional financing;
•	we may be required to hire additional employees or otherwise develop expertise, such as sales and marketing expertise, for which we have not budgeted; and
•	we will bear all of the risk related to the development of any such product candidates.

Our or any new partner’s failure to develop, manufacture or effectively commercialize our product would result in a material adverse effect on our business and results of operations and would likely cause our stock price to decline.

Risks Related to Intellectual Property

If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish, and our business and competitive position would suffer.

Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors and licensees to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties. We have an active patent protection program that includes filing patent applications on new compounds, formulations, delivery systems and methods of making and using products and prosecuting these patent applications in the United States and abroad. As patents issue, we also file continuation applications as appropriate. Although we have taken steps to build a strong patent portfolio, we cannot predict:

•	the degree and range of protection any patents will afford us against competitors, including whether third parties find ways to invalidate or otherwise circumvent our licensed patents;
•	if and when patents will issue in the United States or any other country;
•	whether or not others will obtain patents claiming aspects similar to those covered by our licensed patents and patent applications;
•	whether we will need to initiate litigation or administrative proceedings to protect our intellectual property rights, which may be costly whether we win or lose;

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•	whether any of our patents will be challenged by our competitors alleging invalidity or unenforceability and, if opposed or litigated, the outcome of any administrative or court action as to patent validity, enforceability or scope;
•	whether a competitor will develop a similar compound that is outside the scope of protection afforded by a patent or whether the patent scope is inherent in the claims modified due to interpretation of claim scope by a court;
•	whether there were activities previously undertaken by a licensor that could limit the scope, validity or enforceability of licensed patents and intellectual property; or
•	whether a competitor will assert infringement of its patents or intellectual property, whether or not meritorious, and what the outcome of any related litigation or challenge may be.

Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors, sublicensees and contractors. To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, we require all employees, consultants and board members to enter into agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired, and our business and competitive position would suffer.

Due to legal and factual uncertainties regarding the scope and protection afforded by patents and other proprietary rights, we may not have meaningful protection from competition.

Our long-term success will substantially depend upon our ability to protect our proprietary technologies from infringement, misappropriation, discovery and duplication and avoid infringing the proprietary rights of others. Our patent rights, and the patent rights of biopharmaceutical companies in general, are highly uncertain and include complex legal and factual issues. These uncertainties also mean that any patents that we own or may obtain in the future could be subject to challenge, and even if not challenged, may not provide us with meaningful protection from competition. Patents already issued to us or our pending applications may become subject to dispute, and any dispute could be resolved against us.

If some or all of our or any licensor’s patents expire or are invalidated or are found to be unenforceable, or if some or all of our patent applications do not result in issued patents or result in patents with narrow, overbroad, or unenforceable claims, or claims that are not supported in regard to written description or enablement by the specification, or if we are prevented from asserting that the claims of an issued patent cover a product of a third party, we may be subject to competition from third parties with products in the same class of products as our product candidates or products with the same active pharmaceutical ingredients as our product candidates, including in those jurisdictions in which we have no patent protection.

Our commercial success will depend in part on obtaining and maintaining patent and trade secret protection for our product candidates, as well as the methods for treating patients in the product indications using these product candidates. We will be able to protect our product candidates and the methods for treating patients in the applicable product indications using these product candidates from unauthorized use by third parties only to the extent that we or our exclusive licensor owns or controls such valid and enforceable patents or trade secrets.

Even if our product candidates and the methods for treating patients for prescribed indications using these product candidates are covered by valid and enforceable patents and have claims with sufficient scope, disclosure and support in the specification, the patents will provide protection only for a limited amount of time. Our and any licensor’s ability to obtain patents can be highly uncertain and involve complex and in some cases unsettled legal issues and factual questions. Furthermore, different countries have different procedures for obtaining patents, and patents issued in different countries provide different degrees of protection against the use of a patented invention by others. Therefore, if the issuance to us or any licensor, in a given country, of a patent covering an invention is not followed by the issuance, in other countries, of patents covering the same invention, or if any judicial interpretation of the validity, enforceability, or scope of the claims in, or the utility, written description or enablement in, a patent issued in one country is not similar to the interpretation given to the corresponding patent issued in another country, our ability to protect our intellectual property in those countries may be limited. Changes in either patent laws or in interpretations of patent laws in the United States and other countries may materially diminish the value of our intellectual property or narrow the scope of our patent protection.

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We may be subject to competition from third parties with products in the same class of products as our product candidates, or products with the same active pharmaceutical ingredients as our product candidates in those jurisdictions in which we have no patent protection. Even if patents are issued to us or any licensor regarding our product or methods of using them, those patents can be challenged by our competitors who can argue such patents are invalid or unenforceable on a variety of grounds, including lack of utility, lack sufficient written description or enablement, utility, or that the claims of the issued patents should be limited or narrowly construed. Patents also will not protect our product candidates if competitors devise ways of making or using these products without legally infringing our patents. The current U.S. regulatory environment may have the effect of encouraging companies to challenge branded drug patents or to create non-infringing versions of a patented product in order to facilitate the approval of ANDAs for generic substitutes. These same types of incentives encourage competitors to submit NDAs that rely on literature and clinical data not prepared for or by the drug sponsor, providing another less burdensome pathway to approval.

If we infringe the rights of third parties, we could be prevented from selling products and be forced to defend against litigation and pay damages.

There is a risk that we are infringing the proprietary rights of third parties because numerous United States and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields that are the focus of our development and manufacturing efforts. Others might have been the first to make the inventions covered by each of our or any licensor’s pending patent applications and issued patents and/or might have been the first to file patent applications for these inventions. In addition, because patent applications take many months to publish and patent applications can take many years to issue, there may be currently pending applications, unknown to us or any licensor, which may later result in issued patents that cover the production, manufacture, synthesis, commercialization, formulation or use of our product candidates. In addition, the production, manufacture, synthesis, commercialization, formulation or use of our product candidates may infringe existing patents of which we are not aware. Defending ourselves against third-party claims, including litigation in particular, would be costly and time consuming and would divert management’s attention from our business, which could lead to delays in our development or commercialization efforts. If third parties are successful in their claims, we might have to pay substantial damages or take other actions that are adverse to our business.

If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;
•	redesign our products or processes to avoid infringement, which may not be possible or could require substantial funds and time;
•	stop using the subject matter claimed in patents held by others, which could cause us to lose the use of one or more of our drug candidates;
•	pay damages royalties, or other amounts; or
•	grant a cross license to our patents to another patent holder.

We expect that, as our drug candidates move further into clinical trials and commercialization and our public profile is raised, we will be more likely to be subject to such claims.

We may fail to comply with any of our obligations under existing agreements pursuant to which we license or have otherwise acquired rights or technology, which could result in the loss of rights or technology that are material to our business.

We are a party to technology licenses and have acquired certain assets and rights that are important to our business and we may enter into additional licenses or acquire additional assets and rights in the future. We currently hold licenses from Ludwig Institute for Cancer Research (“LICR”), BioWa, Inc. (“BioWa”), and Lonza Sales AG (“Lonza”). These licenses impose various commercial, contingent payments, royalty, insurance, indemnification, and other obligations on us. If we fail to comply with these obligations, the licensor may have the right to terminate the license or take back rights or assets, in which event we would lose valuable rights under our collaboration agreements, potential claims and our ability to develop product candidates.

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We may be subject to claims that our consultants or independent contractors have wrongfully used or disclosed alleged trade secrets of their other clients or former employers to us.

As is common in the biotechnology and pharmaceutical industry, we engage the services of consultants to assist us in the development of our product candidates. Many of these consultants were previously employed at, or may have previously or may be currently providing consulting services to, other biotechnology or pharmaceutical companies including our competitors or potential competitors. We may become subject to claims that our company or a consultant inadvertently or otherwise used or disclosed trade secrets or other information proprietary to their former employers or their former or current clients. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to our management team.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and we intend to seek patent protection only in selected countries. Our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our product candidates and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•

our lack of revenues, history of operating losses, bankruptcy, limited cash reserves and ability to draw on our Purchase Agreement with Lincoln Park or obtain other capital to develop and commercialize our product candidates, including the additional capital which will be necessary to pursue the Kite collaboration and undertake the clinical trials that we plan to initiate, and continue as a going concern;

•	our ability to execute our strategy and business plan focused on developing our proprietary monoclonal antibody portfolio and our GM-CSF knockout gene-editing CAR-T platform;
•	our ability to successfully pursue the Kite collaboration;
•	the success, progress, timing and costs of our efforts to evaluate or consummate various strategic alternatives if in the best interests of our stockholders;
•	the timing of the initiation, enrollment and completion of planned clinical trials;
•	our ability to timely source adequate supply of our development products from third-party manufacturers on which we depend;
•	the potential, if any, for future development of any of our present or future products;
•	increasing levels of market acceptance of CAR-T therapies and the development of a market for lenzilumab;
•	our ability to successfully progress, partner or complete further development of our programs;
•	the potential timing and outcomes of development, pre-clinical and clinical studies of lenzilumab, ifabotuzumab, HGEN005, any of our CAR-T pipeline and the uncertainties inherent in development, pre-clinical and clinical testing;
•	our plans to research, develop and commercialize our product candidates;
•	our ability to identify and develop additional uses for our products;
•	our ability to attain market exclusivity and/or to protect our intellectual property and to operate our business without infringing on the intellectual property rights of others;
•	our ability to attract and retain collaborators with development, regulatory and commercialization expertise;
•	the outcome of pending or future litigation;
•	the ability of our controlling stockholder to influence control over all matters put to a vote of our stockholders, including elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction;
•	our ability to obtain and maintain regulatory approval of our product candidates, and any related restrictions;
•	limitations and/or warnings in the label of an approved product candidate;
•	changes in the regulatory landscape that may prevent us from pursuing or realizing any of the expected benefits from the various regulatory incentives, or the imposition of regulations that affect our products; and
•	the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing.

In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes. These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. We discuss many of the risks associated with the forward-looking statements in this prospectus in greater detail under the heading “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

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You should carefully read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, whether as a result of new information, future events or otherwise.

Any forward-looking statement made by us in this prospectus is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by applicable law.

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DETERMINATION OF MARKET PRICE

The selling stockholder will determine at what price it may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” for more information.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering.

We may receive up to $20,000,000 in aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus. We estimate that the net proceeds to us from the sale of our common stock to Lincoln Park pursuant to the Purchase Agreement will be up to approximately $19,500,000 over an approximately 36-month period, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to Lincoln Park under the Purchase Agreement, and after other estimated fees and expenses. See “Plan of Distribution” elsewhere in this prospectus for more information.

We currently intend to use the estimated net proceeds we receive under the Purchase Agreement in the following order of priority: (i) to fund our obligations under the Collaboration Agreement with Kite and the license agreements with each of the Mayo Foundation and UZH; (ii) to pursue our pre-clinical development, clinical development and regulatory strategies for our other product candidates; (iii) to fund our obligations to repay the $1.7 million in principal amount of secured bridge notes we made in June 2019, and all accrued and unpaid interest, which approximates $1.73 million as of September 30, 2019; (iv) to satisfy outstanding trade payables and other liabilities, which approximates $11.53 million as of September 30, 2019; and (v) for general working capital and general corporate purposes.

Our management will have significant discretion and flexibility in applying the net proceeds from the Purchase Agreement. Pending the application of the net proceeds, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends. We currently expect to retain all future earnings, if any, for use in the operation and expansion of our business, and therefore do not anticipate paying any cash dividends in the foreseeable future.

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LINCOLN PARK TRANSACTION

General

On November 8, 2019, we entered into the Purchase Agreement and the Registration Rights Agreement with Lincoln Park. Pursuant to the terms of the Purchase Agreement, Lincoln Park has agreed to purchase from us up to $20,000,000 of our common stock (subject to certain limitations) from time to time during the term of the Purchase Agreement. Pursuant to the terms of the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares that have been or may be issued to Lincoln Park under the Purchase Agreement.

Pursuant to the terms of the Purchase Agreement, at the time we signed the Purchase Agreement and the Registration Rights Agreement, we issued 706,592 Commitment Shares to Lincoln Park as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement.

We do not have the right to commence any sales to Lincoln Park under the Purchase Agreement until certain conditions set forth in the Purchase Agreement, all of which are outside of Lincoln Park’s control, have been satisfied, including the registration statement that includes this prospectus being declared effective by the SEC, which we refer to as the Commencement. Thereafter, we may, from time to time and at our sole discretion, direct Lincoln Park to purchase shares of our common stock in amounts up to 100,000 shares on any single business day from and after the Commencement on which the closing price of our common stock is above $0.15 per share (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction as provided in the Purchase Agreement), which amounts may be increased to up to 250,000 shares of our common stock depending on the market price of our common stock at the time of sale, subject to a maximum of $750,000 per purchase. In addition, upon notice to Lincoln Park, we may, from time to time and at our sole discretion, direct Lincoln Park to purchase additional shares of our common stock in “accelerated purchases,” “additional accelerated purchases” and/or “additional purchases” as set forth in the Purchase Agreement. The purchase price per share is based on the market price of our common stock at the time of sale as computed under the Purchase Agreement. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

The Purchase Agreement prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park, would result in Lincoln Park and its affiliates exceeding the Beneficial Ownership Cap.

Purchase of Shares Under the Purchase Agreement

Regular Purchases

Under the Purchase Agreement, on any business day selected by us on which the closing sale price of our common stock is not below $0.15 (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement), we may direct Lincoln Park to purchase up to 100,000 shares of our common stock, which we refer to as the Regular Purchase Share Limit, on such business day (the “purchase date”) in a regular purchase (a “Regular Purchase”), provided, however, that (i) the Regular Purchase Share Limit may be increased to up to 150,000 shares, provided that the closing sale price is not below $1.00 on the applicable purchase date, (ii) the Regular Purchase Share Limit may be increased to up to 200,000 shares, provided that the closing sale price is not below $1.50 on the applicable purchase date, and (iii) the Regular Purchase Share Limit may be increased to up to 250,000 shares, provided that the closing sale price is not below $2.00 on the applicable purchase date. In each case, the maximum amount of any single Regular Purchase may not exceed $750,000 per purchase. The Regular Purchase Share Limit is subject to proportionate adjustment in the event of a reorganization, recapitalization, non-cash dividend, stock split or other similar transaction; provided, that if after giving effect to such full proportionate adjustment, the adjusted Regular Purchase Share Limit would preclude us from requiring Lincoln Park to purchase common stock at an aggregate purchase price equal to or greater than $75,000 in any single Regular Purchase, then the Regular Purchase Share Limit will not be fully adjusted, but rather the Regular Purchase Share Limit for such Regular Purchase shall be adjusted as specified in the Purchase Agreement, such that, after giving effect to such adjustment, the Regular Purchase Share Limit will be equal to (or as close as can be derived from such adjustment without exceeding) $75,000.

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The purchase price per share for each such Regular Purchase will be equal to the lower of:

•	the lowest sale price for our common stock on the purchase date of such shares; and

•	the arithmetic average of the three lowest closing sale prices for our common stock during the 12 consecutive business days ending on the business day immediately preceding the purchase date of such shares.

Accelerated Purchases

We may also direct Lincoln Park, on any business day on which we have properly submitted a Regular Purchase notice and the closing sale price of our common stock is not below $0.15 (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement), to purchase an additional amount of our common stock, which we refer to as an Accelerated Purchase, of up to the lesser of:

•	30% of the aggregate shares of our common stock traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase date, which is defined as the next business day following the purchase date for the corresponding Regular Purchase, the portion of the normal trading hours on the applicable Accelerated Purchase date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase date we refer to as the Accelerated Purchase Measurement Period; and

•	three times the number of purchase shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for each such Accelerated Purchase will be equal to the lower of:

•	95% of the volume weighted average price of our common stock during the applicable Accelerated Purchase Measurement Period on the applicable Accelerated Purchase date; and

•	the closing sale price of our common stock on the applicable Accelerated Purchase date.

In the case of the Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Additional Accelerated Purchases

We may also direct Lincoln Park, not later than 1:00 p.m., Eastern time, on any business day on which an Accelerated Purchase has been completed and all of the shares to be purchased thereunder have been properly delivered to Lincoln Park in accordance with the Purchase Agreement, provided that the closing price of our common stock on the business day immediately preceding such business day is not below $0.30 (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement), to purchase an additional amount of our common stock, which we refer to as an Additional Accelerated Purchase, of up to the lesser of:

•	30% of the aggregate shares of our common stock traded during a certain portion of the normal trading hours on such Accelerated Purchase date as determined in accordance with the Purchase Agreement, which period of time we refer to as the Additional Accelerated Purchase Measurement Period; and
•	three times the number of purchase shares purchased pursuant to the Regular Purchase corresponding to the Accelerated Purchase that was completed on such Accelerated Purchase date on which an additional accelerated Purchase notice was properly received.

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We may, in our sole discretion, submit multiple Additional Accelerated Purchase notices to Lincoln Park prior to 1:00 p.m., Eastern time, on a single Accelerated Purchase date, provided that all prior Accelerated Purchases and Additional Accelerated Purchases (including those that have occurred earlier on the same day) have been completed and all of the shares to be purchased thereunder have been properly delivered to Lincoln Park in accordance with the Purchase Agreement.

The purchase price per share for each such Additional Accelerated Purchase will be equal to the lower of:

•	95% of the volume weighted average price of our common stock during the applicable Additional Accelerated Purchase Measurement Period on the applicable Additional Accelerated Purchase date; and

•	the closing sale price of our common stock on the applicable Additional Accelerated Purchase date.

In the case of the Additional Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Events of Default

Events of default under the Purchase Agreement include the following:

•	the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

•	suspension by our principal market of our common stock from trading for a period of one business day;

•	the de-listing of our common stock from the OTCQB Venture Exchange, our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the NYSE American, the NYSE Arca, the OTC Bulletin Board or the OTCQX (or nationally recognized successor thereto);

•	the failure of our transfer agent to issue to Lincoln Park shares of our common stock within two business days after the applicable date on which Lincoln Park is entitled to receive such shares;

•	any breach of the representations or warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;

•	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

•	if at any time we are not eligible to transfer our common stock electronically.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Lincoln Park’s control, we may not direct Lincoln Park to purchase any shares of our common stock under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

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No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 14,500,000 shares registered in this offering which have been or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 36 months commencing on the date that the registration statement including this prospectus becomes effective. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Lincoln Park to purchase up to $20,000,000 of our common stock, exclusive of the 706,592 Commitment Shares issued to Lincoln Park on the date of the Purchase Agreement. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $20,000,000 total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares of our common stock, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Purchase Agreement.

The Purchase Agreement prohibits us from issuing or selling to Lincoln Park under the Purchase Agreement any shares of our common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park, would exceed the Beneficial Ownership Cap.

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The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase (1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park (2)	Proceeds from the Sale of Shares to Lincoln Park Under the $20M Purchase Agreement
$0.50		13,793,408	10.83%	$6,896,704
$0.60		13,793,408	10.83%	$8,276,048
$0.68	(3)	13,793,408	10.83%	$9,379,517
$1.00		13,793,408	10.83%	$13,793,408
$1.50		13,333,333	10.51%	$20,000,000
$3.00		6,666,667	5.55%	$20,000,000

(1)	Although the Purchase Agreement provides that we may sell up to $20,000,000 of our common stock to Lincoln Park, we are only registering 14,500,000 shares under this prospectus which represents: (i) 706,592 Commitment Shares that we already issued to Lincoln Park as consideration for making the commitment under the Purchase Agreement, and (ii) an additional 13,793,408 shares which may be issued to Lincoln Park in the future under the Purchase Agreement, if and when we sell shares to Lincoln Park under the Purchase Agreement, and which may or may not cover all the shares we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering in this offering.

(2)	The denominator is based on 113,522,092 shares outstanding as of November 15, 2019 (which includes the 706,592 Commitment Shares previously issued to Lincoln Park upon the execution of the Purchase Agreement), as adjusted to include the issuance of the number of shares set forth in the adjacent column which we would have sold to Lincoln Park, assuming the purchase price in the adjacent column. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column.

(3)	The closing sale price of our common stock on November 15, 2019.

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DILUTION

The sale of our common stock to Lincoln Park pursuant to the Purchase Agreement will have a dilutive impact on our stockholders. In addition, the lower our stock price is at the time we exercise our right to sell shares to Lincoln Park, the more shares of our common stock we will issue to raise our desired amount of proceeds from the sale, and the greater the dilution to our existing stockholders.

The net tangible book value of our company as of September 30, 2019 was $(12.7 million) or approximately $(0.11) per share of common stock. Net tangible book value per share is determined by dividing the net tangible book value of our company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock as of September 30, 2019.

After giving effect to the sale of 13,793,408 shares of common stock to Lincoln Park pursuant to the Purchase Agreement and assuming gross proceeds of approximately $9.4 million from the sale of shares to Lincoln Park pursuant to the Purchase Agreement (based on the closing price of our common stock on November 15, 2019), our adjusted net tangible book value as of September 30, 2019 would have been $(3.3 million) or approximately $(0.03) per share. This represents an immediate increase in net tangible book value of approximately $0.08 per share to existing stockholders.

The hypothetical dilution calculation shown above is based on 112,780,386 shares issued and outstanding as of September 30, 2019 and excludes:

•	15,139,374 shares of our common stock underlying outstanding options to purchase common stock with a weighted average exercise price of $0.97;

•	331,193 shares of our common stock underlying outstanding warrants to purchase common stock with a weighted average exercise price of $14.24;

•	7,008,477 shares of our common stock that may be issued upon conversion of convertible notes; and

•	3,816,717 shares of our common stock reserved for future issuance under our 2012 Equity Incentive Plan.

To the extent that outstanding options or warrants outstanding have been or may be exercised or other shares are issued upon conversion of outstanding convertible notes, investors purchasing our common stock in this offering may experience further dilution. In addition, we expect to raise additional capital to fund our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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MARKET PRICE OF COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTCQB Venture Market operated by OTC Markets Group, Inc. under the symbol “HGEN”. From January 13, 2016 to June 25, 2017, our common stock was quoted on the OTC Pink marketplace operated by OTC Markets Group, Inc. Previously, our common stock was listed on the Nasdaq Global Market under the symbol “KBIO” from its beginning of trading on January 31, 2013 through January 13, 2016. Prior to January 31, 2013, there was no public market for our common stock.

Holders of Common Stock

As of October 25, 2019, we had 112,784,671 shares of common stock outstanding held by approximately 45 stockholders of record. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees.

Shares Eligible for Future Sale

Rule 144

As of October 25, 2019, our transfer agent has recorded 62,743,858 of our outstanding common shares as restricted. These shares may be resold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as that provided by Rule 144 promulgated under the Securities Act. In general, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed 1% of the then outstanding common shares of the same class, which as of October 25, 2019 equals approximately 1,127,803 common shares.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Registration Rights

Pursuant to the Registration Rights Agreement between the Company and Nomis Bay and the Black Horse Entities (the “Registration Rights Agreement”), dated February 27, 2018, Nomis Bay and the Black Horse Entities have been granted certain registration rights related to all of the shares of our common stock owned by them (collectively, the “Registrable Securities”). Under the Registration Rights Agreement, these stockholders may demand that we register all or any portion of the Registrable Securities pursuant to a registration statement on Form S-1. In addition, if we propose to register the offer and sale of any shares of our common stock under the Securities Act in another offering, either for our own account or for the account of other stockholders, these stockholders will be entitled to certain “piggyback” registration rights allowing them to include their Registrable Securities in such registration.

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BUSINESS

Overview

During February 2018, we completed the Restructuring Transactions (as defined below) announced in December 2017 and furthered our transformation into a clinical-stage biopharmaceutical company developing our portfolio of next-generation cell and gene therapies for the treatment of cancers via our novel GM-CSF neutralization and gene-knockout platforms.

As a leader in GM-CSF pathway science, we believe that we have the ability to transform CAR-T therapy and a broad range of other T-cell engaging therapies, including both autologous and allogeneic cell transplantation. There is a direct correlation between the efficacy of CAR-T therapy and the incidence of life-threatening toxicities (referred to as the efficacy/toxicity linkage). We believe that our GM-CSF neutralization and gene-editing CAR-T platform technologies have the potential to reduce the inflammatory cascade associated with serious and potentially life-threatening CAR-T therapy-related side effects while preserving and potentially improving the efficacy of the CAR-T therapy itself, thereby breaking the efficacy/toxicity linkage. Clinical correlative analysis and pre-clinical in vivo evidence points to GM-CSF as the key initiator of the inflammatory cascade resulting in CAR-T therapy’s side-effects. GM-CSF has also been linked to the suppressive myeloid cell axis through recruitment of MDSCs that reduce CAR-T cell expansion and hamper CAR-T cell efficacy. Our strategy is to continue to pioneer the use of GM-CSF neutralization and GM-CSF gene knockout technologies to improve efficacy and prevent or significantly reduce the serious side-effects associated with CAR-T therapy.

We believe that our GM-CSF pathway science, assets and expertise create two technology platforms to assist in the development of next-generation CAR-T therapies. Lenzilumab, our proprietary Humaneered® anti-GM-CSF immunotherapy, has the potential to be used in combination with any FDA-approved or development stage T-cell therapies, including CAR-T therapy, as well as in combination with other cell therapies such as HSCT, to make these treatments safer and more effective. In addition, our GM-CSF knockout gene-editing CAR-T platform has the potential to create next-generation CAR-T therapies that may inherently avoid any efficacy/toxicity linkage, thereby potentially preserving the benefits of the CAR-T therapy while reducing or altogether avoiding its serious and potentially life-threatening side-effects.

Our immediate focus is combining FDA-approved and development stage CAR-T therapies with lenzilumab, our proprietary Humaneered® anti-human-GM-CSF immunotherapy, which is our lead product candidate. A clinical collaboration with Kite was recently announced to evaluate the use of lenzilumab with Yescarta in a multicenter clinical trial in adults with relapsed or refractory large B-cell lymphoma. We are also focused on creating next-generation combinatory gene-edited CAR-T therapies using strategies to improve efficacy while employing GM-CSF gene knockout technologies to control toxicity. We are also developing our own portfolio of proprietary first-in-class EphA3-CAR-Ts for various solid cancers and EMR1-CAR-Ts for various eosinophilic disorders. We are also exploring the effectiveness of our GM-CSF neutralization technologies (either through the use of lenzilumab as a neutralizing antibody or through GM-CSF gene knockout) in combination with other CAR-T, T-cell engaging, and immunotherapy treatments to break the efficacy/toxicity linkage including the prevention and/or treatment of GvHD in patients undergoing allogeneic HSCT. We have established several partnerships with leading institutions to advance our innovative cell and gene therapy pipeline.

Lenzilumab

Lenzilumab, our lead product candidate, is a clinical-stage Humaneered monoclonal antibody that neutralizes GM-CSF and has the potential to prevent or reduce certain serious side-effects associated with CAR-T therapy and improve upon the efficacy of CAR-T therapy. Pre-clinical data generated by the Mayo Clinic in collaboration with us indicates that the use of lenzilumab in combination with CAR-T therapy may also enhance the proliferation and improve the efficacy of the CAR-T therapy. This may also result in durable, or longer term, responses.

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We are continuing to advance the development of lenzilumab in combination with CAR-T therapy through a non-exclusive clinical collaboration with Kite, pursuant to which we will conduct a multi-center Phase 1b/2 study of lenzilumab with Kite’s Yescarta in patients with relapsed or refractory B-cell lymphoma, including DLBCL. The primary objective of the Study is to determine the effect of lenzilumab on the safety of Yescarta. Kite’s Yescarta is one of two CAR-T therapies that have been approved by the FDA, is currently the CAR-T therapy market leader, and our collaboration with Kite is currently the only clinical collaboration with the potential to improve both the safety and efficacy of CAR-T therapy. We also plan to measure other potentially beneficial effects on efficacy and healthcare resource utilization. In addition, lenzilumab’s success in preventing serious and potentially life-threatening side-effects could offer economic benefits to medical system payers in the United States and abroad by making the CAR-T therapy capable of being administered, and follow-up care subsequently monitored and managed, potentially on an out-patient basis in certain patients and circumstances. In turn, we believe that delivering such provider and payer benefits might accelerate the use of the CAR-T therapy itself, and thereby permit us to generate further revenues from sales of lenzilumab.

In addition to CAR-T therapy, we are committed to advancing our diverse platform for GM-CSF axis suppression for a broad range of other T-cell engaging therapies, including both autologous and allogeneic next generation CAR-T therapies, bi-specific antibody therapies, as well as other cell-based immunotherapies in development, including allogeneic HSCT, with our current and future partners.

In July 2019, we entered into the Zurich Agreement with UZH. Under the Zurich Agreement, we have in-licensed certain technologies that we believe may be used to prevent or treat GvHD, thereby expanding our development platform to include improving the safety and effectiveness of allogeneic HSCT, a potentially curative therapy for patients with hematological cancers. There are currently no FDA-approved agents for the prevention of GvHD nor treatment of GvHD in patients identified as high risk by certain biomarkers. We believe that GM-CSF neutralization with lenzilumab has the potential to prevent or treat GvHD without compromising, and potentially improving, the beneficial GvL effect in patients undergoing allogeneic HSCT, thereby making allogeneic HSCT safer. We aim to position lenzilumab as a “must have” companion product to any allogeneic HSCT and as a part of the standard pre-conditioning that all patients receiving allogeneic HSCT should receive or as an early treatment option in patients identified as high risk for GvHD.

Given our focus on developing lenzilumab in the treatment of rare cancers, we believe that we have the opportunity to benefit from various regulatory incentives, such as orphan drug exclusivity, breakthrough therapy designation, fast track designation, priority review and accelerated approval.

GM-CSF Gene Knockout

We are advancing our GM-CSF knockout gene-editing CAR-T platform through the Mayo Agreement that we entered into in June 2019 with the Mayo Foundation. Under the Mayo Agreement, we have in-licensed certain technologies that we believe may be used to create CAR-T cells lacking GM-CSF expression through various gene-editing tools including CRISPR-Cas9. We believe that our GM-CSF knockout gene-editing CAR-T platform has the potential to create next-generation CAR-T therapies that improve the efficacy and safety profile of CAR-T therapy.

Preclinical data indicates that GM-CSF gene knockout CAR-T cells show improved overall survival compared to wild-type CAR-T cells in addition to the expected benefits of reduced serious side-effects associated with CAR-T therapy. We are establishing a platform of next-generation combinatorial gene knockout CAR-T cells that have potential to be applied across both autologous and allogeneic approaches and we are also investigating multiple CAR-T cell designs using precise dual and triple gene editing to significantly enhance the anti-tumor activity while simultaneously preventing CAR-T therapy induced toxicities. Through targeted gene expression and modulating cytokine activation signaling, we may be able to increase the proportion of fitter T-cells produced during expansion, increase the proliferative potential, and inhibit activation induced cell death, thereby improving the cancer killing activity of our engineered CAR-T cells thereby making them more effective and safer in the treatment of cancers. We plan to continue development of this technology in combination approaches that could add to the observed efficacy benefits of current generation CAR-T products. In addition, we anticipate that our GM-CSF knockout gene-editing CAR-T platform may be a future backbone for controlling the serious side-effects that hamper CAR-T therapy that lead to serious and sometimes fatal outcomes for patients as a result of the CAR-T therapy itself.

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EphA3-CAR: Targeting Tumor Stroma and Tumor Vasculature

We are working to generate our own pipeline of CAR-T therapies including an EphA3-CAR-T based on the ifabotuzumab v-region and backbone. Ifabotuzumab is a Humaneered® anti- EphA3 monoclonal antibody. Ifabotuzumab has the potential to kill tumor cells by targeting tumor stroma that protects them and the vasculature that feeds them. This unique combination of activities as a backbone of a CAR-T therapy may provide the potential to generate durable responses in a range of solid tumors by targeting the tissues that surround, protect, and nourish a growing cancer.

By developing an EphA3-CAR-T using ifabotuzumab as the backbone, we may have the ability to target the tumor, tumor stroma, and tumor vasculature in a novel manner. We are collaborating with the Mayo Clinic and plan to move to clinical testing with an anti-EphA3 construct for a range of cancer types after completing IND-enabling work.

EMR1-CAR: Targeting Eosinophils

Our EMR1-CAR-T product is based on the HGEN005 (anti-EMR1 Humaneered monoclonal antibody) backbone and targets EMR1. Our EMR1-CAR-T based on the HGEN005 backbone is another approach in our growing platform of CAR-T therapies. We believe that because of its high selectivity, EMR1-CAR-T has significant potential to treat serious eosinophil diseases.

In pre-clinical work, HGEN005’s anti-EMR1 activity resulted in dramatically enhanced killing of eosinophils from normal and eosinophilic donors and also induced a rapid and sustained depletion of eosinophils in a non-human primate model without any clinically significant adverse events. We have engaged with NIH to discuss expanding the initial work they have conducted utilizing HGEN005 and discussions are underway with a leading center in the U.S. to perform the IND-enabling testing in eosinophilic leukemia, an orphan condition with significant unmet need, as well as with several other potential partners, although we cannot assure you that we will reach any agreements for these next steps.

CAR-T Overview and Market Opportunity

Development and implementation of individualized treatments based on T-cell therapies has the potential to revolutionize the fight against cancer. The two CAR-T therapies that have been approved by the FDA, Gilead/Kite’s Yescarta and Novartis’s Kymriah, seek to treat forms of B-cell cancers such as various types of NHL, including DLBCL and ALL, that are refractory or in second or later stage relapse. Although patients suffering from these aggressive cancers frequently undergo multiple treatments, including chemotherapy, radiation and targeted therapy including stem cell transplants, the five-year survival rate has been severely limited and patients who do not respond to, or have relapsed following at least two courses of standard treatment, have no other treatment options and a very poor outcome. According to the SEER cancer database, it is estimated that up to 10,000 patients per year in the United States with r/r B-cell NHL and ALL who have failed at least two prior systemic therapies may be eligible for CAR-T therapy. In addition, if CAR-T therapy is approved as an earlier second line option versus stem cell transplantation, an additional 10,000 to 12,000 patients may be eligible for treatment. However, this is predicated on improving the benefit-to-risk profile of CAR-T therapy and addressing the severe life threatening adverse events currently associated with these agents.

The FDA-approved CAR-T therapies have demonstrated the effectiveness of using targeted immuno-cellular engineering to cause a patient’s own T-cells to fight certain cancers that have not responded to standard therapies. T-cells are often called the “workhorses” of the immune system because of their role in coordinating the immune response and killing cells infected by pathogens and cancer cells. As depicted below, each of the FDA-approved CAR-T therapies is currently a one-time treatment that involves multiple steps:

•	harvesting white blood cells from the patient’s blood;

•	engineering T-cells within this population to express cancer-specific receptors;

•	increasing and purifying the number of genetically re-engineered T-cells; and

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•	infusing the functional cancer-specific T-cells back into the patient to allow for expansion and targeting the cancer cells.

Both Kymriah and Yescarta received FDA approval for adults with r/r DLBCL on the basis of one single-arm Phase II study which served as the pivotal registration trial for each product in this indication, a markedly accelerated process that indicates the FDA’s view of the strong potential of these novel CAR-T therapy treatments to address an unmet need and improve patient outcomes. The number of evaluable patients in the studies that led to FDA approval for Kymriah and Yescarta in large B-cell lymphoma was 68 and 101, respectively. Moreover, Kymriah also received FDA approval for the treatment of pediatrics and adolescents with r/r ALL based on a single phase II study. The Novartis-sponsored Kymriah study in ALL showed that 83% of pediatric and adolescent patients with r/r ALL who received treatment with Kymriah (52 of 63; 95% confidence interval: 71%-91%) achieved a complete response rate or a complete response rate with incomplete blood count recovery within three months of infusion. In addition, Novartis announced that no minimal residual disease, a blood marker that indicates potential relapse, was detected among responding patients. The Novartis-sponsored Kymriah study in adults with r/r DLBCL showed that 32% of adults achieved a complete response rate within three months of infusion, which dropped to 30% after six months. In the Kymriah registration study in the DLBCL population, 160 patients were enrolled and 68 were evaluable.

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The single Phase II study that led to the FDA approval of Yescarta in r/r DLBCL showed similarly positive results. The study enrolled 111 patients (101 were evaluable) with large B-cell lymphoma at advanced stages despite having undergone at least two previous treatments, with approximately 20% of patients already having undergone a stem cell transplant. The complete response rate within three months of CAR-T treatment, given as a single infusion, was 58%, which dropped to 46% after six months. The complete response rate after two years of CAR-T treatment, given as a single infusion, has been reported as 37%.

Encouraged by the success of the Phase II studies, since the initial FDA approvals were granted to Novartis for Kymriah, the CAR-T therapy market has seen rapid expansion, with Gilead/Kite and Novartis and scores of other biotechnology companies actively working to progress CAR-T therapies as potential treatments for numerous blood and solid tumor cancers. The third entrant to the U.S. market is expected to be approved in 2020.

Both Kymriah and Yescarta are autologous individualized CD19 targeted CAR-T therapies. Development is also ongoing for both Kymriah and Yescarta for earlier lines of therapy for DLBCL (rather than as salvage therapy for patients who have exhausted other options), in other types of NHL and for the treatment of chronic lymphocytic leukemia (“CLL”). According to the National Cancer Institute Surveillance, Epidemiology, and End Results Program, as well as the American Cancer Society's Cancer Statistics Center and World Health Organization Union for International Cancer Control, it is estimated that up to 10,000 patients with r/r B-cell hematologic malignancies (including DLBCL, ALL, CLL) per year may potentially benefit from CD19 targeted CAR-T therapies. In addition, if CAR-T therapy is approved as an earlier second line option versus stem cell transplantation, an additional 10,000 to 12,000 patients may be eligible for treatment. Moreover, there are two B-cell maturation antigen targeted CAR-T therapies in phase II development for r/r multiple myeloma and several other novel CAR-T therapies targeting various antigens and neo-antigens in development for a number of hematologic and solid cancers. While there may be individual differences between CAR-T therapy products, the overall safety profile is, for the most part, expected to be consistent with that reported with Yescarta and Kymriah.

Former FDA Commissioner Scott Gottlieb and Center for Biologics Evaluation and Research Director Peter Marks detailed plans for the FDA to keep pace with an expected influx of applications for cell and gene therapies over the coming years. Former FDA Commissioner Gottlieb and CBER Director Marks have indicated that by 2020, FDA expects to receive more than 200 active IND applications for cell and gene therapies each year, adding to the 800 active IND applications for such products already filed with FDA. By 2025, they predict that FDA will be approving between 10 and 20 cell and gene therapy products annually. The FDA has also issued final guidance to gene therapy and cell therapy developers, whereby under the Regenerative Medicine Advanced Therapy (“RMAT”) designation, qualified applications will be eligible for FDA priority review and accelerated approval.

The global CAR-T therapy market is projected to grow from approximately $300 million in 2018 to greater than $2 billion in 2021, with continued growth to approximately $8.5 billion in 2028. These market projections do not account for additional growth opportunities including the expansion of CD19 CAR-T therapies for use in various solid tumors, which is currently in early to mid-stage clinical development.

Allogeneic HSCT Overview and Market Opportunity

Allogeneic HSCT, which involves transferring stem cells from a healthy donor to the patient, has demonstrated effectiveness in treating hematological cancers. As depicted below, allogeneic HSCT involves multiple steps:

•	Collecting blood from a healthy donor;

•	Processing the donor’s blood to remove the stem cells before returning the rest of the donor’s blood back to the donor;

•	Pre-conditioning the patient with high-dose chemotherapy and/or radiation; and

•	Infusing the donor’s stem cells into the patient to allow for the production of new blood cells.

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The overall number of allogeneic HSCT treatments continues to increase annually in the United States and abroad. In 2019, approximately 10,000 allogeneic HSCT treatments are expected to be performed in the United States, with similar trends expected in Europe.

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Market Opportunity

CAR-T Therapy

The two FDA-approved CAR-T therapies are not without significant limitations. Despite the exciting prospects for treating patients with limited options, significant adverse effects from CAR-T therapy, including NT and CRS, remain a significant unmet need that must be addressed. Because NT and CRS can be life-threatening and have proven fatal in many instances, and because each product bears a “Black Box” warning from the FDA (the strictest FDA warning label intended to alert patients and providers about serious and life-threatening risks associated with a particular drug), patients seeking to benefit from Yescarta or Kymriah generally may only do so if the treatment center is in compliance with the REMS program required by FDA. REMS programs are intended to assist and train certified treatment centers on the management of these serious side effects. This has adversely impacted both market uptake and usage to date. Both CRS and NT are caused by a large-scale release of pro-inflammatory cytokines and chemokines induced by the CAR-T therapy, sometimes referred to as a “cytokine storm”. According to the package inserts for Yescarta and Kymriah, up to 94% of patients treated with Yescarta or Kymriah in the clinical trial setting experienced CRS (with up to 49% of cases being severe or grade >3 in nature) and up to 87% experienced NT (with up to 31% of cases being severe or grade >3 in nature). Moreover, based on feedback from leading treatment centers in the United States, approximately 30 to 60% of patients receiving CAR-T therapy require admission to the ICU, and in some cases require an extended stay, with multiple interventions, including ventilator support and other supportive measures, to be urgently administered to manage these side-effects. Some patients can suffer seizures, coma, brain swelling, heart arrhythmias, organ failure and serious and life-threatening clotting disorders. These can be particularly challenging and concerning issues, especially in younger and pediatric patients. Researchers evaluated 1,254 patients who underwent CAR-T therapy at 86 hospitals over the past two years reported that the median ICU stay was 15 to 19 days with a median overall cost ranging from $85,726 to $242,730, not including the cost of the CAR-T therapy itself (Harris, et al. TCT 2019 Abstracts 500, 501). In addition, there have also been several deaths reported as a result of these serious side-effects. A publication assessing 636 patients who had received either of the two FDA-approved CAR-T therapies (348 patients on Yescarta and 288 on Kymriah) authored by Anand and Burns, et al. in the Journal of Clinical Oncology (37, 2019 (suppl; abstract 2540)) reported that 10% of patients receiving Yescarta and 21% of patients receiving Kymriah died from factors not associated with disease progression (i.e., non-relapse mortality) that was primarily driven by NT and CRS. Therefore these serious side-effects are associated with significant mortality rates, despite the availability of approved supportive care measures, even as CAR-T therapies are administered only in trained and certified treatment centers staffed by experts in the field. We expect that the CAR-T therapies under development may be hampered by the same significant side-effects. If such side-effects can be ameliorated or eradicated, and adequate data is submitted to FDA, the “Black Box” warning and REMS program could potentially be scaled back or removed.

There are currently no FDA-approved products for the prevention or treatment of NT or for the prevention of CRS associated with CAR-T therapy. Medicines used to manage NT and CRS, such as tocilizumab and corticosteroids, have not adequately controlled the side-effects, and steroids may have a detrimental impact on the efficacy of the CAR-T therapy itself while tocilizumab may increase the risk of CAR-T therapy induced NT. Further, these medicines have not undergone prospective clinical trials for use in this patient population. Tocilizumab is only approved for the treatment of severe cases of CRS, but is not approved for prevention of CRS nor is it approved for either prevention or treatment of NT. The approval in CRS was as a result of case studies and not as a result of a planned, prospective clinical study in this patient population. Studies testing tocilizumab for the prevention of NT have shown tocilizumab to significantly worsen the rate of NT across all grades as well as the more serious grades 3 and above, as compared to the rate in patients who did not receive tocilizumab prophylactically. In addition, recent publications question the efficacy of tocilizumab in CRS. For example, studies testing tocilizumab as a prophylactic therapy for CRS have shown the rates of overall CRS remained unaltered as compared to the rate in patients who did not receive tocilizumab prophylactically (Locke et al. American Society of Hematology (“ASH”) 2017, Abstract 1547). Further, a publication authored by Le, et al. in The Oncologist (2018, 28(8); 943-947) assessing 60 patients who had received either Yescarta or Kymriah and had suffered from CRS having received tocilizumab and/or steroids after the onset of CRS, reported that only approximately half of the patients responded at day 11. These data, along with the Anand/Burns data and the Locke data discussed above, demonstrate that improvements in the ability to prevent or mitigate NT and CRS are needed. Such improvements would help remove these major impediments to uptake and utility of CAR-T therapies, improve healthcare utilization and improve overall patient outcomes. Managing patients with these side-effects can consume a significant amount of in-hospital resources, including extended stays in the ICU. The primary driver of non-drug related costs associated with CAR-T therapy is the length of stay in the hospital, particularly if this includes ICU admission. Non-drug related costs for patients who develop CRS and/or NT are approximately double that of patients who do not develop these serious toxicities. Further, as the potential benefit of CAR-T therapies are explored in earlier lines of hematologic cancers (rather than as salvage therapy for patients who have exhausted other options), as well as moving use of CAR-T therapies into solid tumors, the need to address serious side-effects becomes paramount.

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In addition to improving patient outcomes, the ability to significantly reduce the incidence and severity of NT and prevent CRS associated with CAR-T therapy may offer significant benefits in making these treatments more cost-effective. Hospital reimbursement for patients who are treated only as an out-patient is profoundly different from, and more favorable to the hospital than, the reimbursement afforded to treatments for patients who are admitted or re-admitted to the hospital within a 72 hour period. Unfortunately, at present, the need to identify, treat and manage NT and CRS generally has prevented CAR-T therapies from being administered, and follow-up care monitored and managed, potentially on an out-patient basis. Again, 30-60% of patients receiving CAR-T therapy require admission to the ICU, in some cases requiring an extended stay, with multiple interventions, investigations and treatments needing to be urgently administered. As a result, in some institutions, the treating physician may require the hospital to reserve a bed in the ICU as a prerequisite to administering the CAR-T therapy in case the patient needs to be hospitalized in an attempt to manage the adverse effects from NT and CRS. At other institutions, the patient is admitted as an in-patient and is required to remain in the hospital for at least a week, with discharge being subject to satisfactory short-term outcomes and no emergence of complications. Even in institutions where the CAR-T therapy is initially administered in an out-patient setting, the patient is closely monitored daily for several weeks and is required to stay within a short distance from the hospital in case the patient needs to be admitted to the hospital on an emergency basis, requiring additional lodging, food and other costs to be incurred by the patient, the payer, or both. In some situations these patients are re-admitted to the hospital on an emergency basis as an in-patient if complications ensue. If a patient is admitted or re-admitted to the hospital as an in-patient, the hospital reimbursement dynamics may change in a manner which is negative for the hospital, the payer and the patient. This dynamic also changes typical hospital reimbursement, depending on when in the treatment cycle the patient is admitted or re-admitted. In addition, certain treatment centers do not accept patients who are not potentially able to be treated as an out-patient and refer such patients to other centers who may be willing to treat them as in-patients, primarily as a result of the reimbursement handicap that would accrue as a result of in-patient coding, billing and reimbursement, which generally leads to the hospital system losing money because of the in-patient care reimbursement.

The reimbursement challenges associated with CAR-T therapies are also proving to be an impediment to greater utilization of Kymriah and Yescarta in Europe and the United Kingdom, where National Institute of Clinical Excellence (“NICE”) initially recommended that the UK National Health Service not reimburse Yescarta based on their assessment of the cost per QALY. A key driver of the cost per QALY is in-patient and potential ICU related costs. This led to Yescarta having to be funded through other mechanisms. A positive recommendation for use of Yescarta within the CDF was subsequently made by the NICE appraisal committee in January 2019, but only in compliance with a managed access agreement. When the data collection period finishes (anticipated by February 2022), the process for exiting the CDF will begin and the review of NICE’s guidance for Yescarta will start. While both Kymriah and Yescarta have been approved by European regulators for market authorization, prescriptions have been limited as Kite and Novartis work to establish reimbursement arrangements intended to facilitate access to the treatments on a discounted basis consistent with the governmental mandates to curb healthcare spending. These dynamics, and the additional complexity of treating patients with serious and potentially life-threatening side-effects in the hospital and/or ICU, mean that enabling true out-patient administration and follow-up would confer significant benefits to patients, payers and the hospital system. We believe there to be a significant unmet medical need and lenzilumab, if proven to be able to abrogate these serious side-effects as well as improve efficacy, may offer a solution.

Other T-cell Engaging Therapies

In addition to CAR-T therapy, we are committed to advancing our diverse platform for GM-CSF axis suppression for a broad range of other T-cell engaging therapies, including both autologous and allogeneic next generation CAR-T therapies, bi-specific antibody therapies, as well as other cell-based immunotherapies in development, to break the efficacy/toxicity linkage, including for the prevention and/or treatment of GvHD in patients undergoing allogeneic HSCT. Many of these treatment options may lead to serious side-effects and have ample room for improved efficacy.

We believe that GM-CSF neutralization with lenzilumab has the potential to prevent or reduce GvHD without compromising, and potentially improving, the beneficial GvL effect in patients undergoing allogeneic HSCT, thereby making allogeneic HSCT safer. Allogeneic HSCT is a potentially curative therapy for patients with hematological cancers. Although a potentially life-saving treatment for patients suffering from hematological cancers, between 40-60% of patients receiving HSCT treatments experience acute or chronic GvHD, which together carries a 50% mortality rate. After being transplanted into the patient, donor-derived T cells are responsible for mediating the beneficial GvL effect. In many cases, however, donor-derived T cells that remain within the graft itself have also been linked to destruction of healthy tissue in the patient (the host), with particular risk of destroying cells in the patient’s skin, gut, and liver, resulting in GvHD. Although depleting donor grafts of T cells can prevent or reduce the risk of GvHD, this results in a reduced GvL effect, thereby having a detrimental impact on the efficacy of the allogeneic HSCT treatment itself and leading to increased relapse rates. We expect that the use of allogeneic HSCT may be hampered by GvHD complications. A recent study published in ‘blood advances’ an official journal of the American Society of Hematology, suggests that neutralizing or blocking GM-CSF may limit or prevent GvHD in the gastrointestinal tract (Gartlan, K., et al, October 8, 2019, vol 3, no.19).

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There are currently no FDA-approved agents for the prevention of GvHD, and there is a significant unmet medical need for an agent that can uncouple the beneficial GvL effect from harmful GvHD. At this time, pre-conditioning regimens for HSCT treatments vary significantly by treatment centers, including by unapproved, or “off-label”, use of agents that have been approved by the FDA for other uses only. We believe there to be a significant unmet medical need and lenzilumab, if proven to be able to prevent GvHD in allogeneic HSCTs, may offer a solution.

Our Solution

We believe that our GM-CSF pathway science, assets and expertise create two technology platforms to assist in the development of next-generation CAR-T therapies. Lenzilumab, our proprietary Humaneered® anti-GM-CSF immunotherapy, has the potential to be used in combination with any FDA-approved or development stage T-cell therapies, including CAR-T therapy, as well as in combination with other cell therapies such as HSCT, to make these treatments safer and more effective. In addition, our GM-CSF knockout gene-editing CAR-T platform has the potential to create next-generation CAR-T therapies that may inherently avoid any efficacy/toxicity linkage, thereby potentially preserving the benefits of the CAR-T therapy while reducing or altogether avoiding its serious and potentially life-threatening side-effects.

In our review of results of CAR-T clinical trials, as well as pre-clinical animal models that seek to understand the causation of side-effects, we noted from independent researchers that CAR-T infusion leads to an early rise in levels of soluble GM-CSF, a cytokine that we believe is of critical importance in the inflammatory cascade associated with CAR-T therapy related side-effects. GM-CSF is one of only two cytokines that have been clearly demonstrated to be associated with severe NT and early rise in, and peak levels of, GM-CSF are associated with NT. GM-CSF is also implicated in the growth of certain hematologic malignancies, such as CMML, juvenile myelomonocytic leukemia, HLH, MAS, certain solid tumors and other serious conditions, particularly a broad range of auto-immune conditions. Moreover, there is an abundance of data demonstrating that GM-CSF is upstream in the cytokine cascade and that the neutralization of GM-CSF is known to inhibit the release of key downstream cytokines known to be associated with CRS and NT.

Combining CAR-T Therapies with Lenzilumab

Lenzilumab, our proprietary Humaneered® monoclonal antibody, binds to and neutralizes soluble, circulating GM-CSF, and has been shown to be generally safe and well tolerated in 113 patients in two Phase I and two Phase II studies conducted for other purposes, including CMML. As a result, we have an extensive safety, tolerability and pharmacokinetics data package on lenzilumab in clinical use in healthy human volunteers as well as in patients. Accordingly, we believe lenzilumab has the potential to improve the efficacy and safety of CAR-T therapy and that the use of lenzilumab may minimize or eradicate the incidence, frequency, duration and/or severity of NT and/or CRS associated with CAR-T therapy while enhancing CAR-T proliferation and effector functions and potentially confer additional benefits in terms of healthcare resource utilization. We also believe lenzilumab may further improve the value proposition of CAR-T therapies and facilitate their use and acceptance throughout the healthcare systems in the United States and abroad.

A strong scientific rationale exists for GM-CSF neutralization using lenzilumab for the improvement of safety, efficacy and cost-effectiveness of CAR-T therapy. Lenzilumab is in development to significantly reduce the incidence and severity of CAR-T therapy induced NT and CRS, and to improve the overall efficacy and duration of response of CAR-T therapy. Robust scientific rationale and independent scientific research from leading institutions support GM-CSF neutralization as a validated target in this setting. In December 2017, we held a scientific advisory board at the 2017 annual meeting of the ASH with leading key opinion leaders in the CAR-T field to validate the scientific rationale of lenzilumab prophylactic therapy in combination with CAR-T therapy. Based on feedback received from the advisory board, we created the development plan for lenzilumab. To that end, we initiated preclinical studies using proprietary xenograft models in collaboration with the Mayo Clinic. In addition, and following subsequent scientific advisory boards convened at the 2018 American Society of Clinical Oncology and the 2018 annual meeting of the ASH, we continued to work with leading key opinion leaders and CAR-T centers to advance lenzilumab into phase Ib/II pivotal trials in combination with FDA-approved, CD19 targeted CAR-T therapies such as Kite’s Yescarta and potentially with Novartis’s Kymriah.

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Following outreach to key opinion leaders and innovators in the CAR-T field, we have tested the hypothesis of using lenzilumab as a prophylaxis against these side-effects. A preclinical study conducted in 2018 by researchers at the Mayo Clinic in collaboration with us validated our hypothesis that the use of lenzilumab along with CD19 targeted CAR-T therapy neutralized GM-CSF and significantly reduced NT and CRS. In addition, the Mayo Clinic study showed that the use of lenzilumab enhanced CAR-T proliferation and effector functions, generally improving the efficacy of the CAR-T therapy. This was the first time it has been demonstrated that the toxicities associated with CAR-T therapy can be effectively abrogated in vivo.

These data were submitted as an abstract to the ASH and led to an invitation to present during the CAR-T plenary session at the 2018 annual meeting of the ASH, the receipt of one of ASH’s coveted ‘Outstanding Abstract Achievement Awards’, and an invitation to submit a manuscript to ‘blood’®, a premier journal in hematology and the official journal of ASH. The manuscript entitled “GM-CSF inhibition reduces cytokine release syndrome and neuroinflammation but enhances CAR-T cell function in xenografts” was published as a first edition paper by ‘blood’ in the November 21, 2018 online edition. In February 2019, the editors of ‘blood’ selected our study and a key image from the associated manuscript for the front cover of the February 14, 2019 edition of the journal.

Our current clinical and regulatory development plan centers around the collaboration agreement we executed with Kite in May 2019. Pursuant to the Collaboration Agreement, the parties have agreed to conduct a multi-center Phase 1b/2 study of lenzilumab with Kite’s Yescarta in patients with relapsed or refractory B-cell lymphoma. The primary objective of the Study is to determine the effect of lenzilumab on the safety of Yescarta. In addition, efficacy and healthcare resource utilization will be assessed. The Collaboration Agreement with Kite is non-exclusive. Depending upon FDA feedback, we believe the Study may serve as the basis for registration for lenzilumab.

Combining Allogeneic HSCT with Lenzilumab

In addition to CAR-T therapy, we are committed to advancing our diverse platform for GM-CSF axis suppression for a broad range of other T-cell engaging therapies, including both autologous and allogeneic next generation CAR-T therapies, bi-specific antibody therapies as well as other cell-based immunotherapies in development, with our current and future partners.

We believe that GM-CSF neutralization using lenzilumab has the potential to make allogeneic HSCT safer and more effective. Similar to GM-CSF neutralization with lenzilumab breaking the efficacy/toxicity linkage with CAR-T therapy, GM-CSF neutralization has demonstrated potential to attenuate GvHD while maintaining the beneficial GvL effect in patients undergoing allogeneic HSCT.

In July 2019, we entered into the Zurich Agreement with UZH. Under the Zurich Agreement, we have in-licensed certain technologies that we believe may be used to prevent or treat GvHD, thereby expanding our development platform to include improving the safety and effectiveness of allogeneic HSCT, a potentially curative therapy for patients with hematological cancers. The technology was recently featured in a November 2018 research article published in Science Translational Medicine, where the authors demonstrated in a murine model of GvHD, that donor T cell-derived GM-CSF drives GvHD through activation, expansion, and trafficking of myeloid cells but has no effect on the GvL response. Neutralization of GM-CSF (either using a neutralizing antibody or through GM-CSF gene knock-out) was able to uncouple the myeloid-mediated immunopathology resulting in GvHD from the T cell-mediated control of leukemic cells. This discovery provides a clear mechanistic proof-of-concept for neutralizing GM-CSF to prevent GvHD without compromising, and potentially improving, the GvL effect in patients undergoing allogeneic HSCT. Corroborating data related to the critical effect GM-CSF has on GvHD development in HSCT was published recently by Gartlan et al, as noted above.

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The strong link between T cell-mediated efficacy and myeloid cell mediated toxicity mirrors the findings that have been reported with CAR-T therapies where T cell-produced GM-CSF has emerged as a key driver of the myeloid inflammatory cascade resulting in NT and CRS and potentially impairing improved CAR-T therapy efficacy through effects on myeloid-derived suppressor cells. GM-CSF neutralization has the potential to eliminate or reduce the off-target inflammatory cascade while preserving the on-target efficacy of T cell therapies, thereby breaking the efficacy/toxicity linkage.

We believe that GM-CSF neutralization with lenzilumab has the potential to prevent or treat GvHD without compromising, and potentially improving, the beneficial GvL effect in patients undergoing allogeneic HSCT, thereby making allogeneic HSCT safer. Accordingly, we aim to position lenzilumab as a “must have” companion product to any allogeneic HSCT and as a part of the standard pre-conditioning that all patients receiving allogeneic HSCT should receive or as an early treatment option in patients identified as high risk for GvHD.

Gene-edited CAR-T Therapies using GM-CSF Gene Knockout

We believe that our GM-CSF knockout gene-editing CAR-T platform has the potential to create next-generation CAR-T therapies that improve the efficacy and safety profile of CAR-T therapy via gene-edited CAR-T cells which can be engineered to lack the ability to produce GM-CSF, thereby avoiding any efficacy/toxicity linkage and potentially preserving and improving upon the benefits of the CAR-T therapy while altogether avoiding its serious and potentially life-threatening side-effects.

We are advancing our GM-CSF knockout gene-editing CAR-T platform through the Mayo Agreement that we entered into in June 2019 with the Mayo Foundation. Under the Mayo Agreement, we have in-licensed certain technologies that we believe may be used to create CAR-T cells lacking GM-CSF expression through various gene-editing tools including CRISPR-Cas9. The Mayo Agreement broadened our leadership position in the GM-CSF neutralization space and expanded our discovery platform aimed at improving CAR-T therapy to include gene-edited CAR-T cells.

Preclinical data indicates that GM-CSF gene knockout CAR-T cells show improved overall survival compared to GM-CSF-expressing CAR-T cells in addition to the expected benefits of reduced serious side-effects associated with CAR-T therapy. We are establishing a platform of next-generation combinatorial gene knockout CAR-T cells that have potential to be applied across both autologous and allogeneic approaches and we are also investigating multiple CAR-T cell designs using precise dual and triple gene editing to significantly enhance the anti-tumor activity while simultaneously preventing CAR-T therapy induced toxicities. Through targeted gene expression and modulating cytokine activation signaling, we may be able to increase the proportion of fitter T-cells produced during expansion, increase the proliferative potential, and inhibit activation induced cell death, thereby improving the cancer killing activity of our engineered CAR-T cells thereby making them more effective and safer in the treatment of cancers. Preclinical data indicates that CAR-T cells express GM-CSF and signal through GM-CSF receptors upon activation in an autocrine fashion. GM-CSF knockout CAR-T cells are not able to signal through this pathway which results in a gene expression profile distinct from GM-CSF-expressing CAR-T cells after in vitro expansion. This includes lower levels of Fas expression which may indicate a less differentiated state of the CAR-T cells. We continue to explore the phenotypic pattern of GM-CSF knockout CAR-T cells relative to GM-CSF-expressing CAR-T cells and possible implications for improved safety and efficacy. We plan to continue development of this technology in combination approaches that could add to the observed efficacy benefits of current generation CAR-T products.

EphA3-CAR: Targeting Tumor Stroma and Tumor Vasculature

We are working to generate our own pipeline of CAR-T therapies including an EphA3-CAR-T based on the ifabotuzumab v-region and backbone. Ifabotuzumab is a Humaneered® anti-EphA3 monoclonal antibody. Ifabotuzumab has the potential to kill tumor cells by targeting tumor stroma that protects them and the vasculature that feeds them. This unique combination of activities as a backbone of a CAR-T therapy may provide the potential to generate durable responses in a range of solid tumors by targeting the tissues that surround, protect, and nourish a growing cancer.

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Eph and Ephrin receptors are critical for cell positioning and movement in fetal development. However in the adult EphA3 is not expressed in normal tissue but it is thought to be expressed on the cancer stem cell compartment in particular the stroma that surrounds and protects the cancer cells and the tumor vasculature that feeds them. EphA3 expression has been reported in the tumor vasculature of human cancers of the brain, kidney, skin, lung, colon, and bladder. GBM is the most common form of brain cancer and the most deadly. Targeting antigens expressed by GBM such as IL-13Ra2 and EGFRvIII is associated with the development of antigen loss variants. There are safety concerns targeting HER2 given its expression in normal adult tissue. EphA3 is increasingly being recognized as a therapeutic target for GBM given its lack of expression in normal adult tissues and its expression on stromal cells that support the cancer’s growth and metastatic potential.

Using ifabotuzumab as the backbone, we have generated an EphA3-CAR-T that may be useful in the treatment of a range of solid tumors. EphA3 expression in tumor stroma is controlled by HIF in response to the low oxygen environment that characterizes solid tumors. Preclinical data has shown the EphA3 expressing stroma cells are important for tumor neovascularization.

A Phase I safety and imaging trial of radio-labeled ifabotuzumab in recurrent glioblastoma multiforme, a particularly aggressive and deadly form of brain cancer, is enrolling at two centers in Australia, the Olivia-Newton John Cancer Research Institute in Melbourne (the “ONJCRI”) and the Queensland Institute for Medical Research in Brisbane. Preliminary imaging data reported at AACR in 2019 demonstrated that administration of ifabotuzumab resulted in rapid, specific targeting of GBM tumors in all patients. Whole body bio-distribution imaging demonstrated no normal tissue uptake of the antibody. Post-treatment MRI scans showed predominant T2/Flair changes which were consistent with treatment effect on tumor vasculature.

By developing an EphA3-CAR-T using ifabotuzumab as the backbone, we may have the ability to target the tumor, tumor stroma, and tumor vasculature in a novel manner. We are collaborating with the Mayo Clinic and plan to move to clinical testing with an anti-EphA3 construct for a range of cancer types after completing IND-enabling work.

EMR1-CAR: Targeting Eosinophils

Our EMR1-CAR-T product is based on the HGEN005 (anti-EMR1 Humaneered® monoclonal antibody) backbone and targets the epidermal growth factor-like module containing mucin-like hormone receptor 1 (EMR1).

A major limitation of current eosinophil-targeted therapies is incomplete depletion of tissue eosinophils and/or lack of cell selectivity. Eosinophils are a type of white blood cell. If too many are produced in the body, chronic inflammation and tissue and organ damage may result. The origin and development of eosinophilic disorders is mostly due to eosinophils infiltrating tissue. EMR1 is expressed exclusively on eosinophils, making it an ideal target for the treatment of eosinophilic disorders. Regardless of the eosinophilic disorder, mature eosinophils express EMR1 in tissue, blood and bone marrow in patients with eosinophilia. Our EMR1-CAR-T based on the HGEN005 backbone is another approach in our growing platform of CAR-T therapies. We believe that because of its high selectivity, EMR1-CAR-T has significant potential to treat serious eosinophil diseases.

In pre-clinical work, HGEN005’s anti-EMR1 activity resulted in dramatically enhanced NK killing of eosinophils from normal and eosinophilic donors and also induced a rapid and sustained depletion of eosinophils in a non-human primate model without any clinically significant adverse events. We have engaged with NIH to discuss expanding the initial work they have conducted utilizing HGEN005 and discussions are underway with a leading center in the U.S. to perform the IND-enabling testing in eosinophilic leukemia, an orphan condition with significant unmet need, as well as with several other potential partners, although we cannot assure you that we will reach any agreements for these next steps.

Kite Collaboration

Our current clinical and regulatory development plan centers around the Collaboration Agreement we executed with Kite in May 2019. Pursuant to the Collaboration Agreement, the parties have agreed to conduct a multi-center Phase 1b/2 study of lenzilumab with Kite’s Yescarta in patients with relapsed or refractory B-cell lymphoma, including DLBCL. The primary objective of the Study is to determine the effect of lenzilumab on the safety of Yescarta. In addition, efficacy and healthcare resource utilization will be assessed. Kite will act as the sponsor of the Study and will be responsible for its conduct.

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The Collaboration Agreement provides that we and Kite will split only the out-of-pocket costs actually incurred in conducting the Study, including all third-party expenses incurred in accordance with a mutually agreed budget. We currently project we will be responsible for an aggregate of approximately $8 million in out-of-pocket costs, assuming up to a total of 72 patients are recruited for a multi-center Study. Each party will otherwise be responsible for its own internal costs, including internal personnel costs, incurred in connection with the Study.

In addition, the parties have agreed to enter into certain additional agreements in connection with the Study, including a supply agreement that will obligate us, at our expense, to supply certain quantities of lenzilumab in final form for administration to subjects in the Study. Kite is responsible, at its expense, to supply Yescarta. Kite will be responsible for other costs related to the Study.

The parties have formed a Joint Development Committee (“JDC”) to oversee the Study, its progress and administration, and other matters between the parties and their obligations set forth in the Collaboration Agreement. The JDC comprises representatives of each of Humanigen and Kite. Kite’s JDC designees will have decision-making authority with respect to (1) certain operational matters in conducting the Study, such as selection of participating sites and engagement of third party service providers; and (2) amendments to the protocol for the Study established by the JDC that do not directly relate to our investigational product or the part of the Study combination that consists solely of our investigational product; but only, in each case, to the extent that such decisions by the Kite JDC designees do not result in an increase in the mutually agreed-upon budget by fifteen percent or more. Neither Kite designees nor our designees will have final decision making authority on matters directly related to the investigational product of the other party, including the other party’s investigational product that is used in or a part of the Study.

We and Kite will jointly own all Study data and sample data, including case report forms, findings, conclusions and other results from the Study that relates to each party’s investigational product that is used in combination or sequence in the Study, and not solely to either party’s investigational product. Study data and sample data that relates solely to a party’s own investigational product will be owned solely by that party. We and Kite will own our respective background intellectual property and neither party has been granted a commercial license to use the respective background intellectual property of the other party. Each party will own any inventions that relate to its own investigational product used in the Study or sample data, however, any new inventions related to, or covering, the combination of each party’s investigational product used in the Study will be jointly owned by the parties. Kite will control any preparation, filing, prosecution and maintenance of any patent covering any new inventions related to, or covering, the combination of each party’s investigational product used in the Study and the parties will equally share costs for all such patents. We will continue to own all world-wide rights to lenzilumab and the intellectual property related to lenzilumab, including use of lenzilumab with CAR-T therapy.

Unless previously terminated, the Collaboration Agreement will continue until the first anniversary of the date Kite provides the final Study report to us or the termination of the Study. Kite may elect to terminate or suspend the Study at any time. Each party may terminate the Collaboration Agreement under certain circumstances, including (1) for an uncured breach by the other party; (2) if a party determines that the Study may unreasonably affect patient safety; (3) upon certain actions by regulatory authorities that are adverse to the Study; or (4) if a party determines to discontinue the development of its investigational product.

The Collaboration Agreement imposes additional obligations on the parties, such as confidentiality obligations, obligations to comply with applicable law related to patient privacy and data protection, and potential indemnification obligations. The Collaboration Agreement is non-exclusive.

Worldwide License for the Prevention of GvHD through GM-CSF Neutralization from UZH

In July 2019, we entered into the Zurich Agreement with UZH. Under the Zurich Agreement, we have in-licensed certain technologies that we believe may be used to prevent GvHD through GM-CSF neutralization. The Zurich Agreement covers various patent applications filed by UZH which complement and broaden our position in the application of GM-CSF neutralization and expands our development platform to include improving allogeneic HSCT.

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Worldwide License to Gene-Editing Technology from the Mayo Foundation

In June 2019, we entered into an exclusive worldwide license with the Mayo Foundation. Under the Mayo Agreement, we have in-licensed certain technologies that we believe may be used to create CAR-T cells lacking GM-CSF expression through various gene-editing tools including CRISPR-Cas9. The license covers various patent applications and know-how developed by the Mayo Foundation in collaboration with us. These licensed technologies complement and broaden our leadership position in the CAR-T/GM-CSF neutralization space and expand our discovery platform aimed at improving CAR-T therapy to include gene-edited CAR-T cells. With this license agreement, we significantly expanded our intellectual property portfolio to include gene-edited CAR-T cells which can be engineered to lack the ability to produce GM-CSF which may improve the efficacy and safety profile of CAR-T therapy.

Our Pipeline

Our pipeline is currently focused on creating safer and more effective CAR-T therapies in hematologic malignancies and solid tumors via three key modalities:

•	Combining FDA-approved and development stage CAR-T therapies with lenzilumab, our proprietary Humaneered® anti-GM-CSF immunotherapy that is our lead product candidate;

•	Creating next-generation gene-edited CAR-T therapies using GM-CSF gene knockout technologies; and

•	Exploring the effectiveness of our GM-CSF neutralization technologies (either through the use of lenzilumab as a neutralizing antibody or through GM-CSF gene knockout) in combination with other CAR-T, T-cell engaging, and immunotherapy treatments, including allogeneic HSCT.

We are also developing our own CAR-T programs based on the backbone of ifabotuzumab and HGEN005, in high unmet medical need and rare/orphan oncology conditions. Our monoclonal antibody portfolio was developed using our proprietary, patent-protected Humaneered technology, which consists of methods for converting antibodies (typically murine) into engineered, high-affinity antibodies designed and optimized for human therapeutic use.

These product candidates are in the early stage of development and will require substantial time, resources, research and development, and regulatory approval prior to commercialization. Furthermore, none of these product candidates has advanced into a pivotal registration study and it may be years before such a study is initiated, if at all. Our current pipeline is depicted below:

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Lenzilumab

Overview and Mechanism of Action

Lenzilumab, previously referred to as KB003, is a novel monoclonal antibody designed to target and neutralize human GM-CSF, which could also be described as a ‘myeloid inflammatory factor’. We used our proprietary and patent-protected Humaneered antibody development platform to develop lenzilumab. There is extensive evidence linking GM-CSF expression to serious and potentially life-threatening side-effects in CAR-T therapy and reduced efficacy through recruitment of MDSCs. Our focus for lenzilumab development is investigating its potential to improve efficacy of CAR-T therapy and to prevent or ameliorate CAR-T therapy-related NT and CRS. Following CAR-T therapy administration, GM-CSF produced by CAR-T cells initiates a signaling cascade of inflammation that results in the trafficking and recruitment of myeloid cells to the tumor site. These myeloid cells produce key cytokines known to be associated with the development of NT and CRS thereby perpetuating the inflammatory cascade. Peer-reviewed publications in leading journals by well-recognized experts have reported that GM-CSF blood level is elevated early after CAR-T cell administration and reaches significant peak levels in patients who suffer serious NT as a side-effect of CAR-T therapy.

GM-CSF seems to be critical for the initiation of CRS and the inflammatory cascade following CAR-T administration. It acts as an upstream ‘initiator’ and the precursor to other cytokines involved in the cascade. GM-CSF gene knock-out (k/o) mice or animals that lack a functional myeloid compartment do not develop CRS and have normal levels of downstream cytokines, including IL-6, IL-1 and MCP-1/CCL2. Animals that are k/o for IL-1, INF-g and IL-6 still develop CRS in models which recapitulate this syndrome. The lack of GM-CSF does not affect T-cell cytotoxicity as GM-CSF k/o animals had equivalent effector to target cell (E:T) ratios and cytotoxic activity against tumor cells. GM-CSF is required for CCR2+ monocytes to initiate and sustain neuro-inflammation. It is postulated that GM-CSF induces CCR2+ inflammatory myeloid derived cells to infiltrate into the CNS, activating microglial cells; the activated microglial cells then increase their expression of CCL2/MCP-1 to further recruit inflammatory myeloid cells in a self-perpetuating manner, forming a positive feedback loop. Research from CAR-T clinical trials demonstrated that fever and elevated MCP-1 levels 36 hours post CAR-T treatment were most predictive of severe CRS and NT across patients with NHL, ALL and CLL.

There are many other publications that point to the pivotal role of GM-CSF in CRS. Based on these publications and extensive discussions with leading key opinion leaders, we believe that lenzilumab, used as a companion therapy with CAR-T offers a number of potential benefits, including:

•	Lower rates of severe/grades >3 CRS and all grades of CRS;

•	Lower rates of severe/grades >3 NT and all grades of NT;

•	Lower rates of ICU admissions and duration of hospitalization;

•	Improved anti-tumor response (e.g. ORR, CR) and overall patient outcomes;

•	Improved duration of response and reduced relapse rates;

•	Improved cost effectiveness and reduced direct/indirect costs;

•	Improved reimbursement, and preferential formulary placement for CAR-T;

•	Expansion of CAR-T beyond the relapse/refractory setting to second-line and potential first-line use due to improved benefit-risk profile, increasing utilization to a significantly larger pool of patients;

•	Expansion of CAR-T into solid tumor treatments; and

•	Scaling back or removal of current CAR-T required REMS programs and “Black Box” warnings due to improved benefit-risk profile of CAR-T.

Preclinical studies in mice conducted at the Mayo Clinic using human ALL blasts, human CD19 CAR-T, and human peripheral blood mononuclear cells (PBMCs), demonstrated that blockade of GM-CSF with lenzilumab prevented the onset of CRS, reduced neuro-inflammation by 75% (as assessed by quantitative MRI) and maintained the integrity of the BBB compared to CAR-T plus control antibody treatment, where CRS, neuro-inflammation and BBB disruption can be profoundly affected. The administration of lenzilumab in combination with CAR-T therapy led to a significant (5-fold) increase in proliferation of CAR-T cells and improved CAR-T effector function, presumably due to a decrease in MDSC expansion and trafficking which is known to be promulgated by GM-CSF. GM-CSF neutralization in combination with CAR-T therapy reduced relapse, enhanced anti-tumor response and improved overall survival compared to CAR-T therapy alone. Moreover, the combination of lenzilumab and CAR-T reduced myeloid cell infiltration into the CNS and resulted in significantly better leukemic control as quantified by flow cytometry compared to CAR-T and control antibody. Human data from CAR-T clinical trials suggests that the only cytokines associated with grade > 3 NT are GM-CSF, IL-2 and IL-15. Moreover, in patients who developed severe NT, there was a 17-fold increase in myeloid cell trafficking into the CNS further establishing the role of GM-CSF in the expansion and trafficking of myeloid cells in the toxicities associated with CAR-T therapy.

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We are also developing lenzilumab as a companion to allogeneic HSCT for patients with hematological cancers. Accordingly, we are assessing plans to investigate use of lenzilumab as a “must have” companion product to any allogeneic HSCT and as a part of the standard pre-conditioning that all patients receiving allogeneic HSCT should receive or as an early treatment option for patients identified as high risk by certain biomarkers.

Clinical data also shows the potential for lenzilumab as a treatment for certain other conditions, including eosinophilic asthma and rheumatoid arthritis (RA). There is potential for a range of other oncology, immunology and autoimmune conditions and we are actively investigating lifecycle management opportunities for lenzilumab in high value markets with strong unmet medical needs.

Development Program

In Combination with CD19 Targeted CAR-T Therapies

Our current clinical and regulatory development plan centers around the Collaboration Agreement we executed with Kite in May 2019. Pursuant to the Collaboration Agreement, the parties have agreed to conduct a multi-center Phase 1b/2 study of lenzilumab with Kite’s Yescarta in patients with relapsed or refractory B-cell lymphoma, including DLBCL. Kite will act as the sponsor of the Study and will be responsible for its conduct. The primary objective of the Study is to determine the effect of lenzilumab on the safety of Yescarta. In addition, efficacy and healthcare resource utilization will be assessed.

Kite’s Yescarta is one of two CAR-T therapies that have been approved by FDA, is the leading CAR-T by revenue and our collaboration with Kite is the only current clinical collaboration with the potential to improve both the safety and efficacy of CAR-T therapy. The Collaboration Agreement with Kite is non-exclusive. Depending upon FDA feedback, we believe the Study may serve as the basis for registration for lenzilumab.

As a Companion to Allogeneic HSCT

We believe lenzilumab has potential to prevent or reduce GvHD in allogeneic HSCT, thereby making allogeneic HSCT safer as a potentially curative therapy for patients with hematological cancers. In July 2019, we entered into an exclusive worldwide license agreement with UZH. Under the Zurich Agreement, we have in-licensed certain technologies that we believe may be used to prevent GvHD through GM-CSF neutralization, thereby expanding our development platform to include improving the safety and effectiveness of allogeneic HSCT. A recent study published in ‘blood advances’, an official journal of the American Society of Hematology, suggests that neutralizing or blocking GM-CSF may limit or prevent GvHD in the gastrointestinal tract (Gartlan, K., et al, October 8, 2019, vol 3, no.19).

We plan to study lenzilumab as a companion to allogeneic HSCT for patients with hematological cancers. Accordingly, we are working to initiate pivotal Phase II/III studies of lenzilumab prophylaxis or early treatment in combination with allogeneic HSCT with a primary objective of preventing or reducing GvHD.

Other Inflammatory Conditions

Previous clinical studies of lenzilumab include a repeat-dose, Phase II clinical trial of lenzilumab in RA with the inclusion of a safety run-in portion. On completing the safety run-in portion of this trial, which showed lenzilumab to be well tolerated with no clinically significant adverse events, we reassessed the increasingly competitive RA market and chose to redirect our study of lenzilumab to other areas given the competitive intensity and diminishing levels of unmet need in RA relative to some other medical areas. Results from a subsequent randomized, double-blinded, placebo-controlled, repeat dose, Phase II clinical trial in severe asthma, showed a statistically significant benefit on patients with eosinophilic asthma. As a result of a strategic shift and other corporate activities, we terminated development of lenzilumab in severe asthma. We have generated safety and tolerability data in 113 patients in various clinical studies, including CMML, and have demonstrated lenzilumab to be safe and well tolerated in these settings.

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Gene-edited CAR-T Therapies using GM-CSF Gene Knockout

We believe that our GM-CSF knockout gene-editing CAR-T platform has the potential to create next-generation CAR-T therapies that improve the efficacy and safety profile of CAR-T therapy via gene-edited CAR-T cells which can be engineered to lack the ability to produce GM-CSF, thereby avoiding any efficacy/toxicity linkage and potentially preserving and improving upon the benefits of the CAR-T therapy while altogether avoiding its serious and potentially life-threatening side-effects.

We are advancing our GM-CSF knockout gene-editing CAR-T platform through the Mayo Agreement that we entered into in June 2019 with the Mayo Foundation. Under the Mayo Agreement, we have in-licensed certain technologies that we believe may be used to create CAR-T cells lacking GM-CSF expression through various gene-editing tools including CRISPR-Cas9. The Mayo Agreement broadened our leadership position in the GM-CSF neutralization space and expanded our discovery platform aimed at improving CAR-T therapy to include gene-edited CAR-T cells.

Preclinical data indicates that GM-CSF knockout CAR-T cells show improved overall survival compared to GM-CSF-expressing CAR-T cells, in addition to the expected benefits of reduced serious side-effects associated with CAR-T therapy. We are establishing a platform of next-generation combinatorial gene knockout CAR-T cells that have potential to be applied across both autologous and allogeneic approaches and we are also investigating multiple CAR-T cell designs using precise dual and triple gene editing to significantly enhance the anti-tumor activity while simultaneously preventing CAR-T therapy induced toxicities. Through targeted gene expression and modulating cytokine activation signaling, we may be able to increase the proportion of fitter T-cells produced during expansion, increase the proliferative potential, and inhibit activation induced cell death, thereby improving the cancer killing activity of our engineered CAR-T cells thereby making them more effective and safer in the treatment of cancers. Preclinical data indicates that CAR-T cells express GM-CSF and signal through GM-CSF receptors upon activation in an autocrine fashion. GM-CSF knockout CAR-T cells are not able to signal through this pathway which results in a gene expression profile distinct from GM-CSF-expressing CAR-T cells after in vitro expansion. This includes lower levels of Fas expression which may indicate a less exhausted state of the CAR-T cells. We continue to explore exhaustion markers of GM-CSF knockout CAR-T cells relative to GM-CSF-expressing CAR-T cells and possible implications for improved safety and efficacy. We plan to continue development of this technology in combination approaches that could add to the observed efficacy benefits of current generation CAR-T products.

Ifabotuzumab

Ifabotuzumab is a Humaneered immunotherapy, formerly referred to as KB004, which targets the EphA3 receptor and in which the antibody carbohydrate chains lack fucose, thereby enhancing the targeted cell-killing activity of the antibody. We believe that ifabotuzumab has the potential for treating solid tumors, hematologic malignancies and serious pulmonary conditions. In 2006, we entered into a license agreement with LICR pursuant to which LICR granted certain exclusive rights to the ifabotuzumab prototype (referred to as IIIA4) as well as EphA3 intellectual property.

Ifabotuzumab binds to the EphA3 receptor, which plays an important role in cell positioning and tissue organization during fetal development, but is not thought to play a significant role in healthy adults. EphA3 is a receptor tyrosine kinase aberrantly expressed on the tumor cell surface in a number of hematologic malignancies and solid tumors. It is also expressed on the stem cell compartment, which includes malignant stem cells, the vasculature that feeds them, and the stromal cells that protect them. EphA3 expression has been documented in a number of hematologic and solid tumor types, including AML, chronic myelogenous leukemia, chronic lymphocytic leukemia, MDS, myelofibrosis, multiple myeloma, melanoma, breast cancer, small and non-small cell lung cancer, colorectal cancer, gastric cancer, renal cancer, GBM, and prostate cancer, making it an attractive target. Publications related to certain cancers have indicated that EphA3 tumor cell expression correlates with cancer growth and a poor prognosis. EphA3 is overexpressed in GBM and, in particular, in the most aggressive mesenchymal subtype. Importantly, EphA3 is highly expressed on the tumor-initiating cell population in glioma and appears to be critically involved in maintaining tumor cells in a less differentiated state by modulating mitogen-activated protein kinase signaling. EphA3 knockdown or depletion of EphA3-positive tumor cells may reduce tumorigenic potential to a degree comparable to treatment with a therapeutic radiolabeled EphA3-specific monoclonal antibody. We believe EphA3 is a functional, targetable receptor in GBM and other solid tumors as well as certain lymphomas and leukemias. A study published in December 2018 showed that an antibody drug conjugate (ADC) comprising IIIA4 (a predecessor monoclonal antibody and prototype for ifabotuzumab) showed significant survival benefit in mice with GBM.

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Anti-EphA3 treatment has shown encouraging preclinical results in multiple experiment types, including patient primary tumor cell assays, colony forming assays, and xenograft mouse models. Upon binding to EphA3, ifabotuzumab causes cell killing to occur either through antibody-dependent, cell-mediated cytotoxicity or through direct apoptosis, and in the case of tumor neovasculature, through cell rounding and blood vessel disruption. Given the expression pattern of EphA3 in multiple tumor types, ifabotuzumab may have the potential to kill cancer cells and the tumor stem cell microenvironment, providing for long-term responses while sparing normal cells.

Further, by developing ifabotuzumab as the backbone for a next generation CAR-T construct, we may have the ability to target both the tumor, tumor stroma, and tumor vasculature in a novel manner and build on the experience with current second generation CD19 CAR-T therapies. We are collaborating with the Mayo Clinic to make a series of CAR-T constructs based on ifabotuzumab, of which initial constructs have been created, and plan to move to pre-clinical testing with these constructs for a range of cancer types. EphA3 is a tumor specific antigen expressed on the surface of a multitude of solid tumor cells, tumor stroma cells and tumor vasculature in certain cancers. We completed the Phase I dose escalation portion of a Phase I/II clinical trial of ifabotuzumab in multiple hematologic malignancies for which the preliminary results were published in the journal Leukemia Research in 2016. A Phase I safety and imaging trial of radio-labeled ifabotuzumab in recurrent glioblastoma multiforme, a particularly aggressive and deadly form of brain cancer, is currently enrolling at two centers in Australia, the ONJCRI in Melbourne and the Queensland Institute for Medical Research in Brisbane. The lead investigators at the ONJCRI, are also evaluating an ADC comprising ifabotuzumab in tumor models. The current clinical trial has enrolled eight patients to date, and is expected to complete enrollment with a total of twelve patients by the end of 2019 and to report on the initial findings soon thereafter. Preliminary imaging data reported at AACR in 2019 demonstrated that administration of ifabotuzumab resulted in rapid, specific targeting of GBM tumors in all patients. Whole body bio-distribution imaging demonstrated no normal tissue uptake of the antibody. Post-treatment MRI scans showed predominant T2/Flair changes which were consistent with treatment effect on tumor vasculature. We continue to explore partnering opportunities to facilitate the further development of ifabotuzumab in a range of cancer types.

We are in discussions with separate and various parties and may initiate partnerships to pursue some of the following activities:

•	Initiate and complete pre-clinical studies with a CAR-T product;

•	Complete the on-going clinical study and pre-clinical studies with various antibody-drug conjugates that are based on ifabotuzumab (in partnership with leading centers in Australia); and

•	Develop bi-specific antibodies based on ifabotuzumab.

We have conducted a Phase I/II trial for ifabotuzumab in multiple hematologic malignancies. The most common adverse event attributed to ifabotuzumab in this trial was infusion reactions (chills, fever, nausea, hypertension, and rapid heart rate) which is an expected safety finding based on the mechanism of action. The majority of infusion reactions were mild-to-moderate in severity and resolved with temporary stoppage of infusion and/or use of medications to treat symptoms. In 2014, we completed the Phase I dose escalation portion of our study, primarily treating patients with AML as well as patients with MDS and myelofibrosis. We suspended enrollment in that study due to the bankruptcy filing in December 2015.

Centers in Australia continued to work independently on IIIA4, the murine antibody parent of ifabotuzumab, as an ADC in mice and a December 2018 publication in the journal ‘Cancers’ showed that in mice engrafted with GBM, treatment with an ADC based on IIIA4 showed significantly improved survival.

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HGEN005

Our EMR1-CAR-T product is based on the HGEN005 (anti-EMR1 monoclonal antibody) backbone and targets the epidermal growth factor-like module containing mucin-like hormone receptor 1 (EMR1).

A major limitation of current eosinophil-targeted therapies is incomplete depletion of tissue eosinophils and/or lack of cell selectivity. Eosinophils are a type of white blood cell. If too many are produced in the body, chronic inflammation and tissue and organ damage may result. The origin and development of eosinophilic disorders is mostly due to eosinophils infiltrating tissue. EMR1 is expressed exclusively on eosinophils, making it an ideal target for the treatment of eosinophilic disorders. Regardless of the eosinophilic disorder, mature eosinophils express EMR1 in tissue, blood and bone marrow in patients with eosinophilia. Our EMR1-CAR-T based on the HGEN005 backbone is another approach in our growing platform of CAR-T therapies. We believe that because of its high selectivity, EMR1-CAR-T has significant potential to treat serious eosinophil diseases.

In pre-clinical work, HGEN005’s anti-EMR1 activity resulted in dramatically enhanced NK killing of eosinophils from normal and eosinophilic donors and also induced a rapid and sustained depletion of eosinophils in a non-human primate model without any clinically significant adverse events. We have engaged with NIH to discuss expanding the initial work they have conducted utilizing HGEN005 and discussions are underway with a leading center in the U.S. to perform the IND-enabling testing in eosinophilic leukemia, an orphan condition with significant unmet need, as well as with several other potential partners, although we cannot assure you that we will reach any agreements for these next steps.

Our Humaneered Technology

Our proprietary and patented Humaneered technology platform is a method for converting existing antibodies (typically murine) into engineered, high-affinity human antibodies designed for therapeutic use, particularly for chronic conditions. We have developed or in-licensed targets or research (mouse) antibodies, typically from academic institutions, and then applied our Humaneered technology to them. Lenzilumab, ifabotuzumab and HGEN005 are Humaneered antibodies. In aggregate, our Humaneered antibodies have been tested clinically in more than 200 patients with no evidence of serious immunogenicity. Our Humaneered antibodies are closer to human antibodies than chimeric or conventionally humanized antibodies and have a high affinity for their target but low immunogenicity. Specifically, our Humaneered technology generates an antibody from an existing antibody with the required specificity as a starting point and, we believe, provides the following advantages:

•	retention of identical target epitope specificity of the starting antibody and frequent generation of higher affinity antibodies;

•	very-near-to-human germ line sequence, which we believe means our Humaneered antibodies are less likely to induce an inappropriate immune response in broad patient populations when used chronically than chimeric or conventionally humanized antibodies, which has proven to be the case in clinical studies;

•	high potency and slow off-rate of the antibody;

•	antibodies with physiochemical properties that facilitate process development and formulation (lack of aggregation at high concentration);

•	high solubility;

•	high antibody expression yields that potentially provide cost-of-goods benefits; and

•	an optimized antibody processing time of three to six months.

As we are focused on progressing our current portfolio of antibodies through clinical development and out-licensing, we are not currently dedicating additional resources to the research or development of additional Humaneered antibodies other than our existing portfolio of lenzilumab, ifabotuzumab and HGEN005.

Intellectual Property

Intellectual property is an important part of our strategy. We have and continue to file aggressively on our own inventions and in-license intellectual property and technology as it relates to our therapeutic interests.

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Licensing and Collaborations

The University of Zurich

On July 19, 2019, we entered into the Zurich Agreement with UZH. Under the Zurich Agreement, we have in-licensed certain technologies that we believe may be used to prevent GvHD through GM-CSF neutralization. The Zurich Agreement covers various patent applications filed by UZH which complement and broaden our position in the application of GM-CSF neutralization and expands our development platform to include improving allogeneic HSCT.

The Zurich Agreement required an initial one-time payment of $100,000, which we paid to UZH on July 29, 2019. The Zurich Agreement also requires the payment of annual license maintenance fees, as well as milestones and royalties upon the achievement of certain regulatory and commercialization milestones.

The Mayo Foundation for Medical Education and Research

On June 19, 2019, we entered into the Mayo Agreement with the Mayo Foundation. Under the Mayo Agreement, we have in-licensed certain technologies that we believe may be used to create CAR-T cells lacking GM-CSF expression through various gene-editing tools including CRISPR-Cas9. The license covers various patent applications and know-how developed by Mayo Foundation in collaboration with us. These licensed technologies complement and broaden our position in the GM-CSF neutralization space and expand our discovery platform aimed at improving CAR-T to include gene-edited CAR-T cells.

Pursuant to the Mayo Agreement, we will pay $200,000 to the Mayo Foundation within six months of the effective date of the Mayo Agreement, or upon completion of a qualified financing, whichever is earlier. The Mayo Agreement also requires the payment of milestones and royalties upon the achievement of certain regulatory and commercialization milestones.

Kite Pharma, Inc.

On May 30, 2019, we entered in the Collaboration Agreement with Kite, a wholly owned subsidiary of Gilead Sciences, Inc. Pursuant to the Collaboration Agreement, the parties agreed to conduct a multi-center Phase 1b/2 study of lenzilumab with Kite’s Yescarta in patients with relapsed or refractory B-cell lymphoma. The primary objective of the Study is to determine the effect of lenzilumab on the safety of Yescarta. Various other important parameters, including efficacy and healthcare resource utilization, will also be measured. Kite will act as the sponsor of the Study and will be responsible for its conduct.

The Collaboration Agreement provides that we and Kite will split only the out-of-pocket costs actually incurred in conducting the Study, including all third-party expenses incurred in accordance with a mutually agreed budget. We currently project we will be responsible for an aggregate of approximately $8 million in out-of-pocket costs, assuming up to a total of 72 patients are recruited for a multi-center Study. Each party will otherwise be responsible for its own internal costs, including internal personnel costs, incurred in connection with the Study.

The Ludwig Institute for Cancer Research

In May 2004, we entered into a license agreement with the LICR pursuant to which LICR granted to us an exclusive license for intellectual property rights and materials related to chimeric anti-GM-CSF antibodies that formed the basis for lenzilumab. Under the agreement, we were granted an exclusive license to develop antibodies related to LICR’s antibodies against GM-CSF. We are responsible for using commercially reasonable efforts to research, develop, and sell lenzilumab. We pay LICR a quarterly license fee and are obligated to pay to LICR a royalty from 1.5% to 3% of net sales of licensed products, subject to certain potential offsets and deductions. Our royalty obligation applies on a country-by-country and licensed product-by-licensed product basis, and will begin on the first commercial sale of a licensed product in a given country and end on the later of the expiration of the last to expire patent covering a licensed product in a given country (which in the United States, is currently expected in 2029 for the composition of matter and 2038 for methods of use in CAR-T) or 10 years from first commercial sale of such licensed product in the country. We must also pay to LICR a certain percentage of sublicensing revenue received by us. Payments made to LICR under this license for the twelve months ended December 31, 2018 and 2017 were $0.1 million and $0.1 million, respectively.

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Other Material License Agreements

LICR and ifabotuzumab

In 2006, we entered into a license agreement with LICR pursuant to which LICR granted to us certain exclusive rights to the ifabotuzumab prototype (IIIA4) which targets the EphA3 receptor and EphA3-related intellectual property. Under the agreement, we obtained rights to develop and commercialize products made through use of licensed patents and any improvements thereto, including human or Humaneered antibodies that bind to or modulate EphA3. We paid LICR an upfront option fee of $0.05 million and a further $0.05 million upon our exercise of the option for the exclusive license outlined above. We are responsible for contingent milestone payments of less than $2.5 million and royalties of 3% of net sales subject to certain potential offsets and deductions. In addition, we are obligated to pay to LICR a percentage of certain payments we receive from any sublicensee in consideration for a sublicense. Our royalty obligation exists on a country-by-country and licensed product-by-licensed product basis, which will begin on the first commercial sale and end on the later of the expiration of the last to expire patent covering such licensed product in such country, which in the United States is currently expected in 2031, or 10 years from first commercial sale of such licensed product in such country.

BioWa and Lonza

In October 2010, we entered into a license agreement with BioWa and Lonza pursuant to which BioWa and Lonza granted us a non-exclusive, royalty-bearing, sub-licensable license under certain know-how and patents related to antibody expression and antibody-dependent cellular cytotoxicity enhancing technology using BioWa and Lonza’s Potelligent® CHOK1SV technology. This technology is used to enhance the cell killing capabilities of antibodies and is currently used by us in connection with our development of ifabotuzumab. Under this agreement, we owe annual license fees, milestone payments in connection with certain regulatory and sales milestones and royalties in the low single digits on net sales of products developed under the agreement. The agreement expires upon the expiration of royalty payment obligations under the agreement, is terminable at will by us upon written notice, is terminable by BioWa and Lonza if we challenge or otherwise oppose any licensed patents under the agreement, and is terminable by either party upon the occurrence of an uncured material breach or insolvency. Payments made to BioWa under this license for the twelve months ended December 31, 2018 and 2017 were $0.1 million and $0.1 million, respectively.

Patents and Trade Secrets

We use a combination of patent, trade secret and other intellectual property protections to protect our product candidates and platforms. We will be able to protect our product candidates from unauthorized use by third parties only to the extent they are covered by valid and enforceable patents or to the extent our technology is effectively maintained as trade secrets. Intellectual property is an important part of our strategy. We have and continue to file aggressively on our own inventions and in-license intellectual property and technology as it relates to our therapeutic interests. Our success will depend in part on our ability to obtain, maintain, defend and enforce patent rights for and to extend the life of patents covering lenzilumab, ifabotuzumab, HGEN005, our Humaneered technology, and our GM-CSF gene-editing CAR-T platform technologies, to preserve trade secrets and proprietary know how, and to operate without infringing the patents and proprietary rights of third parties. We actively seek patent protection, if available, in the United States and select foreign countries for the technology we develop. We have 75 registered patents, including 16 registered in the U.S. and 59 registered in foreign countries. Of the 75 registered patents, 51 are owned by us, nine are owned jointly with a third party, and 15 are exclusively licensed from a third party. We also have 16 patent applications pending globally.

Using our Humaneered technology, we have developed and own two composition of matter U.S. patents covering lenzilumab and related anti-GM-CSF antibodies that provide patent protection through April 2029, a granted composition of matter patent in Europe and certain foreign countries, and have five additional pending patent applications in the United States and one PCT international patent application covering various methods of treatment, including in the CAR-T space covering a broad and comprehensive range of approaches to neutralizing GM-CSF, including the use of GM-CSF k/o CAR-T cells, which, if granted, are expected to confer protection to at least October 2038. We also have three currently pending patent applications in the United States and selected foreign countries for anti-EphA3 antibodies and their use, and we developed and own an issued U.S. composition of matter patent covering ifabotuzumab and related anti-EphA3 antibodies, which is currently expected to expire in 2031, in addition to three United States patents to methods of anti-EphA3 antibodies and six foreign patents countries. The nine patents to our Humaneered technology cover methods of producing human antibodies that are very specific for target antigens using only a small region from mouse antibodies.

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We cannot be certain that any of our pending patent applications, or those of our licensors, will result in issued patents. In addition, because the patent positions of biopharmaceutical companies are highly uncertain and involve complex legal and factual questions, the patents we own and license, or any further patents we may own or license, may not prevent other companies from developing similar or therapeutically equivalent products, even though we may be able to prevent their commercial use without our permission if our intellectual property allows for such limitations. Patents also will not protect our products if competitors devise ways of making or using these products without legally infringing our patents. We cannot be assured that our patents will not be challenged by third parties or that we will be successful in any defense we undertake.

In addition, changes in patent laws, rules or regulations or in their interpretations by the courts may materially diminish the value of our intellectual property or narrow the scope of our patent protection, which could have a material adverse effect on our business and financial condition. However, prospective partners may have to license or otherwise come to an agreement with us if they wish to use our products and those products and methods of use of such products have issued patents in those territories.

We also rely on trade secrets, technical know-how and continuing innovation to develop and maintain our competitive position. We seek to protect our proprietary information by requiring our employees, consultants, contractors, outside scientific collaborators and other advisors to execute non-disclosure and confidentiality agreements and our employees to execute assignment of invention agreements to us on commencement of their employment. Agreements with our employees also prevent them from bringing any proprietary rights of third parties to us. We also require confidentiality or material transfer agreements from third parties that receive our confidential data or materials.

Manufacturing

We outsource basic development activities, including the development of formulation prototypes, and have adopted a manufacturing strategy of contracting with third parties for the manufacture of drug substance and product. Additional contract manufacturers are used to fill, label, package, and distribute investigational drug products. This allows us to maintain a more flexible infrastructure while focusing our expertise on developing our products. It does however mean that we have to carefully plan the availability of manufacturing ‘slots’ and the availability of drug for investigation in preclinical and clinical trials. The use of contract manufacturers can be expensive, complicated and time consuming and could delay clinical trials, drug approval and potential product launch.

Sales and Marketing

We do not currently have the sales and marketing infrastructure in place that would be necessary to market and sell our products, if approved. The establishment of a sales and marketing operation can be expensive, complicated and time consuming and could delay any potential product launch. As our drug candidates progress, while we may build or contract with expert commercial vendors the type of infrastructure that would be needed to successfully market and sell any successful drug candidate on our own, we may also seek strategic alliances and partnerships with third parties including those with existing infrastructure.

Competition

We compete in an industry characterized by rapidly advancing technologies, intense competition, a changing regulatory and legislative landscape and a strong emphasis on the benefits of intellectual property protection and regulatory exclusivities. Our competitors include pharmaceutical companies, other biotechnology companies, academic institutions, government agencies and other private and public research organizations. We compete with these parties to develop potential biologic therapies to make CAR-T therapy and allogeneic HSCT safer and more effective and to develop a potential treatment for hematologic cancers, in addition to recruiting highly qualified personnel. Our product candidates, if successfully developed and approved, may compete with established therapies, with new treatments that may be introduced by our competitors, including competitors relying to a large extent on our drug approvals or on our biologics approvals, or with generic copies of our product approved by FDA, as bio-similars, referencing our drug products. Many of our potential competitors have substantially greater scientific, research, and product development capabilities, as well as greater financial, marketing, sales and human resources capabilities than we do.

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In addition, many specialized biotechnology firms have formed collaborations with large, established companies to support the research, development and commercialization of products that may be competitive with ours. Accordingly, our competitors may be more successful with respect to their products than we may be in developing, commercializing, and achieving widespread market acceptance for our products. In addition, our competitors’ products may be more effective or more effectively marketed and sold than any treatment we or our development partners may commercialize and may render our product candidates obsolete or non-competitive before we can recover the expenses related to developing and supporting the commercialization of any of our product candidates. Developments by competitors may render our product candidates obsolete or noncompetitive. After one of our product candidates is approved, FDA may also approve a generic version with the same or similar dosage form, safety, strength, route of administration, quality, performance characteristics and intended use as our product. These bio-similar equivalents would be less costly to bring to market and could generally be offered at lower prices, thereby limiting our ability to gain or retain market share. However, our product candidates are all biologics and, as such, would benefit from 12 years market exclusivity from launch in the United States.

The acquisition or licensing of pharmaceutical products is also very competitive, and a number of more established companies, which have acknowledged strategies to in-license or acquire products, may have competitive advantages as may other emerging companies taking similar or different approaches to product acquisitions. The more established companies may have a competitive advantage over us due to their size, cash flows, institutional experience and historical corporate reputation.

Lenzilumab and CAR-T-related toxicities competition

Significant ongoing concerns for clinicians, care-givers, patients and FDA regarding CAR-T therapy are current levels of efficacy, duration of response, relapse, long-term outcomes, manufacturing availability and time to delivery of CAR-T active product and serious and potentially life-threatening side-effects, namely NT and CRS. Both Kymriah and Yescarta carry “Black Box” warnings in their labels for NT and CRS and are subject to a REMS program, such that on-going data has to be provided to FDA and CAR-T therapy can only be administered in strictly controlled environments at trained centers.

There are no FDA-approved therapies for the prevention of CAR-T therapy induced NT and CRS or for the treatment of CAR-T therapy induced NT. The CAR-T therapy-associated TOXicity Working Group currently recommends intensive monitoring, accurate grading and aggressive supportive care with the anti-IL-6 receptor blocker tocilizumab (Genentech’s Actemra®) and/or high-dose corticosteroids. These treatments are reserved only for the treatment of severe cases of CRS and are not approved for prevention. Since corticosteroids suppress T-cell function and/or induce T-cell apoptosis, they may limit the effectiveness of CAR-T therapy and use has been associated with increased mortality; thus use of corticosteroids is generally limited to moderate-to-severe cases of CRS refractory to tocilizumab and severe cases of NT. Sometimes high-dose corticosteroids are used alongside tocilizumab. Tocilizumab has not been found to be effective in the prevention or management of CAR-T therapy induced NT. In fact, its use prophylactically has been shown to increase rates of NT in a cohort of patients evaluated in clinical trial setting and rates of CRS were similar to when not used prophylactically. Serum IL-6 levels have been shown to increase shortly after administration of tocilizumab which may increase passive diffusion of IL-6 into the CNS and increase the risk of NT. A similar concern may apply in terms of increasing the levels of GM-CSF if a GM-CSF receptor blocker is utilized. Lenzilumab neutralizes GM-CSF without interfering with the GM-CSF receptor.

There are no prospective, randomized clinical trials evaluating the safety and efficacy of tocilizumab for the treatment of CAR-T therapy induced CRS. FDA approval of tocilizumab with or without high-dose corticosteroids, for the management of severe cases of CRS was announced in conjunction with approval of Kymriah solely as part of its REMS program based on a retrospective analysis of 45 patients across CAR-T clinical trials despite the lack of an IND application, NDA or conduct of a prospective trial of tocilizumab in this setting. Tocilizumab is not approved for the prevention of CRS or for the prevention or treatment of NT. Tocilizumab is also not approved for the treatment of mild cases of CRS.

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There are several experimental approaches in early stage development in an effort to bring forward next-generation, CAR-T constructs, including introducing suicide genes into CAR-T cells using herpes simplex virus thymidine kinase (HSV-TK) or inducible caspase-9 (iCasp9) genes with “on / off” switches, RNA-guided DNA targeting technology such as CRISPR/Cas9 system or other epitope-based / gene-editing technology. It is possible that these approaches could prevent CAR-T therapy induced NT and/or CRS. However, these are all in early stages of development and may never progress into the clinic or to approval. Even if they do enter development, they would likely take many years to progress through to approval, if at all. There are several other anti-GM-CSF compounds that are in various stages of development, however the focus of all of these compounds appears to be in chronic autoimmune disorders such as rheumatoid arthritis, axial spondyloarthritis, giant cell arteritis and related disorders.

Government Regulation

Drug Development and Approval in the U.S.

As a biopharmaceutical company operating in the United States, we are subject to extensive regulation by FDA and by other federal, state, and local regulatory agencies. FDA regulates biological products such as our product candidates under the United States Federal Food and Cosmetic Act (FDCA), the Public Health Service Act (PHSA) and their implementing regulations. Under the PHSA, an FDA-approved biologics license application (BLA) is required to market a biological product, or biologic, in the United States. These laws and regulations set forth, among other things, requirements for preclinical and clinical testing, development, approval, labeling, manufacture, storage, record keeping, reporting, distribution, import, export, advertising, and promotion of our products and product candidates. Biologics receive 12 years market exclusivity from approval and launch.

Applications Relying on the Applicant’s Clinical Data

The approval process for a BLA under the PHSA requires the conduct of extensive studies and the submission of large amounts of data by the applicant. The biologic development process for these applications will generally include the following phases:

Preclinical Testing. Before testing any new biologic in human subjects in the United States, a company must generate extensive preclinical data. Preclinical testing generally includes laboratory evaluation of product chemistry and formulation, as well as toxicological and pharmacological studies in several animal species to assess the quality and safety of the product. Animal studies must be performed in compliance with FDA’s Good Laboratory Practice (GLP) regulations and the United States Department of Agriculture’s Animal Welfare Act.

IND Application. Human clinical trials in the United States cannot commence until an IND application is submitted and becomes effective. A company must submit preclinical testing results to FDA as part of the IND application, and FDA must evaluate whether there is an adequate basis for testing the product in initial clinical studies in human volunteers. Unless FDA raises concerns, the IND application becomes effective 30 days following its receipt by FDA. Once human clinical trials have commenced, FDA may stop the clinical trials by placing them on “clinical hold” because of concerns about the safety of the product being tested, or for other reasons.

Clinical Trials. Clinical trials involve the administration of the product to healthy human volunteers or to patients, under the supervision of a qualified investigator. The conduct of clinical trials is subject to extensive regulation, including compliance with FDA’s bioresearch monitoring regulations and Good Clinical Practice (“GCP”) requirements, which establish standards for conducting, recording data from, and reporting the results of clinical trials. GCP requirements are intended to assure that the data and reported results are credible and accurate, and that the rights, safety, and well-being of study participants are protected.

Clinical trials must be conducted under protocols that detail the study objectives, parameters for monitoring safety, and the efficacy criteria, if any, to be evaluated. Each protocol is submitted to FDA as part of the IND application. In addition, each clinical trial must be reviewed, approved, and conducted under the auspices of an Institutional Review Board (IRB), at the institution conducting the clinical trial. Companies sponsoring the clinical trials, investigators, and IRBs also must comply with regulations and guidelines for obtaining informed consent from the study subjects, complying with the protocol and investigational plan, adequately monitoring the clinical trial, and timely reporting of adverse events. Foreign studies conducted under an IND application must meet the same requirements that apply to studies being conducted in the United States. Data from a foreign study not conducted under an IND application may be submitted in support of a BLA if the study was conducted in accordance with GCP and FDA is able to validate the data. A study sponsor is required to publicly post certain details about active clinical trials and clinical trial results on the government website clinicaltrials.gov.

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Human clinical trials are typically conducted in three sequential phases, although the phases may overlap with one another and, notably, in the CAR-T setting, FDA has granted approval to both currently marketed CAR-T therapies (Kite’s Yescarta and Novartis’s Kymriah) based on Phase II data and to tocilizumab without any prospective data in the CAR-T setting:

•	Phase I clinical trials include the initial administration of the investigational product to humans, typically to a small group of healthy human subjects, but occasionally to a group of patients with the targeted disease or disorder. Phase I clinical trials generally are intended to determine the metabolism and pharmacologic actions of the product, the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

•	Phase II clinical trials generally are controlled studies that involve a relatively small sample of the intended patient population, and are designed to develop data regarding the product’s effectiveness, to determine dose response and the optimal dose range, and to gather additional information relating to safety and potential adverse effects.

•	Phase III clinical trials are conducted after preliminary evidence of effectiveness has been obtained and are intended to gather additional information about safety and effectiveness necessary to evaluate the product’s overall risk-benefit profile, and to provide a basis for physician labeling. Generally, Phase III clinical development programs consist of expanded, large-scale studies of patients with the target disease or disorder to obtain statistical evidence of the efficacy and safety of the drug at the proposed dosing regimen, or with the safety, purity, and potency of a biological product.

•	The FDA does not always require every approved therapy to complete Phase I through III studies to secure approval. Approval through expedited routes is at the discretion of FDA.

The sponsoring company, FDA, or the IRB may suspend or terminate a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk. Further, success in early-stage clinical trials does not assure success in later-stage clinical trials. Data obtained from clinical activities are not always conclusive and may be subject to alternative interpretations that could delay, limit, or prevent regulatory approval.

BLA Submission and Review

After completing clinical testing of an investigational biologic product, a sponsor must prepare and submit a BLA for review and approval by FDA. A BLA is a comprehensive, multi-volume application that must include, among other things, sufficient data establishing the safety, purity and potency of the proposed biological product for its intended indication. The application includes all relevant data available from pertinent preclinical and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls and proposed labeling. When a BLA is submitted, FDA conducts a preliminary review to determine whether the application is sufficiently complete to be accepted for filing. If it is not, FDA may refuse to file the application and may request additional information, in which case the application must be resubmitted with the supplemental information and review of the application is delayed.

FDA performance goals, which are target dates and other aspirational measures of agency performance to which the agency, Congressional representatives, and industry agree through negotiations that occur every five years, generally provide for action BLA applications within 10 months of submission or 10 months from acceptance for filing for an original BLA. FDA is not expected to meet those target dates for all applications, however, and the deadline may be extended in certain circumstances, such as when the applicant submits new data late in the review period. In practice, the review process is often significantly extended by FDA requests for additional information or clarification. In some circumstances, FDA can expedite the review of new biologics deemed to qualify for priority review, such as those intended to treat serious or life-threatening conditions that demonstrate the potential to address unmet medical needs. In those cases, the targeted action date is six months from submission, or for biologics constituting original biological products, six months from the date that FDA accepts the application for filing.

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As part of its review, FDA may refer a BLA to an advisory committee for evaluation and a recommendation as to whether the application should be approved. Although FDA is not bound by the recommendation of an advisory committee, the agency usually has followed such recommendations. FDA may also determine that a REMS program is necessary to ensure that the benefits of a new product outweigh its risks, and that the product can therefore be approved. A REMS program may include various elements, ranging from a medication guide or patient package insert to limitations on who may prescribe or dispense the product, depending on what FDA considers necessary for the safe use of the product. Under the Pediatric Research Equity Act, a BLA must include an assessment, generally based on clinical study data, of the safety and effectiveness of the subject drug or biological product in relevant pediatric populations, unless the requirement is waived or deferred. Receiving orphan drug designation from FDA is one situation where such a requirement may be waived.

After review of a BLA, FDA may determine that the product cannot be approved, or may determine that it can only be approved if the applicant cures deficiencies in the application, in which case the agency endeavors to provide the applicant with a complete list of the deficiencies in correspondence known as a Complete Response Letter (“CRL”). A CRL may request additional information, including additional preclinical or clinical data. Even if such additional information and data are submitted, FDA may decide that the BLA still does not meet the standards for approval. Data from clinical trials are not always conclusive and FDA may interpret data differently than the sponsor interprets them. Additionally, as a condition of approval, FDA may impose restrictions that could affect the commercial success of a drug or require post-approval commitments, including the completion within a specified time period of additional clinical studies, which often are referred to as “Phase IV” studies or “post-marketing requirements.” Obtaining regulatory approval often takes a number of years, involves the expenditure of substantial resources, and depends on a number of factors, including the severity of the disease in question, the availability of alternative treatments, and the risks and benefits demonstrated in clinical trials.

Post-approval modifications to the drug or biologic product, such as changes in indications, labeling, or manufacturing processes or facilities, may require a sponsor to develop additional data or conduct additional preclinical or clinical trials. The proposed changes would need to be submitted in a new or supplemental BLA, which would then require FDA approval.

Regulatory Exclusivities

Biologics Price Competition and Innovation Act

In 2010, the Biologics Price Competition and Innovation Act (BPCIA) was enacted, creating an abbreviated approval pathway for biologic products that are biosimilar to, and possibly interchangeable with, reference biological products licensed under a BLA. The BPCIA also provides innovator manufacturers of original reference biological products 12 years of exclusive use before biosimilar versions can be licensed in the United States. This means that FDA may not approve an application for a biosimilar version of a reference biological product until 12 years after the date of approval of the reference biological product (with a potential six-month extension of exclusivity if certain pediatric studies are conducted and the results reported to FDA), although a biosimilar application may be submitted four years after the date of licensure of the reference biological product. Additionally, the BPCIA establishes procedures by which the biosimilar applicant must provide information about its application and product to the reference product sponsor, and by which information about potentially relevant patents is shared and litigation over patents may proceed in advance of approval, although the interpretation of those procedures has been subject to litigation and appears to continue to evolve. The BPCIA also provides a period of exclusivity for the first biosimilar to be determined by FDA to be interchangeable with the reference product.

FDA approved the first biosimilar product under the BPCIA in 2015, and the agency continues to refine the procedures and standards it will apply in implementing this approval pathway. FDA has released guidance documents interpreting specific aspects of the BPCIA in each of the last four years. We would expect lenzilumab, ifabotuzumab and HGEN005, as biologics, to each receive at least 12 years exclusivity from approval, if they are approved.

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Pediatric Studies and Exclusivity

Under the Pediatric Research Equity Act, a BLA must contain data adequate to assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. Sponsors must also submit pediatric study plans prior to the assessment data. Those plans must contain an outline of the proposed pediatric study or studies the applicant plans to conduct, including study objectives and design, any deferral or waiver requests and other information required by regulation. The applicant, the FDA, and the FDA’s internal review committee must then review the information submitted, consult with each other and agree upon a final plan. The FDA or the applicant may request an amendment to the plan at any time.

For products intended to treat a serious or life-threatening disease or condition, the FDA must, upon the request of an applicant, meet to discuss preparation of the initial pediatric study plan or to discuss deferral or waiver of pediatric assessments. In addition, FDA will meet early in the development process to discuss pediatric study plans with sponsors and FDA must meet with sponsors by no later than the end-of-Phase I meeting for serious or life-threatening diseases and by no later than ninety (90) days after FDA’s receipt of the study plan.

The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after licensing of the product for use in adults, or full or partial waivers from the pediatric data requirements. Additional requirements and procedures relating to deferral requests and requests for extension of deferrals are contained in Food and Drug Administration Safety and Innovation Act (FDASIA). Unless otherwise required by regulation, the pediatric data requirements do not apply to products with orphan designation.

The FDA Reauthorization Act of 2017 established new requirements to govern certain molecularly targeted cancer indications. Any company that submits a BLA three years after the date of enactment of that statute must submit pediatric assessments with the BLA if the biologic is intended for the treatment of an adult cancer and is directed at a molecular target that FDA determines to be substantially relevant to the growth or progression of a pediatric cancer. The investigation must be designed to yield clinically meaningful pediatric study data regarding the dosing, safety and preliminary potency to inform pediatric labeling for the product. Deferrals and waivers as described above are also available.

Pediatric exclusivity is another type of exclusivity in the United States and, if granted, provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity, including the non-patent and orphan exclusivity. This six-month exclusivity may be granted if a BLA sponsor submits pediatric data that fairly respond to a written request from the FDA for such data. The data do not need to show the product to be effective in the pediatric population studied; rather, if the clinical trial is deemed to fairly respond to the FDA’s request, the additional protection is granted. If reports of requested pediatric studies are submitted to and accepted by the FDA within the statutory time limits, whatever statutory or regulatory periods of exclusivity or patent protection cover the product are extended by a further six-months. This is not a patent term extension, but it effectively extends the regulatory period during which the FDA cannot license another application.

Orphan Drug Designation

The Orphan Drug Act provides incentives for the development of therapeutic products intended to treat rare diseases or conditions. Rare diseases and conditions generally are those affecting less than 200,000 individuals in the United States, but also include diseases or conditions affecting more than 200,000 individuals in the United States if there is no reasonable expectation that the cost of developing and making available in the United States a drug for such disease or condition will be recovered from sales in the United States of such product.

If a sponsor demonstrates that a therapeutic product, including a biological product, is intended to treat a rare disease or condition, and meets certain other criteria, FDA grants orphan drug designation to the product for that use. FDA may grant multiple orphan designations to different companies developing the same product for the same indication, until the one company is the first to be able to secure successful approval for that product. The first product approved with an orphan drug designated indication is granted seven years of orphan drug exclusivity from the date of approval for that indication. During that period, FDA generally may not approve any other application for the same product for the same indication, although there are exceptions, most notably when the later product is shown to be clinically superior to the product with exclusivity. FDA can also revoke a product’s orphan drug exclusivity under certain circumstances, including when the holder of the approved orphan drug application is unable to assure the availability of sufficient quantities of the product to meet patient needs.

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A sponsor of a product application that has received an orphan drug designation is also granted tax incentives for clinical research undertaken to support the application. In addition, FDA will typically coordinate with the sponsor on research study design for an orphan drug and may exercise its discretion to grant marketing approval on the basis of more limited product safety and efficacy data than would ordinarily be required, based on the limited size of the applicable patient population.

We anticipate submitting applications for orphan drug designation for all of our current pipeline candidates and the targeted therapeutic indications.

Expedited Programs for Serious Conditions

FDA has implemented a number of expedited programs to help ensure that therapies for serious or life-threatening conditions, and for which there is unmet medical need, are approved and available to patients as soon as it can be concluded that the therapies’ benefits justify their risks. Among these programs are the following:

Fast Track Designation

FDA may designate a product for fast track review if it is intended, whether alone or in combination with one or more other products, for the treatment of a serious or life-threatening disease or condition and where non-clinical or clinical data demonstrates the potential to address unmet medical need for such a disease or condition. A product can also receive fast track review if it receives breakthrough therapy designation.

For fast track products, sponsors may have greater interactions with FDA and FDA may initiate review of sections of a fast track product’s application before the application is complete, also referred to as a ‘rolling review’. This rolling review may be available if FDA determines, after preliminary evaluation of clinical data submitted by the sponsor, that a fast track product may be effective. The sponsor must also provide, and FDA must approve, a schedule for the submission of the remaining information and the sponsor must pay applicable user fees. Furthermore, FDA’s time period goal for reviewing a fast track application does not begin until the last section of the complete application is submitted. Finally, the fast track designation may be withdrawn by FDA if FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

Breakthrough Therapy Designation

A product may be designated as a breakthrough therapy if it is intended, either alone or in combination with one or more other products, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the features of fast track designation, as well as more intensive FDA interaction and guidance. FDA may take certain actions with respect to breakthrough therapies, including holding meetings with the sponsor throughout the development process; providing timely advice to the product sponsor regarding development and approval; involving more senior staff in the review process; assigning a cross-disciplinary project lead for the review team; and taking other steps to design efficient clinical trials.

Accelerated Approval

Under the accelerated approval pathway, FDA may approve a drug or biologic based on a surrogate endpoint that is reasonably likely to predict clinical benefit; qualifying products must target a serious or life-threatening illness and provide meaningful therapeutic benefit to patients over existing treatments. In clinical trials, a surrogate endpoint is a measurement of laboratory or clinical signs of a disease or condition that substitutes for a direct measurement of how a patient feels, functions, or survives. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. A product candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase IV or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or to confirm a clinical benefit during post-marketing studies, would allow FDA to withdraw the product from the market on an expedited basis. All promotional materials for product candidates approved under accelerated regulations are subject to prior review by FDA.

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Priority Review

FDA may designate a product for priority review if it is a product that treats a serious condition and, if approved, would provide a significant improvement in safety or effectiveness. FDA generally determines, on a case-by-case basis, whether the proposed product represents a significant improvement in safety and effectiveness when compared with other available therapies. Significant improvement may be illustrated by evidence of increased effectiveness in the treatment of a condition, elimination or substantial reduction of a treatment-limiting product reaction, documented enhancement of patient compliance that may lead to improvement in serious outcomes, and evidence of safety and effectiveness in a new subpopulation. A priority designation is intended to direct overall attention and resources to the evaluation of such applications, and will shorten FDA’s goal for taking action on a marketing application from the standard targeted ten months to a target of six months review.

Created in 2012 under the FDASIA and extended with the 21st Century Cures Act in 2016, FDA is authorized under section 529 of the FDCA to grant a PRV to BLA sponsors receiving FDA approval for a product to treat a rare pediatric disease, defined as a disease that affects fewer than 200,000 individuals in the U.S., and where more than 50% of the patients affected are aged from birth to 18 years. We believe that our product candidates may qualify for a PRV under this program, depending on the indication.

The PRV program allows the voucher holder to obtain priority review for a product application that would otherwise not receive priority review, shortening FDA’s target review period to a targeted six months following acceptance of filing of an NDA or BLA, or four months shorter than the standard review period. The voucher may be used by the sponsor who receives it, or it may be sold to another sponsor for use in that sponsor’s own marketing application. The sponsor who uses the voucher is required to pay additional user fees on top of the standard user fee for reviewing an NDA or BLA.

We anticipate submitting applications for one or more of these expedited programs for all of our current pipeline candidates and the targeted therapeutic indications.

Regenerative Medicine Advanced Therapy Designation

Recently, through the 21st Century Cures Act, or Cures Act, Congress also established another expedited program, called a RMAT designation. The Cures Act directs the FDA to facilitate an efficient development program for and expedite review of RMATs. To qualify for this program, the product must be a cell therapy, therapeutic tissue engineering product, human cell and tissue product, or a combination of such products, and not a product solely regulated as a human cell and tissue product. The product must be intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition, and preliminary clinical evidence must indicate that the product has the potential to address an unmet need for such disease or condition. Advantages of the RMAT designation include all the benefits of the fast track and breakthrough therapy designation programs, including early interactions with the FDA. These early interactions may be used to discuss potential surrogate or intermediate endpoints to support accelerated approval.

Post-Licensing Regulation

Once a BLA is approved and a product marketed, a sponsor will be required to comply with all regular post-licensing regulatory requirements as well as any post-licensing requirements that the FDA may have imposed as part of the licensing process. The sponsor will be required to report, among other things, certain adverse reactions and manufacturing problems to the FDA, provide updated safety and potency or efficacy information and comply with requirements concerning advertising and promotional labeling requirements. Manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMP regulations, which impose certain procedural and documentation requirements upon manufacturers. Changes to the manufacturing processes are strictly regulated and often require prior FDA approval before being implemented. Accordingly, the sponsor and its third-party manufacturers must continue to expend time, money, and effort in the areas of production and quality control to maintain compliance with cGMP regulations and other regulatory requirements.

In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act (PDMA) and its implementing regulations, as well as the Drug Supply Chain Security Act (DSCA), which regulate the distribution and tracing of prescription drug samples at the federal level, and set minimum standards for the regulation of distributors by the states. The PDMA, its implementing regulations and state laws limit the distribution of prescription pharmaceutical product samples, and the DSCA imposes requirements to ensure accountability in distribution and to identify and remove counterfeit and other illegitimate products from the market.

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Employees

We currently have two full-time employees. We also have contracted with several part-time independent consultants performing mainly manufacturing, regulatory and clinical development and intellectual property functions. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees and our consultants to be good.

Bankruptcy

As previously reported, on December 29, 2015, we filed a voluntary petition for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. The filing was made in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. 15-12628 (LSS)).

On May 9, 2016, we filed with the Bankruptcy Court a Second Amended Plan of Reorganization (the “Plan”), and related amended disclosure statement pursuant to Chapter 11 of the Bankruptcy Code. On June 16, 2016, the Bankruptcy Court entered an order confirming the Plan. On June 30, 2016 (the “Effective Date”), the Plan became effective and we emerged from our Chapter 11 bankruptcy proceedings.

On September 17, 2018 the Bankruptcy Court issued a Final Decree and Order to close the bankruptcy case and terminate the remaining claims and noticing services.

Restructuring Transactions

On December 1, 2017, our obligations matured under a Credit and Security Agreement (the “Term Loan Credit Agreement”) with Nomis Bay and the Black Horse Entities (collectively, the “Term Loan Lenders”).

On December 21, 2017, we entered into the Restructuring Agreements (as defined below) with the Term Loan Lenders in connection with a series of transactions providing for, among other things, the satisfaction and extinguishment of our outstanding obligations under the Term Loan Credit Agreement and the infusion of $3.0 million of new capital. As of February 27, 2018, the date the Restructuring Transactions (as defined below) were completed, the aggregate amount of our obligations under the Term Loan Credit Agreement, including the Bridge Loan, the Claims Advances extended by Nomis Bay (each as discussed and defined below) and all accrued interest and fees, approximated $18.4 million (the “Term Loans”).

On the Restructuring Effective Date (as defined below), the Restructuring Transactions were completed in accordance with the Restructuring Agreements. As a result, on the Restructuring Effective Date (as defined below), we: (i) in exchange for the satisfaction and extinguishment of the entire $18.4 million balance of the Term Loans, including the Bridge Loan (as defined below), the Claims Advances extended by Nomis Bay (each as discussed and defined below) and all accrued interest and fees, (a) issued to the Term Loan Lenders an aggregate of 59,786,848 shares of our common stock, and (b) transferred and assigned to Madison Joint Venture LLC owned 70% by Nomis Bay and 30% by us (Madison), the Benz Assets (as defined below), related to our former drug candidate, capable of being so assigned; and (ii) issued to Cheval an aggregate of 32,028,669 shares of our common stock for total consideration of $3.0 million, $1.5 million of which we received on December 22, 2017 in the form of the Bridge Loan (as defined below).

On the Restructuring Effective Date (as defined below), the aggregate amount of the Term Loans that were deemed to be satisfied and extinguished (i) previously owed to the Black Horse Entities, including the Bridge Loan (as defined below) and all accrued interest and fees, approximated $9.9 million, and (ii) previously owed to Nomis Bay, including certain advances previously extended to us by Nomis Bay totaling $0.1 million (the “Claims Advances”) and all accrued interest and fees, approximated $8.5 million. In addition, on the Restructuring Effective Date (as defined below), (i) each of the Term Loan Credit Agreement, all promissory notes issued thereunder and the Intellectual Property Security Agreement, dated as of December 21, 2016, by and between us and the Term Loan Lenders, were terminated and are of no further force or effect, and (ii) all security interests of the Black Horse Entities and Nomis Bay in our assets were released. Although the Term Loans were satisfied and extinguished, if Madison elected to keep the Benz Assets (as defined below) after the Restructuring Effective Date (as defined below), Nomis Bay would be obligated to pay or cause Madison Joint Venture LLC (“Madison”) to pay $0.3 million in legal fees and expenses owed by us to our litigation counsel, which remain unpaid in our Accounts payable at December 31, 2017. On August 23, 2018 Madison elected to keep the Benz Assets (as defined below) and these amounts were paid by Madison to our litigation counsel.

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Upon completion of the Restructuring Transactions (as defined below), Nomis Bay held 33,573,530 of our common stock, or approximately 31.4% of our outstanding common stock, and the Black Horse Entities collectively held 66,870,851 shares of our common stock, or approximately 62.6% of our outstanding common stock. Accordingly, the completion of the Restructuring Transactions on the Restructuring Effective Date (each as defined below) resulted in a change in control of our company, as the Black Horse Entities and their affiliates owning more than a majority of our outstanding common stock. Dr. Dale Chappell, a member of our board of directors from June 30, 2016 until November 10, 2017, controls the Black Horse Entities and accordingly, will be able to exert control over matters of our company and will be able to determine all matters of our company requiring stockholder approval.

Property

We lease an office in Burlingame, California. The lease is month-to-month and commenced in April 2018.

Legal Proceedings

Bankruptcy Proceedings

We filed for protection under Chapter 11 of Title 11 of the United States Code on December 29, 2015, in the Bankruptcy Court (Case No. 15-12628 (LSS) (the “Bankruptcy Case”). Our Plan, was approved by the Bankruptcy Court on June 16, 2016 and went effective on June 30, 2016, or the Effective Date. As of the Effective Date, approximately 195 proofs of claim were outstanding (including claims that were previously identified on the Schedules) totaling approximately $32.0 million.

The reconciliation of certain proofs of claim filed against us in the Bankruptcy Case, including certain General Unsecured Claims, Convenience Class Claims and Other Subordinated Claims, is complete. As a result of its examination of the claims, we asked the Bankruptcy Court to disallow, reduce, reclassify or otherwise adjudicate certain claims we believed were subject to objection or otherwise improper. On July 11, 2018, the Company filed an objection to the remaining claims. By objection, the Company sought to disallow in their entirety the remaining claims totaling approximately $0.5 million. On September 17, 2018 the Bankruptcy Court issued a Final Decree and Order to close the Bankruptcy Case and terminate the remaining claims and noticing services.

Savant Litigation

On February 29, 2016, the Company entered into a binding letter of intent (the “LOI”) with Savant Neglected Diseases, LLC (“Savant”). The LOI provided that the Company would acquire certain worldwide rights relating to benznidazole from Savant. On June 30, 2016, the Company and Savant entered into an Agreement for the Manufacture, Development and Commercialization of Benznidazole for Human Use (the “MDC Agreement”), pursuant to which the Company acquired certain worldwide rights relating to benznidazole. The MDC Agreement consummates the transactions contemplated by the LOI.

In addition, on the June 30, 2016, the Company and Savant also entered into a Security Agreement (the “Security Agreement”), pursuant to which the Company granted Savant a continuing senior security interest in the assets and rights acquired by the Company pursuant to the MDC Agreement and certain future assets developed from those acquired assets.

On June 30, 2016, in connection with the MDC Agreement, the Company issued to Savant a five year warrant to purchase 200,000 shares of the Company’s Common Stock, at an exercise price of $2.25 per share, subject to adjustment. See Note 8.

On May 26, 2017, the Company submitted its benznidazole IND to the FDA which became effective on June 26, 2017. The Company recorded expense of $1.0 million during the year ended December 31, 2017 as Research and development expense related to the milestone achievement associated with the IND being declared effective.

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On July 10, 2017, FDA notified the Company that it granted Orphan Drug Designation to benznidazole for the treatment of Chagas disease. The Company recorded expense of $1.0 million during the year ended December 31, 2017 as Research and development expense related to the milestone achievement associated with Orphan Drug Designation.

On July 10, 2017, the Company filed a complaint against Savant in the Superior Court for the State of Delaware, New Castle County (the “Delaware Court”). KaloBios Pharmaceuticals, Inc. v. Savant Neglected Diseases, LLC, No. N17C-07-068 PRW-CCLD. The Company asserted breach of contract and declaratory judgment claims against Savant arising under the MDC Agreement. See Note 6 - “Savant Arrangements” for more information about the MDC Agreement. The Company alleges that Savant has breached its MDC Agreement obligations to pay cost overages that exceed a budgetary threshold as well as other related MDC Agreement representations and obligations. In the litigation, the Company has alleged that as of June 30, 2017, Savant was responsible for aggregate cost overages of approximately $3.4 million, net of a $0.5 million deductible under the MDC. The Company asserts that it is entitled to offset $2.0 million in milestone payments due Savant against the cost overages, such that as of June 30, 2017 Savant owed the Company approximately $1.4 million.

On July 12, 2017, Savant removed the case to the Bankruptcy Court, claiming that the action is related to or arises under the Bankruptcy Case from which we emerged in July 2016. In re KaloBios Pharmaceuticals, Inc., No. 15-12628 (LSS) (Bankr. D. Del.). On July 27, 2017, Savant filed an Answer and Counterclaims. Savant’s filing alleges breaches of contracts under the MDC Agreement and the Security Agreement, claiming that the Company breached its obligations to pay the milestone payments and other related representations and obligations. On August 1, 2017, the Company moved to remand the case back to the Delaware Court (the “Motion to Remand”).

On August 2, 2017, Savant sent a foreclosure notice to the Company, demanding that it provide the Collateral as defined in the Security Agreement for inspection and possession on August 9, 2017, with a public sale to be held on September 1, 2017. The Company moved for a Temporary Restraining Order (the “TRO”) and Preliminary Injunction in the Bankruptcy Court on August 4, 2017. Savant responded on August 7, 2017. On August 7, 2017, the Bankruptcy Court granted the Company’s motion for a TRO, entering an order prohibiting Savant from collecting on or selling the Collateral, entering our premises, issuing any default notices to us, or attempting to exercise any other remedies under the MDC Agreement or the Security Agreement. The parties have stipulated to continue the provisions of the TRO in full force and effect until further order of the appropriate court.

On January 22, 2018, Savant wrote to the Bankruptcy Court requesting dissolution of the TRO. On January 29, 2018, the Bankruptcy Court granted the Motion to Remand and denied Savant’s request to dissolve the TRO, ordering that any request to dissolve the TRO be made to the Delaware Court.

On February 13, 2018 Savant made a letter request to the Delaware Court to dissolve the TRO. Also on February 13, 2018, the Company filed its Answer and Affirmative defenses to Savant’s Counterclaims. On February 15, 2018 the Company filed a letter opposition to Savant’s request to dissolve the TRO and requesting a status conference. A hearing on Savant’s request to dissolve the TRO was held before the Delaware Court on March 19, 2018. The Delaware Court denied Savant’s request to dissolve the TRO and the TRO remains in effect.

On April 11, 2018, the Company advised the Delaware Court that it would meet and confer with Savant regarding a proposed case management order and date for trial. On April 26, 2018 the Delaware Court so-ordered a proposed case management order submitted by the Company and Savant. The schedule in the case management order was modified by stipulation on August 24, 2018.

On April 8, 2019, the Company moved to compel Savant to produce documents in response to the Company’s document requests.  The parties thereafter agreed to a discovery schedule through June 30, 2019, which the Superior Court so-ordered, and the parties produced documents to each other.

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On June 4, 2019, Savant filed a complaint against the Company and Madison in the Delaware Court of Chancery (the “Chancery Action”) seeking to “recover as damages that amounts owed to it under the MDC Agreement, and to reclaim Savant’s intellectual property,” among other things.  Savant also requested leave to move to dismiss the Company’s complaint on the grounds that the Company’s transfer of assets to Madison was champertous.  On June 10, 2019, the Company requested by letter that the Superior Court hold a contempt hearing because the Chancery Action violated the TRO entered by the Bankruptcy Court, the terms of which have been extended by stipulation of the parties.  On June 18, 2019, the Superior Court held a telephonic status conference.  The parties agreed that the Chancery Action should be consolidated with the Superior Court action, after which the Superior Court would address the parties’ motions.

On July 22, 2019, the Company moved for contempt against Savant.  Savant filed its opposition on July 29, 2019.  On August 12, 2019, the Superior Court denied the Company’s motion for contempt.

On July 23, 2019, Savant moved for summary judgment on the issue of champerty.  The Company filed its response and cross-motion for summary judgment on August 27, 2019.  Savant filed its reply on September 10, 2019 and the Company filed its cross-reply on September 20, 2019.  The motion is fully briefed, but no argument date has been set.

On July 26, 2019, the Company moved to modify the previously agreed-upon discovery schedule to extend discovery through December 31, 2019, which the Superior Court granted.

On July 30, 2019, the Company filed a motion to dismiss Savant’s Chancery Action.  Savant filed an amended complaint on September 4, 2019, and the Company filed its opening brief in support of its motion to dismiss on October 11, 2019.  Savant’s opposition is due on November 22, 2019, and the Company’s reply is due on December 11, 2019.

On August 19, 2019, Savant moved to dismiss the Company’s amended Superior Court complaint.  On September 27, 2019, the Company filed an opposition to Savant’s motion and, in the alternative, requested leave to file a second amended complaint against Savant.  Savant consented to the filing of the second amended complaint and withdrew their motion to dismiss.

The $2.0 million in milestone payments due Savant are included in Accrued expenses in the accompanying balance sheet as of December 31, 2017 and 2018. Recovery of the cost overages from Savant, if any, will be recorded in the period received.

Available Information

We were incorporated on March 15, 2000 in California and reincorporated as a Delaware corporation in September 2001. Effective August 7, 2017, we changed our legal name to Humanigen, Inc. Our principal offices are located at 533 Airport Boulevard, Suite 400, Burlingame, CA 94010, and our telephone number is (650) 243-3100. Our website address is www.humanigen.com. Our common stock is currently traded on the OTCQB Venture Market. We operate in a single segment.

Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, are available free of charge on the Investor Relations portion of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, the SEC maintains an internet site that contains the reports, proxy and information statements, and other information we electronically file with or furnish to the SEC, located at www.sec.gov.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by these forward-looking statements. Please also see the section titled “Special Note Regarding Forward-Looking Statements.”

Overview

We were incorporated on March 15, 2000 in California and reincorporated as a Delaware corporation in September 2001 under the name KaloBios Pharmaceuticals, Inc. Effective August 7, 2017, we changed our legal name to Humanigen, Inc.

During February 2018, we completed the financial restructuring transactions announced in December 2017 and furthered our transformation into a biopharmaceutical company pursuing cutting-edge science to develop our proprietary monoclonal antibodies to enhance T-cell engaging therapies for various oncology indications, potentially making these treatments safer, more effective and more efficiently administered. The Company has sharpened its focus to develop novel cell therapies leveraging its understanding of a potentially key pathway which includes its antibody and gene-editing assets.

We are a clinical-stage biopharmaceutical company developing our portfolio of next-generation cell and gene therapies for the treatment of cancers via our novel human GM-CSF neutralization and gene-knockout platforms.

As a leader in GM-CSF pathway science, we believe that we have the ability to transform CAR-T therapy and a broad range of other T-cell engaging therapies, including both autologous and allogeneic cell transplantation. There is a direct correlation between the efficacy of CAR-T therapy and the incidence of life-threatening toxicities (referred to as the efficacy/toxicity linkage). We believe that our GM-CSF neutralization and gene-editing CAR-T platform technologies have the potential to reduce the inflammatory cascade associated with serious and potentially life-threatening CAR-T therapy-related side effects while preserving and potentially improving the efficacy of the CAR-T therapy itself, thereby breaking the efficacy/toxicity linkage. Clinical correlative analysis and pre-clinical in vivo evidence points to GM-CSF as the key initiator of the inflammatory cascade resulting in CAR-T therapy’s side-effects. GM-CSF has also been linked to the suppressive myeloid cell axis through recruitment of MDSCs that reduce CAR-T cell expansion and hamper CAR-T cell efficacy. Our strategy is to continue to pioneer the use of GM-CSF neutralization and GM-CSF gene knockout technologies to improve efficacy and prevent or significantly reduce the serious side-effects associated with CAR-T therapy.

We believe that our GM-CSF pathway science, assets and expertise create two technology platforms to assist in the development of next-generation CAR-T therapies. Lenzilumab, our proprietary Humaneered® anti-GM-CSF immunotherapy, has the potential to be used in combination with any FDA-approved or development stage T-cell therapies, including CAR-T therapy, as well as in combination with other cell therapies such as HSCT, to make these treatments safer and more effective. In addition, our GM-CSF knockout gene-editing CAR-T platform has the potential to create next-generation CAR-T therapies that may inherently avoid any efficacy/toxicity linkage, thereby potentially preserving the benefits of the CAR-T therapy while reducing or altogether avoiding its serious and potentially life-threatening side-effects.

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Our immediate focus is combining FDA-approved and development stage CAR-T therapies with lenzilumab, our proprietary Humaneered® anti-human-GM-CSF immunotherapy, which is our lead product candidate. A clinical collaboration with Kite, was recently announced to evaluate the use of lenzilumab with Yescarta, in a multicenter clinical trial in adults with relapsed or refractory large B-cell lymphoma. We are also focused on creating next-generation combinatory gene-edited CAR-T therapies using strategies to improve efficacy while employing GM-CSF gene knockout technologies to control toxicity. We are also developing our own portfolio of proprietary first-in-class EphA3-CAR-Ts for various solid cancers and EMR1-CAR-Ts for various eosinophilic disorders. We are also exploring the effectiveness of our GM-CSF neutralization technologies (either through the use of lenzilumab as a neutralizing antibody or through GM-CSF gene knockout) in combination with other CAR-T, T-cell engaging, and immunotherapy treatments to break the efficacy/toxicity linkage including the prevention and/or treatment of GvHD in patients undergoing allogeneic HSCT. We have established several partnerships with leading institutions to advance our innovative cell and gene therapy pipeline.

Lenzilumab

Lenzilumab, our lead product candidate, is a clinical-stage Humaneered monoclonal antibody that neutralizes GM-CSF and has the potential to prevent or reduce certain serious side-effects associated with CAR-T therapy and improve upon the efficacy of CAR-T therapy. Pre-clinical data generated by the Mayo Clinic in collaboration with Humanigen indicates that the use of lenzilumab in combination with CAR-T therapy may also enhance the proliferation and improve the efficacy of the CAR-T therapy. This may also result in durable, or longer term, responses.

We are continuing to advance the development of lenzilumab in combination with CAR-T therapy through a non-exclusive clinical collaboration with Kite pursuant to which we will conduct a multi-center Phase 1b/2 study of lenzilumab with Kite’s Yescarta in patients with relapsed or refractory B-cell lymphoma, including DLBCL. The primary objective of the Study is to determine the effect of lenzilumab on the safety of Yescarta. Kite’s Yescarta is one of two CAR-T therapies that have been approved by the FDA, is currently the CAR-T therapy market leader, and our collaboration with Kite is currently the only clinical collaboration with the potential to improve both the safety and efficacy of CAR-T therapy. We also plan to measure other potentially beneficial effects on efficacy and healthcare resource utilization. In addition, lenzilumab’s success in preventing serious and potentially life-threatening side-effects could offer economic benefits to medical system payers in the United States and abroad by making the CAR-T therapy capable of being administered, and follow-up care subsequently monitored and managed, potentially on an out-patient basis in certain patients and circumstances. In turn, we believe that delivering such provider and payer benefits might accelerate the use of the CAR-T therapy itself, and thereby permit us to generate further revenues from sales of lenzilumab.

In addition to CAR-T therapy, we are committed to advancing our diverse platform for GM-CSF axis suppression for a broad range of other T-cell engaging therapies, including both autologous and allogeneic next generation CAR-T therapies, bi-specific antibody therapies, as well as other cell-based immunotherapies in development, including allogeneic HSCT, with our current and future partners.

In July 2019, we entered into the Zurich Agreement with UZH. Under the Zurich Agreement, we have in-licensed certain technologies that we believe may be used to prevent or treat GvHD, thereby expanding our development platform to include improving the safety and effectiveness of allogeneic HSCT, a potentially curative therapy for patients with hematological cancers. There are currently no FDA-approved agents for the prevention of GvHD nor treatment of GvHD in patients identified as high risk by certain biomarkers. We believe that GM-CSF neutralization with lenzilumab has the potential to prevent or treat GvHD without compromising, and potentially improving, the beneficial GvL effect in patients undergoing allogeneic HSCT, thereby making allogeneic HSCT safer. We aim to position lenzilumab as a “must have” companion product to any allogeneic HSCT and as a part of the standard pre-conditioning that all patients receiving allogeneic HSCT should receive or as an early treatment option in patients identified as high risk for GvHD.

Given our focus on developing lenzilumab in the treatment of rare cancers, we believe that we have the opportunity to benefit from various regulatory incentives, such as orphan drug exclusivity, breakthrough therapy designation, fast track designation, priority review and accelerated approval.

GM-CSF Gene Knockout

We are advancing our GM-CSF knockout gene-editing CAR-T platform through the Mayo Agreement that we entered into in June 2019 with the Mayo Foundation. Under the Mayo Agreement, we have in-licensed certain technologies that we believe may be used to create CAR-T cells lacking GM-CSF expression through various gene-editing tools including CRISPR-Cas9. We believe that our GM-CSF knockout gene-editing CAR-T platform has the potential to create next-generation CAR-T therapies that improve the efficacy and safety profile of CAR-T therapy via gene-editing.

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Preclinical data indicates that GM-CSF gene knockout CAR-T cells show improved overall survival compared to wild-type CAR-T cells in addition to the expected benefits of reduced serious side-effects associated with CAR-T therapy. We are establishing a platform of next-generation combinatorial gene knockout CAR-T cells that have potential to be applied across both autologous and allogeneic approaches and we are also investigating multiple CAR-T cell designs using precise dual and triple gene editing to significantly enhance the anti-tumor activity while simultaneously preventing CAR-T therapy induced toxicities.  Through targeted gene expression and modulating cytokine activation signaling, we may be able to increase the proportion of fitter T-cells produced during expansion, increase the proliferative potential, and inhibit activation induced cell death, thereby improving the cancer killing activity of our engineered CAR-T cells thereby making them more effective and safer in the treatment of cancers. We plan to continue development of this technology in combination approaches that could add to the observed efficacy benefits of current generation CAR-T products. In addition, we anticipate that our GM-CSF knockout gene-editing CAR-T platform may be a future backbone for controlling the serious side-effects that hamper CAR-T therapy that lead to serious and sometimes fatal outcomes for patients as a result of the CAR-T therapy itself.

EphA3-CAR: Targeting Tumor Stroma and Tumor Vasculature

We are working to generate our own pipeline of CAR-T therapies including an EphA3-CAR-T based on the ifabotuzumab v-region and backbone. Ifabotuzumab is a Humaneered anti-EphA3 monoclonal antibody. Ifabotuzumab has the potential to kill tumor cells by targeting tumor stroma that protects them and the vasculature that feeds them. This unique combination of activities as a backbone of a CAR-T therapy may provide the potential to generate durable responses in a range of solid tumors by targeting the tissues that surround, protect, and nourish a growing cancer.

By developing an EphA3-CAR-T using ifabotuzumab as the backbone, we may have the ability to target the tumor, tumor stroma, and tumor vasculature in a novel manner. We are collaborating with the Mayo Clinic and plan to move to clinical testing with an anti-EphA3 construct for a range of cancer types after completing IND-enabling work.

EMR1-CAR: Targeting Eosinophils

Our EMR1-CAR-T product is based on the HGEN005 (anti-EMR1 Humaneered monoclonal antibody) backbone and targets the epidermal growth factor-like module containing EMR1. Our EMR1-CAR-T based on the HGEN005 backbone is another approach in our growing platform of CAR-T therapies. We believe that because of its high selectivity, EMR1-CAR-T has significant potential to treat serious eosinophil diseases.

In pre-clinical work, HGEN005’s anti-EMR1 activity resulted in dramatically enhanced killing of eosinophils from normal and eosinophilic donors and also induced a rapid and sustained depletion of eosinophils in a non-human primate model without any clinically significant adverse events. We have engaged with NIH to discuss expanding the initial work they have conducted utilizing HGEN005 and discussions are underway with a leading center in the U.S. to perform the IND-enabling testing in eosinophilic leukemia, an orphan condition with significant unmet need, as well as with several other potential partners, although we cannot assure you that we will reach any agreements for these next steps.

Intellectual Property

Intellectual property is an important part of our strategy. We have and continue to file aggressively on our own inventions and in-license intellectual property and technology as it relates to our therapeutic interests.

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Operating Losses and Liquidity

We have incurred significant losses and had an accumulated deficit of $282.9 million as of September 30, 2019. We expect to continue to incur net losses for the foreseeable future as we develop our drug candidates, expand clinical trials for our drug candidates currently in clinical development, expand our development activities and seek regulatory approvals. Significant capital is required to continue to develop and to launch a product and many expenses are incurred before revenue is received, if any. We are unable to predict the extent of any future losses or when we will receive revenue or become profitable, if at all.

We will require substantial additional capital to continue as a going concern and to support our business efforts, including obtaining regulatory approvals for our product candidates, clinical trials and other studies, and, if approved, the commercialization of our product candidates. We anticipate that we will seek additional financing from a number of sources, including, but not limited to, the sale of equity or debt securities, strategic collaborations, and licensing of our product candidates. Additional funding may not be available to us on a timely basis or at acceptable terms, if at all. Our ability to access capital when needed is not assured and, if not achieved on a timely basis, would materially harm our business, financial condition and results of operations. If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our development programs. We may also be required to sell or license to others our technologies, product candidates, or development programs that we would have preferred to develop and commercialize ourselves and on less than favorable terms, if at all. If in the best interests of our stockholders, we may also find it appropriate to enter into a strategic transaction that could result in, among other things, a sale, merger, consolidation or business combination.

If management is unsuccessful in efforts to raise additional capital, based on our current levels of operating expenses, our current capital is not expected to be sufficient to fund our operations for the next twelve months. These conditions raise substantial doubt about our ability to continue as a going concern.

The condensed consolidated financial statements for the three and nine months ended September 30, 2019 were prepared on the basis of a going concern, which contemplates that we will be able to realize our assets and discharge liabilities in the normal course of business. Our ability to meet our liabilities and to continue as a going concern is dependent upon the availability of future funding. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Results of Operations

At December 31, 2018, we had an accumulated deficit of $274.6 million and at September 30, 2019, we had an accumulated deficit of $282.9 million, primarily as a result of research and development and general and administrative expenses. While we may in the future generate revenue from a variety of sources, including license fees, milestone payments, and research and development payments in connection with strategic partnerships, our product candidates are at an early stage of development and may never be successfully developed or commercialized. Accordingly, we expect to continue to incur substantial losses from operations for the foreseeable future, and there can be no assurance that we will ever generate significant revenue or profits.

General and Administrative Expenses

General and administrative expenses consist principally of personnel-related costs, professional fees for legal, consulting, audit and tax services, rent and other general operating expenses not otherwise included in research and development.

Research and Development Expenses

Conducting research and development is central to our business model. We expense both internal and external research and development costs as incurred. We track external research and development costs incurred by project for each of our clinical programs. Our external research and development costs consist primarily of:

•	expenses incurred under agreements with contract research organizations, investigative sites, and consultants that conduct our clinical trials and a substantial portion of our pre-clinical activities;
•	the cost of acquiring and manufacturing clinical trial and other materials; and

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•	other costs associated with development activities, including additional studies.

Other research and development costs consist primarily of internal research and development costs such as salaries and related fringe benefit costs for our employees (such as workers compensation and health insurance premiums), stock-based compensation charges, travel costs, lab supplies, overhead expenses such as rent and utilities, and external costs not allocated to one of our clinical programs. Internal research and development costs generally benefit multiple projects and are not separately tracked per project.

We expect to continue to incur substantial expenses related to our research and development activities for the foreseeable future as we continue product development including our development efforts for lenzilumab to reduce the serious and potentially life-threatening side effects associated with CAR-T therapy and potentially improve efficacy, as well as improving and making safer allogeneic HSCT. Depending on the results of our development efforts we expect to incur substantial costs to prepare for potential clinical trials and activities for lenzilumab.

Three months ended September 30, 2019 compared to three months ended September 30, 2018

General and Administrative Expenses

General and administrative expenses decreased $0.3 million from $1.8 million for the three months ended September, 2018 to $1.5 million for the three months ended September 30, 2019. The decrease is primarily due to lower compensation expense, including stock-based compensation costs related to lower headcount in the three months ended September 30, 2019.

Interest expense increased $0.2 million from $0.1 million recognized for the three months ended September 30, 2018 to $0.3 million for the three months ended September 30, 2019. Interest expense for the three months ended September 30, 2019 primarily consisted of interest related to the Advance Notes (as defined below) entered into in June, July and August 2018, the 2018 Notes (as defined below) entered into in September 2018, the 2019 Notes (as defined below) entered into in April 2019 and the Notes payable to vendors related to our 2016 bankruptcy filing (each as discussed and defined below). Interest expense for the three months ended September 30, 2018 primarily consisted of interest on the Term Loans (as defined below), which converted to common stock in February 2018 related to the Restructuring Transactions (as defined below) and the Notes payable to vendors related to our 2016 bankruptcy filing.

There were no reorganization costs incurred for the three months ended September 30, 2019. The bankruptcy was closed in September 2018 and, as a result, there were minimal costs for the three months ended September 30, 2018.

Comparison of Three Months Ended September 30, 2019 and 2018 ($000’s):

	Three Months Ended September 30,		Increase/ (Decrease)
(in thousands)	2019	2018	Amount	%
Operating expenses:
Research and development	$549	$535	$14	3
General and administrative	1,497	1,804	(307)	(17)
Loss from operations	(2,046)	(2,339)	(293)	(13)
Interest expense	(343)	(116)	227	196
Other expense, net	-	319	319	100
Reorganization items, net	-	(40)	(40)	(100)
Net loss	$(2,389)	$(2,176)	$213	10

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Research and Development Expenses

Research and development expenses remained essentially the same at $0.5 million for the three month periods ended September 30, 2018 and September 30, 2019.

The following table shows our total research and development expenses for the three months ended September 30, 2019 and 2018 ($000’s):

	Three Months Ended September 30,
(In thousands)	2019	2018
External Costs
Lenzilumab	$401	$422
Ifabotuzumab	$20	25
Internal costs	128	88
Total research and development	$549	$535

Nine months ended September 30, 2019 compared to nine months ended September 30, 2018

General and Administrative Expenses

General and administrative expenses decreased $2.7 million from $7.8 million for the nine months ended September 30, 2018 to $5.1 million for the nine months ended September 30, 2019. The decrease is primarily due to a $2.2 million decrease in stock-based compensation expense related to the issuance of options to management, consultants and board members subsequent to the completion of the Restructuring Transactions (as defined below) in 2018, with no similar issuances in 2019, a decrease of $0.2 million in other compensation costs and a decrease in outside consulting costs of $0.3 million.

Reorganization items, net, decreased $0.1 million for the nine months ended September 30, 2019 to zero for the nine months ended September 30, 2018. The decrease is related to the absence of reorganization expenses in the current nine-month period.

Interest expense increased $0.5 million from $0.5 million recognized for the nine months ended September 30, 2018 to $1.0 million for the nine months ended September 30, 2019. Interest expense for the nine months ended September 30, 2019 primarily consisted of interest related to the Advance Notes (as defined below), entered into in June, July and August 2018, the 2018 Notes (as defined below), entered into in September 2018, the 2019 Notes (as defined below) entered into in April 2019, the 2019 Bridge Notes (as defined below) entered into in June 2019 and the Notes payable to vendors related to our 2016 bankruptcy filing (each as discussed and defined below). Interest expense for the nine months ended September 30, 2018 primarily consisted of interest on the Term Loans (as defined below), which converted to common stock in February 2018 related to the Restructuring Transactions (as defined below) and the Notes payable to vendors related to our 2016 bankruptcy filing.

Comparison of Nine Months Ended September 30, 2019 and 2018 ($000’s):

	Nine Months Ended September 30,		Increase/ (Decrease)
(in thousands)	2019	2018	Amount	%
Operating expenses:
Research and development	$2,142	$1,808	$334	18
General and administrative	5,122	7,793	(2,671)	(34)
Loss from operations	(7,264)	(9,601)	(2,337)	(24)
Interest expense	(1,003)	(542)	461	85
Other expense, net	(1)	318	319	100
Reorganization items, net	-	(106)	$(106)	(100)
Net loss	$(8,268)	$(9,931)	$(1,663)	(17)

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Research and Development Expenses

Research and development expenses increased by $0.3 million, from $1.8 million for the nine months ended September 30, 2018 to $2.1 million for the nine months ended September 30, 2019. The increase is primarily due to higher spending on the development of lenzilumab.

The following table shows our total research and development expenses for the nine months ended September 30, 2019 and 2018 ($000’s):

	Nine Months Ended September 30,
(In thousands)	2019	2018
External Costs
Lenzilumab	$1,680	$1,359
Ifabotuzumab	74	75
Internal costs	388	374
Total research and development	$2,142	$1,808

Year ended December 31, 2018 compared to year ended December 31, 2017

General and Administrative Expenses

General and administrative expenses increased $1.2 million in 2018 from $7.9 million for the year ended December 31, 2017 to $9.1 million for the year ended December 31, 2018. The increase in general and administrative expenses is primarily attributable to $2.9 million increase in stock-based compensation expense related to the issuance of options to management, consultants and board members subsequent to the completion of the Restructuring Transactions (as defined below) and $0.3 million in wage and related costs, partially offset by decreases in consultant and legal fees of $2.0 million. We expect our general and administrative expenses to decrease in 2019 as compared to 2018 levels.

Interest expense recognized of $3.1 million for the year ended December 31, 2017 is comprised of $3.0 million related to interest and loan issuance costs related to the Term Loans (as defined below) and $0.1 million related to the promissory notes issued to certain vendors in accordance with the Plan pursuant to Chapter 11 of the Bankruptcy Code. Interest expense of $0.9 million recognized for the year ended December 31, 2018 is comprised of $0.4 million for interest and loan issuance costs related to the Term Loans (as defined below), $0.2 million for interest and amortization of debt discount related to the Advance Notes (as defined below), $0.2 million for interest and amortization of debt discount related to the 2018 Notes (as defined below) and $0.1 million for interest related to the promissory notes issued to certain vendors in accordance with the Plan.

Reorganization items, net for the years ended December 31, 2017 and 2018 primarily consisted of legal fees. The decrease is related to lower legal fees in 2018 versus 2017.

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Other income, net for the year ended December 31, 2017 primarily consisted of settlements for a reduction in amounts owed to certain vendors. Other income, net for the year ended December 31, 2018 primarily consisted of legal fees assumed by Madison Joint Venture LLC related to their positive election related to assets related to benznidazole, our former drug candidate. See Note 10 in the Notes to the Consolidated Financial Statements.

Comparison of Years Ended December 31, 2018 and 2017 ($000’s):

	Year Ended December 31,		Increase/(Decrease)
(in thousands)	2018	2017	$'s	%
Operating expenses:
Research and development	$2,219	$11,165	$(8,946)	(80)
General and administrative	9,112	7,866	1,246	16
Loss from operations	(11,331)	(19,031)	7,700	(40)
Interest expense	(852)	(3,056)	2,204	(72)
Other income, net	324	431	(107)	(25)
Reorganization items, net	(145)	(331)	186	(56)
Net loss	$(12,004)	$(21,987)	$9,983	(45)

Research and Development Expenses

Research and development expenses decreased $8.9 million in 2018 from $11.2 million for the year ended December 31, 2017 to $2.2 million for the year ended December 31, 2018. The decrease is primarily due to the discontinuation of the development of benznidazole in August 2017, lower internal costs, and lower spending on the development of lenzilumab, primarily in connection with the CMML trial. We expect our research and development expenses will increase substantially in 2019 compared to 2018, due to the anticipated start of the Phase 1b/2 study of lenzilumab with Kite’s Yescarta in patients with relapsed or refractory B-cell lymphoma, as contemplated by the Collaboration Agreement.

The following table shows our total research and development expenses for the years ended December 31, 2018 and 2017 ($000’s):

	Year Ended December 31,
	2018	2017
External Costs
Lenzilumab	$1,662	$2,271
Ifabotuzumab	105	145
Benznidazole	-	6,959
Internal costs	452	1,790
Total research and development	$2,219	$11,165

Income Taxes

As of December 31, 2018, we had net operating loss carryforwards of approximately $166.2 million to offset future federal income taxes which expire in the years 2021 through 2037, and approximately $163.9 million that may offset future state income taxes which expire in the years 2018 through 2038. We also have federal net operating loss carryforwards generated in 2018 of $7.3 million that have no expiration date as a result of the Tax Cuts and Jobs Act signed into law on December 22, 2017. Current federal and state tax laws include substantial restrictions on the utilization of net operating losses and tax credits in the event of an ownership change. Even if the carryforwards are available, they may be subject to annual limitations, lack of future taxable income, or future ownership changes that could result in the expiration of the carryforwards before they are utilized. At December 31, 2018, we recorded a 100% valuation allowance against our deferred tax assets of approximately $54.8 million, as at that time our management believed it was uncertain that they would be fully realized. If we determine in the future that we will be able to realize all or a portion of our deferred tax assets, an adjustment to our valuation allowance would increase net income in the period in which we make such a determination.

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Liquidity and Capital Resources

Since our inception, we have financed our operations primarily through proceeds from the public offerings of our common stock, private placements of our preferred stock, debt financings, interest income earned on cash, and cash equivalents, and marketable securities, and borrowings against lines of credit. At September 30, 2019, we had cash and cash equivalents of $0.2 million. As of October 25, 2019, we had cash and cash equivalents of approximately $48,000.

The following tables set forth the primary sources and uses of cash and cash equivalents for each of the periods presented below ($000’s):

	Nine Months Ended September 30,
(In thousands)	2019	2018
Net cash (used in) provided by:
Operating activities	$(3,452)	$(4,985)
Investing activities	-	30
Financing activities	2,795	6,256
Net increase (decrease) in cash, cash equivalents and restricted cash	$(657)	$1,301

	Twelve Months Ended December 31,
(In thousands)	2018	2017
Net cash (used in) provided by:
Operating activities	$(6,209)	$(14,249)
Financing activities	6,256	12,080
Net increase (decrease) in cash, cash equivalents and restricted cash	$47	$(2,169)

Net cash used in operating activities was $6.2 million and $14.2 million for the years ended December 31, 2018 and 2017, respectively and $3.5million and $5.0 million for the nine months ended September 30, 2019 and 2018, respectively. Cash used in operating activities in 2018 primarily related to our net loss of $12.0 million, adjusted for non-cash items, such as $4.8 million in stock-based compensation and $0.8 million in noncash interest expense. Cash used in operating activities in 2017 primarily related to our net loss of $22.0 million, adjusted for non-cash items, such as $3.0 million in noncash interest expense, $2.1 million in stock-based compensation, and net increases in working capital items, primarily $2.6 million of accrued expenses. Cash used in operating activities of $3.5 million for the nine months ended September 30, 2019 primarily related to our net loss of $8.2 million, adjusted for non-cash items, such as $1.9 million in stock-based compensation, $1.0 million in noncash interest expense, and net increases in working capital items of $1.7 million. Cash used in operating activities of $5.0 million for the nine months ended September 30, 2018 primarily related to our net loss of $10 million, adjusted for non-cash items, such as $4.2 million in stock-based compensation, $0.5 million in noncash interest expense, and net increases in working capital items of $0.4 million.

Net cash provided by financing activities was $6.3 million for the year ended December 31, 2018, which amount consists primarily of $1.5 million received from Cheval related to the Restructuring Transactions (see “Restructuring Transactions” below), $1.1 million from the issuance of 2,445,557 shares of our common stock to accredited investors on March 12, 2018, $0.2 million received from the issuance of 400,000 shares of our common stock to an accredited investor on June 4, 2018, $0.9 million received from the issuance of the Advance Notes (as defined below) in June, July and August 2018, and $2.5 million received for the issuance of the 2018 Notes (as defined below) in September 2018. Net cash provided by financing activities was $12.1 million for the year ended December 31, 2017 related to the Term Loans (as defined below).

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Net cash provided by financing activities was $2.8 million for the nine months ended September 30, 2019 and consists primarily of $3.0 million received from the issuance of convertible notes and advance notes, $0.3 million from the exercise of stock options and $0.5 million in payments made on notes payable to vendors during the period. Net cash provided by financing activities was $6.3 million for the nine months ended September 30, 2018. This amount consists primarily of $1.5 million received from Cheval related to the Restructuring Transactions (see “Restructuring Transactions” below), $1.1 million from the issuance of 2,445,557 shares of our common stock to accredited investors on March 12, 2018, $0.2 million received from the issuance of 400,000 shares of our common stock to an accredited investor on June 4, 2018, $0.9 million received from the issuance of the Advance Notes (as defined below) in June, July and August 2018, and $2.5 million received for the issuance of the 2018 Notes (as defined below) in September 2018.

On July 1, 2019, we received proceeds from one of the 2019 Bridge Notes (as defined below) in the amount of $750,000 which had not been received as of June 30, 2019. See Note 7 in the Notes to the Condensed Consolidated Financial Statements.

Restructuring Transactions

In December 2016, we entered into a Credit and Security Agreement (as amended, the “Term Loan Credit Agreement”) providing for an original $3.0 million credit facility, net of certain fees and expenses. On March 21, 2017, we entered into an amendment to the Term Loan Credit Agreement to obtain an additional $5.5 million, net of certain fees and expenses, providing additional working capital. On July 8, 2017, we entered into a second amendment to the Term Loan Credit Agreement to obtain an additional $5.0 million, net of certain fees and expenses, providing additional working capital. As of the third quarter of 2017, we had received the entire amount available under the Term Loan Credit Agreement.

On December 21, 2017, we entered into a Securities Purchase and Loan Satisfaction Agreement (the “Purchase Agreement”) and a Forbearance and Loan Modification Agreement (the “Forbearance Agreement” and, together with the Purchase Agreement, the “Restructuring Agreements”), with the Term Loan Lenders, in connection with a series of transactions providing for, among other things, the satisfaction and extinguishment of our outstanding obligations under the Term Loan Credit Agreement and the infusion of $3.0 million of new capital.

On February 27, 2018 (the “Restructuring Effective Date”), the Restructuring Transactions (as defined below) were completed in accordance with the Restructuring Agreements. As a result, on the Restructuring Effective Date, we: (i) in exchange for the satisfaction and extinguishment of the entire $18.4 million balance of the Term Loans (as defined below), including the Bridge Loan (as defined below), the Claims Advances extended by Nomis Bay (each as discussed and defined below) and all accrued interest and fees, (a) issued to the Term Loan Lenders an aggregate of 59,786,848 shares of our common stock (the “New Lender Shares”), and (b) transferred and assigned to Madison Joint Venture LLC owned 70% by Nomis Bay and 30% by us (Madison), all of the Company’s assets related to benznidazole (the “Benz Assets”), related to our former drug candidate, capable of being so assigned; and (ii) issued to Cheval an aggregate of 32,028,669 shares of our common stock (the “New Black Horse Shares” and, collectively with the New Lender Shares, the “New Common Shares”) for total consideration of $3.0 million (collectively, the “Restructuring Transactions”), $1.5 million of which we received on December 22, 2017 in the form of a bridge loan (the “Bridge Loan”).

In connection with the transfer of the Benz Assets to the joint venture, the joint venture partner paid certain amounts we incurred after December 21, 2017 and prior to February 27, 2018 in investigating certain causes of action and claims related to or in connection with the Benz Assets. In addition, upon exercise of its rights under the terms of the joint venture, the joint venture partner assumed certain legal fees and expenses owed us to our litigation counsel totaling $0.3 million.

Upon completion of the Restructuring Transactions on February 27, 2018, the Black Horse Entities collectively held 66,870,851 shares of our common stock, or approximately 62.6% of our outstanding common stock. Accordingly, the completion of the Restructuring Transactions resulted in a change in control of our company, as the Black Horse Entities and their affiliates owning more than a majority of our outstanding common stock. Dr. Dale Chappell, a member of our board of directors from June 30, 2016 until November 10, 2017, controls the Black Horse Entities and accordingly, will be able to exert control over matters of our company and will be able to determine all matters of our company requiring stockholder approval. For additional information regarding the Restructuring Transactions, see “Business – Restructuring Transactions”.

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Operating Leases

In April 2016 we entered into a lease agreement for a facility in Brisbane, California. This lease expired on September 30, 2018. In May 2018, we entered into a month-to-month lease agreement for a new facility in Burlingame, California.

Equity Financings

On March 12, 2018, we issued 2,445,557 shares of our common stock to accredited investors for total proceeds of $1.1 million. On June 4, 2018, we issued 400,000 shares of our common stock to an accredited investor for total proceeds of $0.2 million.

Notes

On June 30, 2016, the Company issued promissory notes in an aggregate principal amount of approximately $1.2 million to certain claimants in accordance with the Plan. The notes are unsecured, bear interest at 10% per annum and became due and payable in full, including principal and accrued interest on June 30, 2019. As of June 30, 2019 and December 31, 2018, the Company has accrued $0.4 million and $0.3 million in interest related to these promissory notes, respectively. As June 30, 2019 fell on a Sunday, in July 2019 the Company used approximately $0.5 million of the proceeds from the 2019 Bridge Notes (described below) to retire a portion of these notes. (See below for a discussion of the 2019 Bridge Notes (as defined below) including proceeds received subsequent to June 30, 2019.) After giving effect to these payments in July 2019, the aggregate principal amount and accrued but unpaid interest on these notes approximates $1.1 million as of September 30, 2019. The outstanding principal amount and accrued but unpaid interest on these notes is currently payable to the respective holders without demand, notice or declaration, and the holders, without demand or notice of any kind, may exercise any and all other rights and remedies available to them under the notes, the Plan, at law or in equity.

Advance Notes

In June, July and August 2018, the Company received an aggregate of $0.9 million of proceeds from advances made to the Company (the “Advance Notes”) by four different lenders including Dr. Cameron Durrant, the Company’s Chairman and Chief Executive Officer; Cheval, an affiliate of BHC, the Company’s controlling stockholder; and Ronald Barliant, a director of the Company (collectively the “Advance Note Lenders”). The Advance Notes accrued interest at a rate of 7% per year, compounded annually.

In accordance with their terms, on May 30, 2019, in connection with the Company’s announcement of the Collaboration Agreement with Kite, the Advance Note Lenders converted the amounts due under the Advance Notes into the Company’s common stock at the conversion price of $0.45 per share. The Company issued a total of 2,179,622 shares of common stock in connection with the conversion.

2018 Notes

Commencing September 19, 2018, the Company delivered a series of convertible promissory notes (the “2018 Notes”) evidencing an aggregate of $2.5 million of loans made to the Company by six different lenders, including an affiliate of Black Horse Capital, L.P., the Company’s controlling stockholder. The 2018 Notes bear interest at a rate of 7% per annum and will mature on the earliest of (i) twenty-four months from the date the 2018 Notes were signed, (ii) the occurrence of any customary event of default, or (iii) the certain liquidation events including any dissolution or winding up of the Company or merger or sale by the Company of all or substantially all of its assets (in any case, a “2018 Note Liquidation Event”). The Company used the proceeds from the 2018 Notes for working capital.

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The 2018 Notes are convertible into equity securities in the Company in three different scenarios:

If the Company sells its equity securities on or before the date of repayment of the 2018 Notes in any financing transaction that results in gross proceeds to the Company of at least $10 million (a “2018 Note Qualified Financing”), the 2018 Notes will be converted into either (i) such equity securities as the noteholder would acquire if the principal and accrued but unpaid interest thereon (the “2018 Note Conversion Amount”) were invested directly in the financing on the same terms and conditions as given to the financing investors in the 2018 Note Qualified Financing, or (ii) common stock at a conversion price equal to $0.45 per share (subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the 2018 Notes).

If the Company sells its equity securities on or before the date of repayment of the 2018 Notes in any financing transaction that results in gross proceeds to the Company of less than $10 million (a “2018 Note Non-Qualified Financing”), the noteholders may convert their remaining 2018 Notes into either (i) such equity securities as the noteholder would acquire if the 2018 Note Conversion Amount were invested directly in the financing on the same terms and conditions as given to the financing investors in the 2018 Note Non-Qualified Financing, or (ii) common stock at a conversion price equal to $0.45 per share (subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the 2018 Notes).

The 2018 Notes may convert in the event the Company enters into or publicly announces its intention to consummate a 2018 Note Liquidation Event. Immediately prior to the completion of any such 2018 Note Liquidation Event, in lieu of receiving payment in cash, noteholders may convert the 2018 Note Conversion Amount into common stock at a conversion price equal to $0.45 per share (subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the 2018 Notes).

2019 Notes

Commencing on April 23, 2019, the Company delivered a series of convertible promissory notes (the “2019 Notes”) (together with the 2018 Notes, the “Convertible Notes”) evidencing an aggregate of $1.3 million of loans made to the Company.

The 2019 Notes bear interest at a rate of 7.5% per annum and will mature on the earliest of (i) twenty-four months from the date the 2019 Notes are signed (the “Stated Maturity Date”), (ii) the occurrence of any customary event of default, or (iii) the certain liquidation events including any dissolution or winding up of the Company or merger or sale by the Company of all or substantially all of its assets (in any case, a “2019 Note Liquidation Event”). The Company used the proceeds from the 2019 Notes for working capital.

The 2019 Notes are convertible into equity securities in the Company in four different scenarios:

If the Company sells its equity securities on or before the Stated Maturity Date in any financing transaction that results in gross proceeds to the Company of at least $10.0 million (a “2019 Note Qualified Financing”) or the Company consummates a reverse merger or similar transaction, the 2019 Notes will be converted into either (i) (a) in the case of a 2019 Note Qualified Financing, such equity securities as the noteholder would acquire if the principal and accrued but unpaid interest thereon together with such additional amount of interest as would have been paid on the 2019 Notes if held to the Stated Maturity Date (the “2019 Note Conversion Amount”) were invested directly in the financing on the same terms and conditions (including price) as given to the financing investors in the 2019 Note Qualified Financing or (b) in the case of a reverse merger, common stock at the same price per share paid by the buyer in such transaction (which in a stock for stock transaction, shall be based on the price per share used by the parties for purposes of setting the applicable exchange ratio), or (ii) common stock at a conversion price equal to $1.25 per share (subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the 2019 Notes).

If the Company sells its equity securities on or before the date of repayment of the 2019 Notes in any financing transaction that results in gross proceeds to the Company of less than $ 10.0 million (a “2019 Note Non-Qualified Financing”), the noteholders may convert their remaining convertible notes into either (i) such equity securities as the noteholder would acquire if the 2019 Note Conversion Amount were invested directly in the financing on the same terms and conditions (including price) as given to the financing investors in the 2019 Note Non-Qualified Financing, or (ii) common stock at a conversion price equal to $1.25 per share (subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the 2019 Notes).

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The 2019 Notes may convert in the event the Company enters into or publicly announces its intention to consummate a 2019 Note Liquidation Event. Immediately prior to the completion of any such 2019 Note Liquidation Event, in lieu of receiving payment in cash, noteholders may convert the 2019 Note Conversion Amount into common stock at a conversion price equal to $1.25 per share (subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the 2019 Notes).

In addition, upon the six-month anniversary of the date the 2019 Notes are signed or such earlier time as the Company publicly announces that it has entered into a definitive arrangement with an unaffiliated third party (a “Strategic Partner”) pursuant to which, among other things, such Strategic Partner may agree to collaborate with the Company in conducting a clinical study to assess the efficacy of lenzilumab in reducing adverse effects from NT and CRS when used as a companion therapy in certain CAR-T therapies, noteholders may convert any portion of the outstanding principal amount of the 2019 Notes, together with (a) any unpaid and accrued interest on such principal amount to the date the noteholder’s notice of the noteholder’s intention to convert is received by the Company (the “Notice Date”), and (b) such additional amount of interest as would have been paid on such principal amount from the Notice Date to the Stated Maturity Date, into common stock at a conversion price equal to $1.25 per share (subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the 2019 Notes). The Company’s announcement of the Collaboration Agreement with Kite satisfied this requirement and accordingly, the 2019 Notes are convertible into common stock on the above terms.

The Advance Notes, the 2018 Notes and the 2019 Notes have an optional voluntary conversion feature in which the holder could convert the notes in the Company’s common stock at maturity at a conversion rate of $0.45 per share for the Advance Notes and the 2018 Notes and at a conversion rate of $1.25 for the 2019 Notes. The intrinsic value of this beneficial conversion feature was $1.8 million upon the issuance of the Advance Notes, the 2018 Notes and the 2019 Notes and was recorded as additional paid-in capital and as a debt discount which is accreted to interest expense over the term of the Advance Notes and Notes. Interest expense includes debt discount amortization of $0.2 million and $0.6 million for the three and nine month periods ended September 30, 2019.

The Company evaluated the embedded features within the Advance Notes, the 2018 Notes and the 2019 Notes to determine if the embedded features are required to be bifurcated and recognized as derivative instruments. The Company determined that the Advance Notes, the 2018 Notes and the 2019 Notes contain contingent beneficial conversion features (“CBCF”) that allow or require the holder to convert the Advance Notes, the 2018 Notes and the 2019 Notes, as applicable, to Company common stock at a conversion rate of $0.45 per share for the Advance Notes and the 2018 Notes and $1.25 for the 2019 Notes, but did not contain embedded features requiring bifurcation and recognition as derivative instruments. Upon the occurrence of a CBCF that results in conversion of the Advance Notes, the 2018 Notes or the 2019 Notes to Company common stock, the remaining unamortized discount will be charged to interest expense. Upon conversion of the Advance Notes on May 30, 2019, the remaining unamortized discount was charged to interest expense. The remaining debt discount will be amortized over 15 and 22 months for the 2018 Notes and the 2019 Notes, respectively.

2019 Bridge Notes

On June 28, 2019, the Company issued three short-term, secured bridge notes (the “2019 Bridge Notes”) evidencing an aggregate of $1.7 million of loans made to the Company by three parties: Cheval, an affiliate of BHC, the Company’s controlling stockholder, lent $750,000; Nomis Bay, the Company’s second largest stockholder, lent $750,000; and Cameron Durrant, M.D., MBA, the Company’s Chief Executive Officer and Chairman of the Board of Directors, lent $200,000. The proceeds from the 2019 Bridge Notes were or will be used to satisfy a portion of the unsecured obligations incurred in connection with the Company’s emergence from bankruptcy in 2016 and for working capital and general corporate purposes. Of the $1.7 million in proceeds received, $950,000 was received on June 28, 2019 and was recorded as Advance notes in the Condensed Consolidated Balance Sheet as of September 30, 2019. The remaining proceeds of $750,000 were received July 1, 2019 and recorded accordingly.

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The 2019 Bridge Notes bear interest at a rate of 7.0% per annum and, after giving effect to extensions announced in October 2019, will mature on December 31, 2019. The 2019 Bridge Notes may become due and payable at such earlier time as the Company raises more than $3,000,000 in a bona fide financing transaction or upon a change in control. The 2019 Bridge Notes are secured by liens of substantially all of the Company’s assets.

Upon an event of default, which events include, but are not limited to, (1) the Company failing to timely pay any monetary obligation under the 2019 Bridge Notes; (2) the Company failing to pay its debts generally as they become due and (3) the Company commencing any proceeding relating to the Company under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar laws of any jurisdiction now or hereafter in effect, the interest payable on the 2019 Bridge Notes increases to 10.0% per annum. Further, upon certain events of default, all payments and obligations due and owed under the 2019 Bridge Notes shall immediately become due and payable without demand and without notice to the Company.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations at September 30, 2019 and the effect such obligations are expected to have on our liquidity and cash flow in future years ($000’s):

	Total	Less than 1 year	1 to 3 years	4 to 5 years	After 5 years
Principal payments on notes payable to vendors	$774,149	$774,149	$-	$-	$-
Interest payments on notes payable to vendors	293,241	293,241	-	-	-
Principal payments on 2018 Notes	2,500,000	2,500,000	-	-	-
Interest payments on 2018 Notes	350,125	350,125	-	-	-
Principal payments on 2019 Notes	0	0	$1,275,000	-	-
Interest Payments on 2019 Notes	0	0	$190,973	-	-
Principal payments on 2019 Bridge Notes	1,700,000	1,700,000	-	-	-
Interest payments on 2019 Bridge Notes	59,922	59,922	-	-	-
Total	$7,143,410	$5,677,437	$1,465,973	$-	$-

Contracts

We are obligated to make future payments to third parties under in-license agreements, including sublicense fees, royalties, and payments that become due and payable on the achievement of certain development and commercialization milestones.

We record upfront and milestone payments made to third parties under licensing arrangements as an expense. Upfront payments are recorded when incurred and milestone payments are recorded when the specific milestone has been achieved.

License with the University of Zurich

On July 19, 2019, we entered into the Zurich Agreement with UZH. Under the Zurich Agreement, we have in-licensed certain technologies that we believe may be used to prevent GvHD through GM-CSF neutralization. The Zurich Agreement required an initial one-time payment of $100,000, which we paid to UZH on July 29, 2019. The Zurich Agreement also requires the payment of annual license maintenance fees, as well as milestones and royalties upon the achievement of certain regulatory and commercialization milestones.

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License with the Mayo Foundation for Medical Education and Research

On June 19, 2019, we entered into the Mayo Agreement with the Mayo Foundation. Under the Mayo Agreement, we have in-licensed certain technologies that we believe may be used to create CAR-T cells lacking GM-CSF expression through various gene-editing tools including CRISPR-Cas9. Pursuant to the Mayo Agreement, we will pay $200,000 to the Mayo Foundation within six months of the effective date of the Mayo Agreement, or upon completion of a qualified financing, whichever is earlier. The Mayo Agreement also requires the payment of milestones and royalties upon the achievement of certain regulatory and commercialization milestones.

Collaboration Agreement with Kite

On May 30, 2019, we entered into the Collaboration Agreement with Kite. The Collaboration Agreement provides that we and Kite will split only the out-of-pocket costs actually incurred in conducting the Study, including all third-party expenses incurred in accordance with a mutually agreed budget. We currently project we will be responsible for an aggregate of approximately $8 million in out-of-pocket costs, assuming up to a total of 72 patients are recruited for a multi-center Study. Each party will otherwise be responsible for its own internal costs, including internal personnel costs, incurred in connection with the Study.

Indemnification

In the normal course of business, we enter into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. Our exposure under these agreements is unknown because it involves claims that may be made against us in the future, but have not yet been made. To date, we have not paid any claims or been required to defend any action related to our indemnification obligations. However, we may record charges in the future as a result of these indemnification obligations.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements, such as structured finance, special purpose entities, or variable interest entities.

Critical Accounting Policies and Use of Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of our financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the amounts and disclosures reported in the consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates. Our management believes judgment is involved in determining revenue recognition, valuation of financing derivative, the fair value-based measurement of stock-based compensation, accruals and warrant valuations. Our management evaluates estimates and assumptions as facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from these estimates and assumptions, and those differences could be material to the consolidated financial statements. If our assumptions change, we may need to revise our estimates, or take other corrective actions, either of which may also have a material adverse effect on our statements of operations, liquidity and financial condition.

Until December 31, 2018, we qualified as an emerging growth company (“EGC”) under the Jumpstart Our Business Startups Act of 2012. Emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

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A registrant with EGC status loses its eligibility as an EGC five years after its common equity initial public offering, December 31, 2018 for our company. Accordingly, we are required to adopt new accounting standards on the same timeline as other public companies effective January 1, 2018. See Note 3 in the Notes to the Consolidated Financial Statements for a description of the impact of new accounting standards adopted in 2018.

While our significant accounting policies are described in more detail in Note 3 in the Notes to the Consolidated Financial Statements, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our financial statements.

Accrued Research and Development Expenses

As part of the process of preparing our consolidated financial statements, we are required to estimate our accrued research and development expenses. This process involves reviewing contracts and purchase orders, reviewing the terms of our license agreements, communicating with our applicable personnel to identify services that have been performed on our behalf, and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual cost. Some of our service providers invoice us monthly in arrears for services performed. We make estimates of our accrued expenses as of each balance sheet date based on facts and circumstances known to us at that time. Examples of estimated accrued research and development expenses include fees to:

•	contract research organizations and other service providers in connection with clinical studies;
•	contract manufacturers in connection with the production of clinical trial materials; and
•	vendors in connection with preclinical development activities.

We base our expenses related to clinical studies on our estimates of the services received and efforts expended pursuant to contracts with multiple research institutions and contract research organizations that conduct and manage clinical studies on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract, and may result in uneven payment flows and expense recognition. Payments under some of these contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. In accruing these costs, we estimate the time period over which services will be performed for which we have not been invoiced and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from our estimate, we adjust the accrual accordingly. Our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in our reporting changes in estimates in any particular period.

Stock-Based Compensation

Our stock-based compensation expense for stock options is estimated at the grant date based on the award’s fair value as calculated by the Black-Scholes option pricing model and is recognized as expense over the requisite service period. The Black-Scholes option pricing model requires various highly judgmental assumptions including expected volatility and expected term. The expected volatility is based on the historical stock volatilities of several of our publicly listed peers over a period equal to the expected terms of the options as we do not have a sufficient trading history to use the volatility of our own common stock. To estimate the expected term, we have opted to use the simplified method, which is the use of the midpoint of the vesting term and the contractual term. If any of the assumptions used in the Black-Scholes option pricing model changes significantly, stock-based compensation expense may differ materially in the future from that recorded in the current period. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. We estimate the forfeiture rate based on historical experience and our expectations regarding future pre-vesting termination behavior of employees. To the extent our actual forfeiture rate is different from our estimate, stock-based compensation expense is adjusted accordingly.

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Revenue Recognition

Our revenue to date has been generated primarily through license agreements and research and development collaboration agreements. We had no revenues for the years ending December 31, 2017 and 2018. Commencing January 1, 2018, we recognize revenue in accordance with Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASC 606”). The core principle of ASC 606 is that an entity should recognize revenue to depict the transfer of promised goods and/or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and/or services. To determine the appropriate amount of revenue to be recognized for arrangements that we determine are within the scope of ASC 606, the Company performs the following steps: (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) each performance obligation is satisfied.

Revenue under technology licenses and collaborative agreements typically consists of nonrefundable and/or guaranteed license fees, collaborative research funding, and various milestone and future product royalty or profit-sharing payments. These agreements are generally referred to as “multiple element arrangements”.

We apply the accounting standard on revenue recognition for multiple element arrangements. The fair value of deliverables under the arrangement may be derived using a best estimate of selling price if vendor specific objective evidence and third-party evidence is not available. Deliverables under the arrangement will be separate units of accounting if a delivered item has value to the customer on a standalone basis and if the arrangement includes a general right of return for the delivered item, delivery or performance of the undelivered item is considered probable and substantially in our control.

We recognize upfront license payments as revenue upon delivery of the license only if the license has standalone value from any undelivered performance obligations and that value can be determined. The undelivered performance obligations typically include manufacturing or development services or research and/or steering committee services. If the fair value of the undelivered performance obligations can be determined, then these obligations would be accounted for separately. If the license is not considered to have standalone value, then the license and other undelivered performance obligations would be accounted for as a single unit of accounting. In this case, the license payments and payments for performance obligations are recognized as revenue over the estimated period of when the performance obligations are performed or deferred indefinitely until the undelivered performance obligation is determined.

Whenever we determine that an arrangement should be accounted for as a single unit of accounting, we determine the period over which the performance obligations will be performed, and revenue will be recognized. Revenue is recognized using a proportional performance or straight-line method. The proportional performance method is used when the level of effort required to complete performance obligations under an arrangement can be reasonably estimated. The amount of revenue recognized under the proportional performance method is determined by multiplying the total payments under the contract, excluding royalties and payments contingent upon achievement of milestones, by the ratio of the level of effort performed to date to the estimated total level of effort required to complete performance obligations under the arrangement. If we cannot reasonably estimate the level of effort to complete performance obligations under an arrangement, we recognize revenue under the arrangement on a straight-line basis over the period we are expected to complete our performance obligations. Significant management judgment is required in determining the level of effort required under an arrangement and the period over which we are expected to complete our performance obligations under an arrangement.

Our collaboration agreements typically entitle us to additional payments upon the achievement of development, regulatory and sales performance-based milestones. If the achievement of a milestone is considered probable at the inception of the collaboration, the related milestone payment is included with other collaboration consideration, such as upfront fees and research funding, in our revenue calculation. Typically, these milestones are not considered probable at the inception of the collaboration. As such, milestones will typically be recognized in one of two ways depending on the timing of when the milestone is achieved. If the milestone is achieved during the performance period, then we will only recognize revenue to the extent of the proportional performance achieved at that date, or the proportion of the straight-line basis achieved at that date, and the remainder will be recorded as deferred revenue to be amortized over the remaining performance period. If the milestone is achieved after the performance period has completed and all performance obligations have been delivered, then we will recognize the milestone payment as Revenue in its entirety in the period the milestone was achieved.

Recently Issued Accounting Pronouncements

For a discussion of new accounting pronouncements, see Note 3 in the Notes to the Consolidated Financial Statements.

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MANAGEMENT

Directors

The following table sets forth the names, ages and current positions of members of our board of directors. Following the table is biographical information for each director, including information on specific experiences, qualifications and skills that support the conclusion that the director should currently serve on our board of directors.

Name	Age	Principal Occupation	Director Since
Cameron Durrant, M.D., MBA	59	Chairman and Chief Executive Officer, Humanigen, Inc.	2016
Ronald Barliant, JD	73	Of Counsel, Goldberg Kohn, Ltd.	2016
Timothy Morris, CPA	58	Chief Financial Officer, Iovance Biotherapeutics, Inc.	2016
Rainer Boehm, M.D., MBA	59	Former Chief Commercial and Medical Officer and interim Chief Executive Officer at Novartis Pharmaceuticals	2018
Robert Savage, MBA	66	President, Chief Executive Officer and Chairman Strategic Imagery, LLC	2018

Cameron Durrant, M.D., MBA, has served as a member and Chairman of our Board since January 2016, and as our Chief Executive Officer since March 2016. In addition, Dr. Durrant has served as our interim chief financial officer since July 1, 2019. From May 2014 to January 2016, Dr. Durrant served as Founder and Director of Taran Pharma Limited, a private semi-virtual specialty pharma company developing and registering treatments in Europe for orphan conditions. Dr. Durrant served as President and Chief Executive Officer of ECR Pharmaceuticals Co., Inc., a subsidiary of Hi-Tech Pharmacal Co., Inc., from September 2012 to April 2014. From January 2010 to September 2012, Dr. Durrant served as a consultant to several biopharma companies, as the Founder, CEO, CFO and director of PediatRx, Inc. and on the boards of several privately-held healthcare companies. He previously served as CEO of PediaMed Pharmaceuticals and has been a senior executive at Johnson and Johnson, Pharmacia, GSK and Merck. Dr. Durrant served as a director of Immune Pharmaceuticals Inc. from July 2014 through September 2018 and serves on the board of directors of a privately held nano-biotech company and a medical device company. Dr. Durrant earned his medical degree from the Welsh National School of Medicine, Cardiff, UK, his DRCOG from the Royal College of Obstetricians and Gynecologists, London, UK, his MRCGP from the Royal College of General Practitioners, London, UK, his DipCH from the Melbourne Academy, Australia and his MBA from Henley Management College, Oxford, UK. Dr. Durrant brings to the Board extensive experience as a pharma/biotech entrepreneur, operating executive and board member, as well as his day to day operating experience as our Chief Executive Officer.

Ronald Barliant, JD, has served as a member of our Board since January 2016. Mr. Barliant has been Of Counsel to Goldberg Kohn, Ltd. since January 2016, and immediately prior to that had served as a principal in Goldberg Kohn’s Bankruptcy & Creditors’ Rights Group since September 2002. He previously served as U.S. bankruptcy judge for the Northern District of Illinois from 1988 to 2002. Mr. Barliant has represented debtors and creditors in complex bankruptcy cases, and counseled major financial institutions, business firms and boards of directors in connection with workouts. Mr. Barliant brings to the Board valuable experience gained from a distinguished career as a counselor to numerous boards, considered judgment and experience with bankruptcy in the bankruptcy setting, which continues to be relevant as we address the finalization of matters related to our emergence from bankruptcy.

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Timothy Morris, CPA has served as a member of our Board since June 2016. Mr. Morris has served as the Chief Financial Officer of Iovance Biotherapeutics, Inc., a biopharmaceutical company, since August 2017. From March 2014 to June 2017 Mr. Morris served as Chief Financial Officer and Head of Business Development of AcelRx Pharmaceuticals, Inc., a specialty pharmaceutical company. From November 2004 to December 2013, Mr. Morris served as Senior Vice President Finance and Global Corporate Development, Chief Financial Officer of VIVUS, Inc. a biopharmaceutical company. Mr. Morris received his BS in Business with an emphasis in Accounting from California State University, Chico, and is a Certified Public Accountant (Inactive). Mr. Morris brings to the Board valuable operational experience with public companies in the biopharmaceutical industry, particularly in the areas of finance and corporate development.

Rainer Boehm, M.D., MBA has served as a member of our Board since February 2018. Dr. Boehm has been a biopharmaceutical industry leader for more than three decades. At Novartis for 29 years, he held roles of increasing responsibility culminating with his position as Chief Commercial and Medical Affairs Officer and as ad interim CEO of Novartis’ pharmaceuticals division. His background spans senior leadership, marketing, sales and medical affairs positions in both oncology and pharmaceuticals and he has led regions around the world, including North America, Asia and all emerging markets. Dr. Boehm has overseen the launch and commercialization of many new drugs in his career, including blockbuster breakthroughs Cosentyx and Entresto, and major oncology brands including Afinitor, Exjade, Tasigna, Femara, Zometa and Glivec. Dr. Boehm also currently serves on the board of directors for Cellectis, a clinical-stage biopharmaceutical company focused on immunotherapies based on gene-edited CAR-T cells; as an advisor in leadership development for senior executives at the GLG Institute in New York City; and as a consultant to healthcare companies. He graduated from the medical school at the University of Ulm in Germany and received his MBA from Schiller University at the Strasbourg campus in France. Dr. Boehm brings to the Board significant knowledge and experience within the biopharmaceutical industry, as well as financial acumen and operational experience.

Robert Savage, MBA, has served as a member of our Board since March 2018. Mr. Savage is a seasoned executive with more than 40 years of experience in marketing, sales, drug development, operations and business development in the pharmaceutical and biotechnological industries. Moreover, Mr. Savage has served on 12 boards over two decades helping to guide companies and organizations, both public and private. Recently, he has been a director at Depomed, from October 2016 to August 2017; The Medicines Company, from 2003 – 2016; and Medworth Acquisition Corporation, from 2013 – 2015. He has led multinational groups to successfully execute on corporate strategies to develop, launch and market multiple pharmaceutical brands with sales exceeding $4 billion. Currently, Mr. Savage is the president, chief executive officer and chairman of Strategic Imagery, LLC. He served as group vice president and president, worldwide general therapeutics & inflammation business, at Pharmacia from 2002 until its acquisition by Pfizer. Prior to his work with Pharmacia, Mr. Savage held leadership positions at Johnson & Johnson, where he was the worldwide chairman of the pharmaceuticals group, with prior senior roles at Ortho-McNeil Pharmaceuticals and Hoffman La-Roche. Mr. Savage earned his MBA in international marketing from Rutgers University in New Jersey. He received his BS in biology from Upsala College.

Executive Officers

The following table sets forth the names, ages and current positions of each person currently serving as an executive officer.

Name	Age	Position
Cameron Durrant, M.D., MBA	59	Chief Executive Officer; Interim Chief Financial Officer

Cameron Durrant, M.D, MBA has served as our Chief Executive Officer since March 2016. See “Directors” for Dr. Durrant’s biographical information.

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Code of Ethics

We have adopted a Code of Business Conduct that applies to all of our directors, officers and employees, including our principal executive officer and principal financial officer. The Code of Business Conduct is posted on our website at www.humanigen.com/governance.

Director Independence

We use the definition of “independent” set forth in Nasdaq rules in determining whether a director is independent in the capacity of director. Consistent with Nasdaq’s independence criteria, our Board has affirmatively determined that each of our current directors, and all of our directors who served in 2018, other than Dr. Durrant, our Chief Executive Officer, is independent. Nasdaq’s independence criteria include a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with us. In addition, as further required by Nasdaq rules, our Board has subjectively determined as to each independent director that no relationship exists that, in the opinion of the Board, would interfere with each such person's exercising independent judgment in carrying out his or her responsibilities as a director. In making these determinations on the independence of our directors, our Board considered the relationships that each such director has with us and all other facts and circumstances the Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each such person.

We have established an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee Matters

We have established an audit committee of the Board, which is currently comprised of Mr. Morris, as chair of the Committee, Mr. Boehm, and Mr. Savage. The Board has determined that Mr. Morris is an audit committee financial expert. The Board has determined that each member of the Audit Committee is currently independent within the means of the Nasdaq rules.

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Summary Compensation Table

The following summary compensation table shows, for the fiscal years ended December 31, 2018 and December 31, 2017, information regarding the compensation awarded to, earned by or paid to our most highly compensated executive officers for 2018, and all individuals serving as our principal financial officer during the fiscal year ended December 31, 2018. We refer to these officers as our “named executive officers.”

				Option
		Salary	Bonus	Awards	Total
Name and Principal Position	Year	($)	($)(4)	($)(3)	($)
Cameron Durrant, M.D., MBA (1)	2018	600,000	180,000	3,503,399	4,283,399
Chairman & Chief Executive Officer; Interim Chief Financial Officer	2017	600,000	180,000	-	780,000
Greg Jester (2)	2018	306,667	108,500	503,834	919,001
Former Chief Financial Officer	2017	96,667	145,000	33,120	274,787

(1)	Appointed as Chairman January 7, 2016 and as Chief Executive Officer on March 1, 2016.
(2)	Appointed Chief Financial Officer on September 5, 2017. Mr. Jester passed away on June 28, 2019.
(3)	The amounts in this column represent the aggregate grant date fair value of option awards granted to each named executive officer, computed in accordance with FASB ASC Topic 718. See Note 10 of the notes to our Consolidated Financial Statements included elsewhere in this prospectus for a discussion of all assumptions made by us in determining the grant date fair value of our equity awards.
(4)	The Compensation Committee of the Board determined Dr. Durrant’s bonus for 2018 to be $180,000 and awarded Dr. Durrant a bonus for 2017 in the amount of $180,000, the payment of which Dr. Durrant agreed to defer. Mr. Jester received 100% of his 2017 bonus in immediately exercisable stock options. The number of options granted was based on the grant date fair value as of March 9, 2018, reflecting a 10-year term. Dr. Durrant and Mr. Jester received 50% of their 2018 bonus in immediately exercisable stock options. The number of options granted was based on the grant date fair value as of January 25, 2019, reflecting a 10-year term. Dr. Durrant and Mr. Jester agreed to defer receipt of the 50% cash portion of the 2017 and 2018 bonuses pending completion of a fundraising transaction.

Narrative to Summary Compensation Table

We offer stock options to our employees, including our named executive officers, as the long-term incentive component of our compensation program. Our stock options allow our employees to purchase shares of our common stock at a price equal to the fair market value of our common stock on the date of grant.

In 2018, we issued stock options to Dr. Durrant and Mr. Jester. On March 9, 2018, Dr. Durrant was issued stock options to purchase 7,466,749 shares of our common stock at an exercise price of $0.67. One half of the options were fully vested on the grant date and the remaining options vested in six equal quarterly increments beginning on April 1, 2018. Dr. Durrant’s options were determined to have a grant date fair value of $3.5 million.

On March 9, 2018, in lieu of a cash bonus, Mr. Jester was issued stock options to purchase 284,313 shares of our common stock at an exercise price of $0.67. These options were fully vested on the grant date. On March 9, 2018, Mr. Jester was issued a long-term award of stock options to purchase 1,073,815 shares of the Company’s common stock at an exercise price of $0.67. Of the options issued 17% were fully vested on the grant date and the remaining options were to vest and become exercisable in 10 equal quarterly increments beginning on April 1, 2018. Mr. Jester’s options grants were determined to have an aggregate grant date fair value of $0.6 million. Vesting of these options ceased on June 28, 2019, the date Mr. Jester passed away. The unvested portion of this grant was forfeited. Mr. Jester’s estate is entitled to exercise his vested options until June 28, 2020.

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The stock option grant made to Dr. Durrant and the long-term stock option award made to Mr. Jester were approved by the Company’s Board of Directors for the dual purpose of providing award recipients with appropriate incentives to develop lenzilumab and the Company’s other monoclonal assets in accordance with the Company’s updated business plan, and to ensure their retention. The number of shares underlying each award, and the vesting provisions of each, were designed to mitigate the significant dilution to the value of the equity awards held by such executive officers resulting from completion of the Restructuring Transactions in February 2018. (See Item 1. “Business” and Note 10 to the accompanying Consolidated Financial Statements included elsewhere in this prospectus for more information regarding the Restructuring Transactions). In advance of approving these awards and the amendment to the Company’s 2012 Equity Incentive Plan described below, the Board of Directors consulted with Dr. Chappell, the Company’s controlling stockholder, and confirmed the awards were appropriate to achieve Dr. Chappell’s long-term and retention goals for each named executive officer.

Outstanding Equity Awards at 2018 Fiscal Year End

The following table shows certain information regarding outstanding equity awards held by our named executive officers as of December 31, 2018.

		Option Awards

		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option	Option
		Options	Options	Exercise	Expiration
Name		Exercisable	Unexercisable	Price ($)	Date
Cameron Durrant, M.D., MBA	(1)	782,265	260,757	$3.38	9/13/2026
	(2)	5,600,061	1,866,688	$0.67	3/8/2028
Greg Jester	(3)	62,500	87,500	$0.33	9/4/2027
	(4)	284,313	-	$0.67	3/8/2028
	(5)	447,422	626,393	$0.67	3/8/2028

(1)	On September 13, 2016, Dr. Durrant was issued stock options to purchase 1,043,022 shares of the Company’s common stock at an exercise price of $3.38. The options vested in 12 equal quarterly increments beginning on October 1, 2016.
(2)	On March 9, 2018, Dr. Durrant was issued stock options to purchase 7,466,749 shares of the Company’s common stock at an exercise price of $0.67. One half of the options were fully vested on the grant date and the remaining options vested in six equal quarterly increments beginning April 1, 2018.
(3)	On September 5, 2017, Mr. Jester was issued stock options to purchase 150,000 shares of the Company’s common stock at an exercise price of $0.33. The options were to vest and become exercisable in 12 equal quarterly increments beginning on October 1, 2017. Vesting of these options ceased on June 28, 2019, the date Mr. Jester passed away. As of the date of this prospectus, Mr. Jester’s estate is entitled to exercise the vested portion of these options until June 28, 2020.
(4)	On March 9, 2018, Mr. Jester was issued stock options to purchase 284,313 shares of the Company’s common stock at an exercise price of $0.67 in lieu of cash in respect of Mr. Jester's 2017 bonus. These options were fully vested on the grant date. Mr. Jester’s estate is entitled to exercise these options until June 28, 2020.
(5)	On March 9, 2018, Mr. Jester was issued stock options to purchase 1,073,815 shares of the Company’s common stock at an exercise price of $0.67. Of the options issued 17% were fully vested on the grant date and the remaining options were to vest and become exercisable in 10 equal quarterly increments beginning on April 1, 2018. Vesting of these options ceased on June 28, 2019, the date Mr. Jester passed away. As of the date of this prospectus, Mr. Jester’s estate is entitled to exercise the vested portion of these options until June 28, 2020.

Retirement Benefits

We have established a 401(k) tax-deferred savings plan, which permits participants, including our named executive officers, to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code. We are responsible for administrative costs of the 401(k) plan. We may, in our discretion, make matching contributions to the 401(k) plan. No employer contributions have been made to date.

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Employment Agreement with Dr. Durrant

On September 13, 2016, we entered into an employment agreement with Cameron Durrant, MD, our chairman and chief executive officer (the “Durrant Agreement”). The Durrant Agreement provides for an initial annual base salary for Dr. Durrant of $600,000 as well as eligibility for an annual bonus targeted at 60% of his salary based on the achievements of objectives set and agreed to by the Board. Such bonus may be a mix of cash and stock, as determined by the Board in its sole discretion. The Compensation Committee of the Board determined Dr. Durrant’s bonus for 2017 to be $180,000. The Compensation Committee of the Board determined Dr. Durrant’s bonus for 2018 to be $180,000. Dr. Durrant has agreed to defer receipt of the 2017 bonus and the cash portion of the 2018 bonus subject to successful completion of Company fundraising activities. Dr. Durrant is entitled to participate in our benefit plans available to other executives, including its retirement plan and health and welfare programs.

Under the Durrant Agreement, Dr. Durrant is entitled to receive certain benefits upon termination of employment under certain circumstances. If we terminate Dr. Durrant’s employment for any reason other than “Cause”, or if Dr. Durrant resigns for “Good Reason” (each as such term is defined in the Durrant Agreement), Dr. Durrant will receive twelve months of base salary then in effect and the amount of the actual bonus earned by Dr. Durrant under the agreement for the year prior to the year of termination, pro-rated based on the portion of the year Dr. Durrant was employed by us during the year of termination.

The Durrant Agreement additionally provides that if Dr. Durrant resigns for Good Reason or we or our successor terminates his employment within the three month period prior to and the 12 month period following a change in control (as such term is defined in the Durrant Agreement), we must pay or cause its successor to pay Dr. Durrant a lump sum cash payment equal to two times (a) his annual salary as of the day before his resignation or termination plus (b) the aggregate bonus received by Dr. Durrant for the year preceding the change in control or, if no bonus had been received, at minimum 50% of the target bonus. In addition, upon such a resignation or termination, all outstanding stock options held by Dr. Durrant will immediately vest and become exercisable.

2012 Equity Incentive Plan

On September 13, 2016, the Board approved an amendment to our 2012 Equity Plan (the “2012 Equity Plan”) to increase the number of shares of our common stock available for issuance under the 2012 Equity Plan by 3,000,000 shares and to increase the annual maximum aggregate number of shares subject to stock option awards that may be granted to any one person under the 2012 Equity Plan from 125,000 to 1,100,000. On March 9, 2018, the Board approved an amendment to our 2012 Equity Plan to increase the number of shares of our common stock available for issuance under the 2012 Equity Plan by 16,050,000 shares. As of September 30, 2019, after giving effect to outstanding awards, there were approximately 3.8 million shares available for future grant under the 2012 Equity Plan.

Post-Restructuring Equity Grants

Upon completion of the Restructuring Transactions described elsewhere in this prospectus, we issued an aggregate 91,815,517 shares of our common stock, resulting in significant dilution to our existing stockholders. In order to address the subsequent misalignment of equity incentive awards granted prior to the Restructuring Transactions, on March 9, 2018, the Board approved the plan increase described above as well as the grant of stock options to purchase an aggregate of 9,905,649 shares of the Company’s common stock at an exercise price of $0.665 to our executive officers and certain key employees, including grants to Dr. Durrant and Mr. Jester of stock options to purchase 7,466,749 shares and 1,073,815 shares, respectively. The options granted had the same vesting terms as were afforded to the most recent option grants to Dr. Durrant and Mr. Jester.

Director Compensation

Pursuant to our Director Compensation Program, each member serving on our Board of Directors during 2018 who was not our employee was eligible to compensation for his service, as follows. At the option of the director, such fees were payable in cash, common stock or immediately exercisable stock options having a grant date fair value equal to the equivalent cash compensation owed.

•	Board of Directors member: $40,000;

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•	Audit committee member: $10,000;
•	Audit committee chair: $20,000;
•	Compensation committee member: $6,000;
•	Compensation committee chair: $12,000;
•	Nominating and corporate governance committee member: $4,000; and
•	Nominating and corporate governance committee chair: $8,000.

In addition, in light of the significant time, energy and effort expended by Messrs. Barliant and Morris in guiding the Company through the Restructuring Transactions, and to provide appropriate incentives to each of them as well as Messrs. Boehm and Savage, each of whom joined the Board following completion of the Refinancing Transactions in March 2018, the Board of Directors approved one-time stock option grants to each such director to purchase 715,877 shares at an exercise price of $0.67 per share. These stock options vest in 12 ratable quarterly installments beginning June 30, 2018. Messrs. Barliant and Morris also received fully vested stock options in March 2018 having a grant date fair value equal to the cash compensation each of them earned in respect of service on the Board during 2017, but which each had deferred in light of the Company’s financial condition. As with the stock option grants made to the Company’s named executive officers, Dr. Chappell was consulted and concurred with the magnitude and vesting terms of these director stock option awards.

The following table shows for the fiscal year ended December 31, 2018 certain information with respect to the compensation of our non-employee directors:

		Option
	Fees Earned	Awards	Total
Name	($)(1)	($)	($)
Timothy Morris, CPA(2)	67,000	377,289	444,289
Ronald Barliant, JD(3)	55,667	409,489	465,156
Rainer Boehm, M.D., MBA (4)	48,333	335,889	384,222
Bob Savage, MBA (5)	51,666	335,889	387,555

(1)	The amounts in this column reflect retainers earned under the Board of Directors Compensation Program for fiscal year 2018.
(2)	Mr. Morris elected to defer the payment of $49,500 of his board fees until the Company completes a fundraising transaction. As of December 31, 2018, Mr. Morris held options to purchase an aggregate of 904,112 shares of the Company’s common stock, of which options to purchase 342,204 shares were vested.
(3)	Mr. Barliant received $15,167 of his fee in cash and $40,500 in common stock. As of December 31, 2018, Mr. Barliant held options to purchase an aggregate of 972,740 shares of the Company’s common stock, of which options to purchase 410,832 shares were vested.
(4)	Dr. Boehm received $7,833 of his fees in cash and $40,500 in common stock. As of December 31, 2018, Dr. Boehm held options to purchase an aggregate of 715,877 shares of the Company’s common stock, of which options to purchase 178,969 shares were vested.
(5)	Mr. Savage received $5,166 of his fees in cash and $46,500 in common stock. As of December 31, 2018, Mr. Savage held options to purchase an aggregate of 715,877 shares of the Company’s common stock, of which options to purchase 178,969 shares were vested.

In connection with the completion of the Restructuring Transactions described elsewhere in this prospectus, concurrently with the grant of options to management and employees described above under “Management—2012 Equity Incentive Plan—Post-Restructuring Equity Grants” the Board approved the grant of options to purchase 715,877 shares of common stock to each of Messrs. Morris and Barliant and Dr. Boehm. A similar grant was made to Mr. Savage when he joined the Board. These options were granted to address the impact of the dilution resulting from the Restructuring Transactions and resulting misalignment of equity incentive awards granted to Messrs. Morris and Barliant in connection with their service since 2016, and to induce them to continue to serve in their roles following the Restructuring Transactions. The grants made to Dr. Boehm and Mr. Savage were designed to induce them to join the Board at a challenging time for the Company.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership Information

The following table presents information regarding beneficial ownership of our common stock as of October 25, 2019 by:

•	each stockholder or group of stockholders known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and thus represents voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Percentage ownership of our common stock is based on 112,784,671 shares of our common stock outstanding as of October 25, 2019.

Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of October 25, 2019 are deemed to be outstanding and to be beneficially owned by the person holding the options but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Humanigen, Inc., 533 Airport Boulevard, Suite 400, Burlingame, CA 94010.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Entities affiliated with Black Horse Capital LP(1)	68,048,126	60.3%
Nomis Bay LTD(2)	33,573,530	29.8%
Named Executive Officers and Directors
Cameron Durrant, M.D., MBA(3)	9,059,835	7.5%
Ronald Barliant, JD(4)	1,037,305	*
Timothy Morris, CPA (5)	546,173	*
Robert Savage, MBA(6)	457,807	*
Rainer Boehm, M.D., MBA(7)	455,909	*
All current executive officers and directors as a group (5 persons)(8)	11,557,029	9.4%

(1)

Number of shares based on information reported on the Schedule 13D filed with the SEC on March 1, 2018, reporting beneficial ownership as of February 27, 2018, by the Black Horse Entities, BH Management, and Dale Chappell. According to the report, BHC has sole voting and dispositive power with respect to 5,996,710 shares, BHCMF has shared voting and dispositive power with respect to 13,997,832 shares, Cheval has shared voting and dispositive power with respect to 46,876,309 shares, BH Management has sole voting and dispositive power with respect to 52,873,019 shares and Dr. Chappell has shared voting and dispositive power with respect to 68,048,126 shares. The number of shares reported in this row also includes an additional 1,177,275 shares issued to Cheval on May 31, 2019 in satisfaction of certain loans made to the Company in 2018, as reported on the Form 4 filed with the SEC on June 4, 2019 by Cheval, BH Management, and Dale Chappell. The business address of each of BHC, BHCMF, BH Management and Dr. Chappell is c/o Opus Equum, Inc. P.O. Box 788, Dolores, Colorado 81323. The business address of Cheval is P.O Box 309G, Ugland House, Georgetown, Grand Cayman, Cayman Islands KY1-1104. Dr. Chappell is currently serving as our ex-officio chief scientific officer.

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(2)	Number of shares based solely on information reported on the Schedule 13D filed with the SEC on March 5, 2018, reporting beneficial ownership as of February 27, 2018, by Nomis Bay. Nomis Bay has sole voting and dispositive power over all 33,573,530 shares. The business address of Nomis Bay is West Essex House, 3rd Floor, 45 Reid Street, Hamilton, Bermuda HM12.
(3)	Includes options to purchase 8,502,628 shares of common stock that may be exercised within 60 days of October 25, 2019.
(4)	Includes options to purchase 614,801 shares of common stock that may be exercised within 60 days of October 25, 2019.
(5)	Includes options to purchase 546,173 shares of common stock that may be exercised within 60 days of October 25, 2019.
(6)	Includes options to purchase 257,938 shares of common stock that may be exercised within 60 days of October 25, 2019.
(7)	Includes options to purchase 119,313 shares of common stock that may be exercised within 60 days of October 25, 2019.
(8)	Includes options to purchase 10,040,853 shares of common stock that may be exercised within 60 days of October 25, 2019.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Term Loans and Restructuring Transactions

On December 21, 2017, we entered into the Purchase Agreement and the Forbearance Agreement as more fully described in the section of this prospectus titled “Business—Restructuring Transactions”, with certain lenders and investors who were deemed to be our affiliates.

The Restructuring Transactions were completed on February 27, 2018. For additional information regarding the Restructuring Transactions, see Note 10 to the accompanying Audited Consolidated Financial Statements included elsewhere in this prospectus.

Advance Notes

In June, July and August 2018, we received an aggregate of $0.9 million of proceeds from the Advance Notes by four different lenders including Dr. Cameron Durrant, our Chairman and Chief Executive Officer; Cheval, an affiliate of BHC, our controlling stockholder; and Ronald Barliant, a director of the Company. See Note 7 to the accompanying Audited Consolidated Financial Statements included elsewhere in this prospectus for a discussion of the Advance Notes. The Advance Notes converted into shares of our common stock upon our announcement of the collaboration with Kite. See Note 7 to the accompanying Unaudited Consolidated Financial Statements included elsewhere in this prospectus for more information regarding the conversion.

Convertible Notes

Commencing September 19, 2018, the Company delivered a series of convertible promissory notes (the “2018 Notes”) evidencing an aggregate of $2.5 million of loans made to us by six different lenders, including an affiliate of BHC, our controlling stockholder. See Note 7 to our Audited Consolidated Financial Statements included elsewhere in this prospectus for a discussion of the 2018 Notes.

Secured Bridge Notes

On June 28, 2019, the Company made three short-term, secured bridge notes (the “Bridge Notes”) evidencing an aggregate of $1.7 million of loans made to the Company by three parties: Cheval, an affiliate of BHC, the Company’s controlling stockholder, lent $750,000; Nomis Bay, the Company’s second largest stockholder, lent $750,000; and Dr. Durrant lent $200,000. The proceeds from the Bridge Notes were used to satisfy certain unsecured obligations incurred in connection with the Company’s emergence from bankruptcy in 2016 and for working capital and general corporate purposes.

The Bridge Notes bear interest at a rate of 7.0% per annum and, after giving effect to extensions announced in October 2019, will mature on December 31, 2019. The Notes may become due and payable at such earlier time as the Company raises more than $3,000,000 in a bona fide financing transaction or upon a change in control. The Bridge Notes are secured by liens of substantially all of the Company’s assets.

Upon an event of default, which events include, but are not limited to, (1) the Company failing to timely pay any monetary obligation under the Bridge Notes; (2) the Company failing to pay its debts generally as they become due and (3) the Company commencing any proceeding relating to the Company under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar laws of any jurisdiction now or hereafter in effect, the interest payable on the Bridge Notes increases to 10.0% per annum. Further, upon certain events of default, all payments and obligations due and owed under the Bridge Notes shall immediately become due and payable without demand without notice to the Company.

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November 2019 Bridge Notes

On November 12, 2019, the Company made two short-term, secured bridge notes (the “Notes”) evidencing an aggregate of $350,000 of loans made to the Company by two parties: Cheval, an affiliate of BHC, the Company’s controlling stockholder, loaned $250,000; and Dr. Cameron Durrant, the Company’s Chief Executive Officer and Chairman of the Board of Directors, loaned $100,000. The proceeds from the Notes will be used for working capital and general corporate purposes.

The Notes rank on par with the Bridge Notes issued in June 2019, and possess other terms and conditions substantially consistent with the Bridge Notes. The Notes bear interest at a rate of 7.0% per annum and will mature on December 31, 2019. The Notes may become due and payable at such earlier time as the Company raises more than $3,000,000 in a bona fide financing transaction or upon a change in control. The Notes also are secured by a lien of substantially all of the Company’s assets.

Upon an event of default, which events include, but are not limited to, (1) the Company failing to timely pay any monetary obligation under the Notes; (2) the Company failing to pay its debts generally as they become due and (3) the Company commencing any proceeding relating to the Company under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar laws of any jurisdiction now or hereafter in effect, the interest payable on the Notes increases to 10.0% per annum. Further, upon certain events of default, all payments and obligations due and owed under the Notes shall immediately become due and payable without demand and without notice to the Company.

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DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our authorized capital stock consists of 250,000,000 shares of which 225,000,000 shares shall be common stock, par value $0.001 per share, and 25,000,000 shares shall be preferred stock, par value of $0.001 per share. As of October 25, 2019 there were 112,784,671 shares of common stock outstanding, held by 45 stockholders of record, although we believe that there may be a significantly larger number of beneficial owners of our common stock. We derived the number of stockholders by reviewing the listing of outstanding common stock recorded by our transfer agent as of October 25, 2019.

Common Stock

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders. Holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. If there is a liquidation, dissolution or winding up of our company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities. Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable. Holders of shares of our common stock are not liable for further calls or to assessments by us. Although our Charter does not currently authorize us to issue preferred stock, if that provision of our charter were amended in the future, the rights, powers, preferences and privileges of holders of common stock would be subordinate to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which our board of directors may designate and issue in the future. Certain of our existing holders of common stock have the right to require us to register their shares of common stock under the Securities Act of 1933, as amended, in specified circumstances.

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021 and its telephone number is (800) 662-7232.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our common stock for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors may deem relevant.

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Anti-Takeover Provisions of Our Charter Documents and Delaware Law

Some provisions of our Charter, our Bylaws and Delaware law could make it more difficult to acquire our company by means of a tender offer, a proxy contest, or otherwise.

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, for a proposal to be timely submitted for consideration at an annual meeting, notice must be delivered to our secretary not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our Bylaws specify the requirements as to form and content of all stockholders’ notices. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed.

Our Charter and Bylaws both provide that vacancies on our board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified. Accordingly, the board of directors could prevent any stockholder from filling the new directorships with such stockholder’s own nominee.

Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our Charter or our Bylaws, or (iv) any action asserting a claim against us governed by the internal affairs doctrine; in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law which contains anti-takeover provisions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date that the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale or another transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions that are not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

No Cumulative Voting

Under Delaware law, cumulative voting for the election of directors is not permitted unless a corporation’s certificate of incorporation authorizes cumulative voting. Our Charter does not provide for cumulative voting in the election of directors. Cumulative voting allows a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on our board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock the stockholder holds as compared to the number of seats the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover.

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Stockholder Action by Written Consent

Delaware law generally provides that the affirmative vote of a majority of the shares entitled to vote on such matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws requires a greater percentage. Our Charter permits our board of directors to amend or repeal most provisions of our Bylaws by majority vote. Generally, our Charter may be amended by holders of a majority of the voting power of the then outstanding shares of our capital stock entitled to vote. The stockholder vote or consent with respect to an amendment of our Charter or Bylaws would be in addition to any separate class vote that might in the future be required under the terms of any series of preferred stock that might be outstanding at the time such a proposed amendment were submitted to stockholders. Delaware law and the provisions of our Bylaws generally permit stockholders owning the requisite percentage of shares of common stock necessary to approve an amendment to our Charter and Bylaws to act by written consent in lieu of a meeting of our stockholders.

Limitation of Liability and Indemnification of Officers and Directors

Our Bylaws provide indemnification, including advancement of expenses, to the fullest extent permitted under applicable law to any person made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was a director or officer of the company, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan. In addition, our Charter provides that our directors will not be personally liable to us or our stockholders for monetary damages for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our shareholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. This provision does not limit or eliminate our rights or the rights of any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, this provision does not limit the directors’ responsibilities under Delaware law or any other laws, such as the federal securities laws. We have obtained insurance that insures our directors and officers against certain losses and which insures us against our obligations to indemnify the directors and officers. We also have entered into indemnification agreements with our directors and executive officers.

110

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, Lincoln Park, of shares of common stock that have been or may be issued to Lincoln Park pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on November 8, 2019 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares of our common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we have sold or may sell to Lincoln Park under the Purchase Agreement. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of November 15, 2019. Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 13d-3 thereunder.

Selling Stockholder	Shares Beneficially Owned Before this Offering	Percentage of Outstanding Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering	Percentage of Outstanding Shares Beneficially Owned After this Offering
Lincoln Park Capital Fund, LLC (1)	706,592(2)	*(3)	14,500,000(4)	*(5)

_____________

* Represents less than 1%

(1)	Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.
(2)	Represents 706,592 Commitment Shares of our common stock issued to Lincoln Park upon our execution of the Purchase Agreement as a fee for its commitment to purchase shares of our common stock under the Purchase Agreement, all of which shares are covered by the registration statement that includes this prospectus. We have excluded from the number of shares beneficially owned by Lincoln Park prior to the offering all of the additional shares of common stock that Lincoln Park may be required to purchase pursuant to the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, under the terms of the Purchase Agreement, issuances and sales of shares of our common stock to Lincoln Park are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Beneficial Ownership Cap. See the description under the heading “Lincoln Park Transaction” for more information about the Purchase Agreement.
(3)	Based on 113,522,092 outstanding shares of our common stock as of November 15, 2019, which includes the 706,592 Commitment Shares we issued to Lincoln Park on November 8, 2019.
(4)	Although the Purchase Agreement provides that we may sell up to $20,000,000 of our common stock to Lincoln Park, only 14,500,000 shares of our common stock are being offered under this prospectus, which represents: (i) 706,592 Commitment Shares issued to Lincoln Park upon our execution of the Purchase Agreement as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement; and (ii) an aggregate of 13,793,408 shares of our common stock that may be sold by us to Lincoln Park at our discretion from time to time over a 36-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $20,000,000 total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.
(5)	Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholder is under no obligation to sell any shares of common stock at this time.

111

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the selling stockholder, Lincoln Park. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents;
•	“at the market” into an existing market for the common stock;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the common stock sold by Lincoln Park through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of common stock sold by Lincoln Park may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive from any purchasers of common stock sold by Lincoln Park.

We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the selling stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the selling stockholder, any compensation paid by Lincoln Park to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares covered by this prospectus by Lincoln Park. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

112

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that, during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution, from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Lincoln Park.

Our common stock is quoted on the OTCQB Venture Market under the symbol “HGEN”.

113

LEGAL MATTERS

The legal validity of the securities offered by this prospectus will be passed upon for us by Polsinelli PC, Washington, D.C.

EXPERTS

The audited financial statements for the fiscal years ended December 31, 2017, and December 31, 2018 and for each of the two years in the period ended December 31, 2018, appearing in this prospectus and the registration statement, have been audited by HORNE LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

In addition, since our common stock is registered under the Securities Exchange Act of 1934, we are required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act of 1934, as amended. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, are available free of charge on the Investor Relations portion of our website, www.humanigen.com, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, the SEC maintains an internet site that contains the reports, proxy and information statements, and other information we electronically file with or furnish to the SEC, located at http://www.sec.gov.

Information contained in, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

114

INDEX TO FINANCIAL STATEMENTS

Years Ended December 31, 2018 and 2017

Nine Months Ended September 30, 2019 and 2018

Condensed Consolidated Balance Sheets as of September 30, 2019 and December 31, 2018	F-29
Condensed Consolidated Statements of Operations and Comprehensive Loss for the Three Months Ended September 30, 2019 and 2018 and Nine Months Ended September 30, 2019 and 2018	F-30
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2019 and 2018	F-31
Condensed Consolidated Statements of Stockholders’ Deficit for the Nine Months Ended September 30, 2019 and 2018	F-32
Notes to Condensed Consolidated Financial Statements	F-33

F-1

Report of Independent Registered Public Accounting Firm

To Shareholders and the Board of Directors of Humanigen, Inc.

Opinion on Financial Statement

We have audited the accompanying consolidated balance sheets of Humanigen, Inc. (the "Company") as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive loss, shareholders' equity (deficit), and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and its total liabilities exceed its total assets. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ HORNE LLP

We have served as the Company's auditor since 2015.

Ridgeland, Mississippi

March 26, 2019

F-2

Humanigen, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$814	$737
Prepaid expenses and other current assets	485	813
Total current assets	1,299	1,550

Property and equipment, net	-	19
Restricted cash	71	101
Total assets	$1,370	$1,670

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$2,856	$3,330
Accrued expenses	3,129	3,307
Advance notes	807	-
Term loans payable	-	18,018
Notes payable to vendors	1,471	-
Total current liabilities	8,263	24,655
Convertible notes	1,217	-
Notes payable to vendors	-	1,351
Total liabilities	9,480	26,006

Stockholders’ deficit:
Common stock, $0.001 par value: 225,000,000 and 85,000,000 shares
authorized at December 31, 2018 and December 31, 2017, respectively; 109,872,526 and 14,946,712 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	110	15
Additional paid-in capital	266,381	238,246
Accumulated deficit	(274,601)	(262,597)
Total stockholders’ deficit	(8,110)	(24,336)
Total liabilities and stockholders’ deficit	$1,370	$1,670

See accompanying notes.

F-3

Humanigen, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Twelve Months Ended December 31,
	2018	2017
Operating expenses:
Research and development	$2,219	$11,165
General and administrative	9,112	7,866
Total operating expenses	11,331	19,031

Loss from operations	(11,331)	(19,031)

Other income (expense):
Interest expense	(852)	(3,056)
Other income, net	324	431
Reorganization items, net	(145)	(331)
Net loss	(12,004)	(21,987)
Other comprehensive income	-	-
Comprehensive loss	$(12,004)	$(21,987)

Basic and diluted net loss per common share	$(0.13)	$(1.47)

Weighted average common shares outstanding used to
calculate basic and diluted net loss per common share	94,756,375	14,975,370

See accompanying notes.

F-4

Humanigen, Inc.

Consolidated Statements of Stockholders’ Deficit

(in thousands, except share and per share data)

			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balances January 1, 2017	14,977,397	$15	$236,216	$(240,610)	$(4,379)
Issuance of stock in connection with financing agreement	9,315	-	12	-	12
Return of shares of stock by advisor	(40,000)	-	-	-	-
Stock-based compensation	-	-	2,115	-	2,115
Write down in fair value of warrants	-	-	(97)	-	(97)
Comprehensive loss	-	-	-	(21,987)	(21,987)
Balances at December 31, 2017	14,946,712	$15	$238,246	$(262,597)	$(24,336)
Conversion of notes payable and related accrued interest
and fees to common stock	76,007,754	76	18,356	-	18,432
Issuance of common stock	18,653,320	19	2,762	-	2,781
Beneficial conversion feature of Advance Notes	-	-	271	-	271
Beneficial conversion feature of Convertible Notes	-	-	1,465	-	1,465
Issuance of stock options for payment of accrued compensation	-	-	303	-	303
Stock-based compensation expense	-	-	4,812	-	4,812
Issuance of common stock in lieu of cash compensation	151,407	-	85	-	85
Issuance of common stock in exchange for services	113,333	-	81	-	81
Comprehensive loss	-	-	-	(12,004)	(12,004)
Balances at December 31, 2018	109,872,526	$110	$266,381	$(274,601)	$(8,110)

See accompanying notes.

F-5

Humanigen, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Twelve Months Ended December 31,
	2018	2017
Operating activities:
Net loss	$(12,004)	$(21,987)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	19	48
Noncash interest expense	819	3,037
Stock based compensation expense	4,812	2,115
Change in fair value of warrants issued in connection with acquisition of licenses	-	(97)
Issuance of common stock in lieu of cash compensation	85	-
Issuance of common stock in exchange for services	81	12
Gain on disposal of assets	(276)	-
Changes in operating assets and liabilities:
Prepaid expenses and other assets	328	831
Accounts payable	(198)	(520)
Accrued expenses	125	2,571
Liabilities subject to compromise	-	(259)
Net cash used in operating activities	(6,209)	(14,249)

Financing activities:
Net proceeds from issuance of common stock	2,781	-
Net proceeds from Term loan	50	12,080
Net proceeds from issuance of Convertible notes	2,500	-
Net proceeds from issuance of Advance notes	925	-
Net cash provided by financing activities	6,256	12,080
Net increase (decrease) in cash, cash equivalents and restricted cash	47	(2,169)
Cash, cash equivalents and restricted cash, beginning of period	838	3,007
Cash, cash equivalents and restricted cash, end of period	$885	$838

Supplemental cash flow disclosure:
Cash paid for interest	$8	$6
Supplemental disclosure of non-cash investing and financing activities:
Conversion of notes payable and related accrued interest and fees to common stock	$18,432	$-
Change in fair value of warrants issued in connection with acquisition of licenses	$-	$(97)
Beneficial conversion feature of Advance notes	$271	$-
Beneficial conversion feature of Convertible notes	$1,465	$-
Issuance in stock options for payment of accrued compensation	$303	$-
Issuance of common stock in exchange for services	$81	$12
Issuance of common stock in lieu of cash compensation	$85	$-

See accompanying notes.

F-6

Notes to Consolidated Financial Statements

(in thousands unless otherwise indicated, except share and per share data)

1. Organization and Description of Business

Description of the Business

The Company was incorporated on March 15, 2000 in California and reincorporated as a Delaware corporation in September 2001 under the name KaloBios Pharmaceuticals, Inc. Effective August 7, 2017, the Company changed its legal name to Humanigen, Inc.

During February 2018, the Company completed the restructuring transactions announced in December 2017 and furthered its transformation into a biopharmaceutical company pursuing cutting-edge science to develop its proprietary monoclonal antibodies for various oncology indications and to enhance T-cell therapies, potentially making these treatments safer, more effective and more efficiently administered.

The Company’s primary focus is on preventing the serious and potentially life-threatening side-effects associated with chimeric antigen receptor T-cell, also known as CAR-T, therapy, and in making those therapies more effective, efficient and cost-effective. Identifying, treating and managing severe side-effects consumes significant hospital resources and additional costs that we believe have impeded the pace of adoption of these promising and highly effective treatments as the standard of care for certain hematologic cancers. The side effects may also hamper the expansion of CAR-T to earlier line use beyond the relapsed or refractory setting in hematologic cancers and the utility of CAR-T in solid tumors, both of which represent significant growth drivers for the overall CAR-T marketplace. Lenzilumab, the Company’s lead product candidate, is a novel Humaneered® monoclonal antibody, or mAb, that has the potential to both improve the efficacy and safety associated with CAR-T therapy. There are currently no FDA approved therapies available for the prevention of the serious side effects associated with CAR-T cell therapies. Preclinical data generated in partnership with the Mayo Clinic indicates that the use of lenzilumab may prevent onset of both CAR-T induced neurologic toxicities (NT) and cytokine release syndrome (CRS) while also enhancing the proliferation and effector functions of the CAR-T therapy itself, thus simultaneously improving relapse rates and overall efficacy.

The Company continues to advance the development of lenzilumab through clinical trials that it expects will serve as the basis for registration in close collaboration with some of the leading and most experienced centers in the CAR-T field. The Company is also exploring partnerships with established CAR-T companies, who may have strong vested interest in the development and commercialization of lenzilumab. By succeeding in its efforts to develop lenzilumab, the Company aims to position lenzilumab as an essential companion product to any CAR-T therapy and a necessary part of the standard pre-conditioning drug regimen that all patients receiving CAR-T currently receive, which includes cyclophosphamide and fludarabine. In addition, lenzilumab’s success in preventing serious, potentially life-threatening side-effects will lead to substantial reductions in hospital in-patient and intensive care unit (ICU) admissions and duration of ICU stays. Use of lenzilumab alongside CAR-T therapy could result in potential efficacy improvements which could offer significant economic benefits to the healthcare system as a whole, including for hospitals, providers, patients and payers in the United States and abroad. These benefits, coupled with the potential to make CAR-T therapy capable of being administered on an out-patient basis, with follow-up care also monitored and managed in an out-patient setting, may improve access to and reimbursement of CAR-T therapy and would be expected to substantially improve further expanding CAR-T uptake and utilization. In turn, the Company believes that delivering such payer benefits will also accelerate the use of lenzilumab, permitting us to generate further revenues from lenzilumab. The Company also believes it has the opportunity to benefit from various FDA regulatory incentives, such as orphan drug exclusivity, breakthrough therapy designation, fast track designation and accelerated approval.

Lenzilumab is a recombinant monoclonal antibody (mAb) that neutralizes soluble granulocyte-macrophage colony-stimulating factor (GM-CSF) a critical cytokine in the inflammatory cascade associated with serious and potentially life-threatening CAR-T-related side effects and in the growth of certain hematologic malignancies, solid tumors and other serious conditions. There is extensive evidence linking GM-CSF expression to serious and potentially life-threatening side-effects in CAR-T therapy. The Company’s focus for lenzilumab development is investigating its potential to improve efficacy of CAR-T and to prevent or ameliorate CAR-T-related NT and CRS. Following CAR-T administration GM-CSF initiates a signaling cascade of inflammation that results in the trafficking and recruitment of myeloid cells to the tumor site. These myeloid cells then produce key downstream cytokines known to be associated with development of NT and CRS, perpetuating the inflammatory cascade. Peer-reviewed publications in leading journals by well-recognized experts have shown that GM-CSF is a biomarker present in patients who suffer serious NT as a side-effect of CAR-T therapy. Pre-clinical work has demonstrated lenzilumab’s effectiveness in preventing or ameliorating NT and CRS associated with CAR-T therapy. Pre-clinical animal data also shows that there may be an increase in CAR-T cell expansion when CAR-T is combined with lenzilumab, which potentially could translate into improved CAR-T efficacy. In addition, the Company has completed enrollment of patients in a Phase I clinical trial for chronic myelomonocytic leukemia (CMML), to identify the recommended Phase II dose (RPTD) of lenzilumab and to assess lenzilumab’s safety, pharmacokinetics, and other measures. Fifteen patients in the 200, 400 and 600 mg dose cohorts of the CMML trial have been enrolled and the trial is fully enrolled.

F-7

Ifabotuzumab is an anti-Eph Type-A receptor 3 (EphA3) mAb that has the potential to offer a novel approach to treating solid tumors, hematologic malignancies and serious pulmonary conditions. Anti-EphA3 as a CAR construct may also be useful in the treatment of a range of cancers. EphA3 is aberrantly expressed on the surface of tumor cells and stroma cells in certain cancers. The Company has completed the Phase I dose escalation portion of a Phase I/II clinical trial in ifabotuzumab in multiple hematologic malignancies for which the preliminary results were published in the journal Leukemia Research in 2016. An investigator-sponsored Phase I radio-labeled imaging trial of ifabotuzumab in glioblastoma multiforme, a particularly aggressive and deadly form of brain cancer, has begun at the Olivia-Newton John Cancer Institute (ONJCI) in Melbourne, Australia. Collaborators at the ONJCI, are also evaluating an ADC comprising ifabotuzumab.  The current trial has enrolled five patients to date, with more expected. The Company has partnered with a leading center in the U.S. to make a series of CAR constructs based on ifabotuzumab and may take these into pre-clinical testing for a range of cancer types.   The Company continues to explore partnering opportunities to enable further/faster development of ifabotuzumab.

HGEN005 is a pre-clinical stage anti-human epidermal growth factor-like module containing mucin-like hormone receptor 1 (EMR1) mAb. EMR1 is a therapeutic target for eosinophilic disorders. Eosinophils are a type of white blood cell. If too many are produced in the body, chronic inflammation and tissue and organ damage may result. Analysis of blood and bone marrow shows that surface expression of EMR1 is restricted to mature eosinophils and correlated with eosinophilia. Tissue eosinophils also express EMR1. In pre-clinical work, the Company has demonstrated that eosinophil killing is enhanced in the presence of HGEN005 and immune effector cells. A major limitation of current eosinophil targeted therapies is incomplete depletion of tissue eosinophils and/or lack of cell selectivity, which may mean that HGEN005 could offer promise in a range of eosinophil-driven diseases, such as eosinophilic asthma, eosinophilic esophagitis and eosinophilic granulomatosis with polyangiitis. The Company is considering developing a series of CAR constructs based on HGEN005 and may take or partner these constructs, if developed, into pre-clinical testing.

The Company’s monoclonal antibody portfolio was developed with its proprietary, patent-protected Humaneered® technology, which consists of methods for converting antibodies (typically murine) into engineered, high-affinity antibodies designed for human therapeutic use, typically for chronic conditions.

Liquidity and Going Concern

The Company has incurred significant losses since its inception in March 2000 and had an accumulated deficit of $274.6 million as of December 31, 2018. At December 31, 2018, the Company had a working capital deficit of $7.0 million.  On February 27, 2018, the Company issued 91,815,517 shares of common stock in exchange for the extinguishment of all term loans, related fees and accrued interest and received $1.5 million in cash proceeds.  See Note 10 for a more detailed discussion of these restructuring transactions. On March 12, 2018, the Company issued 2,445,557 shares of common stock for proceeds of $1.1 million to accredited investors. On June 4, 2018, the Company issued 400,000 shares of common stock for proceeds of $0.2 million to an accredited investor. In June, July and August of 2018, the Company received aggregate proceeds of $0.9 million from advances made to the Company (the “Advance Notes”) by four different lenders including Dr. Cameron Durrant, the Company’s Chairman and Chief Executive Officer; Cheval Holdings, Ltd., an affiliate of Black Horse Capital, L.P., the Company’s controlling stockholder; and Ronald Barliant, a director of the Company. Commencing September 19, 2018, the Company delivered a series of convertible promissory notes (the “Notes”) evidencing an aggregate of $2.5 million of loans made to the Company by six different lenders, including an affiliate of Black Horse Capital, L.P., the Company’s controlling stockholder. See Note 7 for further description of the Advance Notes and the Notes. To date, none of the Company’s product candidates has been approved for sale and therefore the Company has not generated any revenue from product sales. Management expects operating losses to continue for the foreseeable future. The Company will require additional financing in order to meet its anticipated cash flow needs during the next twelve months. As a result, the Company will continue to require additional capital through equity offerings, debt financing and/or payments under new or existing licensing or collaboration agreements. If sufficient funds are not available on acceptable terms when needed, the Company could be required to significantly reduce its operating expenses and delay, reduce the scope of, or eliminate one or more of its development programs. The Company’s ability to access capital when needed is not assured and, if not achieved on a timely basis, could materially harm its business, financial condition and results of operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

F-8

The Condensed Consolidated Financial Statements for the twelve months ended December 31, 2018 were prepared on the basis of a going concern, which contemplates that the Company will be able to realize assets and discharge liabilities in the normal course of business. The ability of the Company to meet its total liabilities of $9.5 million at December 31, 2018 and to continue as a going concern is dependent upon the availability of future funding. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

2. Chapter 11 Filing

On December 29, 2015, the Company filed a voluntary petition for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. The filing was made in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. 15-12628 (LSS) (the “Bankruptcy Case”).

Plan of Reorganization

On May 9, 2016, the Company filed with the Bankruptcy Court a Plan of Reorganization and related amended disclosure statement (the “Plan”) pursuant to Chapter 11 of the Bankruptcy Code. On June 16, 2016, the Bankruptcy Court entered an order confirming the Plan.

The Plan became effective on June 30, 2016 (the “Effective Date”) and the Company emerged from its Chapter 11 bankruptcy proceedings.

Bankruptcy Claims Administration

The reconciliation of certain proofs of claim filed against the Company in the Bankruptcy Case, including certain General Unsecured Claims, Convenience Class Claims and Other Subordinated Claims, is complete.  As a result of its examination of the claims, the Company asked the Bankruptcy Court to disallow, reduce, reclassify, subordinate or otherwise adjudicate certain claims the Company believes are subject to objection or otherwise improper.  On July 11, 2018, the Company filed an objection to the remaining claims. By objection, the Company sought to disallow in their entirety the remaining claims totaling approximately $0.5 million. On September 17, 2018 the Bankruptcy Court issued a Final Decree and Order to close the Bankruptcy Case and terminate the remaining claims and noticing services.

Financial Reporting in Reorganization

The Company applied Financial Accounting Standards Board (FASB) Accounting Standards Codification (“ASC”) 852, Reorganizations, which is applicable to companies under bankruptcy protection, and requires amendments to the presentation of key financial statement line items. It requires that the financial statements for periods subsequent to the Chapter 11 filing distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Revenues, expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the Consolidated Statements of Operations and Comprehensive Loss. The balance sheet must distinguish pre-petition liabilities subject to compromise from both those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that may be subject to a plan of reorganization must be reported at the amounts expected to be allowed in the Company’s Chapter 11 case, even if they may be settled for lesser amounts as a result of the plan of reorganization or negotiations with creditors.

For the twelve months ended December 31, 2017, the Company wrote off approximately $0.2 million in claims that had been reduced or for which a settlement had been reached at a lower amount than had been previously accrued. Remaining amounts were paid based on terms of the Plan.

F-9

For the years ended December 31, 2018 and 2017, Reorganization items, net consisted of the following charges:

	Year ended December 31,
	2018	2017
Legal fees	$119	$297
Professional fees	26	34
Total reorganization items, net	$145	$331

Cash payments for reorganization items totaled $0.2 million and $0.9 million for the years ended December 31, 2018 and 2017, respectively.

3. Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The accompanying Consolidated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) and include all adjustments necessary for the presentation of the Company’s consolidated financial position, results of operations and cash flows for the periods presented. The Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries. These financial statements have been prepared on a basis that assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts and disclosures reported in the Consolidated Financial Statements and accompanying notes. Actual results could differ materially from those estimates. The Company believes judgment is involved in accounting for the fair value-based measurement of stock-based compensation, accruals, liabilities subject to compromise, convertible notes and warrants. The Company evaluates its estimates and assumptions as facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from these estimates and assumptions, and those differences could be material to the Consolidated Financial Statements.

Concentration of Credit Risk

Cash, cash equivalents, and marketable securities consist of financial instruments that potentially subject the Company to a concentration of credit risk in the event of a default by the related financial institution holding the securities, to the extent of the value recorded in the balance sheet. The Company invests cash that is not required for immediate operating needs primarily in highly liquid instruments with lower credit risk. The Company has established guidelines relating to the quality, diversification, and maturities of securities to enable the Company to manage its credit risk.

Fair Value of Financial Instruments

The fair value of financial instruments reflects the amounts that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The fair value hierarchy is based on three levels of inputs that may be used to measure fair value, of which the first two are considered observable, and the third is considered unobservable, as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs other than those included in Level 1 that are directly or indirectly observable, such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

F-10

The Company measures the fair value of financial assets and liabilities using the highest level of inputs that are reasonably available as of the measurement date. The following tables summarize the fair value of financial assets (marketable securities) that are measured at fair value, and the classification by level of input within the fair value hierarchy:

	Fair Value Measurements as of
	December 31, 2018
	Level 1	Level 2	Level 3	Total
Investments:
Money market funds	$71	$—	$—	$71
Total assets measured at fair value	$71	$—	—	$71

	Fair Value Measurements as of
	December 31, 2017
	Level 1	Level 2	Level 3	Total
Investments:
Money market funds	$101	$—	$—	$101
Total assets measured at fair value	$101	$—	—	$101

The estimated fair value of the Term Loans payable, Notes payable to vendors, Advance notes and Convertible notes as of December 31, 2018 and 2017, based upon current market rates for similar borrowings, as measured using Level 3 inputs, approximate the carrying amounts as presented in the Consolidated Balance Sheets.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of 90 days or less at the time of purchase to be cash equivalents. Cash and cash equivalents consist of deposits with commercial banks in checking, interest-bearing and demand money market accounts.

Restricted Cash

Restricted cash at December 31, 2018 of $0.07 million related to a standby letters of credit in the amount of $0.05 million issued in connection with certain insurance policy coverage maintained by the Company and restricted cash related to a credit card facility in the amount of $0.02 million. Restricted cash at December 31, 2017 of $0.1 million related to a standby letters of credit in the amount of $0.05 million issued in connection with certain insurance policy coverage maintained by the Company and restricted cash related to a credit card facility in the amount of $0.05 million.

Property and Equipment, Net

Property and equipment is stated at cost, less accumulated depreciation and amortization, and depreciated over the estimated useful lives of the respective assets of three years using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful lives or the non-cancelable term of the related lease. Maintenance and repair costs are charged as expense in the Statements of Operations and Comprehensive Loss as incurred.

Long-Lived Assets

The Company evaluates the carrying value of its long-lived assets, including intangible assets, whenever events or changes in circumstances indicate that the carrying value of the asset may be impaired. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset, including disposition, are less than the carrying value of the asset. To date, the Company has not recorded any impairment charges on its long-lived assets.

F-11

Debt Issue Costs

Debt issuance costs related to a recognized debt liability are presented on the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts and are amortized to interest expense over the term of the related debt on the effective interest method.

Research and Development Expenses

Development costs incurred in the research and development of new product candidates are expensed as incurred, including expenses that may or may not be reimbursed under research and development collaboration arrangements. Research and development costs include, but are not limited to, salaries, benefits, stock-based compensation, laboratory supplies, allocated overhead, fees for professional service providers and costs associated with product development efforts, including preclinical studies and clinical trials.

The Company estimates pre-clinical study and clinical trial expenses based on the services performed, pursuant to contracts with research institutions and clinical research organizations that conduct and manage preclinical studies and clinical trials on its behalf. In accruing service fees, the Company estimates the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, the Company will adjust the accrual accordingly. Payments made to third parties under these arrangements in advance of the receipt of the related services are recorded as prepaid expenses until the services are rendered.

The Company records upfront and milestone payments made to third parties under licensing arrangements as an expense. Upfront payments are recorded when incurred and milestone payments are recorded when the specific milestone has been achieved.

Research and Development Services

Internal and external research and development costs incurred in connection with collaboration agreements are recognized as revenue in the same period as the costs are incurred and are presented on a gross basis when the Company acts as a principal, has the discretion to choose suppliers, bears credit risk, and performs at least part of the services.

Revenue Recognition

The Company’s revenue to date has been generated primarily through license agreements and research and development collaboration agreements. The Company had no revenues for the years ending December 31, 2017 and 2018. Commencing January 1, 2018, the Company recognizes revenue in accordance with ASC 606. The core principle of ASC 606 is that an entity should recognize revenue to depict the transfer of promised goods and/or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and/or services. To determine the appropriate amount of revenue to be recognized for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following steps: (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) each performance obligation is satisfied.

Revenue under technology licenses and collaborative agreements typically consists of nonrefundable and/or guaranteed license fees, collaborative research funding, and various milestone and future product royalty or profit-sharing payments. These agreements are generally referred to as “multiple element arrangements”.

The Company applies the accounting standard on revenue recognition for multiple element arrangements. The fair value of deliverables under the arrangement may be derived using a best estimate of selling price if vendor specific objective evidence and third-party evidence is not available. Deliverables under the arrangement will be separate units of accounting if a delivered item has value to the customer on a standalone basis and if the arrangement includes a general right of return for the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the Company’s control.

F-12

The Company recognizes upfront license payments as revenue upon delivery of the license only if the license has standalone value from any undelivered performance obligations and that value can be determined. The undelivered performance obligations typically include manufacturing or development services or research and/or steering committee services. If the fair value of the undelivered performance obligations can be determined, then these obligations would be accounted for separately. If the license is not considered to have standalone value, then the license and other undelivered performance obligations would be accounted for as a single unit of accounting. In this case, the license payments and payments for performance obligations are recognized as revenue over the estimated period of when the performance obligations are performed or deferred indefinitely until the undelivered performance obligation is determined.

Whenever the Company determines that an arrangement should be accounted for as a single unit of accounting, the Company determines the period over which the performance obligations will be performed, and revenue will be recognized. Revenue is recognized using a proportional performance or straight-line method. The proportional performance method is used when the level of effort required to complete performance obligations under an arrangement can be reasonably estimated. The amount of revenue recognized under the proportional performance method is determined by multiplying the total payments under the contract, excluding royalties and payments contingent upon achievement of milestones, by the ratio of the level of effort performed to date to the estimated total level of effort required to complete performance obligations under the arrangement. If the Company cannot reasonably estimate the level of effort to complete performance obligations under an arrangement, the Company recognizes revenue under the arrangement on a straight-line basis over the period the Company is expected to complete its performance obligations. Significant management judgment is required in determining the level of effort required under an arrangement and the period over which the Company is expected to complete its performance obligations under an arrangement.

The Company’s collaboration agreements typically entitle the Company to additional payments upon the achievement of development, regulatory and sales performance-based milestones. If the achievement of a milestone is considered probable at the inception of the collaboration, the related milestone payment is included with other collaboration consideration, such as upfront fees and research funding, in the Company’s revenue calculation. Typically, these milestones are not considered probable at the inception of the collaboration. As such, milestones will typically be recognized in one of two ways depending on the timing of when the milestone is achieved. If the milestone is achieved during the performance period, then the Company will only recognize revenue to the extent of the proportional performance achieved at that date, or the proportion of the straight-line basis achieved at that date, and the remainder will be recorded as deferred revenue to be amortized over the remaining performance period. If the milestone is achieved after the performance period has completed and all performance obligations have been delivered, then the Company will recognize the milestone payment as Revenue in its entirety in the period the milestone was achieved.

Stock-Based Compensation Expense

The Company measures employee and director stock-based compensation expense for stock awards at the grant date, based on the fair value-based measurement of the award, and the expense is recorded over the related service period, generally the vesting period, net of estimated forfeitures. The Company calculates the fair value-based measurement of stock options using the Black-Scholes valuation model and the single-option method and recognizes expense using the straight-line attribution approach.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of ASC 505, Equity, using a fair-value approach and the provisions of ASC 815-40, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. The equity instruments are valued using the Black-Scholes valuation model. Measurement of share-based compensation is subject to periodic adjustments as the underlying equity instruments vest and performance conditions are satisfied. The related expense is recognized as an expense over the term services are received.

Income Taxes

The Company accounts for income taxes under an asset-and-liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for tax and financial reporting purposes measured by applying enacted tax rates and laws that will be in effect when the differences are expected to reverse, net operating loss carryforwards and tax credits. Valuation allowances are provided when necessary to reduce net deferred tax assets to an amount that is more likely than not to be realized. The Company’s policy is to include interest and penalties related to unrecognized tax benefits within the Company’s provision for income taxes.

F-13

Comprehensive Loss

Comprehensive loss represents net loss adjusted for the change during the periods presented in unrealized gains and losses on available-for-sale securities less reclassification adjustments for realized gains or losses included in net loss. The unrealized gains or losses are reported on the Consolidated Statements of Operations and Comprehensive Loss.

Net Loss Per Common Share

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares and potentially dilutive securities outstanding for the period determined using the treasury-stock and if-converted methods. For purposes of the diluted net loss per share calculation, stock options, restricted stock units and common stock warrants are considered to be potentially dilutive securities but are excluded from the calculation of diluted net loss per share because their effect would be anti-dilutive and therefore, basic and diluted net loss per share were the same for all periods presented.

The Company’s potential dilutive securities, which include stock options, restricted stock units and warrants have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per common share and be antidilutive. Therefore, the denominator used to calculate both basic and diluted net loss per common share is the same in all periods presented.

The following shares subject to outstanding potentially dilutive securities have been excluded from the computations of diluted net loss per common share as the effect of including such securities would be antidilutive:

	Year Ended December 31,
	2018	2017
Options to purchase common stock	15,409,357	2,448,383
Warrants to purchase common stock	331,193	331,193
	15,740,550	2,779,576

Segment Reporting

The Company determines its segment reporting based upon the way the business is organized for making operating decisions and assessing performance. The Company operates in only one segment, which is related to the development of pharmaceutical products.

Recent Accounting Pronouncements

Until December 31, 2018, the Company qualified as an “emerging growth company” (“EGC”) pursuant to the provisions of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act which permits EGCs to defer compliance with new or revised accounting standards until non-issuers are required to comply with such standards. A registrant with EGC status loses its eligibility as an EGC five years after its common equity initial public offering, December 31, 2018 for the Company. Accordingly, the Company is required to adopt new accounting standards on the same timeline as other public companies effective January 1, 2018.

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, "Revenue from Contracts with Customers (Topic 606)." ASU 2014-09 completes the joint effort by the FASB and International Accounting Standards Board to improve financial reporting by creating common revenue recognition guidance for U.S. GAAP and International Financial Reporting Standards. ASU 2014-09 applies to all companies that enter into contracts with customers to transfer goods or services. The Company adopted the standard effective January 1, 2018. As the Company had no revenues in 2017 or 2018, ASU 2014-09 had no material impact upon adoption.

F-14

On January 1, 2018, the Company adopted ASU 2016-09, “Stock Compensation – Improvements to Employee Share-Based Payment Accounting”. This new accounting standard simplifies accounting for share-based payment transactions, including income tax consequences and the classification of the tax impact on the statement of cash flows. ASU 2016-09 had no material impact upon adoption.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash”. ASU 2016-18 requires the inclusion of restricted cash with cash and cash equivalents when reconciling the beginning-of-the period and end-of-period total amounts shown on the statement of cash flows. The Company adopted the standard effective January 1, 2018. As a result of the adoption, the Company will no longer present the change within restricted cash in the consolidated statements of cash flows. See below for the composition of cash, cash equivalents and restricted cash shown on the statements of cash flow:

	Twelve Months Ended December 31,
	2018	2017
Cash and cash equivalents	$814	$737
Restricted cash	71	101
Total cash, cash equivalents and restricted
cash as shown on statement of cash flows	$885	$838

In July 2017, the FASB issued ASU No. 2017-11, “Earnings Per Share (Topic 260), Distinguishing Equity from Liabilities (Topic 480) and Derivatives and Hedging (Topic 815)”, which addresses the complexity of accounting for certain financial instruments with down round features and finalizes pending guidance related to mandatorily redeemable noncontrolling interests. Under ASU 2017-11, when determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. ASU 2017-11 becomes effective for annual reporting periods beginning after December 15, 2018, including interim periods thereafter; early adoption is permitted, including adoption in an interim period. The Company early adopted this standard utilizing the modified retrospective method. Since the Company didn’t have any financial instruments with a down round feature as of January 1, 2018, the beginning of the year of adoption, the adoption of this standard did not have an impact on the Company’s consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”, which requires lessees to recognize on the balance sheet a right-of use asset, representing its right to use the underlying asset for the lease term, and a lease liability for all leases with terms greater than 12 months. The guidance also requires qualitative and quantitative disclosures designed to assess the amount, timing, and uncertainty of cash flows arising from leases. The standard requires the use of a modified retrospective transition approach, which includes a number of optional practical expedients that entities may elect to apply. The Company will be required to comply with the guidance for annual reporting periods beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2018. Early application is permitted. The Company is currently evaluating the requirements of ASU 2016-02 and has not yet determined its impact on the Company’s consolidated financial statements and related disclosures.

In June 2018, the FASB issued ASU 2018-07, “Compensation – Stock Compensation (Topic 718), Improvements to Nonemployee Share-Based Payment Accounting”. This ASU expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees and is effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. Early adoption is permitted. The Company does not expect the adoption of ASU 2018-07 to have a material impact on it’s consolidated financial statements and related disclosures.

In November 2018, the FASB issued ASU No. 2018-18, “Collaborative Arrangements (Topic 808)—Clarifying the Interaction between Topic 808 and Topic 606”. ASU 2018-18 makes targeted improvements for collaborative arrangements by clarifying that certain transactions between collaborative arrangement participants should be accounted for as revenue under Topic 606 when the collaborative arrangement participant is a customer in the context of a unit of account. In those situations, all the guidance in Topic 606 should be applied, including recognition, measurement, presentation, and disclosure requirements. In addition, unit-of-account guidance in Topic 808 was aligned with the guidance in Topic 606 (that is, a distinct good or service) when an entity is assessing whether the collaborative arrangement or a part of the arrangement is within the scope of Topic 606. ASU 2018-18 is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted, including adoption in any interim period. The amendments in this Update should be applied retrospectively to the date of initial application of Topic 606. The Company is currently evaluating the requirements of ASU 2018-18 and has not yet determined its impact on the Company’s consolidated financial statements and related disclosures.

F-15

Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s consolidated financial statement presentation or disclosures.

4. Investments

At December 31, 2018, the amortized cost and fair value of investments, with gross unrealized gains and losses, were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
Money market funds	$71	$—	$—	$71
Total investments	$71	$—	$—	$71
Reported as:
Cash and cash equivalents				$—
Restricted cash				71
Total investments				$71

F-16

At December 31, 2017 the amortized cost and fair value of investments, with gross unrealized gains and losses, were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
Money market funds	$101	$—	$—	$101
Total investments	$101	$—	$—	$101

Reported as:
Cash and cash equivalents				$-
Restricted cash, long-term				101
Total investments				$101

5. Property and Equipment

Property and equipment consists of the following:

	December 31,
	2018	2017
Computer equipment and software	$216	$216

Accumulated depreciation and amortization	(216)	(197)
Property and equipment, net	$-	$19

Depreciation and amortization expense for the years ended December 31, 2018 and December 31, 2017 was $0.02 million and $0.05 million, respectively.

6. Savant Arrangements

On February 29, 2016, the Company entered into a binding letter of intent (the “LOI”) with Savant Neglected Diseases, LLC (“Savant”). The LOI provided that the Company would acquire certain worldwide rights relating to benznidazole from Savant. On June 30, 2016, the Company and Savant entered into an Agreement for the Manufacture, Development and Commercialization of Benznidazole for Human Use (the “MDC Agreement”), pursuant to which the Company acquired certain worldwide rights relating to benznidazole. The MDC Agreement consummates the transactions contemplated by the LOI.

In addition, on the June 30, 2016, the Company and Savant also entered into a Security Agreement (the “Security Agreement”), pursuant to which the Company granted Savant a continuing senior security interest in the assets and rights acquired by the Company pursuant to the MDC Agreement and certain future assets developed from those acquired assets.

On June 30, 2016, in connection with the MDC Agreement, the Company issued to Savant a five year warrant to purchase 200,000 shares of the Company’s Common Stock, at an exercise price of $2.25 per share, subject to adjustment. See Note 8.

On May 26, 2017, the Company submitted its benznidazole Investigational New Drug Application (“IND”) to the Food and Drug Administration (“FDA”) which became effective on June 26, 2017. The Company recorded expense of $1.0 million during the year ended December 31, 2017 as Research and development expense related to the milestone achievement associated with the IND being declared effective.

F-17

On July 10, 2017, FDA notified the Company that it granted Orphan Drug Designation to benznidazole for the treatment of Chagas disease. The Company recorded expense of $1.0 million during the year ended December 31, 2017 as Research and development expense related to the milestone achievement associated with Orphan Drug Designation.

The $2.0 million in milestone payments due Savant are included in Accrued expenses in the accompanying Condensed Consolidated Balance Sheet as of December 31, 2017 and 2018.

In July 2017, the Company commenced litigation against Savant alleging that Savant breached the MDC Agreement and seeking a declaratory judgement. Savant has asserted counterclaims for breaches of contract under the MDC Agreement and the Security Agreement. See Note 13.

7. Debt

Notes Payable to Vendors

On June 30, 2016, the Company issued promissory notes in an aggregate principal amount of approximately $1.2 million to certain claimants in accordance with the Plan. The notes are unsecured, bear interest at 10% per annum and are due and payable in full, including principal and accrued interest on June 30, 2019. As of December 31, 2018 and 2017, the Company has accrued $0.3 million and $0.2 million in interest related to these promissory notes, respectively.

Term Loans

Term Loans consisted of the following at December 31, 2017:

	Original Principal Amount	Accrued Interest	Loan Balance	Fees	Balance Due
December 2016 Loan	$3,315	$324	$3,639	$153	$3,792
March 2017 Loan	5,978	452	6,430	275	6,705
July 2017 Loan	5,435	249	5,684	250	5,934
Bridge Loan	1,500	6	1,506	-	1,506
Claims Advances Loan	80	1	81	-	81
Totals	$16,308	$1,032	$17,340	$678	$18,018

On December 21, 2016, the Company entered into a Credit and Security Agreement, as amended on March 21, 2017 and on July 8, 2017 (as amended, the “Credit Agreement”), with Black Horse Capital Master Fund Ltd. (“BHCMF”) as administrative agent and lender, and lenders Black Horse Capital LP (“BHC”), Cheval Holdings, Ltd. (“Cheval”) and Nomis Bay, Ltd. (“Nomis Bay”) (collectively the “Lenders”). The Credit Agreement provided for the December 2016 Loan, the March 2017 Loan and the July 2017 Loan (the “Term Loans”).

In accordance with the terms of the Credit Agreement, the Company used the proceeds of the Credit Agreement for general working capital, the payment of certain fees and expenses owed to BHCMF and the Lenders and other costs incurred in the ordinary course of business. Dr. Chappell, one of the Company’s former directors, is an affiliate of each of BHCMF, BHC and Cheval.

The Term Loans bore interest at 9% and were subject to certain customary representations, warranties and covenants, as set forth in the Credit Agreement.

On December 1, 2017, the Term Loans matured and began bearing interest at the default rate of 14%. The Company’s obligations under the Credit Agreement are secured by a first priority interest in all of the Company’s real and personal property, subject only to certain carve outs and permitted liens, as set forth in the agreement.

F-18

On December 21, 2017, the Company obtained a $1.5 million bridge loan (the "Bridge Loan") from Cheval. The Bridge Loan bears interest at 14% and is treated as a secured loan under the Credit Agreement.

On February 27, 2018, the Term Loans and the Bridge Loan along with all related fees and accrued interest, were extinguished in connection with the restructuring transactions described in Note 10.

Advance Notes

In June, July and August, 2018, the Company received an aggregate of $0.9 million of proceeds from advances made to the Company (the “Advance Notes”) by four different lenders including Dr. Cameron Durrant, the Company’s Chairman and Chief Executive Officer; Cheval, an affiliate of BHC, the Company’s controlling stockholder; Ronald Barliant, a director of the Company; and an unrelated third party (collectively the “Advance Note Lenders”). The Advance Notes accrue interest at a rate of 7% per annum, compounded annually.

The intention of the parties is that the amounts due under the Advance Notes will be converted automatically into the same type and class of securities as may be sold by the Company in a future financing transaction with an aggregate sales price of at least $5 million (a “Qualifying Financing”).

The Advance Notes generally are not convertible at the option of the Advance Note Lenders into the Company’s common stock until June 21, 2019 (the “Expiration Date”); however, if prior to completing a Qualifying Financing, the Company experiences a change of control or makes a public announcement that it has entered into a collaboration arrangement with a strategic partner relating to clinical studies of lenzilumab in connection with certain CAR-T therapies in a transaction that would not otherwise constitute a Qualifying Financing, the Advance Note Lenders may elect to convert the amounts due under the Advance Notes into the Company’s common stock at a conversion price of $0.45 per share. Additionally, if neither a Qualifying Financing nor a change of control has occurred by the Expiration Date, then at any time from and after the Expiration Date the Advance Note Lenders may, at their option, convert the Advance Notes, plus any accrued and unpaid interest, into a number of shares of the Company’s common stock at the lesser of (i) the volume weighted average sales price per share over the 20 most recent trading days prior to the conversion or (ii) $0.45 per share.

Convertible Notes

Commencing September 19, 2018, the Company delivered a series of convertible promissory notes (the “Notes”) evidencing an aggregate of $2.5 million of loans made to the Company by six different lenders, including an affiliate of BHC. The Notes bear interest at a rate of 7% per annum and will mature on the earliest of (i) twenty-four months from the date the Notes are signed, (ii) the occurrence of any customary event of default, or (iii) the certain liquidation events including any dissolution or winding up of the Company or merger or sale by the Company of all or substantially all of its assets (in any case, a “Liquidation Event”). The Company plans to use the proceeds from the Notes for working capital.

The Notes are convertible into equity securities in the Company in three different scenarios:

If the Company sells its equity securities on or before the date of repayment of the Notes in any financing transaction that results in gross proceeds to the Company of at least $10 million (a “Qualified Financing”), the Notes will be converted into either (i) such equity securities as the noteholder would acquire if the principal and accrued but unpaid interest thereon (the “Conversion Amount”) were invested directly in the financing on the same terms and conditions as given to the financing investors in the Qualified Financing, or (ii) common stock at a conversion price equal to $0.45 per share (subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the Notes).

If the Company sells its equity securities on or before the date of repayment of the Notes in any financing transaction that results in gross proceeds to the Company of less than $10 million (a “Non-Qualified Financing”), the noteholders may elect to convert their remaining Notes into either (i) such equity securities as the noteholder would acquire if the Conversion Amount were invested directly in the financing on the same terms and conditions as given to the financing investors in the Non-Qualified Financing, or (ii) common stock at a conversion price equal to $0.45 per share (subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the Notes).

F-19

The Notes may convert in the event the Company enters into or publicly announces its intention to consummate a Liquidation Event. Immediately prior to the completion of any such Liquidation Event, in lieu of receiving payment in cash, noteholders may convert the Conversion Amount into common stock at a conversion price equal to $0.45 per share (subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the Notes).

The Advance Notes and Notes have an optional voluntary conversion feature in which the holder could convert the notes in the Company’s common stock at maturity at a conversion rate of $0.45 per share. The intrinsic value of this beneficial conversion feature was $1.7 million upon the issuance of the Advance Notes and Notes and was recorded as additional paid-in capital and as a debt discount which is accreted to interest expense over the term of the Advance Notes and Notes. Interest expense includes debt discount amortization of $0.3 million for the year ended December 31, 2018.

The Company evaluated the embedded features within the Advance Notes and Notes to determine if the embedded features are required to be bifurcated and recognized as derivative instruments. The Company determined that the Advance Notes and the Notes contain contingent beneficial conversion features (“CBCF”) that allow or require the holder to convert the Advance Notes and Notes to Company common stock at a conversion rate of $0.45 per share, but did not contain embedded features requiring bifurcation and recognition as derivative instruments. Upon the occurrence of a CBCF that results in conversion of the Advance Notes or Notes to Company common stock, the remaining unamortized discount will be charged to interest expense.

8. Warrants to Purchase Common Stock

On June 19, 2013, the Company issued a warrant to purchase up to an aggregate of 6,193 shares of common stock and an exercise price of $96.88 per share. The warrant expires on the tenth anniversary of its issuance date.

On December 4, 2015, the Company issued a warrant to purchase up to an aggregate of 125,000 shares of common stock at an exercise price of $29.32 per share.  The warrant expires on the fifth anniversary of its issuance.

On June 30, 2016, in connection with the MDC Agreement described in Note 6, the Company issued to Savant a five year warrant (the “Savant Warrant”) to purchase 200,000 shares of the Company’s Common Stock, at an exercise price of $2.25 per share, subject to adjustment. The Savant Warrant is exercisable for 25% of the shares immediately and exercisable for the remaining shares upon reaching certain regulatory related milestones. In addition, pursuant to the MDC Agreement, the Company has granted Savant certain “piggyback” registration rights for the shares issuable under the Savant Warrant.

The Company determined the initial fair value of the Savant Warrant to be approximately $0.7 million as of June 30, 2016. The Company reevaluated the performance conditions and expected vesting of the Warrant quarterly during 2017 and 2018 and recorded a reduction of expense of approximately $0.1 million during the year ended December 31, 2017. The expense reduction was due to a decline in the fair value, which reduction is included in Research and development expenses in the accompanying Condensed Consolidated Statement of Operations and Comprehensive Loss. Specifically, as a result of the FDA granting accelerated and conditional approval of a benznidazole therapy manufactured by the Chemo Group (“Chemo”) for the treatment of Chagas disease and awarding Chemo a neglected tropical disease PRV, the Company re-evaluated the final two vesting milestones and concluded that the probability of achievement of these milestones had decreased to 0%.

The Company will continue to reevaluate the performance conditions and expected vesting of the Savant Warrant on a quarterly basis until all performance conditions have been met or the warrants expire.

9. Commitments and Contingencies

Operating Leases

The Company leased office space in Brisbane, California under an operating lease agreement that expired in September 2018. In May 2018, the Company entered into a month-to-month lease for office space in Burlingame, California.

F-20

As of December 31, 2018, the Company had no future minimum lease payments.

Rent expense was $0.2 million and $0.3 million for the years ended December 31, 2018 and December 31, 2017, respectively.

Indemnification

The Company has certain agreements with service providers with which it does business that contain indemnification provisions pursuant to which the Company typically agrees to indemnify the party against certain types of third-party claims. The Company accrues for known indemnification issues when a loss is probable and can be reasonably estimated. The Company would also accrue for estimated incurred but unidentified indemnification issues based on historical activity. As the Company has not incurred any indemnification losses to date, there were no accruals for or expenses related to indemnification issues for any period presented.

10. Stockholders’ Equity

Restructuring Transactions

On December 1, 2017, the Company’s obligations matured under the Credit and Security Agreement dated December 21, 2016, as amended on March 21, 2017 and on July 8, 2017 (the “Term Loan Credit Agreement”) with BHCMF, as administrative agent and lender, BHC, as a lender, Cheval, as a lender (collectively with BHCMF and BHC, the Black Horse Entities) and Nomis Bay LTD, as a lender (Nomis and, together with the Black Horse Entities, the Term Loan Lenders).

On December 21, 2017, the Company entered into a Securities Purchase and Loan Satisfaction Agreement (the “Purchase Agreement”) and a Forbearance and Loan Modification Agreement (the “Forbearance Agreement” and, together with the Purchase Agreement, the “Restructuring Agreements”), each with the Term Loan Lenders, in connection with a series of transactions providing for, among other things, the satisfaction and extinguishment of the Company’s outstanding obligations under the Term Loan Credit Agreement and the infusion of $3.0 million of new capital. As of February 27, 2018, the date the Restructuring Transactions were completed, the aggregate amount of our obligations under the Term Loan Credit Agreement, including the Bridge Loan, the Claims Advances extended by Nomis Bay (each as discussed below) and all accrued interest and fees, approximated $18.4 million (the “Term Loans”).

On February 27, 2018 (the “Restructuring Effective Date”), the Restructuring Transactions were completed in accordance with the Restructuring Agreements. As a result, on the Restructuring Effective Date, the Company: (i) in exchange for the satisfaction and extinguishment of the entire $18.4 million balance of the Term Loans, including the Bridge Loan, the Claims Advances extended by Nomis Bay (each as discussed below) and all accrued interest and fees, (a) issued to the Term Loan Lenders an aggregate of 59,786,848 shares of its common stock (the “New Lender Shares”), and (b) transferred and assigned to Madison Joint Venture LLC owned 70% by Nomis Bay and 30% by the Company (Madison), all of the Company’s assets related to benznidazole (the Benz Assets), the Company’s former drug candidate, capable of being so assigned; and (ii) issued to Cheval an aggregate of 32,028,669 shares of common stock (the “New Black Horse Shares” and, collectively with the New Lender Shares, the “New Common Shares”) for total consideration of $3.0 million (collectively, the “Restructuring Transactions”), $1.5 million of which the Company received on December 22, 2017 in the form of a bridge loan (the “Bridge Loan”).

On the Restructuring Effective Date, the aggregate amount of the Term Loans that were deemed to be satisfied and extinguished (i) previously owed to the Black Horse Entities, including the Bridge Loan and all accrued interest and fees, approximated $9.9 million, and (ii) previously owed to Nomis Bay, including certain advances previously extended to the Company by Nomis Bay totaling $0.1 million (the “Claims Advances”) and all accrued interest and fees, approximated $8.5 million. In addition, on the Restructuring Effective Date, (i) each of the Term Loan Credit Agreement, all promissory notes issued thereunder and the Intellectual Property Security Agreement, dated as of December 21, 2016, by and between the Company and the Term Loan Lenders, were terminated and are of no further force or effect, and (ii) all security interests of the Black Horse Entities and Nomis Bay in the Company’s assets were released. Although the Term Loans were satisfied and extinguished, if Madison elected to keep the Benz Assets after the Restructuring Effective Date, Nomis Bay would be obligated to pay or cause Madison to pay $0.3 million in legal fees and expenses owed by the Company to its litigation counsel, which remain unpaid in Accounts payable at December 31, 2017. On August 23, 2018 Madison elected to keep the Benz Assets and these amount were paid by Madison to the Company’s litigation counsel.

F-21

Upon completion of the Restructuring Transactions, Nomis Bay held 33,573,530 of the Company’s common stock, or approximately 31.4% of its outstanding common stock, and the Black Horse Entities collectively held 66,870,851 shares of the Company’s common stock, or approximately 62.6% of its outstanding common stock. Accordingly, the completion of the Restructuring Transactions on the Restructuring Effective Date resulted in a change in control of the Company, as the Black Horse Entities and their affiliates owning more than a majority of its outstanding common stock. Dr. Dale Chappell, a member of the Company’s board of directors from June 30, 2016 until November 10, 2017, controls the Black Horse Entities and accordingly, will be able to exert control over matters of the Company and will be able to determine all matters of the Company requiring stockholder approval.

Other Common Stock Transactions

Equity Financings

On March 12, 2018, the Company issued 2,445,557 shares of its common stock for total proceeds of $1.1 million to accredited investors. On June 4, 2018, the Company issued 400,000 shares of its common stock for total proceeds of $0.2 million to an accredited investor.

In February 2018, the Company amended and restated its certificate of incorporation to increase the authorized common stock to 225,000,000 shares and authorize 25,000,000 shares of preferred stock.

The Company had reserved the following shares of common stock for issuance as of December 31, 2018:

Warrants to purchase common stock	331,193
Options:
Outstanding under the 2012 Equity Incentive Plan	15,408,997
Outstanding under the 2001 Equity Incentive Plan	360
Available for future grants under the 2012 Equity Incentive Plan	4,189,056
Total common stock reserved for future issuance	19,929,606

2012 Equity Incentive Plan

Under the Company’s 2012 Equity Incentive Plan, the Company may grant shares, stock units, stock appreciation rights, performance cash awards and/or options to employees, directors, consultants, and other service providers. For options, the per share exercise price may not be less than the fair market value of a Company common share on the date of grant. Awards generally vest and become exercisable over three to four years and expire 10 years from the date of grant. Options generally become exercisable as they vest following the date of grant.

In general, to the extent that awards under the 2012 Plan are forfeited or lapse without the issuance of shares, those shares will again become available for awards.

The 2012 Plan will continue in effect for 10 years from its adoption date, unless the Company’s board of directors decides to terminate the plan earlier.

On September 13, 2016, the Board of Directors of the Company approved an amendment to the Company’s 2012 Equity Incentive Plan to increase the number of shares of the Company’s common stock available for issuance under the Plan by 3,000,000 shares and to increase the annual maximum aggregate number of shares subject to stock option awards that may be granted to any one person under the Plan from 125,000 to 1,100,000. On March 9, 2018, the Board of Directors of the Company approved an amendment to the Company’s 2012 Equity Incentive Plan (the “Equity Plan”) to increase the number of shares of the Company’s common stock authorized for issuance under the Equity Plan by 16,050,000 shares, and to increase the annual maximum aggregate number of shares subject to stock option awards that may be granted to any one person under the Equity Plan during a calendar year to 7,500,000.

F-22

As of December 31, 2018, there were 4,189,056 shares available for grant under the 2012 Equity Incentive Plan.

2001 Equity Incentive Plan

Under the Company’s 2001 Stock Plan (the “2001 Plan”), the Company was able to grant shares and/or options to purchase up to 426,030 shares of common stock to employees, directors, consultants, and other service providers. In connection with the 2012 Plan taking effect, the 2001 Plan was terminated in August 2012. However, the awards under the 2001 Plan outstanding as of the termination of the 2001 Plan continued to be governed by their existing terms.

Stock Option Activity

The following table summarizes stock option activity for the years ended December 31, 2018:

	Number of Shares	Weighted Average Exercise Price (per share)(1)	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value ($000's) (2)
Outstanding at January 1, 2017	1,835,835	$19.29
Granted	765,000	3.38
Cancelled (forfeited)	(152,365)	5.86
Cancelled (expired)	(87)	18.38
Outstanding at December 31, 2017	2,448,383	$4.15
Granted	13,575,038	0.66
Cancelled (forfeited)	(572,935)	3.20
Cancelled (expired)	(41,129)	37.82
Outstanding at December 31, 2018	15,409,357	$0.95	9.0	$576
Options vested and expected to vest	15,356,965	$0.95	9.0	$574
Exercisable	10,283,026	$1.01	9.0	$379

(1)	The weighted average price per share is determined using exercise price per share for stock options.

(2)	The aggregate intrinsic value is calculated as the difference between the exercise price of the option and the fair value of the Company’s common stock for in-the-money options at December 31, 2018.

F-23

The stock options outstanding and exercisable by exercise price at December 31, 2018 are as follows:

	Stock Options Outstanding			Stock Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted- Average Remaining Contractua l Life In Years	Weighted- Average Exercise Price Per Share	Number of Shares	Weighted- Average Exercise Price Per Share
$0.33 - $0.67	13,725,038	9.19	$0.66	8,922,798	$0.66
$1.91 - $3.30	370,000	8.10	2.97	361,666	2.97
$3.38 - $3.38	1,263,022	7.71	3.38	947,265	3.38
$3.40 - $4.72	50,625	7.77	3.40	50,625	3.40
$8.24 - $17.36	360	1.78	12.53	360	12.53
$42.88 - $48.00	312	4.76	45.17	312	45.17
	15,409,357	9.04	$0.95	10,283,026	$1.01

The total fair value of options vested for the years ended December 31, 2018 and 2017 was $4.8 million and $2.1 million, respectively.

Stock-Based Compensation

The Company’s stock-based compensation expense for stock options is estimated at the grant date based on the award’s fair value as calculated by the Black-Scholes option pricing model and is recognized as expense over the requisite service period. The Black-Scholes option pricing model requires various highly judgmental assumptions including expected volatility and expected term. The expected volatility is based on the historical stock volatilities of several of the Company’s publicly listed peers over a period equal to the expected terms of the options as the Company does not have a sufficient trading history to use the volatility of its own common stock. To estimate the expected term, the Company has opted to use the simplified method, which is the use of the midpoint of the vesting term and the contractual term. If any of the assumptions used in the Black-Scholes option pricing model changes significantly, stock-based compensation expense may differ materially in the future from that recorded in the current period. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. The Company estimates the forfeiture rate based on historical experience and its expectations regarding future pre-vesting termination behavior of employees. The Company reviews its estimate of the expected forfeiture rate annually, and stock-based compensation expense is adjusted accordingly.

The weighted-average fair value-based measurement of stock options granted under the Company’s stock plans in the years ended December 31, 2018 and 2017 was $0.47 and $1.54 per share, respectively. The fair value- based measurement of stock options granted under the Company’s stock plans was estimated at the date of grant using the Black-Scholes model with the following assumptions:

F-24

	Year Ended December 31,
	2018	2017
Expected term	5-6 years	5-6 years
Expected volatility	93% - 97%	83% - 88%
Risk-free interest rate	2.7 - 2.8%	1.8 - 2.1%
Expected dividend yield	0%	0%

Total expense for stock option grants recognized was as follows:

	Year Ended December 31,
	2018	2017
General and administrative	$4,611	$1,753
Research and development	201	362
	$4,812	$2,115

At December 31, 2018, the Company had $2.8 million of total unrecognized compensation expense, net of estimated forfeitures, related to outstanding stock options that will be recognized over a weighted-average period of 1.4 years.

F-25

11. Income Taxes

No provision for federal income taxes has been recorded for the years ended December 31, 2018 and 2017 due to net losses and the valuation allowance established.

Deferred tax assets and liabilities reflect the net tax effects of net operating loss and tax credit carryovers and the temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

	December 31,
	2018	2017
Deferred tax assets:
Net operating losses	$47,877	$45,791
Research and other credits	2,178	2,178
Stock based compensation	2,682	1,585
In-process research and development	1,314	1,375
Other	708	676
Total deferred tax assets	54,759	51,605

Valuation allowance	(54,759)	(51,605)
Net deferred tax assets	$-	$-

A reconciliation of the statutory tax rates and the effective tax rates for the years ended December 2018 and 2017 is as follows:

	Year Ended December 31,
	2018	2017
Statutory rate	21.0%	34.0%
Valuation allowance	(26.4)%	57.6%
Nondeductible stock compensation	0.1%	(0.1)%
Deferred tax expense from enacted rate reduction	-%	(98.7)%
Other	5.3%	7.2%
Effective tax rate	-%	-%

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act tax reform legislation. This legislation makes significant change in U.S. tax law including a reduction in the corporate tax rates, changes to net operating loss carryforwards and carrybacks, and a repeal of the corporate alternative minimum tax. The legislation reduced the U.S. corporate tax rate from the current rate of 35% to 21%. As a result of the enacted law, the Company was required to revalue deferred tax assets and liabilities at the 21% rate as of December 31, 2017. This revaluation resulted in additional income tax expense of $21.6 million, a corresponding reduction in the net deferred tax asset, an additional income tax benefit of $21.6 million, and a corresponding reduction in the valuation allowance on net deferred tax assets. The other provisions of the Tax Cuts and Jobs Act did not have a material impact on the 2017 or 2018 consolidated financial statements.

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $3.2 million during 2018 and decreased by $12.6 million during 2017.

At December 31, 2018, the Company had federal net operating loss carryforwards of approximately $166.2 million, which expire in the years 2021 through 2037, and state net operating loss carryforwards of approximately $163.9 million, which expire in the years 2018 through 2038. The Company also has federal net operating loss carryforwards generated in 2018 of $7.3 million that have no expiration date as a result of the December 22, 2017 tax law changes discussed above.

F-26

At December 31, 2018, the Company had federal research and development credit carryforwards of approximately $1.3 million, which expire in the years 2022 through 2035 and state research and development credit carryforwards of approximately $2.2 million. The state research and development credit carryforwards can be carried forward indefinitely.

During 2013, the Company completed a Section 382 study in accordance with the Internal Revenue Code of 1986, as amended, and similar state provisions. The study concluded that the Company has experienced several ownership changes since inception. This causes the Company's utilization of its net operating loss and tax credit carryforwards to be subject to substantial annual limitations. These results are reflected in the above carryforward amounts and deferred tax assets. The Company's ability to utilize its net operating loss and tax credit carryforwards are further limited as a result of subsequent ownership changes. All such limitations could result in the expiration of carryforwards before they are utilized. An ownership change may have occurred during 2015, 2016, 2017 and 2018, or all four years and in connection with the Restructuring Transactions described in Note 10. As a result, tax attributes such as net operating losses and research and development credits may be subject to further limitation.

ASC 740 requires that the Company recognize the financial statement effects of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at December 31, 2016	$1,127
Additions based on tax positions related to prior year	(67)
Additions based on tax positions related to current year	-
Balance at December 31, 2017	1,060
Additions based on tax positions related to prior year	-
Additions based on tax positions related to current year	-
Balance at December 31, 2018	$1,060

There were no interest or penalties related to unrecognized tax benefits. Substantially all of the unrecognized tax benefit, if recognized to offset future taxable income would affect the Company’s tax rate. The Company does not anticipate that the amount of existing unrecognized tax benefits will significantly increase or decrease within the next 12 months. Because of net operating loss carryforwards, substantially all of the Company’s tax years remain open to federal tax and state tax examination.

The Company files income tax returns in the U.S. federal jurisdiction and California. Federal and California corporation income tax returns beginning with the 2001 tax year remain subject to examination by the Internal Revenue Service and the California Franchise Tax Board, respectively.

12. Employee Benefit Plan

The Company has established a 401(k) tax-deferred savings plan (the “401(k) Plan”), which permits participants to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code. The Company is responsible for administrative costs of the 401(k) Plan. The Company may, at its discretion, make matching contributions to the 401(k) Plan. No employer contributions have been made to date.

13. Litigation

Savant Litigation

On July 10, 2017, the Company filed a complaint against Savant Neglected Diseases, LLC (“Savant”) in the Superior Court for the State of Delaware, New Castle County (the “Delaware Court”). KaloBios Pharmaceuticals, Inc. v. Savant Neglected Diseases, LLC, No. N17C-07-068 PRW-CCLD. The Company asserted breach of contract and declaratory judgment claims against Savant arising under the MDC Agreement. See Note 6 - “Savant Arrangements” for more information about the MDC Agreement. The Company alleges that Savant has breached its MDC Agreement obligations to pay cost overages that exceed a budgetary threshold as well as other related MDC Agreement representations and obligations. In the litigation, the Company has alleged that as of June 30, 2017, Savant was responsible for aggregate cost overages of approximately $3.4 million, net of a $0.5 million deductible under the MDC. The Company asserts that it is entitled to offset $2.0 million in milestone payments due Savant against the cost overages, such that as of June 30, 2017 Savant owed the Company approximately $1.4 million.

F-27

On July 12, 2017, Savant removed the case to the United States District Court for the District of Delaware, claiming that the action is related to or arises under the bankruptcy court case from which we emerged in July 2016. In re KaloBios Pharmaceuticals, Inc., No. 15-12628-LSS (Bankr. D. Del.). On July 27, 2017, Savant filed an Answer and Counterclaims. Savant’s filing alleges breaches of contracts under the MDC Agreement and the Security Agreement, claiming that we breached its obligations to pay the milestone payments and other related representations and obligations. On August 1, 2017, the Company moved to remand the case back to the Delaware Superior Court. Briefing on the motion to remand was complete August 22, 2017.

On August 2, 2017, Savant sent a foreclosure notice to the Company, demanding that it provide the Collateral as defined in the Security Agreement for inspection and possession on August 9, 2017, with a public sale to be held on September 1, 2017. The Company moved for a Temporary Restraining Order (the “TRO”) and Preliminary Injunction in the bankruptcy court on August 4, 2017. Savant responded on August 7, 2017. On August 7, 2017, the bankruptcy court granted the Company’s motion for a TRO, entering an order prohibiting Savant from collecting on or selling the Collateral, entering our premises, issuing any default notices to us, or attempting to exercise any other remedies under the MDC Agreement or the Security Agreement. The parties have stipulated to continue the provisions of the TRO in full force and effect until further order of the appropriate court.

On January 22, 2018, Savant wrote to the Bankruptcy Court requesting dissolution of the TRO. On January 29, 2018, the Bankruptcy Court granted the Motion to Remand and denied Savant’s request to dissolve the TRO, ordering that any request to dissolve the TRO be made to the Delaware Superior Court.

On February 13, 2018 Savant made a letter request to the Delaware Superior Court to dissolve the TRO. Also on February 13, 2018, Humanigen filed its Answer and Affirmative defenses to Savant’s Counterclaims. On February 15, 2018 Humanigen filed a letter opposition to Savant’s request to dissolve the TRO and requesting a status conference. A hearing on Savant’s request to dissolve the TRO was held before the Delaware Superior Court on March 19, 2018. The Delaware Superior Court denied Savant’s request to dissolve the TRO and the TRO remains in effect.

On April 11, 2018, Humanigen advised the Delaware Superior Court that it would meet and confer with Savant regarding a proposed case management order and date for trial. On April 26, 2018 the Delaware Superior Court so-ordered a proposed case management order submitted by the Company and Savant. The schedule in the case management order was modified by stipulation on August 24, 2018.

The $2.0 million in milestone payments due Savant are included in Accrued expenses in the accompanying balance sheet as of December 31, 2017 and 2018. Recovery of the cost overages from Savant, if any, will be recorded in the period received.

14. Related Party Transactions

On December 21, 2017, the Company entered into a Purchase Agreement and a Forbearance Agreement as more fully described in Note 10, with certain lenders and investors who were deemed to be affiliates of the Company.

In June, July and August, 2018 the Company received an aggregate of $0.9 million of proceeds from advances made to it by four different lenders including Dr. Cameron Durrant, our Chairman and Chief Executive Officer; Cheval, an affiliate of BHC, the Company’s controlling stockholder; and Ronald Barliant, a director of the Company. See Note 7.

Commencing September 19, 2018, the Company delivered a series of convertible promissory notes evidencing an aggregate of $2.5 million of loans made to the Company by six different lenders, including an affiliate of BHC, the Company’s controlling stockholder. See Note 7.

F-28

Humanigen, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(Unaudited)

	September 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$157	$814
Prepaid expenses and other current assets	366	485
Total current assets	523	1,299

Restricted cash	71	71
Total assets	$594	$1,370

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$3,932	$2,856
Accrued expenses	3,525	3,129
Advance notes	1,730	807
Notes payable to vendors	1,067	1,471
Total current liabilities	10,254	8,263
Convertible notes	3,006	1,217
Total liabilities	13,260	9,480

Stockholders’ deficit:
Common stock, $0.001 par value: 225,000,000 shares authorized at
September 30, 2019 and December 31, 2018; 112,780,386 and 109,897,526 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	113	110
Additional paid-in capital	270,090	266,381
Accumulated deficit	(282,869)	(274,601)
Total stockholders’ deficit	(12,666)	(8,110)
Total liabilities and stockholders’ deficit	$594	$1,370

See accompanying notes.

F-29

Humanigen, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating expenses:
Research and development	$549	$535	$2,142	$1,808
General and administrative	1,497	1,804	5,122	7,793
Total operating expenses	2,046	2,339	7,264	9,601

Loss from operations	(2,046)	(2,339)	(7,264)	(9,601)

Other expense:
Interest expense	(343)	(116)	(1,003)	(542)
Other income (expense), net	-	319	(1)	318
Reorganization items, net	-	(40)	-	(106)
Net loss	(2,389)	(2,176)	(8,268)	(9,931)
Other comprehensive income	-	-	-	-
Comprehensive loss	$(2,389)	$(2,176)	$(8,268)	$(9,931)

Basic and diluted net loss per common share	$(0.02)	$(0.02)	$(0.07)	$(0.11)

Weighted average common shares outstanding used to
calculate basic and diluted net loss per common share	112,766,614	109,766,974	111,303,918	89,655,878

See accompanying notes.

F-30

Humanigen, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2019	2018
Operating activities:
Net loss	$(8,268)	$(9,931)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	-	19
Noncash interest expense	961	512
Stock based compensation expense	1,877	4,170
Issuance of common stock for payment of accrued compensation	120	85
Issuance of common stock in exchange for services	71	67
Gain on forgiveness of accrued legal fees	-	(275)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	119	308
Accounts payable	1,076	(159)
Accrued expenses	592	219
Net cash used in operating activities	(3,452)	(4,985)

Investing activities:
Changes in restricted cash	-	30
Net cash provided by investing activities	-	30

Financing activities:
Net proceeds from issuance of common stock	-	2,781
Net proceeds from term loan	-	50
Proceeds from exercise of stock options	325	-
Net proceeds from issuance of convertible notes	1,275	2,500
Net proceeds from issuance of advance notes	1,700	925
Payments on notes payable to vendors	(505)	-
Net cash provided by financing activities	2,795	6,256

Net increase (decrease) in cash, cash equivalents and restricted cash	(657)	1,301
Cash, cash equivalents and restricted cash, beginning of period	885	737
Cash, cash equivalents and restricted cash, end of period	$228	$2,038

Supplemental cash flow disclosure:
Cash paid for interest	$8	$6
Supplemental disclosure of non-cash investing and financing activities:
Conversion of notes payable and related accrued interest and fees to common stock	$981	$18,432
Beneficial conversion feature of Advance notes	$-	$271
Beneficial conversion feature of Convertible notes	$143	$1,465
Issuance of stock options in lieu of cash compensation	$195	$303
Issuance of common stock for payment of accrued compensation	$120	$85
Issuance of common stock in exchange for services	$71	$67

See accompanying notes.

F-31

Humanigen, Inc.

Condensed Consolidated Statements of Stockholders’ Deficit

(in thousands, except share data)

(Unaudited)

	Three and Nine Months Ended September 30, 2019
			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balances at January 1, 2019	109,897,526	$110	$266,381	$(274,601)	$(8,110)
Issuance of stock options for payment of accrued compensation	-	-	195	-	195
Issuance of common stock for payment of accrued compensation	93,358	-	90	-	90
Issuance of common stock in exchange for services	82,432	-	68	-	68
Issuance of common stock upon note conversions	2,179,622	2	979	-	981
Convertible note beneficial conversion feature	-	-	143	-	143
Exercise of common stock options	488,625	1	324	-	325
Stock-based compensation expense	-	-	1,426	-	1,426
Comprehensive loss	-	-	-	(5,879)	(5,879)
Balances at June 30, 2019	112,741,563	113	269,606	(280,480)	(10,761)
Issuance of common stock for payment of accrued compensation	35,294	-	30	-	30
Issuance of common stock in exchange for services	3,529	-	3	-	3
Stock-based compensation expense	-	-	451	-	451
Comprehensive loss	-	-	-	(2,389)	(2,389)
Balances at September 30, 2019	112,780,386	$113	$270,090	$(282,869)	$(12,666)

	Three and Nine Months Ended September 30, 2018
			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balances at January 1, 2018	14,946,712	$15	$238,246	$(262,597)	$(24,336)
Conversion of notes payable and related accrued interest
and fees to common stock	76,007,754	76	18,356	-	18,432
Issuance of common stock	18,653,320	19	2,762	-	2,781
Issuance of common stock in exchange for services	88,333	-	51	-	51
Issuance of stock options for payment of accrued compensation	-	-	303	-	303
Stock-based compensation expense	-	-	3,455	-	3,455
Comprehensive loss	-	-	-	(7,755)	(7,755)
Balances at June 30, 2018	109,696,119	110	263,173	(270,352)	(7,069)
Issuance of common stock in exchange for services	25,000	-	16	-	16
Issuance of common stock for payment of accrued compensation	151,407	-	85	-	85
Beneficial conversion feature of Advance notes	-	-	271	-	271
Beneficial conversion feature of Convertible notes	-	-	1,465	-	1,465
Stock-based compensation expense	-	-	715	-	715
Comprehensive loss	-	-	-	(2,176)	(2,176)
Balances at September 30, 2018	109,872,526	$110	$265,725	$(272,528)	$(6,693)

See accompanying notes.

F-32

Humanigen, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. Nature of Operations

Description of the Business

The Company was incorporated on March 15, 2000 in California and reincorporated as a Delaware corporation in September 2001 under the name KaloBios Pharmaceuticals, Inc. Effective August 7, 2017, the Company changed its legal name to Humanigen, Inc.

During February 2018, the Company completed the restructuring transactions announced in December 2017 and furthered its transformation into a biopharmaceutical company pursuing cutting-edge science to develop its proprietary monoclonal antibodies to enhance T-cell engaging therapies for various oncology indications, potentially making these treatments safer, more effective and more efficiently administered. The Company has sharpened its focus to develop novel cell therapies leveraging its understanding of a potentially key pathway which includes its antibody and gene-editing assets.

The Company is a clinical-stage biopharmaceutical company developing its portfolio of next-generation cell and gene therapies for the treatment of cancers via its novel, human granulocyte-macrophage colony-stimulating factor (“GM-CSF”) neutralization and gene knockout platforms. As a leader in GM-CSF pathway science, the Company believes that it has the ability to transform chimeric antigen receptor T-cell (“CAR-T”) therapy and a broad range of other T-cell engaging therapies, including both autologous and allogeneic cell transplantation. There is a direct correlation between the efficacy of CAR-T therapy and the incidence of life-threatening toxicities (referred to as the efficacy/toxicity linkage).

The Company believes that its GM-CSF neutralization and gene-editing CAR-T platform technologies have the potential to reduce the inflammatory cascade associated with serious and potentially life-threatening CAR-T therapy-related side effects while preserving and potentially improving the efficacy of the CAR-T therapy itself, thereby breaking the efficacy/toxicity linkage. Clinical correlative analysis and pre-clinical in-vivo evidence points to GM-CSF as the key initiator of the inflammatory cascade resulting in CAR-T therapy’s side-effects. GM-CSF has also been linked to the suppressive myeloid cell axis through recruitment of myeloid derived suppressor cells (“MDSC’s”) that reduce CAR-T cell expansion and hamper CAR-T cell efficacy. The Company’s strategy is to continue to pioneer the use of GM-CSF neutralization and GM-CSF gene knockout technologies to improve efficacy and prevent or significantly reduce the serious side-effects associated with CAR-T therapy.

The Company believes that its GM-CSF pathway science, assets and expertise create two technology platforms to assist in the development of next-generation CAR-T therapies. Lenzilumab, the Company’s proprietary Humaneered® anti-GM-CSF immunotherapy, has the potential to be used in combination with any United States Food and Drug Administration (“FDA”)-approved or development stage T-cell therapies, including CAR-T therapy, as well as in combination with other cell therapies such as allogeneic hematopoietic stem cell transplant (“HSCT”), to make these treatments safer and more effective. In addition, the Company’s GM-CSF knockout gene-editing CAR-T platform has the potential to create next-generation CAR-T therapies that may inherently avoid any efficacy/toxicity linkage, thereby potentially preserving the benefits of the CAR-T therapy while reducing or altogether avoiding its serious and potentially life-threatening side-effects.

The Company’s immediate focus is combining FDA-approved and development stage CAR-T therapies with lenzilumab, its proprietary Humaneered® anti-human-GM-CSF immunotherapy, which is its lead product candidate. A clinical collaboration with Kite Pharmaceuticals, Inc., a Gilead company (“Kite”), was recently announced to evaluate the use of lenzilumab with Yescarta®, axicabtagene ciloleucel (“Yescarta” or “Yescarta®”), in a multicenter clinical trial in adults with relapsed or refractory large B-cell lymphoma. The Company is also focused on creating next-generation combinatory gene-edited CAR-T therapies using strategies to improve efficacy while employing GM-CSF gene knockout technologies to control toxicity. The Company is also developing its own portfolio of proprietary first-in-class EphA3-CAR-Ts for various solid cancers and EMR1-CAR-Ts for various eosinophilic disorders. The Company is also exploring the effectiveness of its GM-CSF neutralization technologies (either through the use of lenzilumab as a neutralizing antibody or through GM-CSF gene knockout) in combination with other CAR-T, T-cell engaging, and immunotherapy treatments to break the efficacy/toxicity linkage, including the prevention and/or treatment of graft-versus-host disease (“GvHD”) in patients undergoing allogeneic HSCT. The Company has established several partnerships with leading institutions to advance its innovative cell and gene therapy pipeline.

F-33

Lenzilumab

Lenzilumab, the Company’s lead product candidate, is a clinical-stage Humaneered monoclonal antibody (“mAb”) that neutralizes human GM-CSF and has the potential to prevent or reduce certain serious side-effects associated with CAR-T therapy and improve upon the efficacy of CAR-T therapy. Pre-clinical data generated by the Mayo Clinic (the “Mayo Clinic”) in collaboration with the Company, indicates that the use of lenzilumab in combination with CAR-T therapy may also enhance the proliferation and improve the efficacy of the CAR-T therapy. This may also result in durable, or longer term, responses.

The Company is continuing to advance the development of lenzilumab in combination with CAR-T therapy through a non-exclusive clinical collaboration with Kite, entered into on May 30, 2019, pursuant to which the Company and Kite will conduct a multi-center Phase 1b/2 study of lenzilumab with Kite’s Yescarta in patients with relapsed or refractory B-cell lymphoma, including diffuse large B-cell lymphoma (“DLBCL”) (the “Study”). The primary objective of the Study is to determine the effect of lenzilumab on the safety of Yescarta. Kite’s Yescarta is one of two CAR-T therapies that have been approved by the FDA, is currently the CAR-T therapy market leader, and the Company’s collaboration with Kite is currently the only clinical collaboration with the potential to improve both the safety and efficacy of CAR-T therapy. The Company also plans to measure other potentially beneficial effects on efficacy and healthcare resource utilization. In addition, lenzilumab’s success in preventing serious and potentially life-threatening side-effects could offer economic benefits to medical system payers in the United States and abroad by making the CAR-T therapy capable of being administered, and follow-up care subsequently monitored and managed, potentially on an out-patient basis in certain patients and circumstances. In turn, the Company believes that delivering such provider and payer benefits might accelerate the use of the CAR-T therapy itself, and thereby permit the Company to generate further revenues from sales of lenzilumab.

In addition to CAR-T therapy, the Company is committed to advancing its diverse platform for GM-CSF axis suppression for a broad range of other T-cell engaging therapies, including both autologous and allogeneic next generation CAR-T therapies, bi-specific antibody therapies, as well as other cell-based immunotherapies in development, including allogeneic HSCT, with its current and future partners.

In July 2019, the Company entered into an exclusive worldwide license agreement (the “Zurich Agreement”) with the University of Zurich (“UZH”). Under the Zurich Agreement, the Company has in-licensed certain technologies that it believes may be used to prevent or treat GvHD, thereby expanding its development platform to include improving the safety and effectiveness of allogeneic HSCT, a potentially curative therapy for patients with hematological cancers. There are currently no FDA-approved agents for the prevention of GvHD, nor treatment of GvHD in patients identified as high risk by certain biomarkers. The Company believes that GM-CSF neutralization with lenzilumab has the potential to prevent or treat GvHD without compromising, and potentially improving, the beneficial graft-versus-leukemia (“GvL”) effect in patients undergoing allogeneic HSCT, thereby making allogeneic HSCT safer. The Company aims to position lenzilumab as a “must have” companion product to any allogeneic HSCT and as a part of the standard pre-conditioning that all patients receiving allogeneic HSCT should receive or as an early treatment option in patients identified as high risk for GvHD.

Given the Company’s focus on developing lenzilumab in the treatment of rare cancers, the Company believes that it has the opportunity to benefit from various regulatory incentives, such as orphan drug exclusivity, breakthrough therapy designation, fast track designation, priority review and accelerated approval.

GM-CSF Gene Knockout

The Company is advancing its GM-CSF knockout gene-editing CAR-T platform through an exclusive worldwide license agreement (the “Mayo Agreement”) that it entered into in June 2019 with the Mayo Foundation for Medical Education and Research (“Mayo Foundation”). Under the Mayo Agreement, the Company has in-licensed certain technologies that it believes may be used to create CAR-T cells lacking GM-CSF expression through various gene-editing tools including CRISPR-Cas9. The Company believes that its GM-CSF knockout gene-editing CAR-T platform has the potential to create next-generation CAR-T therapies that improve the efficacy and safety profile of CAR-T therapy.

F-34

Preclinical data indicate that GM-CSF gene knockout CAR-T cells show improved overall survival compared to wild type CAR-T cells in addition to the expected benefits of reduced serious side-effects associated with CAR-T therapy. The Company is establishing a platform of next-generation combinatorial gene knockout CAR-T cells that have potential to be applied across both autologous and allogeneic approaches and is also investigating multiple CAR-T cell designs using precise dual and triple gene editing to significantly enhance the anti-tumor activity while simultaneously preventing CAR-T therapy induced toxicities.  Through targeted gene expression and modulating cytokine activation signaling, the Company may be able to increase the proportion of younger and fitter T-cells produced during expansion, increase the proliferative potential, and inhibit activation induced cell death, thereby improving the cancer killing activity of its engineered CAR-T cells thereby making them more effective and safer in the treatment of cancers. The Company plans to continue development of this technology in combination approaches that could add to the observed efficacy benefits of current generation CAR-T products. In addition, the Company anticipates that its GM-CSF knockout gene-editing CAR-T platform may be a future backbone for controlling the serious side-effects that hamper CAR-T therapy that lead to serious and sometimes fatal outcomes for patients as a result of the CAR-T therapy itself.

EphA3-CAR: Targeting Tumor Stroma and Tumor Vasculature

The Company is working to generate its own pipeline of CAR-T therapies including an EphA3-CAR-T based on the ifabotuzumab v-region and backbone. Ifabotuzumab is a Humaneered anti-Eph Type-A receptor 3(“EphA3”) monoclonal antibody. Ifabotuzumab has the potential to kill tumor cells by targeting tumor stroma that protects them and the vasculature that feeds them. This unique combination of activities as a backbone of a CAR-T therapy may provide the potential to generate durable responses in a range of solid tumors by targeting the tissues that surround, protect, and nourish a growing cancer. By developing an EphA3-CAR-T using ifabotuzumab as the backbone, the Company may have the ability to target the tumor, tumor stroma, and tumor vasculature in a novel manner. The Company is collaborating with the Mayo Clinic and plans to move to clinical testing with an anti-EphA3 construct for a range of cancer types after completing Investigational New Drug (“IND”) enabling work.

EMR1-CAR: Targeting Eosinophils

The Company’s EMR1-CAR-T product is based on the HGEN005 (anti-EMR1 Humaneered monoclonal antibody) backbone and targets the epidermal growth factor-like module containing mucin-like hormone receptor 1 (“EMR1”). The Company’s EMR1-CAR-T based on the HGEN005 backbone is another approach in its growing platform of CAR-T therapies. The Company believes that because of its high selectivity, EMR1-CAR-T has significant potential to treat serious eosinophil diseases.

In pre-clinical work, HGEN005’s anti-EMR1 activity resulted in dramatically enhanced killing of eosinophils from normal and eosinophilic donors and also induced a rapid and sustained depletion of eosinophils in a non-human primate model without any clinically significant adverse events. The Company has engaged with National Institutes of Health (“NIH”) to discuss expanding the initial work they have conducted utilizing HGEN005 and discussions are underway with a leading center in the U.S. to perform the IND enabling testing in eosinophilic leukemia, an orphan condition with significant unmet need, as well as several other potential partners, although there is no assurance that the Company will reach any agreements for these next steps.

Liquidity and Going Concern

The Company has incurred significant losses since its inception in March 2000 and had an accumulated deficit of $282.9 million as of September 30, 2019. At September 30, 2019, the Company had a working capital deficit of $9.7 million.  To date, none of the Company’s product candidates has been approved for sale and therefore the Company has not generated any revenue from product sales. Management expects operating losses to continue for the foreseeable future. The Company will require additional financing in order to meet its anticipated cash flow needs during the next twelve months. As a result, the Company will continue to require additional capital through equity offerings, debt financing and/or payments under new or existing licensing or collaboration agreements. If sufficient funds are not available on acceptable terms when needed, the Company could be required to significantly reduce its operating expenses and delay, reduce the scope of, or eliminate one or more of its development programs. The Company’s ability to access capital when needed is not assured and, if not achieved on a timely basis, could materially harm its business, financial condition and results of operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Condensed Consolidated Financial Statements for the three and nine months ended September 30, 2019 were prepared on the basis of a going concern, which contemplates that the Company will be able to realize assets and discharge liabilities in the normal course of business. The ability of the Company to meet its total liabilities of $13.3 million at September 30, 2019 and to continue as a going concern is dependent upon the availability of future funding. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

F-35

Basis of Presentation

The accompanying interim unaudited Condensed Consolidated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information and on a basis consistent with the annual consolidated financial statements and include all adjustments necessary for the presentation of the Company’s condensed consolidated financial position, results of operations and cash flows for the periods presented. The Condensed Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries. These financial statements have been prepared on a basis that assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The December 31, 2018 Condensed Consolidated Balance Sheet was derived from the audited financial statements but does not include all disclosures required by U.S. GAAP. These interim financial results are not necessarily indicative of the results to be expected for the year ending December 31, 2019, or for any other future annual or interim period. The accompanying unaudited Condensed Consolidated Financial Statements should be read in conjunction with the audited consolidated financial statements and the related notes thereto included in the Company’s 2018 Form 10-K.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts and disclosures reported in the Condensed Consolidated Financial Statements and accompanying notes. Actual results could differ materially from those estimates. The Company believes judgment is involved in determining the valuation of the fair value-based measurement of stock-based compensation, accruals and warrant valuations. The Company evaluates its estimates and assumptions as facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from these estimates and assumptions, and those differences could be material to the Condensed Consolidated Financial Statements.

2. Chapter 11 Filing

On December 29, 2015, the Company filed a voluntary petition for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. The filing was made in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. 15-12628 (LSS) (the “Bankruptcy Case”). The Company’s Plan of Reorganization filed with the Bankruptcy Court (the “Plan”) became effective June 30, 2016 and the Company emerged from its Chapter 11 bankruptcy proceedings.

The reconciliation of certain proofs of claim filed against the Company in the Bankruptcy Case, including certain General Unsecured Claims, Convenience Class Claims and Other Subordinated Claims, is complete.  As a result of its examination of the claims, the Company asked the Bankruptcy Court to disallow, reduce, reclassify, subordinate or otherwise adjudicate certain claims the Company believes are subject to objection or otherwise improper.  On July 11, 2018, the Company filed an objection to the remaining claims. By objection, the Company sought to disallow in their entirety the remaining claims totaling approximately $0.5 million. On September 17, 2018 the Bankruptcy Court issued a Final Decree and Order to close the Bankruptcy Case and terminate the remaining claims and noticing services.

For the three and nine months ended September 30, 2019 and 2018, Reorganization items, net consisted of the following charges related to the bankruptcy proceedings:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Legal fees	$-	$32	$-	$85
Professional fees	-	8	-	21
Total reorganization items, net	$-	$40	$-	$106

There were no cash payments for reorganization for the three and nine months ended September 30, 2019. Cash payments for reorganization items totaled $0.1 million and $0.2 million for the three and nine months ended September 30, 2018, respectively.

3. Summary of Significant Accounting Policies

There have been no material changes in the Company’s significant accounting policies since those previously disclosed in the 2018 Form 10-K.

F-36

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash”. ASU 2016-18 requires the inclusion of restricted cash with cash and cash equivalents when reconciling the beginning-of-the period and end-of-period total amounts shown on the statement of cash flows. The Company adopted the standard effective January 1, 2018. As a result of the adoption, the Company will no longer present the change within restricted cash in the consolidated statements of cash flows. See below for the composition of cash, cash equivalents and restricted cash shown on the statements of cash flow:

	September 30,
	2019	2018
Cash and cash equivalents	$157	$2,038
Restricted cash	71	71
Total cash, cash equivalents and restricted cash as shown on statement of cash flows	$228	$2,109

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. The FASB subsequently issued ASU No. 2018-10 and 2018-11 in July 2018, which provide clarifications and improvements to ASU 2016-02 (collectively, the “new lease standard”).

ASU No. 2018-11 provides the optional transition method which allows companies to apply the new lease standard at the adoption date instead of at the earliest comparative period presented and continue to apply the provisions of the previous lease standard in its annual disclosures for the comparative periods. The new lease standard requires lessees to present a right-of-use asset and a corresponding lease liability on the balance sheet. Additional footnote disclosures related to leases is also required.

On January 1, 2019, the Company adopted the new lease standard using the optional transition method and certain other practical expedients. Under the practical expedient package elected, the Company is not required to reassess whether expired or existing contracts are or contain a lease; and is not required to reassess the lease classifications or reassess the initial direct costs associated with expired or existing leases.

The new lease standard also provides practical expedients for an entity’s ongoing accounting. The Company elected the short-term lease recognition exemption for all leases that qualify. This means, for those leases that qualify, we will not recognize right of use assets or lease liabilities, and this includes not recognizing right of use assets or lease liabilities for existing short-term leases of those assets in transition. The Company elected the practical expedient to not separate lease and non-lease components for certain classes of assets. See Note 4 for a description of the Company’s current leases and their treatment under the new lease standard.

4. Leases

The Company leases an office-space under a month-to-month lease for $1,000 per month. Management has determined the lease term to be less than 12 months, including renewals, and therefore has not recorded a right-of-use asset and corresponding liability under the short-term lease recognition exemption. Lease costs for the three and nine months ended September 30, 2019 totaled approximately $3,400 and $9,800, respectively and are included in the Consolidated Statements of Operations and Comprehensive Loss.

As described in Note 3, the Company has elected to adopt the transitional practical expedients, and was not required to reassess whether any existing or expired contracts contained embedded leases. The Company has not entered into any contracts during the 2019 fiscal year that contain an embedded lease.

5. Potentially Dilutive Securities

The Company’s potentially dilutive securities, which include stock options, restricted stock units and warrants, have been excluded from the computation of diluted net loss per common share as the effect of including those securities would be to reduce the net loss per common share and be antidilutive. Therefore, the denominator used to calculate both basic and diluted net loss per common share is the same in each period presented.

F-37

The following outstanding potentially dilutive securities have been excluded from the computations of diluted net loss per common share:

	As of September 30,
	2019	2018
Options to purchase common stock	15,139,374	15,551,023
Warrants to purchase common stock	331,193	331,193
	15,470,567	15,882,216

6. Fair Value of Financial Instruments

Cash, accounts payable and accrued liabilities are carried at cost, which approximates fair value given their short-term nature. Marketable securities and cash equivalents are carried at fair value. The Company has money market funds of approximately $71,000 at September 30, 2019 and December 31, 2018 that are reported as restricted cash on the balance sheet. The amortized cost of these funds equals their fair value as there were no unrealized gains or losses at September 30, 2019 or December 31, 2018.

The fair value of financial instruments reflects the amounts that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The fair value hierarchy is based on three levels of inputs that may be used to measure fair value, of which the first two are considered observable, and the third is considered unobservable, as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs other than those included in Level 1 that are directly or indirectly observable, such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company measures the fair value of financial assets and liabilities using the highest level of inputs that are reasonably available as of the measurement date. The following tables summarize the fair value of financial assets that are measured at fair value and the classification by level of input within the fair value hierarchy:

	Fair Value Measurements as of
	September 30, 2019
(in thousands)	Level 1	Level 2	Level 3	Total
Investments:
Money market funds	$71	$—	$—	$71
Total assets measured at fair value	$71	$—	$—	$71

	Fair Value Measurements as of
	December 31, 2018
(in thousands)	Level 1	Level 2	Level 3	Total
Investments:
Money market funds	$71	$—	$—	$71
Total assets measured at fair value	$71	$—	$—	$71

F-38

7. Debt

Notes Payable to Vendors

On June 30, 2016, the Company issued promissory notes in an aggregate principal amount of approximately $1.2 million to certain claimants in accordance with the Plan. The notes are unsecured, bear interest at 10% per annum and became due and payable in full, including principal and accrued interest on June 30, 2019. In July and August, 2019, following the receipt of proceeds from the 2019 Bridge Notes, the Company used approximately $0.5 million of the proceeds to retire a portion of these notes, including accrued interest. After giving effect to these payments, the aggregate principal amount and accrued but unpaid interest on these notes approximates $1.1 million as of September 30, 2019. As of September 30, 2019 and December 31, 2018, the Company has accrued $0.4 million and $0.3 million in interest related to these promissory notes, respectively. The outstanding principal amount and accrued but unpaid interest on these notes is currently payable to the respective holders without demand, notice or declaration, and the holders, without demand or notice of any kind, may exercise any and all other rights and remedies available to them under the notes, the Plan, at law or in equity. We do not have sufficient funds to repay the principal and accrued but unpaid interest on these notes in their entirety. See Part II, Item 1A. “Risk Factors” for more information.

Advance Notes

In June, July and August, 2018 the Company received an aggregate of $0.9 million of proceeds from advances made to the Company (the “Advance Notes”) by four different lenders including Dr. Cameron Durrant, the Company’s Chairman and Chief Executive Officer; Cheval Holdings, Ltd., an affiliate of Black Horse Capital, L.P., the Company’s controlling stockholder; and Ronald Barliant, a director of the Company (collectively the “Lenders”). The Advance Notes accrued interest at a rate of 7% per year, compounded annually.

In accordance with their terms, on May 30, 2019, in connection with the Company’s announcement of the Collaboration Agreement with Kite, the lenders converted the amounts due under the Advance Notes into the Company’s common stock at the conversion price of $0.45 per share. The Company issued a total of 2,179,622 shares of common stock in connection with the conversion.

2018 Convertible Notes

Commencing September 19, 2018, the Company delivered a series of convertible promissory notes (the “2018 Notes”) evidencing an aggregate of $2.5 million of loans made to the Company by six different lenders, including an affiliate of Black Horse Capital, L.P., the Company’s controlling stockholder. The 2018 Notes bear interest at a rate of 7% per annum and will mature on the earliest of (i) twenty-four months from the date the 2018 Notes were signed, (ii) the occurrence of any customary event of default, or (iii) the certain liquidation events including any dissolution or winding up of the Company or merger or sale by the Company of all or substantially all of its assets (in any case, a “Liquidation Event”). The Company used the proceeds from the 2018 Notes for working capital.

The 2018 Notes are convertible into equity securities in the Company in three different scenarios:

If the Company sells its equity securities on or before the date of repayment of the 2018 Notes in any financing transaction that results in gross proceeds to the Company of at least $10 million (a “Qualified Financing”), the 2018 Notes will be converted into either (i) such equity securities as the noteholder would acquire if the principal and accrued but unpaid interest thereon (the “Conversion Amount”) were invested directly in the financing on the same terms and conditions as given to the financing investors in the Qualified Financing, or (ii) common stock at a conversion price equal to $0.45 per share (subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the Notes).

If the Company sells its equity securities on or before the date of repayment of the 2018 Notes in any financing transaction that results in gross proceeds to the Company of less than $10 million (a “Non-Qualified Financing”), the noteholders may convert their remaining 2018 Notes into either (i) such equity securities as the noteholder would acquire if the Conversion Amount were invested directly in the financing on the same terms and conditions as given to the financing investors in the Non-Qualified Financing, or (ii) common stock at a conversion price equal to $0.45 per share (subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the Notes).

The 2018 Notes may convert in the event the Company enters into or publicly announces its intention to consummate a Liquidation Event. Immediately prior to the completion of any such Liquidation Event, in lieu of receiving payment in cash, noteholders may convert the Conversion Amount into common stock at a conversion price equal to $0.45 per share (subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the Notes).

2019 Convertible Notes

Commencing on April 23, 2019, the Company delivered a series of convertible promissory notes (the “2019 Notes”) evidencing an aggregate of $1.3 million of loans made to the Company.

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The 2019 Notes bear interest at a rate of 7.5% per annum and will mature on the earliest of (i) twenty-four months from the date the 2019 Notes are signed (the “Stated Maturity Date”), (ii) the occurrence of any customary event of default, or (iii) the certain liquidation events including any dissolution or winding up of the Company or merger or sale by the Company of all or substantially all of its assets (in any case, a “Liquidation Event”). The Company used the proceeds from the 2019 Notes for working capital.

The 2019 Notes are convertible into equity securities in the Company in four different scenarios:

If the Company sells its equity securities on or before the Stated Maturity Date in any financing transaction that results in gross proceeds to the Company of at least $10.0 million (a “Qualified Financing”) or the Company consummates a reverse merger or similar transaction, the 2019 Notes will be converted into either (i) (a) in the case of a Qualified Financing, such equity securities as the noteholder would acquire if the principal and accrued but unpaid interest thereon together with such additional amount of interest as would have been paid on the 2019 Notes if held to the Stated Maturity Date (the “Conversion Amount”) were invested directly in the financing on the same terms and conditions (including price) as given to the financing investors in the Qualified Financing or (b) in the case of a reverse merger, common stock at the same price per share paid by the buyer in such transaction (which in a stock for stock transaction, shall be based on the price per share used by the parties for purposes of setting the applicable exchange ration), or (ii) common stock at a conversion price equal to $1.25 per share (subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the 2019 Notes).

If the Company sells its equity securities on or before the date of repayment of the 2019 Notes in any financing transaction that results in gross proceeds to the Company of less than $ 10.0 million (a “Non-Qualified Financing”), the noteholders may convert their remaining Convertible Notes into either (i) such equity securities as the noteholder would acquire if the Conversion Amount were invested directly in the financing on the same terms and conditions (including price) as given to the financing investors in the Non-Qualified Financing, or (ii) common stock at a conversion price equal to $1.25 per share (subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the 2019 Notes).

The 2019 Notes may convert in the event the Company enters into or publicly announces its intention to consummate a Liquidation Event. Immediately prior to the completion of any such Liquidation Event, in lieu of receiving payment in cash, noteholders may convert the Conversion Amount into common stock at a conversion price equal to $1.25 per share (subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the 2019 Notes).

In addition, upon the six-month anniversary of the date the 2019 Notes are signed or such earlier time as the Company publicly announces that it has entered into a definitive arrangement with an unaffiliated third party (a “Strategic Partner”) pursuant to which, among other things, such Strategic Partner may agree to collaborate with the Company in conducting a clinical study to assess the efficacy of the Company’s lenzilumab monoclonal antibody in reducing adverse effects from neurotoxicity and cytokine release syndrome when used as a companion therapy in certain CAR-T cell therapies, noteholders may convert any portion of the outstanding principal amount of the 2019 Notes, together with (a) any unpaid and accrued interest on such principal amount to the date the noteholder’s notice of the noteholder’s intention to convert is received by the Company (the “Notice Date”), and (b) such additional amount of interest as would have been paid on such principal amount from the Notice Date to the Stated Maturity Date, into common stock at a conversion price equal to $1.25 per share (subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the 2019 Notes). The Company’s announcement of the Collaboration Agreement with Kite satisfied this requirement and accordingly, the 2019 Notes are convertible into common stock on the above terms.

The Advance Notes, the 2018 Notes and the 2019 Notes have an optional voluntary conversion feature in which the holder could convert the notes in the Company’s common stock at maturity at a conversion rate of $0.45 per share for the Advance Notes and the 2018 Notes and at a conversion rate of $1.25 for the 2019 Notes. The intrinsic value of this beneficial conversion feature was $1.8 million upon the issuance of the Advance Notes, the 2018 Notes and the 2019 Notes and was recorded as additional paid-in capital and as a debt discount which is accreted to interest expense over the term of the Advance Notes and Notes. Interest expense includes debt discount amortization of $0.2 million and $0.6 million for the three and nine month periods ended September 30, 2019.

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The Company evaluated the embedded features within the Advance Notes, the 2018 Notes and the 2019 Notes to determine if the embedded features are required to be bifurcated and recognized as derivative instruments. The Company determined that the Advance Notes, the 2018 Notes and the 2019 Notes contain contingent beneficial conversion features (“CBCF”) that allow or require the holder to convert the Advance Notes, the 2018 Notes and the 2019 Notes, as applicable, to Company common stock at a conversion rate of $0.45 per share for the Advance Notes and the 2018 Notes and $1.25 for the 2019 Notes, but did not contain embedded features requiring bifurcation and recognition as derivative instruments. Upon the occurrence of a CBCF that results in conversion of the Advance Notes, the 2018 Notes or the 2019 Notes to Company common stock, the remaining unamortized discount will be charged to interest expense. Upon conversion of the Advance Notes on May 30, 2019, the remaining unamortized discount was charged to interest expense. The remaining debt discount will be amortized over 12 and 19 months for the 2018 Notes and the 2019 Notes, respectively.

2019 Bridge Notes

On June 28, 2019, the Company issued three short-term, secured bridge notes (the “2019 Bridge Notes”) evidencing an aggregate of $1.7 million of loans made to the Company by three parties: Cheval Holdings, Ltd., an affiliate of Black Horse Capital, L.P., the Company’s controlling stockholder, lent $750,000; Nomis Bay LTD, the Company’s second largest stockholder, lent $750,000; and Cameron Durrant, M.D., MBA, the Company’s Chief Executive Officer and Chairman of the Board of Directors, lent $200,000. The proceeds from the 2019 Bridge Notes were used to satisfy a portion of the unsecured obligations incurred in connection with the Company’s emergence from bankruptcy in 2016 and for working capital and general corporate purposes. Of the $1.7 million in proceeds received, $950,000 was received on June 28, 2019 and was recorded as Advance notes in the Condensed Consolidated Balance Sheet as of June 30, 2019. The remaining proceeds of $750,000 were received July 1, 2019 and recorded accordingly.

The 2019 Bridge Notes bear interest at a rate of 7.0% per annum and had an original maturity date of October 1, 2019. On October 8, 2019, the Company and the lenders agreed to extend the maturity date of the 2019 Bridge Notes from October 1, 2019 until December 31, 2019 and to waive any prior default up to and including the date of the amendment. No other changes to the terms of the 2019 Bridge Notes were made in connection with the extension of the maturity date. The 2019 Bridge Notes may become due and payable at such earlier time as the Company raises more than $3,000,000 in a bona fide financing transaction or upon a change in control. The 2019 Bridge Notes are secured by liens of substantially all of the Company’s assets.

Upon an event of default, which events include, but are not limited to, (1) the Company failing to timely pay any monetary obligation under the 2019 Bridge Notes; (2) the Company failing to pay its debts generally as they become due and (3) the Company commencing any proceeding relating to the Company under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar laws of any jurisdiction now or hereafter in effect, the interest payable on the 2019 Bridge Notes increases to 10.0% per annum. Further, upon certain events of default, all payments and obligations due and owed under the 2019 Bridge Notes shall immediately become due and payable without demand and without notice to the Company.

8. Commitments and Contingencies

Contractual Obligations and Commitments

As of September 30, 2019, other than the debt issuances described in Note 7 and the license agreements described in Note 10, there were no material changes to the Company’s contractual obligations from those set forth in the 2018 Form 10-K.

Guarantees and Indemnifications

The Company has certain agreements with service providers with which it does business that contain indemnification provisions pursuant to which the Company typically agrees to indemnify the party against certain types of third-party claims. The Company accrues for known indemnification issues when a loss is probable and can be reasonably estimated. The Company would also accrue for estimated incurred but unidentified indemnification issues based on historical activity. As the Company has not incurred any indemnification losses to date, there were no accruals for or expenses related to indemnification issues for any period presented.

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9. Stockholders’ Equity

Restructuring Transactions

As further described in the Company’s Form 10-K for the year ended December 31, 2018, on February 27, 2018, the Company completed a comprehensive restructuring of its outstanding indebtedness of approximately $18.4 million under a series of term loans (the “Term Loans”) with two lender groups, including affiliates of Black Horse Capital, L.P. and raised incremental new capital from Cheval Holdings, Ltd. At the closing of the restructuring, the Company: (i) in exchange for the satisfaction and extinguishment of the entire balance of the Company’s Term Loans and related accrued interest totaling $18.4 million, (a) issued an aggregate of 59,786,848 shares of Common Stock (the “New Lender Shares”), and (b) transferred and assigned to a joint venture controlled by one of the term loan lenders, all of the assets of the Company related to benznidazole (the “Benz Assets”), the Company’s former drug candidate; and (ii) issued to Cheval an aggregate of 32,028,669 shares of Common Stock for total consideration of $3.0 million.

The conversion of the outstanding debt for Common Stock at closing of the restructuring was accounted for as a decrease to Long-term debt and an increase to Common stock and Additional paid-in capital in the amount of the liabilities outstanding at the time of conversion.

In connection with the transfer of the Benz Assets to the joint venture, the joint venture partner paid certain amounts incurred by the Company after December 21, 2017 and prior to February 27, 2018 in investigating certain causes of action and claims related to or in connection with the Benz Assets. In addition, upon exercise of its rights under the terms of the joint venture, the joint venture partner assumed certain legal fees and expenses owed by the Company to its litigation counsel totaling $0.3 million.

Since the Benz Assets had no carrying value on the Company’s Condensed Consolidated Balance Sheet, the Company’s initial investment in the joint venture was recorded at $0.

Equity Financings

On March 12, 2018, the Company issued 2,445,557 shares of its common stock for total proceeds of $1.1 million to accredited investors.

On June 4, 2018, the Company issued 400,000 shares of its common stock for total proceeds of $0.2 million to an accredited investor.

2012 Equity Incentive Plan

Under the Company’s 2012 Equity Incentive Plan, the Company may grant shares, stock units, stock appreciation rights, performance cash awards and/or options to employees, directors, consultants, and other service providers. For options, the per share exercise price may not be less than the fair market value of a Company common share on the date of grant. Awards generally vest and become exercisable over three to four years and expire 10 years from the date of grant. Options generally become exercisable as they vest following the date of grant.

On March 9, 2018, the Board of Directors of the Company approved an amendment to the Company’s 2012 Equity Incentive Plan (the “Equity Plan”) to increase the number of shares of the Company’s common stock authorized for issuance under the Equity Plan by 16,050,000 shares, and to increase the annual maximum aggregate number of shares subject to stock option awards that may be granted to any one person under the Equity Plan during a calendar year to 7,500,000.

A summary of stock option activity for the nine months ended September 30, 2019 under all of the Company’s options plans is as follows:

	Options	Weighted Average Exercise Price
Outstanding at January 1, 2019	15,409,357	$0.95
Granted	728,610	1.10
Exercised	(488,625)	0.67
Cancelled (forfeited)	(509,923)	0.62
Cancelled (expired)	(45)	9.68
Outstanding at September 30, 2019	15,139,374	$0.97

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The weighted average fair value of options granted during the nine months ended September 30, 2019 was $1.10 per share.

The Company valued the options granted using the Black-Scholes options pricing model and the following weighted-average assumption terms for the nine months ended September 30, 2019:

Nine months ended September 30, 2019
Exercise price	$0.84 - $1.30
Market value	$0.84 - $1.30
Risk-free rate	2.49% - 2.59%
Expected term	6 years
Expected volatility	99.1% - 99.3%
Dividend yield	-

Stock-Based Compensation

The Company recorded stock-based compensation expense in the Condensed Consolidated Statements of Operations and Comprehensive Loss as follows:

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
General and administrative	$419	$715	$1,813	$3,969
Research and development	32	-	64	201
Total stock-based compensation	$451	$715	$1,877	$4,170

At September 30, 2019, the Company had $1.0 million of total unrecognized stock-based compensation expense, net of estimated forfeitures, related to outstanding stock options that will be recognized over a weighted-average period of 1.7 years.

10. License and Collaboration Agreements

Kite Agreement

On May 30, 2019, the Company entered into a collaboration agreement (the “Kite Agreement”) with Kite Pharmaceuticals, Inc., pursuant to which the Company and Kite will conduct a multi-center Phase 1b/2 study of lenzilumab with Kite’s Yescarta in patients with relapsed or refractory B-cell lymphoma, including diffuse large B-cell lymphoma (“DLBCL”). The primary objective of the Study is to determine the effect of lenzilumab on the safety of Yescarta.

Pursuant to the Kite Agreement, the Company shall supply Lenz to the collaboration for use in the study and will contribute up to approximately $8.0 million towards the out-of-pocket costs of the study.

Mayo Agreement

On June 19, 2019 the Company entered into an exclusive worldwide license agreement (the “Mayo Agreement”) with the Mayo Foundation for Medical Education and Research (“Mayo”) for certain technologies used to create CAR-T cells lacking GM-CSF expression through various gene-editing tools including CRISPR-Cas9 (GM-CSF knock-out). The license covers various patent applications and know-how developed by Mayo in collaboration with the Company. These licensed technologies complement and broaden the Company’s position in the GM-CSF neutralization space and expand the Company’s discovery platform aimed at improving CAR-T to include gene-edited CAR-T cells.

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Pursuant to the Mayo Agreement, the Company will pay $200,000 to Mayo within six months of the effective date, or upon completion of a qualified financing, whichever is earlier. The Mayo Agreement also requires the payment of milestones and royalties upon the achievement of certain regulatory and commercialization milestones. The Company accrued the initial payment in Accrued expenses in the accompanying Condensed Consolidated Balance Sheet as of September 30, 2019.

Zurich Agreement

On July 19, 2019 the Company entered into an exclusive worldwide license agreement (the “Zurich Agreement”) with the University of Zurich (“UZH”) for technology used to prevent or treat Graft versus Host Disease (“GvHD”) through GM-CSF neutralization. The Zurich Agreement covers various patent applications filed by UZH which complement and broaden the Company’s position in the application of GM-CSF and expands the Company’s development platform to include improving allogeneic Hematopoietic Stem Cell Transplantation (“HSCT”).

Pursuant to the Zurich Agreement, the Company paid $100,000 to UZH in July 2019. The Zurich Agreement also requires the payment of milestones and royalties upon the achievement of certain regulatory and commercialization milestones. The license payment of $100,000 was recorded as expense in Research and development in the accompanying Condensed Consolidated Statements of Operations and Comprehensive Loss as of September 30, 2019.

11. Savant Arrangements

On June 30, 2016 the Company and Savant Neglected Diseases, LLC (“Savant”) entered into an Agreement for the Manufacture, Development and Commercialization of Benznidazole for Human Use (the “MDC Agreement”), pursuant to which the Company acquired certain worldwide rights relating to benznidazole (the “Compound”).

In addition, on the Effective Date the Company and Savant also entered into a Security Agreement (the “Security Agreement”), pursuant to which the Company granted Savant a continuing senior security interest in the assets and rights acquired by the Company pursuant to the MDC Agreement and certain future assets developed from those acquired assets.

On the Effective Date, the Company issued to Savant a five year warrant (the “Warrant”) to purchase 200,000 shares of the Company’s Common Stock, at an exercise price of $2.25 per share, subject to adjustment. The Warrant is exercisable for 25% of the shares immediately and exercisable for the remaining shares upon reaching certain regulatory related milestones. As of September 30, 2019 the number of shares for which the Warrant is currently exercisable totals 100,000 shares at an exercise price of $2.25 per share.

As a result of the FDA granting accelerated and conditional approval of a benznidazole therapy manufactured by a competitor for the treatment of Chagas disease and awarding such competitor a neglected tropical disease PRV in August 2017, the Company ceased development of benznidazole and re-evaluated the final two vesting milestones and concluded that the probability of achievement of these milestones had decreased to 0%.

In July 2017, the Company commenced litigation against Savant alleging that Savant breached the MDC Agreement and seeking a declaratory judgement. Savant has asserted counterclaims for breaches of contract under the MDC Agreement and the Security Agreement. The dispute primarily concerns the Company’s right under the MDC Agreement to offset certain costs incurred by the Company in excess of the agreed upon budget against payments due Savant. See Note 12, below, for more information regarding the Savant litigation. The aggregate cost overages as of June 30, 2017 that the Company asserts are Savant’s responsibility total approximately $3.4 million, net of a $0.5 million deductible. The Company asserts that it is entitled to offset $2.0 million in milestone payments due Savant against the cost overages, such that as of June 30, 2017, Savant owed the Company approximately $1.4 million. As of June 30, 2019, the cost overages totaled $4.1 million such that Savant owed the Company approximately $2.1 million in cost overages. Such cost overages have been charged to Research and development expense as incurred. Recovery of such cost overages, if any, will be recorded as a reduction of Research and development expense in the period received.

The $2.0 million in milestone payments due Savant are included in Accrued expenses in the accompanying Condensed Consolidated Balance Sheet as of September 30, 2019 and December 31, 2018.

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12. Litigation

Savant Litigation

On July 10, 2017, the Company filed a complaint against Savant Neglected Diseases, LLC (“Savant”) in the Superior Court for the State of Delaware, New Castle County (the “Delaware Court”).  KaloBios Pharmaceuticals, Inc. v. Savant Neglected Diseases, LLC, No. N17C-07-068 PRW-CCLD.  The Company asserted breach of contract and declaratory judgment claims against Savant arising under the MDC Agreement. See Note 11 - “Savant Arrangements” for more information about the MDC Agreement.  The Company alleges that Savant has breached its MDC Agreement obligations to pay cost overages that exceed a budgetary threshold as well as other related MDC Agreement representations and obligations. In the litigation, the Company has alleged that as of June 30, 2017, Savant was responsible for aggregate cost overages of approximately $3.4 million, net of a $0.5 million deductible under the MDC.   The Company asserts that it is entitled to offset $2.0 million in milestone payments due Savant against the cost overages, such that as of June 30, 2017 Savant owed the Company approximately $1.4 million.

On July 12, 2017, Savant removed the case to the Bankruptcy Court, claiming that the action is related to or arises under the Bankruptcy Case from which we emerged in July 2016. On July 27, 2017, Savant filed an Answer and Counterclaims.  Savant’s filing alleges breaches of contracts under the MDC Agreement and the Security Agreement, claiming that the Company breached its obligations to pay the milestone payments and other related representations and obligations.

On August 1, 2017, the Company moved to remand the case back to the Delaware Court (the “Motion to Remand”).

On August 2, 2017, Savant sent a foreclosure notice to the Company, demanding that it provide the Collateral as defined in the Security Agreement for inspection and possession on August 9, 2017, with a public sale to be held on September 1, 2017.  The Company moved for a Temporary Restraining Order (the “TRO”) and Preliminary Injunction in the Bankruptcy Court on August 4, 2017.  Savant responded on August 7, 2017.  On August 7, 2017, the Bankruptcy Court granted the Company’s motion for a TRO, entering an order prohibiting Savant from collecting on or selling the Collateral, entering our premises, issuing any default notices to us, or attempting to exercise any other remedies under the MDC Agreement or the Security Agreement.  The parties have stipulated to continue the provisions of the TRO in full force and effect until further order of the appropriate court.

On January 22, 2018, Savant wrote to the Bankruptcy Court requesting dissolution of the TRO.  On January 29, 2018, the Bankruptcy Court granted the Motion to Remand and denied Savant’s request to dissolve the TRO, ordering that any request to dissolve the TRO be made to the Delaware Court.

On February 13, 2018 Savant made a letter request to the Delaware Superior Court to dissolve the TRO.  Also on February 13, 2018, the Company filed its Answer and Affirmative defenses to Savant’s Counterclaims.  On February 15, 2018 the Company filed a letter opposition to Savant’s request to dissolve the TRO and requesting a status conference.  A hearing on Savant’s request to dissolve the TRO was held before the Delaware Superior Court on March 19, 2018. The Delaware Superior Court denied Savant’s request to dissolve the TRO and the TRO remains in effect.

On April 11, 2018, the Company advised the Delaware Superior Court that it would meet and confer with Savant regarding a proposed case management order and date for trial.  On April 26, 2018 the Delaware Superior Court so-ordered a proposed case management order submitted by the Company and Savant.  The schedule in the case management order was modified by stipulation on August 24, 2018.

On April 8, 2019, the Company moved to compel Savant to produce documents in response to the Company’s document requests.  The parties thereafter agreed to a discovery schedule through June 30, 2019, which the Superior Court so-ordered, and the parties produced documents to each other.

On June 4, 2019, Savant filed a complaint against the Company and Madison Joint Venture LLC (“Madison”) in the Delaware Court of Chancery (the “Chancery Action”) seeking to “recover as damages that amounts owed to it under the MDC Agreement, and to reclaim Savant’s intellectual property,” among other things.  Savant also requested leave to move to dismiss the Company’s complaint on the grounds that the Company’s transfer of assets to Madison was champertous.  On June 10, 2019, the Company requested by letter that the Superior Court hold a contempt hearing because the Chancery Action violated the TRO entered by the Bankruptcy Court, the terms of which have been extended by stipulation of the parties.  On June 18, 2019, the Superior Court held a telephonic status conference.  The parties agreed that the Chancery Action should be consolidated with the Superior Court action, after which the Superior Court would address the parties’ motions.

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On July 22, 2019, the Company moved for contempt against Savant.  Savant filed its opposition on July 29, 2019.  On August 12, 2019, the Superior Court denied the Company’s motion for contempt.

On July 23, 2019, Savant moved for summary judgment on the issue of champerty.  The Company filed its response and cross-motion for summary judgment on August 27, 2019.  Savant filed its reply on September 10, 2019 and the Company filed its cross-reply on September 20, 2019.  The motion is fully briefed, but no argument date has been set.

On July 26, 2019, the Company moved to modify the previously agreed-upon discovery schedule to extend discovery through December 31, 2019, which the Court granted.

On July 30, 2019, the Company filed a motion to dismiss Savant’s Chancery Court complaint.  Savant filed an amended complaint on September 4, 2019, and the Company filed its opening brief in support of its motion to dismiss on October 11, 2019.  Savant’s opposition is due on November 22, 2019, and the Company’s reply is due on December 11, 2019.

On August 19, 2019, Savant moved to dismiss the Company’s amended Superior Court complaint.  On September 27, 2019, the Company filed an opposition to Savant’s motion and, in the alternative, requested leave to file a second amended complaint against Savant.  Savant consented to the filing of the second amended complaint and withdrew their motion to dismiss.

13. Subsequent Events

On October 8, 2019, the Company and the lenders agreed to extend the maturity date of the 2019 Bridge Notes from October 1, 2019 until December 31, 2019 and to waive any prior default up to and including the date of the amendment. See Note 7 for more information.

On November 8, 2019, the Company entered into a Purchase Agreement (the “Purchase Agreement”) under which the Company may sell up to $20.0 million of shares of its common stock, par value $0.001 per share, to Lincoln Park Capital Fund, LLC (“Lincoln Park”) over a 36-month period, including the 706,592 shares of common stock we issued to Lincoln Park in November 2019 as compensation for its commitment to enter into the Purchase Agreement.

 On November 12, 2019, the Company made two short-term, secured bridge notes evidencing an aggregate of $350,000 of loans made to the Company by two parties: Cheval, an affiliate of BCH, our controlling stockholder; and Cameron Durrant, M.D., MBA, our Chief Executive Officer and Chairman of the Board of Directors.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses in connection with the sale and distribution of the securities being registered, all of which will be paid by us.

SEC Registration Fee	$1,167.00
Accounting Fees and Expenses	$100,000.00
Legal Fees and Expenses	$350,000.00
Miscellaneous Fees and Expenses	$50,000.00
Total	$501,167.00

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 102(b)(7) of the Delaware General Corporation Law, or the DGCL, provides that a Delaware corporation, in its certificate of incorporation, may limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derived an improper personal benefit;
•	act or omission not in good faith or that involved intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or redemption of shares; or
•	breach of the director’s duty of loyalty to the corporation or its stockholders.

Section 145(a) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation’s best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. Section 145(c) of the DGCL further provides that, if a present or former director or officer has been successful in defense of any action referred to above, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection with such action.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.

II-1

Our Charter eliminates the personal liability of our directors to the Company and our stockholders for monetary damages for breach of fiduciary duty as a director, with certain limited exceptions set forth therein. Our Amended and Restated Bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by the DGCL.

We maintain an insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Certain of our non-employee directors may, through their relationships with their employers, also be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

The foregoing descriptions are only general summaries.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Since November 20, 2016, we have sold the following securities that were not registered under the Securities Act:

(a)	On December 1, 2016, we issued a warrant to Caribbean Consulting Partners, LLC to purchase up to an aggregate of 25,000 shares of common stock at an exercise price of $4.00 per share. The warrant expired on December 1, 2017.

(b)	On August 23, 2017, we issued 15,000 shares of our common stock to Aperture Healthcare Ventures Ltd. in connection with the ELOC Purchase Agreement, which was terminated on March 12, 2018. No additional shares were issued pursuant to the ELOC Purchase Agreement prior to such termination.

(c)	On February 27, 2018, in connection with the Restructuring Transactions (as described herein), we issued an aggregate of 91,815,517 shares of our common stock to the Term Loan Lenders in exchange for the satisfaction and extinguishment of the entire $18.4 million balance of the Term Loans and new cash consideration of $3.0 million.

(d)	On March 12, 2018, we sold 2,445,557 shares of our common stock for total proceeds of $1.1 million to certain investors in a private placement.

(e)	On April 6, 2018, we issued 33,333 shares of restricted common stock to Wotczak Group, LLC, an investor relations consultant, in return for services.

(f)	On June 4, 2018, the Company sold 400,000 shares of its common stock for total proceeds of $0.2 million to an investor in a private placement.

(g)	On June 19, 2018, we received an aggregate of $400,000 in proceeds from certain Company insiders in connection with the issuance of the Advance Notes.

(h)	On July 6, 2018, we issued 30,000 shares of common stock to Lincoln Park Capital Fund, LLC in return for services.

(i)	On September 19, 2018, we completed a bridge financing through which we received aggregate proceeds of $2.5 million in exchange for the 2018 Notes. The 2018 Notes bear interest at a rate of 7% per annum and, unless earlier converted into equity securities in our company, will mature on the second anniversary of the issue date. In general, the outstanding principal and accrued but unpaid interest on the 2018 Notes will be convertible, at the option of the holders, into shares of our common stock at a conversion price of $0.45 per share in the event that we receive aggregate gross proceeds of less than $10,000,000 under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus.

(j)	On April 23, 2019, we completed a bridge financing through which we received aggregate proceeds of $1.3 million in exchange for the April 2019 Notes. The April 2019 Notes bear interest at a rate of 7.5% per annum and, unless earlier converted into equity securities in our company, will mature on the second anniversary of the issue date. In general, the outstanding principal and accrued but unpaid interest on the April 2019 Notes will be convertible, at the option of the holders, into shares of our common stock at a conversion price of $1.25 per share in the event that we receive aggregate gross proceeds of less than $10,000,000 under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus.

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(k)	On May 31, 2019, we issued 472,123 shares of common stock to certain Company insiders upon the conversion of the Advance Notes. No gain or loss was recognized on the conversion.

(l)	On June 28, 2019, we made three short-term, secured bridge notes evidencing an aggregate of $1.7 million of loans made to us by three parties: Cheval, an affiliate of BHC, our controlling stockholder; Nomis Bay, our second largest stockholder; and Cameron Durrant, M.D., MBA, our Chief Executive Officer and Chairman of the Board of Directors.

(m)	On September 18, 2019, we issued 3,529 shares of common stock to Ness Capital and Consulting, LLC and Catalyx Group (the “Consultant”) in exchange for capital markets consulting services delivered by the Consultant to us pursuant to a consulting services agreement entered into on September 13, 2019.

(n)	On October 11, 2019, we issued 4,285 shares of common stock to Ness Capital and Consulting, LLC in exchange for capital markets consulting services delivered by the Consultant to us pursuant to a consulting services agreement entered into on September 13, 2019.

(o)	On November 11, 2019, we issued 7,258 shares of common stock to Ness Capital and Consulting, LLC in exchange for capital markets consulting services delivered by the Consultant to us pursuant to a consulting services agreement entered into on September 13, 2019.

(p)	On November 12, 2019, we made two short-term, secured bridge notes evidencing an aggregate of $350,000 of loans made to the Company by two parties: Cheval, an affiliate of BCH, our controlling stockholder; and Cameron Durrant, M.D., MBA, our Chief Executive Officer and Chairman of the Board of Directors.

The sales and issuances described in paragraphs (a) – (o) were made in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and/or Regulation D under the Securities Act as sales to accredited investors. The purchasers in these transactions represented to us that they were accredited investors and were acquiring the shares for investment purposes and not with a view to, or for sale in connection with, any distribution thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

EXHIBIT INDEX

		Incorporated by Reference			Filed Herewith
Exhibit No.	Exhibit Description	Form+	Date	Number
2.1	Findings of Fact, Conclusions of Law, and Order Confirming Second Amended Chapter 11 Plan of Reorganization of the Registrant.	8-K	June 22, 2016	2.1
3.1	Amended and Restated Certificate of Incorporation of the Registrant.	8-K	July 6, 2016	3.1
3.1.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant.	8-K	August 7, 2017	3.1
3.1.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, as amended.	8-K	February 28, 2018	3.1
3.2	Second Amended and Restated Bylaws of the Registrant.	8-K	August 7, 2017	3.2
4.1	Specimen of Stock Certificate evidencing shares of Common Stock.	S-1 (File No. 333-184299)	January 15, 2013	4.1

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4.2	Warrant to Purchase Stock, by and between the Registrant and MidCap Financial SBIC, LP, dated as of June 19, 2013.	8-K	June 24, 2013	10.2
4.3	Common Stock Purchase Warrant, by and between the Registrant and Armistice Capital Fund, dated as December 4, 2015.	8-K	December 9, 2015	4.2
4.4†	Common Stock Purchase Warrant, dated June 30, 2016, by and between the Registrant and Savant Neglected Diseases, LLC.	10-Q	September 23, 2016	4.1
4.5	Registration Rights Agreement, dated as of February 27, 2018, by and among the Registrant and Black Horse Capital Master Fund, Black Horse Capital, Cheval Holdings, Ltd., and Nomis Bay LTD.	10-Q	May 8, 2018	4.6
5.1	Opinion of Polsinelli PC.				X
10.1**	2012 Equity Incentive Plan, as amended and restated.	10-Q	August 10, 2015	10.2
10.1.1**	Amendment to the 2012 Equity Incentive Plan, dated as of September 13, 2016.	S-8 (File No. 333-214110)	October 14, 2016	10.2
10.1.2**	Amendment to the 2012 Equity Incentive Plan, effective March 9, 2018.	10-Q	May 8, 2018	10.2
10.2**	Form of Notice of Grant and Stock Option Agreement under the 2012 Equity Incentive Plan.	10-12G (File No. 000-54735)	June 12, 2012	10.8
10.3**	Form of Notice of Grant and Stock Option Agreement under the 2012 Equity Incentive Plan (Outside Directors).	10-K	March 13, 2014	10.37
10.4**	Form of Notice of Stock Unit Award under the 2012 Equity Incentive Plan.	8-K	April 24, 2015	10.1
10.5**	Form of Director and Officer Indemnification Agreement.	10-12G (File No. 000-54735)	June 12, 2012	10.11
10.6	Development and License Agreement, dated May 11, 2004, by and between the Registrant and the Ludwig Institute for Cancer Research.	10-12G/A (File No. 000-54735)	August 7, 2012	10.13
10.7	License Agreement, dated April 7, 2006, by and between the Registrant and the Ludwig Institute for Cancer Research.	10-12G/A (File No. 000-54735)	August 7, 2012	10.14
10.8	Amendment to License Agreement, dated October 9, 2008, by and between the Registrant and the Ludwig Institute for Cancer Research.	10-Q	May 8, 2014	10.8
10.9	Amendment to License Agreement, dated June 8, 2011, by and between the Registrant and the Ludwig Institute for Cancer Research.	10-Q	May 8, 2014	10.9
10.10†	Non-Exclusive License Agreement, dated October 15, 2010, by and between the Registrant, BioWa, Inc. and Lonza Sales AG.	10-12G/A (File No. 000-54735)	September 12, 2012	10.16
10.11†	License Agreement, dated March 16, 2007, by and between the Registrant and Novartis International Pharmaceutical Ltd.	10-12G/A (File No. 000-54735)	August 7, 2012	10.17
10.12**	Employment Agreement, dated as of September 13, 2016, by and between the Registrant and Cameron Durrant, MD.	10-Q	November 10, 2016	10.2
10.13	Form of Advance Note.	10-Q	August 9, 2018	10.1
10.14	Form of Convertible Promissory Note.	10-Q	November 6, 2018	10.1
10.15	Amended Employment Agreement dated August 22, 2018, between the Company and Jon. G. Jester.	10-Q	November 6, 2018	10.2

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10.16	Form of 2019 Convertible Note.	10-Q	August 13, 2019	10.1
10.17	Clinical Collaboration Agreement, dated May 30, 2019 between the Registrant and Kite Pharma, Inc.	10-Q	August 13, 2019	10.2
10.18	Form of 2019 Bridge Note	10-Q	August 13, 2019	10.3
10.19	Purchase Agreement, dated as of November 8, 2019 by and between Humanigen, Inc. and Lincoln Park Capital Fund, LLC.	8-K	November 12, 2019	10.1
10.20	Registration Rights Agreement, dated as of November 8, 2019, by and between Humanigen, Inc. and Lincoln Park Capital Fund, LLC.	8-K	November 12, 2019	10.2
21.1	List of Subsidiaries.				X
23.1	Consent of Horne LLP.				X
23.2	Consent of Polsinelli PC (included in Exhibit 5.1)				X
24.1	Power of Attorney.				Included on Signature Page

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

**Indicates management contract or compensatory plan.

†Confidential treatment has been granted with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

+Unless otherwise indicated, File No. is 001-035798.

ITEM 17. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Burlingame, State of California on November 20, 2019.

Humanigen, Inc.

/s/ Cameron Durrant, M.D., MBA
By: Cameron Durrant, M.D., MBA
Chairman of the Board and Chief Executive Officer;
Interim Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Humanigen, Inc., a Delaware corporation, do hereby constitute and appoint Cameron Durrant, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as trustees and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said company to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Cameron Durrant
Cameron Durrant, M.D., MBA	Chairman of the Board and Chief Executive Officer; Interim Chief Financial Officer (Principal Executive, Financial and Accounting Officer)	November 20, 2019

/s/ Ronald Barliant
Ronald Barliant, JD	Director	November 20, 2019

/s/ Rainer Boehm
Rainer Boehm, M.D.	Director	November 20, 2019

/s/ Timothy Morris
Timothy Morris, CPA	Director	November 20, 2019

/s/ Robert Savage
Robert G. Savage, MBA	Director	November 20, 2019